Form 10-K, Exhibit 13
period 1993-12-31
SALOMON INC
filed 1994-03-31
CIK 200245

                                                                      EXHIBIT 13

                                  SALOMON INC
                       --------------------------------
                             FINANCIAL HIGHLIGHTS

DOLLARS IN MILLIONS, EXCEPT PER
 SHARE AMOUNTS                               1993      1992      1991     1990
                                          -------   -------   -------   ------
Income (loss) before taxes and
 cumulative effect of change
 in accounting principles by
 segment:
   Salomon Brothers' business unit
    contributions:
   Client-Driven Businesses               $ 1,159   $   276   $   227   $  (60)
   Proprietary Trading Businesses             416     1,416     1,103      485
   Other                                        -      (302)     (294)      (9)
                                          -------   -------   -------   ------
   Total Salomon Brothers                   1,575     1,390     1,036      416
   Phibro Division                            (15)     (194)       47      361
   Phibro USA                                 (46)      (47)      (80)     146
   Philipp Brothers                             -         -         -     (323)
   Corporate and Other                        (49)      (93)      (84)     (94)
                                          -------   -------   -------   ------
Income before taxes and cumulative
 effect of change in accounting
 principles                               $ 1,465   $ 1,056   $   919   $  506
                                          =======   =======   =======   ======
Net income                                $   827   $   550   $   507   $  303
                                          =======   =======   =======   ======
Fully diluted return on average
 common stockholders' equity*                19.1%     12.8%     12.9%     8.3%
                                          =======   =======   =======   ======
Per common share:
   Primary earnings                       $  7.01   $  4.18   $  3.90   $ 2.08
   Fully diluted earnings*                   6.28      4.05      3.79     2.05
   Cash dividends                            0.64      0.64      0.64     0.64
   Book value at year-end                   38.57     32.33     28.56    25.87
                                          =======   =======   =======   ======
Capital and liquidity:
   Equity capital                         $ 5,331   $ 4,363   $ 4,045   $3,544
   Long-term capital                       16,919    11,767    10,002    8,660
   Total capital basis double
    leverage ratio                           0.95      1.15      1.21     1.33
   Working capital coverage ratio             132%       95%       91%      70%
                                          =======   =======   =======   ======

Salomon Brothers' "Other" results include pretax charges of $185 million in 1992 and $200 million in 1991 in connection with the U.S. Treasury auction and related matters. Philipp Brothers' 1990 results include a pretax charge of $155 million in connection with the downsizing of the segment. Net income and earnings per share data for 1993 include a $37 million aftertax cumulative charge to reflect a change in accounting principles for certain postretirement benefits; fully diluted return on average common stockholders' equity is presented before the effect of the charge.

* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher returns on equity or earnings per share than determined under the primary method.

Graph #1 (See Appendix A)
Graph #2 (See Appendix A)

                               TABLE OF CONTENTS
                       --------------------------------

                              13 OVERVIEW OF 1993
                            20 SEGMENT INFORMATION
                      31 CAPITAL AND LIQUIDITY MANAGEMENT
                              39 RISK MANAGEMENT
                  48 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                     49 CONSOLIDATED FINANCIAL STATEMENTS
               85 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                             85 COMMON STOCK DATA
            86 FIVE YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                                  Appendix A

                                  SALOMON INC
                       --------------------------------
                               OVERVIEW OF 1993

       Salomon Inc (referred to herein, together with its subsidiaries, as "the Company") conducts global investment banking, global securities and commodities trading, and U.S. oil refining activities.
       Investment banking activities are conducted by Salomon Brothers
        Holding Company Inc and its subsidiaries ("Salomon Brothers"), including Salomon Brothers Inc ("SBI"). Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf.
    Commodities trading activities are conducted by the Phibro Division of
           Salomon Inc and related affiliates ("Phibro Division").
 Oil refining activities and other asset-related operations are conducted by
        Phibro Energy USA, Inc. ("Phibro USA") which owns and operates three refineries in the U.S. Gulf Coast region.

The following section provides an overview of 1993, a year marked by significant progress in a number of areas. The Company's record results were primarily attributable to the significant strengthening of Salomon Brothers' Client-Driven Businesses. Notwithstanding quarterly volatility, Salomon Brothers' Proprietary Trading Businesses continued to demonstrate longer term profitability, although 1993 results were well below the extraordinary results of 1992 and 1991. Losses incurred by the Phibro Division and Phibro USA were indicative of difficult energy and commodities markets in 1993. The Company, however, has taken steps to achieve profitable returns from these businesses. The Phibro Division completed a restructuring, undertaken in late 1992, which leaves it better positioned to take advantage of market opportunities when they arise. A significant refinery upgrade project announced in 1993 by Phibro USA will take a few years to complete. The benefits of this project are clearly longer term in nature.

                             14 THE YEAR IN REVIEW
                             15 SALOMON INC TODAY
                      17 CONSOLIDATED SALOMON INC RESULTS

                                  SALOMON INC
                       --------------------------------
                              THE YEAR IN REVIEW

. The Company earned a record $827 million or $6.28 per share on a fully diluted basis in 1993. Excluding a cumulative charge for a change in accounting principles, fully diluted return on average common equity in 1993 was 19%. Book value per common share increased nearly 20% to $38.57 as of December 31, 1993.

. Salomon Brothers had an exceptional year with pretax earnings of $1.6 billion, reflecting significant strengthening of Client-Driven Businesses. Fully diluted return on average common equity employed by Salomon Brothers was 23% in 1993.

. Salomon Swapco Inc ("Swapco"), Salomon Brothers' derivatives subsidiary established in 1993 to offer counterparties triple-A assurance on contractual obligations, had a successful first year, with over 200 transactions executed and $22 billion in notional contracts outstanding at December 31, 1993.

. The Phibro Division, which had pretax losses of $15 million in 1993, completed the restructuring that was undertaken in late 1992.

. Phibro USA had pretax losses of $46 million in 1993, including a $30 million charge to write down its core refining and marketing inventories to market value at year-end.

. Phibro USA announced a $200 million refinery upgrade project. The project is planned to be completed by early 1996 and will substantially reduce Phibro USA's exposure to the residual fuel oil market.

. Long-term working capital, which includes equity capital, unsecured obligations maturing beyond one year, portions of unsecured obligations maturing within one year (weighted by maturity), and long-term deferred taxes, totaled $16.9 billion at year-end. Total assets were $185 billion.

. The Company's Board of Directors authorized a 10-million-share repurchase program and the Company repurchased approximately 362,000 common shares at an aggregate cost of $15.5 million in 1993. At year-end, there were 9.6 million shares available for repurchase under this program.

                                  SALOMON INC
                       --------------------------------
                               SALOMON INC TODAY

OVERVIEW

With the U.S. Treasury auction matter now largely behind it, the Company is different in some important ways. Changes in the Company's and Salomon Brothers' senior management were a direct result of the U.S. Treasury auction matter. Changes in business focus have been, and continue to be, made in an effort to enhance the Company's competitive position and maximize returns to shareholders. Other initiatives begun earlier, such as expense reduction efforts and enhancements to operational support areas, were accelerated. Some of the more significant changes are summarized below and are discussed in greater detail elsewhere in this report.

BUSINESS FOCUS

Initiatives to grow and diversify earnings for Salomon Brothers have been quite successful. Specifically, Salomon Brothers has undertaken a significant effort to improve returns in its Client-Driven Businesses. The Client-Driven Businesses are a natural complement to Salomon Brothers' Proprietary Trading Businesses, which are quite volatile over short-term periods, but have demonstrated profitability over long-term periods.

At the end of 1992, the Company undertook a restructuring of what had previously been Phibro Energy, Inc. The Phibro Division now focuses solely on commodities trading. Phibro USA, the Company's oil refining and marketing business sold certain non-core businesses and undertook a significant refinery upgrade project that, over the longer term, is expected to significantly improve its refining margins.

EXPENSE MANAGEMENT

Over the last two years, each of the Company's segments has undertaken space reduction and consolidation programs. Most major operating centers have been affected, including Salomon Brothers' New York, London and Tokyo offices, the Phibro Division's Westport headquarters and Phibro USA's Houston headquarters. These efforts resulted in large occupancy-related charges against 1992 and 1993 earnings, but will provide future cost savings.

Salomon Brothers' 1994 compensation year, which began October 1, 1993, is the third year in which compensation for its individual business units is determined under a formula-driven process that directly links compensation with business unit performance. Compensation as a percentage of pretax earnings before compensation has consistently been lower than the percentages that prevailed prior to the Treasury auction matter. A similar compensation program has been implemented by the Phibro Division.

CAPITAL AND LIQUIDITY MANAGEMENT

At year-end 1993, the Company's balance sheet is more liquid than it was two years ago. Further, taking into account the significant expansion of its long-term capital, the Company is actually less leveraged than it was after it significantly reduced the size of its balance sheet in the latter half of 1991.

The Company has intensified its effort to optimize the use of its capital. As discussed later, major factors that influence capital usage are monitored on an ongoing basis. A major advance in this area took place with Salomon Brothers' introduction of internal charges to its business units for risk capital and regulatory capital. These charges were implemented in conjunction with the beginning of Salomon Brothers' 1994 compensation year.

                               SALOMON INC TODAY

SUMMARY

The objective of the changes in business focus, efforts in expense management, and progress with respect to capital allocation, as discussed above, is to maximize returns to shareholders, of which employees represent a significant and growing component. Through various plans designed to increase employees' equity ownership, employees now own approximately 13.5% of the Company's outstanding common and common equivalent shares. Despite the progress of the last two years, significant challenges remain. In 1993, the Company's energy and commodities businesses continued to be affected by cyclical downturns in their markets. The positive operating environment in 1993 for Salomon Brothers will not continue indefinitely. Further, Salomon Brothers faces increasing challenges from well-capitalized competitors around the world.

                                  SALOMON INC
                       --------------------------------
                       CONSOLIDATED SALOMON INC RESULTS

DOLLARS IN MILLIONS, EXCEPT PER
 SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                  1993     1992     1991     1990
                                       ------   ------   ------   ------
Income (loss) before taxes and
 cumulative effect of change in
 accounting principles by segment:
   Salomon Brothers                    $1,575   $1,390   $1,036   $  416
   Phibro Division                        (15)    (194)      47      361
   Phibro USA                             (46)     (47)     (80)     146
   Philipp Brothers                         -        -        -     (323)
   Corporate and Other                    (49)     (93)     (84)     (94)
                                       ------   ------   ------   ------
Income before taxes and cumulative
 effect of change in accounting
 principles                             1,465    1,056      919      506
Income taxes                              601      506      412      203
                                       ------   ------   ------   ------
Income before cumulative effect of
 change in accounting principles          864      550      507      303
Cumulative effect of change in
 accounting principles, net of
 related income taxes                     (37)       -        -        -
                                       ------   ------   ------   ------
Net income                             $  827   $  550   $  507   $  303
                                       ======   ======   ======   ======
Per common share:*
   Primary earnings                    $ 7.01   $ 4.18   $ 3.90   $ 2.08
   Fully diluted earnings**              6.28     4.05     3.79     2.05
   Cash dividends                        0.64     0.64     0.64     0.64
   Book value at year-end               38.57    32.33    28.56    25.87
                                       ======   ======   ======   ======
Return on average common
 stockholders' equity:*
   Primary method                        21.7%    13.6%    13.8%     8.3%
   Fully diluted method**                19.1     12.8     12.9      8.3
                                       ======   ======   ======   ======

 * Earnings per share data includes the cumulative effect of a change in accounting for certain postretirement benefits; return on average common stockholders' equity is calculated on earnings before the cumulative effect of the change in accounting principles.

** Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher returns on equity or earnings per share than determined under the primary method.

The Company earned a record $827 million in 1993, up over 50% from 1992 and over 60% from 1991. The 1993 results included a pretax charge of $65 million ($37 million after taxes) representing a one-time cumulative adjustment for a change in accounting for postretirement health and life insurance benefits. For further discussion of this adjustment see Note 10 to the Consolidated Financial Statements. In 1993, the Company also adopted new standards for accounting for income taxes and certain other employee benefits, the impact of which was negligible. Salomon Brothers' 1992 and 1991 results included pretax charges of $185 million and $200 million, respectively, associated with the U.S. Treasury auction and related matters.

Results presented in this report for the Company's industry segments reflect the allocation of certain expenses, the most significant of which is net interest expense, incurred by Salomon Inc.

As depicted in the following chart, the Company's results are highly volatile when measured on a quarterly basis; when measured over more meaningful time periods such as four or more quarters, results are less volatile and have been consistently profitable. The primary source of volatility is Salomon Brothers' Proprietary Trading Businesses. See "Salomon Brothers-Results of Operations" for a discussion of earnings volatility.

                       CONSOLIDATED SALOMON INC RESULTS

Graph #3 (See Appendix A)

CORPORATE AND OTHER

Corporate and Other includes certain Salomon Inc corporate expenses that cannot be attributed to any of the Company's operating segments. Corporate and Other also includes results of Phibro Energy Production, Inc. ("PEPI"), environmental expenses related to the former Philipp Brothers commodities segment and, beginning in the third quarter of 1993, results of The Mortgage Corporation Group Limited and its subsidiaries which issue sterling-denominated mortgage-backed securities and originate and service residential mortgages in the United Kingdom.

PEPI's principal asset is its 45% direct and indirect investment in the White Nights Joint Enterprise ("White Nights"), a Russian-American oil production venture located in Western Siberia. White Nights is entitled to incremental production resulting from the development of three oil fields, two of which are currently in operation. This work involves the application of western technology including horizontal drilling, hydraulic fracturing, hydraulic jet pumping and improved reservoir management. The venture exported 3.2 million barrels of oil in 1993, compared with 1.9 million barrels in 1992, an increase of 68%. Proceeds after gross revenue taxes, transportation and marketing expenses were approximately equal to production costs. Since PEPI's initial debt and equity investment of nearly $120 million in White Nights and related projects from late 1990 through the first half of 1992, the project has been maintained on a self-funding basis, although no interest or principal payments have been made to PEPI for its loan to the venture. The main impediment to economic success has been the Russian government's imposition, after the inception of the project, of export and other gross revenue taxes not related to profitability. The particular problems thus created for White Nights and other similar foreign joint ventures have apparently been recognized by the Russian government, which has issued enabling decrees allowing for exemption from the export tax, but these exemptions have not so far been implemented. Accordingly, White Nights has been required to pay an export tax at a rate of approximately $5 per barrel on all oil exported, aggregating to $20 million since the tax was imposed at the beginning of 1992. The future of White Nights continues to be subject to great uncertainty, mainly as a result of current Russian tax policies, and in particular, when and to what extent these policies will be changed.

The 1993 results for Corporate and Other include a $20 million charge to write down the carrying amount of PEPI's investment (including a loan) in White Nights and related projects. At December 31, 1993, the investment was carried at $64 million. Future write-downs may be required. In 1992, PEPI changed its method of accounting for White Nights from the cost basis to the equity method. This resulted in a pretax charge of $20 million in 1992, largely reflecting losses the venture incurred during its developmental phase.

                       CONSOLIDATED SALOMON INC RESULTS

Based on settlements reached in 1993, management reduced the Company's reserve for environmental matters, which is mostly attributable to discontinued Philipp Brothers activities. As a result, net environmental reserve reductions in 1993, excluding remediation expenditures charged against the reserve, were approximately $15 million. The positive impact on earnings was offset by additions to other reserves. Environmental expenses, primarily reserve additions, totaled $38 million in 1992 and $35 million in 1991, respectively. A further discussion of environmental matters is included in "Risk Management-Environmental Risk" and Note 14 to the Consolidated Financial Statements.

                                  SALOMON INC
                       --------------------------------
                              SEGMENT INFORMATION


                           Graph #4 (See Appendix A)
                           Graph #5 (See Appendix A)
                           Graph #6 (See Appendix A)

                               SALOMON BROTHERS
                          21 DESCRIPTION OF BUSINESS
                           23 RESULTS OF OPERATIONS


                                PHIBRO DIVISION
                          27 DESCRIPTION OF BUSINESS
                           27 RESULTS OF OPERATIONS


                                  PHIBRO USA
                          28 DESCRIPTION OF BUSINESS
                           30 RESULTS OF OPERATIONS

                               SALOMON BROTHERS
                       --------------------------------

DESCRIPTION OF BUSINESS

Salomon Brothers is an international investment banking firm which provides a broad range of services to its clients and engages in proprietary trading. Its businesses are organized into two groups: Client-Driven Businesses and Proprietary Trading Businesses. Services provided by Client-Driven Businesses include: strategic advice and a broad range of capital-raising, market-making and brokerage services for governments, financial institutions and corporations; fixed income and equity sales and trading; foreign exchange trading; emerging markets activities; fixed income and equity market research; funds management; and financial services for high net-worth individuals. Proprietary Trading Businesses execute trading and arbitrage strategies using debt, equity and derivative instruments. Salomon Brothers and its affiliates conduct business globally, with offices in Argentina, Australia, Brazil, Canada, Chile, France, Germany, Hong Kong, Italy, Japan, Singapore, South Korea, Spain, Switzerland, Taiwan, Thailand, the United Kingdom and the United States. Principal operating subsidiaries of Salomon Brothers Holding Company Inc ("SBHC") are Salomon Brothers Inc ("SBI") in New York, Salomon Brothers Asia Limited ("SBAL") in Tokyo, Salomon Brothers International Limited ("SBIL") in London, Salomon Brothers AG ("SBAG") in Frankfurt with a branch in Tokyo, Salomon (International) Finance AG ("SIFAG") in Zug, Switzerland, and Salomon Swapco Inc ("Swapco") in New York.

Salomon Brothers is a major dealer in government securities in New York, London, Frankfurt and Tokyo and is a member of major international securities, financial futures and options exchanges, as well as other organized markets. It is also a major participant in over-the-counter markets. Financial products that Salomon Brothers offers to its global client base include debt and equity instruments, contractual commitments, such as forward securities and currency agreements, interest rate swaps, cap and floor agreements, options, warrants and other derivative products. Extensive distribution capabilities and a large capital base enable Salomon Brothers both to execute a large volume of trades requiring significant commitments of capital on behalf of customers and for its own account, and to provide liquidity to investors across a broad range of markets and financial instruments. Salomon Brothers' ability to execute arbitrage and other trading strategies is enhanced by its established presence in international capital markets, its use of information technology and quantitative risk management tools, its research capabilities, and its knowledge and experience in various markets for financial derivative instruments.

Salomon Brothers' investment banking services encompass a full range of capital markets activities, including underwriting and distributing debt, equity and derivative securities, and executing secondary market transactions. Salomon Brothers provides financial advisory services covering a broad range of transactions, including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

Salomon Brothers provides money management services to institutional and private clients through Salomon Brothers Asset Management Inc ("SBAM"). SBAM provides portfolio management services to pension funds, mutual funds, endowments, foundations, banks, insurance companies, corporations, governmental agencies and selected private investors. As of December 31, 1993, assets managed or under advisement by SBAM were $13 billion.

                               SALOMON BROTHERS

Salomon Brothers' Private Investment Department provides high net-worth individuals with the same types of services that Salomon Brothers offers its institutional clients. Private Investment Department offices are located in New York, Chicago, Los Angeles, Dallas and Hong Kong.

A significant consideration of participants in the long-term derivatives market is counterparty credit quality. In 1993, SBHC established Swapco, a separately incorporated wholly-owned subsidiary with credit ratings of Aaa from Moody's, AAAt from Standard & Poor's and AAA from Fitch. Swapco employs a structure, specially designed by Salomon Brothers, whereby market risk is eliminated through the use of back-to-back collateralized transactions with SBHC. Swapco's capital and collateral rules enable it to withstand severe counterparty defaults and extreme market price fluctuations while maintaining its own ability to make payments, thereby warranting a triple-A rating. Swapco can directly transact or guarantee a complete range of derivative products, including interest rate swaps and options, currency swaps, currency forwards and options, and equity derivatives.

During 1993, Swapco executed over 200 transactions with 56 counterparties and entered into master agreements with more than 70 counterparties located in North America, Europe, Asia and Australia. Notional contracts outstanding with third parties totaled $22.4 billion at December 31, 1993. Swapco's counterparties represent a broad range of industries and include multinational corporations, banks, insurance and finance companies, other derivatives dealers, governments and government agencies.

In 1991, the Company relocated its headquarters to Seven World Trade Center in lower Manhattan, New York. In 1993, Salomon Brothers consolidated its remaining New York-based personnel from five locations into Seven World Trade Center and another site. Also in 1993, a subsidiary of Salomon Brothers purchased a previously leased property in London. Salomon Brothers' 132,000-square-foot operational support facility in Tampa, Florida was completed and became fully operational in 1992. The Tampa facility provides clearing and operational support services primarily for Salomon Brothers' New York-based sales, trading and investment banking activities.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. As a registered broker-dealer, SBI is subject to regulation by the United States Securities and Exchange Commission and various state and self-regulatory authorities. SBI and certain other subsidiaries are subject to regulation by the Commodity Futures Trading Commission. Futures and option activities are also subject to regulation by exchanges and self-regulatory organizations. As a registered investment advisor, SBAM is subject to federal and state securities regulations. Certain non-U.S. subsidiaries are subject to regulation in the jurisdictions in which they conduct their businesses. The Company's principal non-U.S. regulated subsidiaries are SBIL, which is subject to regulation in the United Kingdom by The Securities and Futures Authority and the Bank of England; SBAL, which is subject to regulation in Japan by the Ministry of Finance; and SBAG, which is subject to regulation in Germany by the Banking Supervisory Authority.

Salomon Brothers faces intense competition in all aspects of the securities and related businesses in which it engages. Many securities firms, both U.S. and non-U.S. based, have significantly increased their capital through mergers, acquisitions, public offerings and private placements of their securities. Further, some competing firms

                               SALOMON BROTHERS

have substantial asset management operations which provide a more stable source of revenues. Increasing competition has come from other sources, including commercial banks, insurance companies and other corporations which have entered securities and related businesses, as well as large private investment funds actively engaged in proprietary trading.

Salomon Brothers' ongoing success depends on its access to funding and capital, its creditworthiness in transactions as agent and counterparty, its ability to respond to customer needs and anticipate and benefit from changes in the markets, and its efficiency in executing a substantial volume of transactions and in providing other financial services.

RESULTS OF OPERATIONS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                 1993    1992    1991    1990
                                      ------  ------  ------  ------
Revenues:
Client-Driven Businesses:
   Global investment banking          $  791  $  450  $  496  $  416
   U.S. secondary markets              1,091     853     849     497
   International secondary markets     1,057     443     381     256
   Foreign exchange                      204     189      14     107
   Private Investment Department and
    asset management                      96      48      46      26
                                      ------  ------  ------  ------
Total revenues from Client-Driven
 Businesses                            3,239   1,983   1,786   1,302
 Proprietary Trading Businesses          896   1,945   1,489     882
 Other                                     -      23      44     135
                                      ------  ------  ------  ------
Total revenues, net of interest
 expense                              $4,135  $3,951  $3,319  $2,319
                                      ======  ======  ======  ======
Income before taxes and cumulative
 effect of change in accounting
 principles:
   Client-Driven Businesses           $1,159  $  276  $  227  $  (60)
   Proprietary Trading Businesses        416   1,416   1,103     485
   Other*                                  -    (302)   (294)     (9)
                                      ------  ------  ------  ------
Total income before taxes and
 cumulative effect of change in
 accounting principles                $1,575  $1,390  $1,036  $  416
                                      ======  ======  ======  ======

* Includes charges relating to the U.S. Treasury auction matter of $185 million in 1992 and $200 million in 1991.

Short-term earnings volatility, particularly in Proprietary Trading, is inherent in Salomon Brothers' businesses. The accompanying chart illustrates the quarterly volatility of Salomon Brothers' revenues. Management believes that operating performance is better understood by evaluating results over more meaningful longer periods. Because Proprietary Trading strategies are often designed with time horizons of a year or more but are marked to market continually, profits or losses reported in interim periods may not reflect the ultimate success or failure of these strategies. Given the nature of Salomon Brothers' Proprietary Trading Businesses, large quarter-to-quarter swings in Salomon Brothers' results are not unusual and, in fact, are to be expected.

                               SALOMON BROTHERS

Graph #7 (See Appendix A)

Proprietary Trading Businesses involve many different strategies, including a broad spectrum of financial instruments and derivative products, and are executed in various markets around the world. The ability to generate substantial profits is dependent on arbitrage and trading opportunities, which generally are more prevalent in periods of high market volatility. Proprietary Trading positions are marked to market, taking into consideration not only market prices but also market liquidity and counterparty credit quality. Inclusion in earnings of unrealized gains and losses from marking open positions to market, together with realized gains and losses from positions that have been closed, means that the period-to-period volatility inherent in the Company's businesses is clearly reflected in its reported earnings. Mark-to-market pricing of open positions results in assets and liabilities reported in the Consolidated Statement of Financial Condition that reflect market reality at the balance sheet date.

Revenues from Client-Driven Businesses are also volatile, but to a lesser degree than Proprietary Trading Businesses. Client-Driven Businesses include market-making or other customer-related trading, advisory services, asset management and capital raising. Changes in revenues arise primarily from changes in inventories as valued on a mark-to-market basis, changes in the number, character, and size of transactions and changes in bid/ask spreads.

Salomon Brothers earned $1.6 billion before taxes in 1993, surpassing 1992 results by 13% and 1991 results by over 50%. The increase in 1993 was attributable to exceptionally strong results from Client-Driven Businesses. Proprietary Trading Businesses were also profitable in 1993, but significantly below the exceptional profits of 1992 and 1991.

Client-Driven Businesses generated record pretax earnings of $1.2 billion in 1993, compared with $276 million in 1992 and $227 million in 1991. The 1993 results reflect favorable market conditions and the recapture of underwriting market share lost as a result of the U.S. Treasury auction matters. Results improved in nearly all products across all major geographic regions. Pretax earnings from Proprietary Trading Businesses were $416 million in 1993, compared with $1.4 billion in 1992 and $1.1 billion in 1991. Results from "Other" Salomon Brothers' activities consist primarily of non-recurring expenses, including the charges related to the U.S. Treasury auction matter.

                               SALOMON BROTHERS

NONINTEREST EXPENSES


DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                    1993      1992      1991      1990
                                         ------    ------    ------    ------
Compensation and employee-related
 expenses                                $1,810    $1,577    $1,272    $1,150
                                         ======    ======    ======    ======
Compensation ratio                           53%       53%       55%       73%
                                         ======    ======    ======    ======
Recurring non-compensation
 expenses:
   Technology                            $  252    $  275    $  303    $  303
   Occupancy                                175       196       158       123
   Professional services and
    business development                    116       108       128       132
   Other                                    162       138       114       127
                                         ------    ------    ------    ------
Total recurring non-compensation
 expenses                                   705       717       703       685
Non-recurring non-compensation
 expenses                                    45       267       308        68
                                         ------    ------    ------    ------
Total non-compensation expenses          $  750    $  984    $1,011    $  753
                                         ======    ======    ======    ======
Non-compensation expense ratio:
   Total non-compensation expenses           18%       25%       30%       32%
   Recurring non-compensation
    expenses                                 17        18        21        30
                                         ======    ======    ======    ======

Compensation and employee-related expenses, the largest component of noninterest expenses, grew $233 million in 1993 and $305 million in 1992, reflecting stronger operating results. Salomon Brothers' compensation for its business units is formula-driven, with aggregate compensation for each business unit based upon the results for that unit for the compensation year ending September
30. The most recent compensation year, ended September 30, 1993, was the second year that the formula-driven process was in place. Under this approach, Salomon Brothers' total compensation expense is impacted not only by the level of earnings, but by the mix of earnings among the business units.

Graph #8 (See Appendix A)

Salomon Brothers' recurring non-compensation expenses have been essentially even over the last four years but have declined as a percentage of revenues, net of interest. Technology expenses have declined by more than 15% over the last two years. Occupancy expense decreased by 11% in 1993. These decreases reflect cost savings from expense reduction initiatives taken over the past several years including the consolidation of office space in New York, London and Tokyo as well as the 1992 relocation of Salomon Brothers' operational support facilities from New York to Tampa. These decreases were partly offset in 1993 by higher expenses for legal matters.

                               SALOMON BROTHERS

Graph #9 (See Appendix A)

Non-recurring expenses in 1993 consist of occupancy charges incurred in connection with the reduction of leased office space in New York and Tokyo. Non-recurring charges in 1992 included $185 million related to the U.S. Treasury auction matter and $82 million related to the consolidation of office space in New York and London. In 1991, non-recurring expenses included $200 million related to the U.S. Treasury auction matter, $45 million for other legal matters and $63 million related to the relocation of the Company's New York headquarters to Seven World Trade Center.

                               PHIBRO DIVISION
                       --------------------------------


DESCRIPTION OF BUSINESS

The Company's Phibro Division trades commodities through its principal offices in Westport (Connecticut), London and Singapore. A restructuring of the Division, announced in late 1992, included decisions to exit certain businesses, such as crude oil shipping, and to significantly reduce the scope of others, including refined products trading. By the end of 1993, the restructuring was substantially complete. The Division now consists of four principal components: oil, natural gas, metals and non-oil commodities. The non-oil category includes petrochemicals, plastics, coal, coke, fertilizer and soft commodities, such as coffee, cocoa, grains and sugar. The Division makes extensive use of futures markets, is a major participant in the energy derivatives market and actively trades in swaps, options, caps, floors and collars covering various grades of crude oil, natural gas, and other petroleum and energy-related products. Principal competitors of the Phibro Division are major integrated oil companies, other trading companies, investment banks and other financial institutions.

RESULTS OF OPERATIONS

CONDENSED STATEMENT OF INCOME

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                         1993    1992    1991   1990
                                               -----   -----   -----  -----
Revenues, net of interest                       $ 46   $ (28)   $159   $526
                                                ----   -----    ----   ----
Overhead (including minimum production
 compensation)                                    61      88      78     82
Restructuring and relocation                       -      78      34      -
Variable compensation                              -       -       -     83
                                                ----   -----    ----   ----
Total noninterest expenses                        61     166     112    165
                                                ----   -----    ----   ----
Income (loss) before taxes and cumulative
 effect of change in accounting principles      $(15)  $(194)   $ 47   $361
                                                ====   =====    ====   ====

The Phibro Division recorded a pretax loss of $15 million in 1993. Revenues (net of interest) of $23 million for metals trading and $13 million for natural gas were strong, considering that overhead attributable to these activities is a small proportion of the Division's total. In contrast, revenues of $7 million for oil and $12 million for non-oil commodities were weak. Revenues, net of interest, were reduced by nearly $9 million largely as a result of businesses which are no longer part of the Division's ongoing operations, primarily crude oil shipping. The restructuring of the Division resulted in a significant reduction in operating expenses in 1993.

The Division's pretax loss of $194 million in 1992 included pretax charges of $78 million resulting primarily from the restructuring. In addition, 1992 fourth quarter losses of $75 million were recorded in businesses identified for exit. These losses included recognition of the cost expected to be incurred in terminating long-term charters on four crude oil carriers and in writing down to scrap value a Division-owned crude oil carrier. Oil trading revenues were $66 million in 1992, down significantly from 1991. The Division's pretax earnings of $47 million in 1991 were primarily attributable to strong crude oil and derivatives trading revenues of $152 million. These results were partly offset by charges of $34 million in connection with staff reductions and office relocations.

                                  PHIBRO USA
                       --------------------------------

DESCRIPTION OF BUSINESS

Phibro USA, with headquarters in Houston, Texas, owns and operates three oil refineries in the U.S. Gulf Coast area, with a combined design crude oil throughput capacity of approximately 261,000 barrels per day and additional throughputs of purchased feedstock of approximately 39,000 barrels per day. In January 1994, Phibro USA completed the sale of its St. Rose refinery, located in Louisiana. This was the smallest and least sophisticated refinery in Phibro USA's system. The sale will result in a modest gain in the 1994 first quarter. Two of Phibro USA's refineries, representing over 75% of its combined design crude oil throughput capacity, are able to receive direct imports of foreign crude oil discharged at deep water ports. This gives the refineries access to a wide range of competitively priced crude oil and feedstocks. Phibro USA purchases practically all crude oil and feedstocks in the spot market or under contracts in which prices are linked to the spot market. Phibro USA's refineries are directly linked to major refined product pipelines that reach a substantial part of the United States market. Phibro USA's refined product output encompasses many grades of light transportation fuel, marine fuel, jet fuel, heating oil, residual fuel oil, asphalt, and specialty petrochemicals. Phibro USA markets substantially all its refinery production in the spot market or through its wholesale marketing operation under contracts in which prices are linked to the prevailing spot market levels. Phibro USA has no retail marketing outlets.

In 1993, as a continuation of the restructuring of the Company's energy businesses, Phibro USA sold certain investments in non-refining businesses, including its interests in the Moss Bluff natural gas storage venture and the Northland natural gas production venture. The impact of these transactions on 1993 earnings was negligible. Phibro USA also announced plans to invest in a residual fuel oil upgrading project for its Texas City,

Graph #10 (See Appendix A)
Graph #11 (See Appendix A)
Graph #12 (See Appendix A)

                                  PHIBRO USA

Texas refinery. With the completion of this project, Phibro USA's Texas refineries will be positioned in the top tier of U.S. Gulf Coast refineries, with the ability to produce over a 90% yield of high value, low sulfur transportation fuels while processing high sulfur heavy feedstocks. The project includes the purchase and relocation of a 63,000 barrel per day heavy oil Residfiner from The Dow Chemical Company ("Dow"), and the construction of a new Residual Oil Supercritical Extraction unit. Phibro USA has also entered into a long-term agreement with Dow to purchase unrefined hydrogen, which will be delivered from Dow's Freeport, Texas facility. The project, which is estimated to cost $200 million, is planned to be completed by the end of the first quarter of 1996 and will substantially reduce Phibro USA's exposure to the residual fuel oil market, where prices have deteriorated over the past several years. Upon completion of the Residfiner project, Phibro USA's operating profit will more closely track the 2-1-1 crackspread rather than its current profile which tracks the 6-3-2-1 crackspread. The 2-1-1 crackspread assumes input of two parts of West Texas Intermediate ("WTI") crude oil and output of one part gasoline and one part heating oil. The 6-3-2-1 crackspread assumes input of six parts WTI crude oil and output of three parts gasoline, two parts heating oil and one part low sulfur residual fuel oil.

Phibro USA continues to make significant capital investments to enhance its competitive position and meet present and anticipated future environmental and safety requirements. Refinery-related capital expenditures totaled $237 million over the past two years and are projected to be $56 million in 1994, excluding costs associated with the Residfiner project. The majority of these expenditures have been designed to improve operating flexibility and enhance refining margins. For example, Phibro USA has already improved its input flexibility by investing in plant and equipment that will enhance its ability to process sour crude oil. Phibro USA has invested in programs that will desulfurize 50% of its distillate output to meet new on-road specifications as well as produce cleaner burning oxygenated gasoline. Phibro USA has invested in projects in anticipation of future, more stringent, environmental requirements, and believes that its refineries will require relatively lower expenditures to comply with environmental requirements than other refineries. Capital expenditures related to environmental compliance were $24 million in 1993 and are expected to be about $17 million in 1994.

Phibro USA's principal competitors are major integrated oil companies and independent refining and marketing companies. In recent years, the competitive environment in the industry has intensified; refining margins narrowed significantly as the weak U.S. economy dampened demand for refined products and created a surplus of gasoline production capacity in the United States. Domestic demand for refined products should improve as the U.S. economy strengthens. The industry also is responding to more rigorous environmental standards mainly resulting from amendments to the Clean Air Act. Compliance with these regulations is expected to require the industry to make billions of dollars of capital investments over the next few years, and, as a result, domestic refining capacity may decline.

Phibro USA is continuing to develop downstream outlets to market light transportation fuels. For instance, to take advantage of the increasing demand for storing and distributing refined products in the Northeast, Phibro USA entered into a three-year agreement in 1993 to utilize a terminal facility in the New York harbor area that has the capacity to store two million barrels of refined products.

                                  PHIBRO USA

Also, in January 1994, Phibro USA entered into a three-year agreement to store and sell its refined products in 22 terminals located in the Northeast and Southeast. These two outlets combined with Phibro USA's previously existing distribution system will significantly increase Phibro USA's ability to sell refined products to higher valued markets.

In addition to its core refining assets, Phibro USA owns and operates a crude oil gathering business which gathers approximately 90,000 barrels per day in the Southwestern United States, and a land-based drilling business with nine rigs operating in Texas.

RESULTS OF OPERATIONS

CONDENSED STATEMENT OF INCOME


DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                     1993    1992    1991    1990
                                          ------  ------  ------  ------
Sales                                     $8,357  $7,197  $6,736  $6,658
Cost of sales                              8,308   7,173   6,658   6,437
                                          ------  ------  ------  ------
Operating profit                              49      24      78     221
Net interest and other                       (19)    (25)    (32)    (11)
                                          ------  ------  ------  ------
Operating profit, net of interest
 and other                                    30      (1)     46     210
                                          ------  ------  ------  ------
Compensation and employee-related
 expenses                                     29      28      28      49
Other expenses                                17      18      27      15
Write-down of minimum refining and
 marketing inventories                        30       -      71       -
                                          ------  ------  ------  ------
Total noninterest expenses                    76      46     126      64
                                          ------  ------  ------  ------
Income (loss) before taxes and
 cumulative effect of change in
 accounting principles                    $  (46) $  (47) $  (80) $  146
                                          ======  ======  ======  ======

Phibro USA had pretax losses of $46 million in 1993, $47 million in 1992 and $80 million in 1991. The 1993 and 1991 results included charges of $30 million and $71 million, respectively, to write down to market value, the carrying value of minimum refining and marketing inventories. These inventories are neither hedged nor continuously marked to market but are carried at the lower of aggregate cost or market.

Results for the past several years are indicative of the difficult conditions that have prevailed in the U.S. oil refining industry. Phibro USA has been particularly affected by increased purchases of natural gas by traditional industrial and utility fuel users, a development which has severely weakened demand for residual fuel oil.

The deterioration in the spread between crude oil and residual fuel oil adversely affects Phibro USA as residual fuel oil is a significant portion of its refining system output. As previously discussed, Phibro USA's residual fuel oil upgrading project will significantly reduce its exposure to the residual fuel oil market.

Noninterest expenses, excluding the inventory write-downs discussed above, were $46 million in 1993, $46 million in 1992 and $55 million in 1991. Results for 1992 and 1991 included charges of $5 million and $6 million, respectively, in connection with vacant office space and the relocation of Phibro USA's headquarters.

                                  SALOMON INC
                       --------------------------------
                       CAPITAL AND LIQUIDITY MANAGEMENT

  Capital is an expensive resource. To maximize the return to shareholders, it is essential that the Company deploys its capital in an efficient manner.
       The Company has taken several steps this past year to strengthen its capital management, including the implementation of a system of limits and discrete charges levied on its business units.

       Liquidity management is an integral facet of capital management, and it is especially critical for a financial intermediary. Access to funding must be assured under varying market conditions. Confidence of creditors and counterparties in the Company's ability to perform pursuant to its contractual obligations is critical to the Company's survival and its success.

                        32 CAPITAL MANAGEMENT - OVERVIEW
                                32 RISK CAPITAL
                              33 DOUBLE LEVERAGE
                             33 REGULATORY CAPITAL
                           34 BALANCE SHEET LEVERAGE
                              35 WORKING CAPITAL
                        36 CAPITAL AND FUNDING SOURCES
                                   38 OTHER

                       CAPITAL AND LIQUIDITY MANAGEMENT

CAPITAL MANAGEMENT - OVERVIEW

As a major financial intermediary that competes in global markets, the Company has large and diverse capital requirements. Determination of an optimal level of capital and the allocation of that capital is a complex process.

The Company's capital strategy is principally driven by the following factors: risk capital, double leverage, regulatory capital, capital to support balance sheet leverage, and working capital. The strategy considers synergies that may exist between these factors, both firmwide and between business units. A factor which is a firmwide constraint at one point in time may not be one at a later point in time. Finally, capital strategy must allow the Company to respond quickly to market developments.

The Company's capital strategy provides incentives that promote efficient use of capital within Salomon Brothers and the Phibro Division by charging business units for using the Company's capital. These charges, which reflect, but are less than the cost of capital which the Company incurs in the marketplace, are integrated into the process of determining the profitability of each business unit and, therefore, compensation paid to each business unit.

Management believes that this approach facilitates optimal capital deployment and concentrates decision making and bottom line responsibility at the business unit level.

Long-term capital includes common equity, convertible preferred stock, perpetual preferred stock, unsecured obligations maturing beyond one year, portions of unsecured obligations maturing within one year (weighted by maturity), and long-term deferred taxes.

Graph #13 (See Appendix A)


DOLLARS IN BILLIONS
YEAR ENDED DECEMBER 31,                    1993   1992   1991   1990
                                          -----  -----  -----  -----
Long-term capital:
   Common equity capital (including
    convertible preferred stock)          $ 5.0  $ 4.3  $ 3.9  $ 3.5
   Perpetual preferred stock                 .3     .1     .1      -
   Term debt and other                     11.6    7.4    6.0    5.2
                                          -----  -----  -----  -----
Total long-term capital                   $16.9  $11.8  $10.0  $ 8.7
                                          =====  =====  =====  =====

RISK CAPITAL

Risk capital represents equity capital required to support earnings volatility. For example, if the anticipated earnings over time of two distinct businesses are identical but one business has relatively consistent earnings, while the other has volatile earnings, the latter would require more risk capital.

The Company utilizes a model to allocate risk capital to Salomon Brothers' business units and to the Phibro Division. The allocation is based on the relative contribution of each business unit to the volatility of the Company's overall earnings. Beginning with its 1994

                       CAPITAL AND LIQUIDITY MANAGEMENT

compensation year, which commenced October 1, 1993, Salomon Brothers' business units and the Phibro Division are charged for risk capital.

The ultimate objective of the risk capital charge is to maximize shareholder value by providing the business units with financial incentives to seek business strategies with optimal risk/return profiles. Application of the risk capital charge does not necessarily lower the overall level of risk borne by the Company or reduce the total level of compensation.

The process of allocating risk capital quantifies risk capital usage by Salomon Brothers' respective businesses and by the Phibro Division. It also enables Salomon Inc to estimate its overall risk capital requirements and to establish and monitor appropriate risk limits (see "Risk Management"). Risk capital requirements are supported by the Company's common equity capital and redeemable preferred stock, which is convertible into common equity at $38 per share, compared with a book value of $38.57 and a market price of $47.625 per share at December 31, 1993.

DOUBLE LEVERAGE

The Company operates globally through a network of regulated and unregulated legal entities, each with its own capital requirements. Subsidiaries' capital requirements are largely met by the parent company's injection of equity and/or subordinated debt. If the parent company cannot refinance its own debt or withdraw equity capital from its subsidiaries, the parent company could experience a liquidity problem.

The Company views double leverage from two perspectives: first, a "total capital" view, under which intercompany subordinated debt and the equity of the Company's operating units is divided by the total long-term capital of Salomon Inc; and second, an "equity capital" basis, under which the equity of the Company's operating units is divided by the equity capital of Salomon Inc. The Company's objectives are to maintain the total capital basis double leverage ratio at no more than 1.00 and, over time to reduce the equity capital basis double leverage ratio. As shown in the following table, the Company's double leverage ratios have declined significantly.

DECEMBER 31,            1993  1992  1991  1990
                        ----  ----  ----  ----
Total capital basis     0.95  1.15  1.21  1.33
Equity capital basis    1.42  1.59  1.66  1.80
                        ----  ----  ----  ----

REGULATORY CAPITAL

A number of the Company's subsidiaries are subject to regulatory capital requirements. Regulated entities such as SBI, SBIL, SBAL and SBAG are required to maintain minimum amounts of regulatory capital, which generally consists of both equity capital and subordinated debt. Further, limits exist regarding the ratio of subordinated debt to equity capital. Actual requirements vary by jurisdiction. Dividends and certain other payments by regulated subsidiaries to SBHC may be made only in accordance with regulatory requirements.

The Company supports its regulatory capital requirements with long-term capital. The Company's aggregate need for long-term capital is thus the greater of its regulatory capital requirements or its working capital requirements, as determined on a legal entity by legal entity basis (see "Working Capital" for a discussion of the Company's working capital requirements).

                       CAPITAL AND LIQUIDITY MANAGEMENT

Beginning with its 1994 compensation year, Salomon Brothers instituted a charge to its business units for regulatory capital usage with the objective of optimizing the use of such capital.

BALANCE SHEET LEVERAGE

Balance sheet leverage is often defined as the ratio of total assets to total equity. As some creditors and contractual counterparties focus on this measure, it can be viewed as a constraint. The Company's management, however, firmly believes that the quality and liquidity of the Company's assets are more important when analyzing leverage. The gross balance sheet leverage ratio provides no guidance as to quality or liquidity of assets, does not accurately indicate the degree of market risk embedded in assets and liabilities, and does not reflect the impact of risks associated with off-balance-sheet instruments. Therefore, in managing market, credit or liquidity risk, management does not believe that the gross balance sheet leverage ratio is particularly meaningful. Management believes that the trend in its working capital uses to equity ratio is a far more meaningful indicator of trends in leverage.

Management does not believe that the size of the Company's balance sheet is necessarily comparable with other market intermediaries. Furthermore, management believes that, when viewed against some of its competitors, there may be less variation between its weekly average balance sheet and the amounts reported publicly at the end of each quarter.

Graph #14 (See Appendix A)
Graph #15 (See Appendix A)
Graph #16 (See Appendix A)

                       CAPITAL AND LIQUIDITY MANAGEMENT

AVERAGE WEEKLY BALANCE SHEET INFORMATION

                                                                       THREE MONTHS ENDED                            YEAR ENDED
                                                     -----------------------------------------------------------
DOLLARS IN MILLIONS                                  MAR. 31, 1993  JUNE 30, 1993  SEPT. 30, 1993  DEC. 31, 1993  DEC. 31, 1993
                                                     -------------  -------------  --------------  -------------  -------------
U.S. government securities                                $ 39,875       $ 40,486        $ 44,753       $ 45,227       $ 42,585
Non-U.S. government securities                              31,704         33,124          37,475         36,293         34,649
Contractual commitments                                      7,944          8,155           8,167          8,857          8,281
Other financial instruments owned                           16,375         18,499          21,242         23,908         20,006
Collateralized short-term financing agreements              60,685         58,690          57,912         51,396         57,171
Other assets                                                13,868         14,122          12,984         15,004         13,994
                                                          --------       --------        --------       --------       --------
Average total assets                                      $170,451       $173,076        $182,533       $180,685       $176,686
                                                          ========       ========        ========       ========       ========
Period-end total assets                                   $176,617       $169,265        $172,863       $184,835       $184,835
                                                          ========       ========        ========       ========       ========

WORKING CAPITAL

Central to the Company's capital and liquidity management processes is the determination of working capital requirements. The Company defines working capital requirements as the amount needed to fund the difference between the Company's total cash requirements and the cash which reasonably could be raised through secured financing under normal market conditions. The amount which can be raised through secured financing reflects the credit quality and market liquidity of the Company's assets, legal and regulatory guidelines, market conventions and lenders' guidelines. For example, the Company can obtain secured financing by pledging as collateral an investment grade corporate bond that it owns. Based upon the quality of this bond, the Company may reasonably expect to obtain secured financing equal to 90% of the bond's value. Thus, the Company would apply a 10% working capital margin or "haircut" to its holding of this particular security. Securities such as U.S. government obligations require a smaller haircut, while other less liquid assets require a greater haircut, perhaps as much as 100%. The aggregate of these haircuts represents a large percentage of the Company's working capital requirements. The remaining requirements are principally related to the Company's fixed assets. The Company monitors usage of secured financing against actual capacity as well as adjusted capacity taking into consideration potential changes in market conditions.

The Company's policy is to fund working capital requirements with long-term capital. As of December 31, 1993, the Company's working capital coverage ratio, which represents total long-term capital divided by required working capital, was at its highest point ever, significantly above the level that prevailed at December 31, 1991. Thus, the Company is much less leveraged than it was two years ago when it had a much smaller balance sheet. Under its current internal policy, the Company seeks to maintain a working capital coverage ratio at least equal to 110%.

DOLLARS IN MILLIONS               DEC. 31, 1993   AVERAGE 1993
                                  -------------   ------------
Working capital required                $12,852        $12,950
Working capital coverage ratio              132%           107%
                                        -------        -------

The Company's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan, although periodically revised, has been in existence for several years and was implemented in 1991 following the Treasury auction matter. Management of this plan includes an analysis of the Company's ability to withstand varying levels of stress, which would impact liquidation horizons and required margins.

                       CAPITAL AND LIQUIDITY MANAGEMENT

Graph #17 (See Appendix A)

The liquidity management process considers the ability of the Company to repay unsecured debt obligations and other unsecured liabilities when they mature, through the proceeds of secured financing using unpledged collateral or asset sales, if necessary. As of December 31, 1993, the Company had sufficient unencumbered assets to support all unsecured liabilities coming due in the next year, under normal market conditions. The rationale for maintaining unencumbered assets is that they could be used as collateral to raise the funds needed in the event that the Company's access to unsecured financing was impaired.

In 1992, SBI entered into a committed secured standby bank credit facility for financing securities positions. It enables SBI to borrow on a secured basis using a variety of financial instruments as collateral. The capacity of the facility is currently $2.65 billion. To date, there have been no borrowings under the facility. In addition, the Company expects to have a similar facility for SBIL in the amount of $1 billion available in early 1994. Once the SBIL agreement is executed, the Company expects to reduce the SBI facility by approximately $500 million.

CAPITAL AND FUNDING SOURCES

SECURED SHORT-TERM BORROWINGS Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. A repurchase agreement is a sale of securities to a counterparty and a simultaneous agreement to repurchase the same securities in the future from the same counterparty at the same price plus interest at an agreed upon rate; in economic substance, a repurchase agreement is a collateralized borrowing. The market for repurchase agreements collateralized by U.S. government and agency securities is very active and has remained available even in the most disruptive market conditions. Markets for repurchase agreements collateralized by securities issued by non-U.S. governments continue to develop and represent another source of liquidity, particularly for the Company's non-U.S. operations.

In addition to utilizing repurchase agreements to finance trading activities, the Company uses these instruments to take offsetting positions in reverse repurchase agreements to benefit from favorable interest rate spreads. These matched-book activities provide the Company with a low-risk source of revenues and utilize available secured financing capacity. Securities loaned in return for cash collateral, another form of collateralized short-term financing, and secured bank borrowings represent a small portion of the Company's secured financing.

UNSECURED SHORT-TERM BORROWINGS Unsecured short-term borrowings are utilized only to the extent that they provide a cheaper alternative to secured financing. Sources of short-term unsecured borrowings include commercial paper (mainly issued in the U.S.), unsecured bank borrowings and letters of credit (principally in Europe), deposit liabilities (virtually all at the Tokyo branch of the Company's German banking subsidiary)

                       CAPITAL AND LIQUIDITY MANAGEMENT

and corporate loans. See Note 4 to the Consolidated Financial Statements for additional information regarding short-term borrowings and committed credit facilities.

TERM DEBT The Company's largest source of long-term capital is term debt, which includes obligations issued with an original term in excess of one year. For purposes of determining capital available to support working capital requirements, the Company includes all term debt with a remaining maturity in excess of one year and portions of term debt with remaining maturities between six months and one year on a weighted basis. See Note 6 to the Consolidated Financial Statements for additional information regarding term debt.

The Company's policy is to convert fixed-rate term debt used to fund inventory-related working capital requirements to variable-rate obligations through the use of financial instruments, including interest rate swaps. Fixed-rate term debt used to fund investments in fixed assets is not converted to a variable rate. For issues denominated in currencies other than the U.S. dollar that are not used to finance assets in the same currency, the Company enters into foreign exchange agreements that convert that debt into U.S. dollar obligations.

Graph #18 (See Appendix A)

PREFERRED STOCK The Company is authorized to issue a total of 5,000,000 shares of preferred stock. Three separate series (Series A, C and D) were issued and outstanding at December 31, 1993. Series A was issued in 1987. The entire issue, 700,000 shares, each with a redemption value of $1,000, is held by affiliates of Berkshire Hathaway Inc. Dividends are payable at an annual rate of 9% and the shares are convertible into Salomon Inc common stock at the rate of $38 per common share. If conversion does not take place, these preferred shares are scheduled for redemption in five equal annual installments commencing October 31, 1995.

Series C was issued in 1991. An aggregate of $112.5 million was issued and is entitled to receive dividends at an annual rate of 9.5%. An aggregate of $200 million of Series D was issued in 1993 and is entitled to receive dividends at an annual rate of 8.08%. Both of these series are redeemable, at par, only at the Company's option. Series C is redeemable any time on or after June 30, 1996; Series D is redeemable on or after March 31, 1998.

The Company has entered into interest rate swap agreements that effectively convert its fixed-rate dividend obligations on all three preferred stock issues to variable-rate obligations.

COMMON EQUITY In September 1993, the Company's Board of Directors authorized the repurchase of up to 10 million shares of the Company's common stock, including 1.6 million shares remaining under a previous authorization. The Company repurchased approximately 362,000 of its common shares for treasury in 1993, at an aggregate cost of $15.5 million. Shares authorized for additional repurchase by the Company's Board of Directors totaled 9.6 million at year-end 1993.

                       CAPITAL AND LIQUIDITY MANAGEMENT

The Company has two programs intended to encourage employee equity ownership in Salomon Inc. During 1990, the Company commenced an Equity Partnership Plan ("EPP" or the "Plan"). Under the Plan, qualifying employees of Salomon Brothers, the Phibro Division and PEPI, receive a portion of their compensation in the form of Salomon Inc common stock purchased in the open market by the Plan's trustee. (Such purchases are separate from the Company's open market purchases referred to above.) The shares are held by the Plan in trust for the employees and, in most instances, are not distributed to the employees for five years from the date of the original grant. The percentage of each qualifying employee's compensation paid in EPP shares rises in proportion to compensation to a maximum of 50%. Employees receive the EPP shares at a 15% discount from the average price paid by the Company during the calendar year. Since the EPP's inception,
21.4 million shares have been awarded to employees.

The Employee Stock Purchase Plan was approved by the Company's stockholders in 1989. This plan allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of fair market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of individual annual compensation. Shares purchased under this plan are issued from the Company's common stock held in treasury. Thus far, nearly 1.3 million shares have been purchased by employees under this plan, including 184,000 shares in 1993.

OTHER

PHIBRO USA The previous discussions of capital and liquidity management are applicable primarily to the trading and financing activities of Salomon Inc, Salomon Brothers and the Phibro Division. The liquidity and capital needs of Phibro USA, the Company's oil refining subsidiary, are closely monitored and managed by Phibro USA's management in close coordination with Salomon Inc.

Asset liquidity and financial leverage ratios of Phibro USA are much lower than subsidiaries engaged in trading activities. Capital investments are necessary to maintain operational flexibility and achieve competitive advantage. This is particularly true as the refining industry responds to the more restrictive health, safety and environmental requirements of the Occupational Safety and Health Administration, the Department of Transportation, the Environmental Protection Agency and other agencies. As discussed earlier, Phibro USA has undertaken a significant capital investment program that will reduce its exposure to the residual fuel market.

HIGH-YIELD PORTFOLIO Salomon Brothers' activities include trading securities that are less than investment grade, characterized as "high yield." High-yield securities include corporate debt, convertible debt, preferred and convertible preferred equity securities rated lower than "triple B-" by internationally recognized rating agencies, as well as sovereign debt issued by certain countries in currencies other than their local currencies and which are not collateralized by U.S. government securities. Unrated securities with market yields comparable to entities rated below "triple B-" are also included in high-yield securities. The Company's trading portfolio of high-yield securities owned is carried at market or fair value and totaled $2.6 billion at December 31, 1993 and $2.0 billion at December 31, 1992. The largest single high-yield exposure was $115 million at December 31, 1993 and $302 million at December 31, 1992.

                                  SALOMON INC
                       --------------------------------
                                RISK MANAGEMENT

         As a major participant in financial and commodities markets, the Company derives substantial revenue from trading activities, which subject the Company to market, credit and operational risks.
          Management of these risks is critical. A significant degree of decision-making authority rests with experienced trading professionals at the operational level. Through interaction with managers at the operational level and assessment of risk from a company-wide perspective, senior management plays an active role in the risk management process.

                                40 MARKET RISK
                                41 CREDIT RISK
                              43 OPERATIONAL RISK
                             44 ENVIRONMENTAL RISK

                                RISK MANAGEMENT

MARKET RISK

Market risk represents the potential loss the Company may incur as a result of absolute and relative price movements in financial and commodities-related instruments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. The Company applies a mark-to-market accounting policy to the substantial majority of items recorded on the balance sheet as well as to off-balance-sheet contractual commitments. When market prices are not readily available, instruments are marked to fair value. Market or fair values are adjusted, where appropriate, to address factors such as the market liquidity of the instrument and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. The Company considers this to be a useful trading discipline. It represents an integral component of mark-to-market accounting as practiced by the Company and, as such, has a direct impact on the reported volatility of the Company's Proprietary Trading Businesses. The Company manages market risk across on- and off-balance-sheet products. This, together with the Company's mark-to-market accounting policy, means that separate disclosure of market risk on derivatives is not meaningful. A key risk relative to derivatives is credit risk, which can be increased or decreased by market movements. See "OTC Derivative and Foreign Exchange Credit Exposure."

ORIGIN OF MARKET RISK Any activity in which the Company's business units take positions in financial instruments, contractual commitments or physical commodities exposes the Company to market risk. Trading activities represent the principal source of such risk and can generally be grouped into two separate activities: (1) those in which the Company plays the role of market intermediary on behalf of its customers and (2) those in which the Company implements proprietary trading strategies.

In its role as a market intermediary, the Company often acts as a principal in financial or commodities transactions. This exposes the Company to market risk, which is generally hedged by entering into positions that have market risk profiles inversely related to the positions the Company has acquired through transactions with its customers. Hedging reduces market risk, leaving credit risk as the principal remaining consideration. Not all the market risks associated with intermediation, however, can be effectively hedged. For example, hedging may be difficult or impossible with respect to many emerging market securities.

Proprietary trading represents the largest source of market risk to the Company. By their nature, proprietary trading strategies represent the assumption and management of risk in order to generate returns expected to be justified by the level of risk assumed. Hedging strategies are used in the execution of proprietary trading strategies to reduce market risks that the Company chooses not to assume, which in particular circumstances may include absolute movements in interest rates, commodity prices, foreign exchange rates and stock market prices. The purpose of such hedging is not to eliminate risk, but to focus on particular risks that the strategy is designed to assume. Very often, the anticipated duration of proprietary trading strategies is several years. Other strategies are designed to take advantage of market price discrepancies between related instruments or securities, or identical instruments or securities trading in different markets, that are expected to converge over relatively short periods of time.

                                RISK MANAGEMENT

MARKET RISK MANAGEMENT AT SALOMON BROTHERS Salomon Brothers' Risk Management Group (the "Group") is composed of heads of major trading desks around the world and is chaired by the Chairman and Chief Executive Officer of Salomon Brothers. The Company's Chief Financial Officer and Treasurer are also members of the Group. The Group's primary functions are to identify and report to the Company's Chairman and Chief Executive Officer and its Board of Directors, on a timely basis, major risks undertaken by the trading businesses; to enhance, through peer review, the analysis and management of major risks by the heads of the trading desks; and, when appropriate, to adjust the levels of risk assumed.

The Group establishes risk guidelines for each business unit, which are reviewed monthly and revised as business conditions change. In addition to monitoring market risks assumed by the business units, the Group monitors the aggregate level of Salomon Brothers' risk and seeks to ensure that, over time, the level of such risk does not exceed the limits set by senior management and discussed periodically with the Company's Board of Directors.

As discussed earlier (see Capital and Liquidity Management-"Risk Capital"), Salomon Brothers has developed and implemented a model under which its business units are charged for risk capital usage. The imposition of this charge encourages business units to consider the risk capital implications of trading and business strategies, which further strengthens risk management at the operational level.

The foreign exchange exposure resulting from capital investments of non-U.S. dollar entities is managed centrally in the United States. Currency risk resulting from operations is managed locally in each of the Company's major operational centers. The Company's policy is to hedge currency exposures to the functional currency of the operating entity which generates the exposure.

CREDIT RISK

Credit risk is the potential loss the Company could incur if an issuer or counterparty is unable to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. The credit risk management process considers the many factors that influence the probability of potential loss, including, but not limited to, the issuer's or counterparty's financial profile, prospects, and business reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

ORIGIN OF CREDIT RISK In the normal course of its operations, the Company and its subsidiaries enter into various transactions that give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and principal. Market and delivery risks generally create credit risk with respect to transactions with counterparties. Principal risk is the risk of nonpayment of the principal and interest of a security.

With components such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations, and changes in market liquidity, market risk creates credit risk when a counterparty's obligation to the Company exceeds the obligation of the Company to the counterparty. Examples are regular and forward trading of securities and currencies, financing agreements such as repurchase agreements, lending or

                                RISK MANAGEMENT

borrowing of securities, and derivative transactions. Financial instruments and contractual commitments are marked to market or fair value. Delivery risk arises from the requirement in many circumstances to release cash or securities before receiving payment. For both risks, the Credit Review Department sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

As a dealer of securities in the global capital markets, the Company is at risk to issuers of fixed income securities for the timely receipt of principal and interest. This principal risk is reviewed by Salomon Brothers' Risk Management Group, which identifies and reports major risks undertaken by the trading businesses.

CREDIT RISK MANAGEMENT AT SALOMON BROTHERS The Chief Credit Officer of Salomon Brothers is a Managing Director and reports directly to Salomon Brothers' Chief Executive Officer. Independent of any revenue-generating function, the Chief Credit Officer manages the Credit Review Department whose credit professionals assess, approve, monitor, and coordinate extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of similar industry, geographic, or economic characteristics. The Department also has established various control procedures used singularly or in combination, depending upon the circumstances, including:

. Initial credit approval whereby the approval of a designated member of the Credit Review Department is required before execution of a transaction that does not meet defined parameters

. Credit limits, against which monitoring of transactions is performed on a daily basis

. Specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark to market, among others

. Establishment of collateral standards for financing activities and secured contractual commitments

. Periodic assessment of sovereign risk through analysis of economic and political developments

CREDIT RISK MANAGEMENT OF COMMODITIES-RELATED TRANSACTIONS Credit limits for counterparties in commodities-related activities are determined by the credit departments of the Phibro Division and Phibro USA. Exposure reports, which contain detailed information about cash flows with customers, goods-in-transit and forward mark-to-market positions, are reviewed on a daily basis.

OTC DERIVATIVE AND FOREIGN EXCHANGE CREDIT EXPOSURE The accompanying charts display Salomon Brothers' credit exposure, net of collateral, at December 31, 1993, for over-the-counter ("OTC") derivatives and foreign exchange. They do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. OTC derivatives include transactions such as swaps, swap options, caps and floors, and other derivatives, with both short-and long-term periods of commitment. Foreign exchange contracts are generally less than one year. Amounts include the effect of netting agreements, where applicable.

                                RISK MANAGEMENT

Collateral securing these transactions reduced gross credit exposure to a net unsecured credit exposure of $4 billion at year-end 1993. Of this amount, approximately $3 billion is from OTC derivatives and $1 billion is from foreign exchange. Division of the risk between banks and non-banks shows that slightly more than half is to a diverse group of banks in G-1-0 countries. With respect to sovereign risk, credit exposure at December 31, 1993 was primarily to counterparties in the United States ($1.5 billion), Japan ($1.1 billion), the United Kingdom ($400 million) and France ($300 million).

Graph #19 (See Appendix A)

OPERATIONAL RISK

Operational support for the Company's participation in worldwide financial and commodities markets is critical to its success. In a rapidly changing environment characterized by increasing globalization of markets and rapidly expanding trading volume, most notably in international markets, the Company's ability to gather, process and communicate information is an important determinant of its competitive position. The ability to communicate relevant information between the Company and its customers, among units within the Company and between the Company and the markets in which it participates is essential.

The Company is a major participant in markets for derivative instruments. These markets have been characterized by rapidly increasing complexity and volume across all geographic regions. In 1993, Salomon Brothers continued its program to strengthen its derivative support infrastructure and to take on a global character. A major facet of this program will be the 1994 completion of a new swap system linking trading, clearance, credit, legal and accounting applications to a common database.

                                RISK MANAGEMENT

The ability to provide superior client service at an acceptable cost is vital to remain competitive in markets and products characterized by narrow margins. This requires continued upgrading and increased flexibility in trading support and other operating systems. Salomon Brothers has made substantial investments in systems to safeguard its information assets and trading floors. Such systems are designed to minimize the impact of any system outages. In addition, a significant transition is underway from an increasingly stressed central processing environment to a more efficient and flexible distributed technology environment, characterized by network-linked processors. A critical challenge for Salomon Brothers is to accomplish the transition to new technology while supporting the current platform and an expanding volume of business.

ENVIRONMENTAL RISK

The Company is subject to environmental risk from two primary sources: discontinued commodities processing operations, and existing energy-related refining, transportation, field development, drilling and storage operations. In 1992, the Company formally adopted an environmental policy statement which was communicated to its stockholders and employees.

The Company is subject to uncertain remedial liability as a result of commodities-related industrial operations, which were discontinued in or prior to 1984. Such liability arises under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), which provides that potentially responsible parties ("PRPs"), including waste generators and past and present site owners and operators, may be held jointly and severally liable for the entire cost of site clean-up. The Company may also be subject to liability under state or other U.S. environmental laws.

The process of remediating hazardous waste sites under CERCLA is normally lengthy and involves a series of events including initial site identification, environmental site studies and evaluations, issuance of the "Preliminary Identification of Remedial Alternatives," completion of the "Remedial Investigation and Feasibility Study," selection of an appropriate site remedy and its related cost estimate known as the "Record of Decision," performance of site remediation and post-remediation site monitoring. Factors that influence the cost and time of completion include the remediation method selected; the number of financially solvent PRPs responsible for payment; whether PRPs were owners, operators or generators; determination of cost allocation among PRPs and the ongoing development of more efficient and effective remediation technologies. The process may take ten years or more from site identification to completion and may be further complicated by protracted legal proceedings involving numerous PRPs.

The ultimate share of remediation costs that will be borne by the Company and its subsidiaries cannot be predicted with accuracy. Although certain exposures may be covered by insurance contracts or indemnification agreements from other parties, the Company has incurred and will continue to incur costs related to remediation at certain sites already identified. Further, based upon the nature of the Company's discontinued commodities processing activities and the number and nature of entities that have been identified as PRPs in CERCLA proceedings to date, the Company may be named as a PRP at additional sites. Moreover, the impact of legislation to reauthorize Superfund, upon the Company's liability under CERCLA, cannot be determined at this time. Management believes, based upon currently known facts and established reserves, that the ultimate disposition

                                RISK MANAGEMENT

of these matters will not have a material adverse effect on the Company's financial condition. A further discussion of environmental matters is included in Note 14 to the Consolidated Financial Statements.

Phibro USA is subject to various federal, state and local laws and regulations concerning environmental standards. As new regulations are developed, Phibro USA seeks to identify those actions necessary to comply with the requirements. Phibro USA also seeks to make modifications which may be required under future regulatory programs or are desirable even though not dictated by current regulations. Phibro USA's Vice President of Health, Safety and Environmental, reporting directly to the Chairman, Chief Executive Officer and President of Phibro USA, is responsible for establishing and coordinating internal safety and environmental policies, periodic regulatory reporting and day-to-day oversight of environmental matters. Phibro USA has an ongoing internal auditing program to monitor environmental compliance and has developed risk reduction procedures and policies.

The Phibro Division and Phibro USA have potential environmental exposure in connection with physical oil trading activities in which cargos of crude oil and products are transported. These businesses seek to mitigate exposure through insurance coverage and consideration of ports of delivery.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                       --------------------------------

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SALOMON INC:

We have audited the accompanying consolidated statement of financial condition of Salomon Inc (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salomon Inc and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles in the United States and International Accounting Standards.

As explained in Note 10 to the consolidated financial statements, effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

/s/ Arthur Andersen & Co.

New York, New York
February 10, 1994

                         SALOMON INC AND SUBSIDIARIES
                       --------------------------------
                       CONSOLIDATED STATEMENT OF INCOME

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                                 1993     1992    1991
                                                      ------   ------  ------
Revenues:
   Interest and dividends                             $5,989   $4,861  $5,747
   Principal transactions                              1,716    2,651   2,674
   Investment banking                                    791      450     496
   Commissions                                           285      202     213
   Other                                                  18       19      35
                                                      ------   ------  ------
   Total revenues                                      8,799    8,183   9,165
   Interest expense                                    4,600    4,324   5,638
                                                      ------   ------  ------
Revenues, net of interest expense                      4,199    3,859   3,527
                                                      ------   ------  ------
Noninterest expenses:
   Compensation and employee-related                   1,900    1,638   1,375
   Technology                                            265      310     324
   Occupancy                                             231      324     242
   Professional services and business
    development                                          142      145     161
   Clearing and exchange fees                             59       61      64
   Charges relating to U.S. Treasury
    auction matters                                        -      185     200
   Other                                                 137      140     242
                                                      ------   ------  ------
Total noninterest expenses                             2,734    2,803   2,608
                                                      ------   ------  ------
Income before taxes and cumulative effect
 of change in accounting principles                    1,465    1,056     919
Income taxes                                             601      506     412
                                                      ------   ------  ------
Income before cumulative effect of change
 in accounting principles                                864      550     507
Cumulative effect of change in accounting
 principles, net of tax benefit of $28                   (37)       -       -
                                                      ------   ------  ------
Net income                                            $  827   $  550  $  507
                                                      ======   ======  ======
Earnings available for fully diluted earnings
 per share                                            $  817   $  546  $  505
                                                      ======   ======  ======
Earnings per share:
   Primary earnings before cumulative effect
    of change in accounting principles                $ 7.34   $ 4.18  $ 3.90
   Cumulative effect of change in accounting
    principles                                         (0.33)       -       -
                                                      ------   ------  ------
   Primary earnings                                   $ 7.01   $ 4.18  $ 3.90
                                                      ======   ======  ======
   Fully diluted earnings before cumulative
    effect of change in accounting principles         $ 6.57   $ 4.05  $ 3.79
   Cumulative effect of change in accounting
    principles                                         (0.29)       -       -
                                                      ------   ------  ------
   Fully diluted earnings                             $ 6.28   $ 4.05  $ 3.79
                                                      ======   ======  ======

The accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                       --------------------------------
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

DOLLARS IN MILLIONS
DECEMBER 31,                                       1993                 1992
                                     ------------------   ------------------
Assets:
Cash                                           $    908             $    620
Financial instruments:
   U.S. government and agency
    securities                       $42,485              $33,941
   Non-U.S. government securities     38,279               28,715
   Corporate debt securities          11,876                6,909
   Options and contractual
    commitments                        8,581                7,699
   Equity securities                   7,178                3,319
   Mortgage loans and
    collateralized mortgage
    securities                         4,227                3,527
   Money markets, municipal
    securities, precious metals
    and other                          6,297                  403
                                     -------              -------
                                                118,923               84,513
Commodities-related products and
 instruments:
   Crude oil and refined products        469                  418
   Options and contractual
    commitments                          270                  287
                                     -------              -------
                                                    739                  705
Collateralized short-term financing
 agreements:
   Securities purchased under
    agreements to resell              36,924               37,057
   Securities borrowed and other      11,965               23,513
                                     -------              -------
                                                 48,889               60,570
Receivables:
   Brokers, dealers and clearing
    organizations                      5,524                2,862
   Customers                           3,479                2,440
   Other                                 656                  884
                                     -------              -------
                                                  9,659                6,186
Assets securing collateralized
 mortgage obligations:
   Sterling denominated                2,748                3,636
   U.S. dollar denominated             1,139                1,575
                                     -------              -------
                                                  3,887                5,211
Property, plant and equipment, net
 of accumulated depreciation and
 amortization of $617 in 1993 and
 $476 in 1992                                     1,122                  970
Other assets, including intangibles                 708                  684
                                               --------             --------
Total assets                                   $184,835             $159,459
                                               ========             ========

The accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements are integral parts of this statement.

           Consolidated Statement of Financial Condition (continued)

                                                           1993                  1992
                                              -----------------   -------------------
Liabilities and Stockholders'
 Equity:
Short-term borrowings:
   Securities sold under agreements to
    repurchase                                $86,066             $81,032
   Bank borrowings                              3,644               2,080
   Securities loaned                            2,172               1,402
   Commercial paper                             1,344               1,143
   Deposit liabilities                          1,293               1,599
   Other                                        3,371               1,161
                                              -------             -------
                                                       $ 97,890              $ 88,417
Financial and
 commodities-related
 instruments sold,
 not yet purchased, and other
 contractual commitments:
   U.S. government and agency
    securities                                 30,714              31,204
   Non-U.S. government securities               9,604               3,877
   Financial instrument options and
    contractual commitments                    10,619               6,070
   Equity securities                            3,434               3,075
   Corporate debt securities                    1,635               1,317
   Precious metals                                253                 160
   Commodities-related options and
    contractual commitments                       211                 627
                                              -------             -------
                                                         56,470                46,330
Payables and accrued
 liabilities:
   Customers and suppliers                      3,060               2,361
   Brokers, dealers and clearing
    organizations                               2,937               1,612
   Income taxes                                 1,466               1,171
   Interest and dividends                         478                 291
   Other                                        1,703               1,474
                                              -------             -------
                                                          9,644                 6,909
Collateralized mortgage
 obligations:
   Sterling denominated                         2,691               3,386
   U.S. dollar denominated                      1,117               1,521
                                              -------             -------
                                                          3,808                 4,907
Term debt                                                11,692                 8,533
                                                       --------              --------
   Total liabilities                                    179,504               155,096
Commitments and contingencies
 (Notes 13 and 14)
Redeemable preferred stock,
 Series A                                                   700                   700
Stockholders' equity:
   Preferred stock, Series C and D                312                 112
   Common stock, par value $1
    per share (250,000,000 shares
    authorized; shares issued:
    155,513,950 in 1993 and 155,474,650
    in 1992)                                      156                 155
   Additional paid-in capital                     295                 296
   Retained earnings                            5,208               4,498
   Cumulative translation adjustments             (11)                  2
   Equity Partnership Plan, net                    85                  32
   Common stock held in
    treasury, at cost
    (shares: 44,952,468 in 1993 and
     45,673,835 in 1992)                       (1,414)             (1,432)
                                              -------             -------
   Total stockholders' equity                             4,631                 3,663
                                                       --------              --------
Total liabilities and stockholders' equity             $184,835              $159,459
                                                       ========              ========

                         SALOMON INC AND SUBSIDIARIES
                       --------------------------------
                SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

MARKET OR FAIR VALUE RECORDED AS ASSETS ON THE STATEMENT OF FINANCIAL CONDITION

                                DEC. 31  1993*  1993*    1993*  DEC. 31
DOLLARS IN BILLIONS                1993   HIGH    LOW  AVERAGE     1992
                                -------  -----  -----  -------  -------
Swap agreements, swap
 options, caps and floors          $6.0   $6.9   $4.5     $5.2     $4.5
Index and equity options
 and warrants                       1.1    2.0    1.1      1.6      1.8
Foreign exchange contracts
 and options                        1.1    1.3     .8      1.0      1.2
Other                                .4     .8     .1       .5       .2
                                   ----   ----   ----     ----     ----

Total market or fair value
 of financial options and
 contractual commitments           $8.6                   $8.3     $7.7
                                   ====                   ====     ====
Commodities-related
 instruments                       $ .3   $ .3   $ .1     $ .2     $ .3
                                   ====   ====   ====     ====     ====

* Based on month-end balances

CREDIT EXPOSURE, NET OF COLLATERAL, BY RISK CLASS*

                                           DECEMBER 31, 1993
                               ------------------------------------------
                                                  TRANSACTIONS WITH MORE
                               ALL TRANSACTIONS  THAN 3 YEARS TO MATURITY

DOLLARS IN BILLIONS            BANKS  NON BANKS    BANKS      NON BANKS
                               -----  ---------    -----      ---------
Financial over-the-counter
 derivatives, excluding
 foreign exchange:
   Risk classes 1 and 2         $ .6       $ .3      $.2            $.1
   Risk class 3                   .3         .7       .1             .5
   Risk classes 4 and 5           .6         .5       .4             .2
                                ----       ----      ---            ---
                                 1.5        1.5       .7             .8
                                ----       ----      ---            ---
Foreign exchange:
   Risk classes 1 and 2           .3         .1        -              -
   Risk class 3                   .2         .1        -              -
   Risk classes 4 and 5           .1         .2        -              -
                                ----       ----      ---            ---
                                  .6         .4        -              -
                                ----       ----      ---            ---
Total credit exposure, net
 of collateral                  $2.1       $1.9      $.7            $.8
                                ====       ====      ===            ===
Commodities-related
 instruments**                     -       $ .3        -              -
                                ====       ====      ===            ===

* To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties and, at December 31, 1993, were less than $100 million.
** The substantial majority of credit exposure arising from commodities-related instruments is with counterparties of investment grade quality. A small portion of such exposure relates to transactions with more than three years to maturity.

NOTIONAL AMOUNTS

DOLLARS IN BILLIONS
DECEMBER 31,                                 1993       1992
                                             ----       ----
Financial futures contracts                  $473       $321
Swap agreements                               233        144
Options and warrants sold or written          102         95
Forward securities contracts                   98         83
Forward currency contracts                     51         49
Interest rate cap and floor agreements
 written                                       32         27
Commodities-related instruments                 9          9
Precious metals contracts                       1          1
                                             ====       ====

See Note 15 to the Consolidated Financial Statements for a discussion of market risk and credit risk associated with options and contractual commitments.

                         SALOMON INC AND SUBSIDIARIES
                       --------------------------------
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                        NUMBER OF SHARES
                                                                                                       -----------------
                                                                                     COMMON     TOTAL             COMMON
                                                   ADDITIONAL                         STOCK    STOCK-              STOCK
                                PREFERRED  COMMON     PAID-IN  RETAINED             HELD IN  HOLDERS'  COMMON    HELD IN
AMOUNTS IN MILLIONS                 STOCK   STOCK     CAPITAL  EARNINGS     OTHER  TREASURY    EQUITY   STOCK   TREASURY
                                ---------  ------  ----------  --------   -------  --------  --------  ------   --------
Balance at December 31, 1990         $  -    $154        $263    $3,717      $ 46   $(1,336)   $2,844   153.6      (43.7)
Net income                              -       -           -       507         -         -       507       -          -
Issuance of preferred stock,
 Series C                             112       -           -         -         -         -       112       -          -
Dividends on -
   Common stock                         -       -           -       (70)        -         -       (70)      -          -
   Preferred stock, Series A
    and C                               -       -           -       (67)        -         -       (67)      -          -
Exercise of stock options               -       -         (13)        -         -        51        38       -        1.7
Employee stock purchase plan            -       -          (2)        -         -         8         6       -        0.3
Conversion of notes into
 common stock                           -       1          17         -         -         -        18     1.3          -
Net change in cumulative
 translation adjustments                -       -           -         -        (7)        -        (7)      -          -
Equity Partnership Plan, net            -       -           2         -       (37)        -       (35)      -          -
Other                                   -       -          (1)        -         -         -        (1)      -          -
                                     ----    ----        ----    ------      ----   -------    ------   -----      -----
Balance at December 31, 1991         $112    $155        $266    $4,087      $  2   $(1,277)   $3,345   154.9      (41.7)
Net income                              -       -           -       550         -         -       550       -          -
Dividends on -
   Common stock                         -       -           -       (71)        -         -       (71)      -          -
   Preferred stock, Series A
    and C                               -       -           -       (68)        -         -       (68)      -          -
Exercise of stock options               -       -         (12)        -         -        80        68       -        2.6
Employee stock purchase plan            -       -          (1)        -         -         6         5       -        0.1
Purchase of common stock for
 treasury                               -       -           -         -         -      (241)     (241)      -       (6.7)
Conversion of notes into
 common stock                           -       -           8         -         -         -         8     0.6          -
Net change in cumulative
 translation adjustments                -       -           -         -       (22)        -       (22)      -          -
Equity Partnership Plan, net            -       -          35         -        54         -        89       -          -
                                     ----    ----        ----    ------      ----   -------    ------   -----      -----
Balance at December 31, 1992         $112    $155        $296    $4,498      $ 34   $(1,432)   $3,663   155.5      (45.7)
Net income                              -       -           -       827         -         -       827       -          -
Issuance of preferred stock,
 Series D                             200       -           -         -         -         -       200       -          -
Dividends on -
   Common stock                         -       -           -       (68)        -         -       (68)      -          -
   Preferred stock, Series A, C
    and D                               -       -           -       (49)        -         -       (49)      -          -
Exercise of stock options               -       -           -         -         -        28        28       -        0.9
Employee stock purchase plan            -       -           1         -         -         6         7       -        0.2
Purchase of common stock for
 treasury                               -       -           -         -         -       (16)      (16)      -       (0.4)
Conversion of notes into
 common stock                           -       1           -         -         -         -         1       -        0.1
Net change in cumulative
 translation adjustments                -       -           -         -       (13)        -       (13)      -          -
Equity Partnership Plan, net            -       -           4         -        53         -        57       -          -
Other                                   -       -          (6)        -         -         -        (6)      -          -
                                     ----    ----        ----    ------      ----   -------    ------   -----      -----
Balance at December 31, 1993         $312    $156        $295    $5,208      $ 74   $(1,414)   $4,631   155.5      (44.9)
                                     ====    ====        ====    ======      ====   =======    ======   =====      =====

The accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                     ------------------------------------
                     CONSOLIDATED STATEMENT OF CASH FLOWS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                    1993       1992      1991
                                                       --------   --------  --------
Cash flows from operating activities:
   Net income adjusted for noncash items -
      Net income                                       $    827   $    550  $    507
      Cumulative effect of change in accounting
       principles, net of tax                                37          -         -
      Deferred income tax expense                           322        107       171
      Depreciation, amortization and other                  217        198       123
                                                       --------   --------  --------
      Total cash items included in net income             1,403        855       801
                                                       --------   --------  --------
   (Increase) decrease in operating assets -
      Financial instruments                             (34,410)   (29,966)   (1,333)
      Commodities-related products and instruments          (64)       (36)      587
      Collateralized short-term financing agreements     11,681    (33,325)   12,607
      Receivables                                        (3,434)      (759)      869
      Other assets                                           33       (135)      160
                                                       --------   --------  --------
      Total (increase) decrease in operating assets     (26,194)   (64,221)   12,890
                                                       --------   --------  --------
   Increase (decrease) in operating liabilities -
      Short-term borrowings                               9,473     48,024    (2,495)
      Financial and commodities-related instruments
       sold, not yet purchased                           10,140     14,421   (11,553)
      Payables and accrued liabilities                    2,396       (228)   (1,193)
                                                       --------   --------  --------
      Total increase (decrease) in operating
       liabilities                                       22,009     62,217   (15,241)
                                                       --------   --------  --------
   Cash used in operating activities                     (2,782)    (1,149)   (1,550)
                                                       --------   --------  --------
Cash flows from financing activities:
   Proceeds from -
      Issuance of term debt                               7,089      4,438     3,438
      Issuance of collateralized mortgage obligations         -        284     1,189
      Issuance of preferred stock                           200          -       112
      Employee stock purchase and option plans               35         73        44
                                                       --------   --------  --------
      Total cash proceeds from financing activities       7,324      4,795     4,783
                                                       --------   --------  --------
   Payments for -
      Term debt maturities and repurchases                4,073      2,923     1,456
      Collateralized mortgage obligations                 1,070      1,347     1,071
      Purchase of common stock for treasury                  16        241         -
      Dividends on common stock                              68         71        70
      Dividends on preferred stock                           49         68        67
      Equity Partnership Plan, net                          (53)       (54)       37
                                                       --------   --------  --------
      Total cash payments for financing activities        5,223      4,596     2,701
                                                       --------   --------  --------
   Cash provided by financing activities                  2,101        199     2,082
                                                       --------   --------  --------
Cash flows from investing activities:
   Proceeds from -
      Assets securing collateralized mortgage
       obligations                                        1,290      1,497       703
                                                       --------   --------  --------
      Total cash proceeds from investing activities       1,290      1,497       703
                                                       --------   --------  --------
   Payments for -
      Assets to secure new collateralized mortgage
       obligations                                            -        367     1,202
      Property, plant and equipment                         321        203       328
                                                       --------   --------  --------
      Total cash payments for investing activities          321        570     1,530
                                                       --------   --------  --------
   Cash provided by (used in) investing activities          969        927      (827)
                                                       --------   --------  --------
Increase (decrease) in cash                                 288        (23)     (295)
Cash at beginning of year                                   620        643       938
                                                       --------   --------  --------
Cash at end of year                                    $    908   $    620  $    643
                                                       ========   ========  ========

The accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements are integral parts of this statement.

                                  SALOMON INC
                       --------------------------------
                        SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Salomon Inc and all majority-owned subsidiaries for which control is deemed to be other than temporary (collectively, the "Company" or "Salomon"). Intercompany transactions have been eliminated in consolidation. Accounting principles underlying the financial statements are generally accepted in the United States and comply, in all material respects, with the guidelines of the International Accounting Standards Committee. In 1993, the Company changed its method of accounting for interest revenue on certain mortgage-backed instruments carried at market or fair value from the coupon rate to an approximation of the effective interest rate method. Previously, accretion of discounts and amortization of premiums were included in "Principal transactions." Amounts presented for 1992 and 1991 have been restated to conform with the 1993 presentation.

Generally, subsidiaries for which control is deemed to be temporary are not consolidated. The Company's equity interests in such subsidiaries are considered to be financial instruments held for sale and are recorded at fair value within "Equity securities" in the Consolidated Statement of Financial Condition.

Long-term investments in operating joint ventures and affiliated (20%- to 50%- owned) companies in which the Company has significant influence are carried under the equity method of accounting. The Company's equity in the earnings of affiliates is included in "Other revenues." The investment by Phibro Energy Production, Inc. ("PEPI") in the White Nights Joint Enterprise, a Russian-American oil production venture in Western Siberia, was carried under the cost basis of accounting while the venture was in the development stage. In 1992, PEPI adopted the equity method of accounting for this investment.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. The income statements are translated monthly at weighted average exchange rates. Gains and losses resulting from non-U.S. dollar currency transactions are included in income. The effects of translating financial statements of non-U.S. subsidiaries whose functional currency is other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of Stockholders' equity in the Consolidated Statement of Financial Condition.

In 1993, the Company changed its method of presenting the Equity Partnership Plan in the Consolidated Statement of Financial Condition. The liability related to the plan, which is payable in the Company's common stock, has been reclassified from "Payables and accrued liabilities" to Stockholders' equity. "Equity Partnership Plan, net" includes an increase in equity relating to this liability as well as the reduction in equity equal to the cost of unawarded shares held by the plan. Both of these amounts are reduced upon the award of shares to eligible employees. Amounts presented for 1992 and 1991 have been restated to conform with the 1993 presentation.

Certain other prior period amounts have been reclassified to conform with the current presentation.

                        SUMMARY OF ACCOUNTING POLICIES

FINANCIAL INSTRUMENTS

The majority of the Company's financial instruments are recorded in the Consolidated Statement of Financial Condition on a trade date basis. Recording the remaining instruments on a trade date basis would not result in a material difference. Contractual commitments are recorded on a gross basis; assets and liabilities for individual product classes are netted by customer only when a legal right of setoff exists.

Financial instruments are recorded at either market value or, when market prices are not readily available, at fair value. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. Fair value also considers future operational costs of maintaining long-term contractual commitments.

Although precious metals trading may involve physical delivery or receipt, the nature of these activities is very similar to trading activities involving debt, equity and derivative financial instruments. Therefore, precious metals are included as a component of financial instruments.

COMMODITIES-RELATED PRODUCTS AND INSTRUMENTS

Commodities-related products and instruments include physical quantities of crude oil, refined products and other commodities, as well as caps, floors and contractual commitments involving future delivery or settlement. Physical inventory held for sale, caps, floors and contractual commitments are carried at market or fair value, with resulting gains or losses recognized currently in the Consolidated Statement of Income.

The refining and marketing operations of Phibro Energy USA, Inc. ("Phibro USA") maintain minimum physical inventories of crude oil and other energy products. These inventories are neither hedged nor marked-to-market as trading-related inventories but are carried at the lower of aggregate cost or market. Phibro USA's minimum inventories were written down by $30 million in 1993 to $180 million, their aggregate market value at December 31, 1993. A $71 million writedown was recorded in 1991. These inventories are not adjusted for subsequent recoveries in market value.

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Collateralized short-term financing agreements are carried at their contractual amounts, including accrued interest. The Company takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements, including accrued interest, and when necessary, requires prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection.

                        SUMMARY OF ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including leasehold improvements and capitalized interest, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded substantially on a straight-line basis over the lesser of the estimated useful lives of the related assets or noncancelable lease terms, as appropriate. Maintenance and repairs are charged to expense as incurred. However, the Company accrues currently for future expenditures in connection with turnarounds, which are maintenance routines performed on major units within Phibro USA's oil refineries that require complete shutdown of the unit.

The cost of purchased software above specified thresholds is capitalized and amortized over a three-year period. Costs incurred in connection with the internal development of software, solely for the Company's use, as well as the customization of purchased software, are expensed currently.

OTHER ASSETS, INCLUDING INTANGIBLES

Other assets include goodwill, which is the excess of the purchase price over the fair value of net assets of acquired companies. At December 31, 1993, goodwill totaled $142 million and is being amortized at an annual rate of $5 million.

COLLATERALIZED MORTGAGE OBLIGATIONS AND ASSETS SECURING
COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized mortgage obligations include accrued interest payable. Assets securing collateralized mortgage obligations include deferred issuance expenses and accrued interest receivable. The obligations and the assets are carried at their principal amounts, net of unamortized discounts and premiums. Discounts, premiums and deferred issuance expenses are amortized on an effective yield basis over the expected lives of the obligations and assets, on a retrospective basis, taking into consideration the prepayment experience of the underlying mortgage collateral.

REVENUES

INTEREST AND DIVIDENDS are earned from financial instruments, collateralized short-term financing agreements, interest-bearing receivables and assets securing collateralized mortgage obligations. Interest income includes accretion of discounts and is reduced by amortization of premiums.

PRINCIPAL TRANSACTIONS include realized and unrealized gains and losses from proprietary and customer trading activities, contractual commitment activities, foreign exchange and the gross operating margin of Phibro USA's oil refining and asset-based operations.

INVESTMENT BANKING includes gains, losses and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services. Such revenues do not include revenues from secondary trading activities such as CMO originations, which are included in "Principal transactions."

                        SUMMARY OF ACCOUNTING POLICIES

COMMISSIONS represent fees charged to clients, primarily institutions, for the execution of trades made on their behalf.

OTHER includes asset management fees ($24 million in 1993, $20 million in 1992 and $21 million in 1991), equity in earnings or losses of operating joint ventures and affiliated companies (20%- to 50% - owned) accounted for under the equity method and other revenues not otherwise included in the categories discussed above.

EXPENSES

INTEREST is incurred on short-term borrowings, interest-bearing payables, collateralized mortgage obligations and term debt, and includes accretion of discounts and amortization of premiums and deferred issuance costs. Interest expense recorded for financial reporting purposes in 1993, 1992 and 1991 did not differ materially from the amount of interest paid.

COMPENSATION AND EMPLOYEE-RELATED includes employee base salaries, bonuses and fringe benefits, including medical insurance and life insurance, retirement plans, payroll taxes, expatriate expenses, recruiting agency fees and expenses related to temporary employees. (See Note 10 for a discussion of the adoption, in 1993, of new accounting principles relating to certain postretirement and postemployment benefits.) Compensation expense also includes the cost of shares allocated to individual employee accounts pursuant to the Company's Equity Partnership Plan.

TECHNOLOGY includes costs for computer hardware; office automation and workstations; data center equipment; market data services and voice, data, telex, audio-visual and network communications. Technology expense also includes systems development consulting expenses.

OCCUPANCY includes rent, depreciation, amortization of leasehold improvements, maintenance, utilities, occupancy taxes, property insurance and moving and other occupancy-related expenses incurred in connection with the restructuring or relocation of certain of the Company's businesses.

PROFESSIONAL SERVICES AND BUSINESS DEVELOPMENT includes legal, audit, tax, non-systems consulting, travel and entertainment and advertising expenses.
Clearing and exchange fees include clearance, transaction and commission fees and exchange dues and assessments.

OTHER includes goodwill amortization, expenses recorded for environmental matters, provisions for legal matters (other than the special charges recorded in 1992 and 1991 for the U.S. Treasury auction matters), insurance expense and other expenses not included in the captions listed above. Other expenses in 1993 and 1991 include $30 million and $71 million, respectively, to write down Phibro USA's minimum refining and marketing inventories.

                        SUMMARY OF ACCOUNTING POLICIES

EARNINGS PER SHARE

Primary earnings per share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common and common equivalent shares outstanding, including shares held by the Equity Partnership Plan. Common equivalent shares include the dilutive effect of outstanding stock options. Fully diluted earnings per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on earnings per share. Contingent increases of common stock include the potential impact of the conversion of redeemable preferred stock and convertible debt, which are discussed in Notes 7 and 6, respectively. See Note 12 for the calculation of earnings per share.

                                 SALOMON INC
                       --------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 NOTE 1 - INDUSTRY SEGMENT AND GEOGRAPHIC DATA

The Company's major operating segments are engaged principally in investment banking and securities activities, commodities trading activities and oil refining activities. The Company's investment banking and securities activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"). Commodities trading activities are conducted by the Phibro Division of Salomon Inc ("Phibro Division"). Oil refining activities and certain other asset-based businesses are conducted by Phibro Energy USA, Inc. ("Phibro USA").

In 1992, the Company realigned its energy-related businesses formerly conducted by Phibro Energy, Inc. ("Phibro"). Phibro merged into Salomon Inc; Phibro's former direct subsidiaries, including Phibro USA and PEPI, became wholly-owned direct subsidiaries of Salomon Inc. The Company modified its industry segment reporting to reflect the realignment and restated 1991 amounts to conform with the new presentation.

Segment results for all periods presented include a partial allocation of Salomon Inc corporate-level expenses, the most significant of which is corporate-level net interest expense, which is allocated to the respective operating segments based upon their proportional use of the Company's equity capital. Corporate-level expenses incurred for the benefit of a particular operating segment are allocated directly to that segment. "Corporate and Other" includes: results of PEPI, which is a partner in the White Nights joint venture; corporate-level expenses that cannot be directly associated with the Company's operating segments; and, beginning in the third quarter of 1993, the results of The Mortgage Corporation Group Limited and its subsidiaries ("TMC"). TMC issues sterling denominated mortgage-backed securities and originates and services mortgages in the United Kingdom. "Corporate and Other" assets consist primarily of certain fixed assets, PEPI's investment in White Nights and, in 1993, the assets of TMC, which consist primarily of assets securing collateralized mortgage obligations. In 1992 and 1991, TMC's assets of $4,117 million and $6,108 million, respectively, were included in the Salomon Brothers' segment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's operating results by segment for each of the last three years were:

                                                 INCOME (LOSS) BEFORE
                                                 TAXES AND CUMULATIVE
                                                  EFFECT OF CHANGE IN
DOLLARS IN MILLIONS              REVENUES   ACCOUNTING PRINCIPLES (1)   TOTAL ASSETS
                                 --------   -------------------------   ------------
Year Ended December 31, 1993
   Salomon Brothers                $8,613                      $1,575       $178,617
   Phibro Division                     40                         (15)         1,226
   Phibro USA                          56                         (46)         1,356
   Corporate and Other                 90                         (49)         3,636
                                   ------                      ------       --------
   Consolidated                    $8,799                      $1,465       $184,835
                                   ======                      ======       ========
Year Ended December 31, 1992
   Salomon Brothers                $8,211                      $1,390       $155,861
   Phibro Division                    (42)                       (194)         1,686
   Phibro USA                          35                         (47)         1,394
   Corporate and Other                (21)                        (93)           518
                                   ------                      ------       --------
   Consolidated                    $8,183                      $1,056       $159,459
                                   ======                      ======       ========
Year Ended December 31, 1991
   Salomon Brothers                $8,904                      $1,036       $ 93,297
   Phibro Division                    175                          47          2,365
   Phibro USA                          81                         (80)         1,285
   Corporate and Other                  5                         (84)           455
                                   ------                      ------       --------
   Consolidated                    $9,165                      $  919       $ 97,402
                                   ======                      ======       ========

(1) 1993 does not include the $65 million pretax cumulative effect of a change in accounting principles. This charge is allocated as follows: Salomon Brothers $35 million; Phibro Division $1 million; Phibro USA $6 million and Corporate and Other $23 million.

Phibro USA's oil refining and other asset-related activities are reported on a gross profit basis within "Principal transactions" in the accompanying Consolidated Statement of Income. Phibro USA's gross sales totaled $8,357 million in 1993, $7,197 million in 1992 and $6,736 million in 1991. The related cost of sales was $8,308 million in 1993, $7,173 million in 1992 and $6,658 million in 1991.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying table summarizes the Company's operations by geographic area. Amounts are determined principally by the respective legal jurisdictions of the Company's subsidiaries. Because of the global nature of the financial and commodities markets in which the Company competes and the resulting integration of the Company's worldwide business activities, the Company believes that amounts determined in this manner are not meaningful to an understanding of its business.

                                            INCOME (LOSS) BEFORE
                                            TAXES AND CUMULATIVE
                                             EFFECT OF CHANGE IN
DOLLARS IN MILLIONS           REVENUES  ACCOUNTING PRINCIPLES (1)  TOTAL ASSETS
                              --------  ------------------------   ------------
Year Ended December 31, 1993
   North America                $4,438                    $  139       $106,735
   Europe                        3,979                     1,206         70,524
   Asia and Other                  382                       120          7,576
                                ------                    ------       --------
   Consolidated                 $8,799                    $1,465       $184,835
                                ======                    ======       ========
Year Ended December 31, 1992
   North America                $4,372                    $   55       $112,829
   Europe                        3,471                       923         43,017
   Asia and Other                  340                        78          3,613
                                ------                    ------       --------
   Consolidated                 $8,183                    $1,056       $159,459
                                ======                    ======       ========
Year Ended December 31, 1991
   North America                $5,658                    $  337       $ 63,296
   Europe                        3,008                       436         29,766
   Asia and Other                  499                       146          4,340
                                ------                    ------       --------
   Consolidated                 $9,165                    $  919       $ 97,402
                                ======                    ======       ========

(1) North America excludes the $65 million pretax charge related to the cumulative effect of a change in accounting principles in 1993 and includes pretax charges of $30 million in 1993 and $71 million in 1991 to write down to market value the carrying value of the minimum inventories of Phibro USA's refining and marketing activities, $27 million in 1993, $67 million in 1992 and $63 million in 1991, related to the relocation and consolidation of office space in New York, $185 million in 1992 and $200 million in 1991 in connection with the U.S. Treasury auction and related matters, $59 million in 1992 in connection with the restructuring of the Company's energy businesses, and $45 million in 1991 for certain other legal matters. Europe includes pretax charges of $15 million in 1992 in connection with the consolidation of office space in London and $13 million in 1992 in connection with the restructuring of the Company's energy businesses. Asia and Other includes a pretax charge of $18 million in 1993 related to the consolidation of office space in Tokyo.

            NOTE 2 - COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Securities purchased under agreements to resell are collateralized principally by U.S. and non-U.S. government and agency securities. Securities borrowed agreements are collateralized principally by U.S. and non-U.S. government and agency securities, corporate debt and equity securities. At December 31, 1993, the market value of securities collateralizing resale agreements and securities borrowed and other short-term financing agreements was $38.1 billion and $11.8 billion, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NOTE 3 - PROPERTY, PLANT AND EQUIPMENT


Property, plant and equipment consisted of the following (dollars in millions):

DECEMBER 31,                                       1993     1992
                                                 ------   ------
Land                                             $    4   $    4
Buildings, improvements and equipment             1,075      914
Refining assets                                     634      496
Shipping, crude gathering and drilling assets        26       32
                                                 ------   ------
Total                                             1,739    1,446
Accumulated depreciation and amortization          (617)    (476)
                                                 ------   ------
Property, plant and equipment, net               $1,122   $  970
                                                 ======   ======

                        NOTE 4 - SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase are collateralized principally by U.S. and non-U.S. government and agency securities. Securities loaned agreements are collateralized principally by corporate debt and equity securities. These agreements are carried at their contractual amounts, including accrued interest.

Information regarding the Company's bank borrowings and commercial paper is presented below (dollars in millions). Average balances were computed based on month-end outstanding balances.

YEAR ENDED DECEMBER 31,                              1993     1992     1991
                                                   ------   ------   ------
Bank borrowings:
   Balance at year-end                             $3,644   $2,080   $1,649
   Weighted average interest rate                     4.2%     5.7%     7.2%
   Annual averages -
      Amount outstanding                           $2,341   $2,206   $4,616
      Weighted average interest rate                  4.5%     6.2%     8.0%
   Maximum amount outstanding at any month-end     $3,999   $3,544   $7,559
                                                   ------   ------   ------
Commercial paper:
   Balance at year-end                             $1,344   $1,143   $  546
   Weighted average interest rate                     3.5%     3.6%     6.5%
   Annual averages -
      Amount outstanding                           $  933   $  731   $5,327
      Weighted average interest rate                  3.4%     4.0%     6.9%
   Maximum amount outstanding at any month-end     $1,344   $1,143   $8,377
                                                   ======   ======   ======

Salomon Inc issues U.S. dollar denominated commercial paper in the United States and Europe, and sterling and other non-U.S. dollar denominated commercial paper in Europe. At December 31, 1993, all of the Company's commercial paper outstanding was U.S. dollar denominated. At December 31, 1992, U.S. dollar denominated commercial paper

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding totaled $1,136 million and the U.S. dollar equivalent of sterling denominated commercial paper outstanding totaled $7 million.

In April 1992, Salomon Brothers Inc ("SBI") entered into a committed secured standby bank credit facility for financing securities positions. The facility contains certain restrictive covenants that require, among other things, that
SBI maintain minimum levels of excess net capital and net worth, as defined. At December 31, 1993, SBI's excess net capital exceeded the minimum required under the facility by $483 million and SBI's net worth exceeded the minimum amount required by $886 million. There have been no borrowings under this facility, the capacity of which was $2.65 billion at December 31, 1993. TMC has secured sterling denominated committed credit facilities aggregating the U.S. dollar equivalent of $338 million at December 31, 1993. Approximately $153 million of these facilities mature in mid-1995; the remainder mature in 2031. The unused portions of these lines were approximately $142 million at December 31, 1993. Annual commitment fees on the unused portions of committed credit facilities range from 10 to 30 basis points.
- --------------------------------------------------------------------------------

                 NOTE 5 - COLLATERALIZED MORTGAGE OBLIGATIONS

Certain special purpose wholly-owned subsidiaries have been organized to issue collateralized mortgage obligations ("CMOs"). The CMOs are collateralized by mortgages, mortgage-backed securities and short-term investments (collectively, the "Collateral"). Principal and interest payments received from the Collateral are utilized to meet periodic principal and interest payments on the CMOs. Although the CMOs have contractual maturities, their actual maturities may be shorter as a result of prepayments of the Collateral.

The CMOs consisted of the following (dollars in millions):

                                   CURRENCY
                             -------------------
DECEMBER 31,                 STERLING     U.S. $    TOTAL 1993   TOTAL 1992
                             --------    -------    ----------   ----------
Contractual Maturity
2001 to 2005                   $    -     $   62        $   62       $  250
2006 to 2010                        -        206           206          275
2011 to 2033                    2,675        920         3,595        4,459
Accrued interest payable           16         22            38           59
Unamortized discounts               -        (93)          (93)        (136)
                               ------     ------        ------       ------
Collateralized mortgage
 obligations                   $2,691     $1,117        $3,808       $4,907
                               ======     ======        ======       ======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              NOTE 6 - TERM DEBT

Term debt, net of unamortized discount, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity, and certain issues carry sinking fund requirements. The maturity structure of the Company's term debt, based on contractual maturities, sinking fund requirements or the earliest date on which the debt is repayable at the option of the holder was (dollars in millions):

                                 FIXED-RATE  VARIABLE-RATE
DECEMBER 31,                    OBLIGATIONS    OBLIGATIONS  TOTAL 1993   TOTAL 1992
                                -----------  -------------  ----------   ----------
U.S. dollar denominated:
   Due in 1993                       $    -         $    -      $    -       $2,253
   Due in 1994                        1,196            705       1,901        1,101
   Due in 1995                        1,426            845       2,271        1,487
   Due in 1996                          982            900       1,882          422
   Due in 1997                          447             75         522          122
   Due in 1998                          850            168       1,018          205
   Thereafter                         1,886             68       1,954          697
                                     ------         ------     -------       ------
   U.S. dollar denominated            6,787          2,761       9,548        6,287
                                     ------         ------     -------       ------
Non-U.S. dollar denominated:
   Due in 1993                            -              -           -          551
   Due in 1994                          230            295         525          250
   Due in 1995                          148            152         300          100
   Due in 1996                           99            156         255          240
   Due in 1997                          184              4         188           97
   Due in 1998                          135             58         193          259
   Thereafter                           639             44         683          749
                                     ------         ------     -------       ------
   Non-U.S. dollar denominated        1,435            709       2,144        2,246
                                     ------         ------     -------       ------
Term debt                            $8,222         $3,470     $11,692       $8,533
                                     ======         ======     =======       ======

For issues denominated in currencies other than the U.S. dollar that are not used to finance assets in the same currency, the Company has entered into foreign exchange agreements that have effectively converted that debt (consisting mostly of Japanese yen and German marks) into U.S. dollar obligations. It is Company policy to utilize financial instruments, including interest rate swap agreements, to convert most fixed interest rate debt into variable interest rate obligations.

Fixed-rate debt matures at various dates through 2023. The contractual interest rates on fixed-rate debt ranged from 3.67% (U.S. dollar denominated) to 12.87% (Italian lira denominated) at December 31, 1993 and 3.60% (U.S. dollar denominated) to 13.38% (U.S. dollar denominated) at December 31, 1992. The weighted average coupon interest rates were 6.71% and 7.55% at December 31, 1993 and 1992, respectively.

Variable-rate debt matures at various dates through 2003. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable-rate debt ranged from 1.63% (yen denominated)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to 9.27% (European Currency Unit denominated) at December 31, 1993, and 1.63% (yen denominated) to 12.84% (European Currency Unit denominated) at December 31, 1992.

Term debt includes subordinated notes, which totaled $28 million and $14 million at December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, subordinated debt included approximately $8 million of convertible restricted notes, convertible at the rate of $13.89 per share into 547,953 shares of the Company's common stock at December 31, 1993 and 587,255 shares at December 31, 1992. In 1993, the Company issued certain term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.
- --------------------------------------------------------------------------------

                           NOTE 7 - PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock.

REDEEMABLE PREFERRED STOCK, SERIES A

At December 31, 1993, 700,000 shares of Series A cumulative preferred stock ("Series A Preferred") were issued and outstanding. The entire issue of Series A Preferred is held by affiliates of Berkshire Hathaway Inc. Each share has a redemption value of $1,000, is entitled to receive quarterly cash dividends at the annual rate of $90 and can be converted into shares of common stock at $38 per share. The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events, none of which have occurred to date. The redeemable preferred stock is entitled to one vote per share of common stock into which it is convertible (18,421,053 shares at December 31, 1993), voting together as one class with the Company's common stock. At December 31, 1993, the redeemable preferred stock represented 14.3% of the votes entitled to be cast by the Company's outstanding voting securities.

Commencing October 31, 1995, 140,000 Series A Preferred shares must be redeemed annually at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Company's common stock, nor may the Company repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.

PREFERRED STOCK, SERIES C

In June 1991, the Company issued $112.5 million (225,000 shares) of Series C 9.50% cumulative preferred stock ("Series C Preferred") represented by 4,500,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series C Preferred, which is not redeemable at the holder's option, is redeemable at the Company's option at any time on or after June 30, 1996, at a price of $500 for each preferred share ($25 for each depositary share).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PREFERRED STOCK, SERIES D

In February 1993, the Company issued $200 million (400,000 shares) of Series D 8.08% cumulative preferred stock ("Series D Preferred") represented by 8,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series D Preferred, which is not redeemable at the holder's option, is redeemable at the Company's option at any time on or after March 31, 1998, at a price of $500 for each preferred share ($25 for each depositary share).

                       ................................

The Company has entered into interest rate swap agreements that effectively convert its fixed-rate dividend obligations into variable-rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the aftertax income or loss generated by these swaps.
- --------------------------------------------------------------------------------

                             NOTE 8 - COMMON STOCK

On February 8, 1988, the Company's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock. The Board also authorized the issuance of preferred share purchase rights for each share of Series A Preferred based on the number of shares of common stock into which the Series A Preferred will be convertible. The rights contain provisions to protect stockholders against certain takeover tactics and are exercisable for shares of the Company's Series B junior participating preferred stock only if certain specified events occur relating to changes in ownership of the Company's stock or an attempted takeover.

Also see "Stock Option and Incentive Plans" in Note 10.
- --------------------------------------------------------------------------------

                             NOTE 9 - NET CAPITAL

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The Company's principal regulated subsidiaries are discussed below.

Salomon Brothers Inc is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1, which requires net capital, as defined under the alternative method, of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. Although net capital, aggregate debit items and funds required to be segregated change from day to day, at December 31, 1993, SBI's net capital was $947 million, $883 million in excess of regulatory requirements.

Salomon Brothers International Limited ("SBIL") is authorized to conduct investment business in the United Kingdom by the Securities and Futures Authority ("SFA") in accordance with the Financial Services Act 1986 (the "Act") and is also a Bank of England listed institution pursuant to Section 43 of the Act. The SFA requires SBIL to have available at all

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

times financial resources, as defined, sufficient to demonstrate continuing compliance with its rules. At December 31, 1993, SBIL's financial resources were $321 million in excess of regulatory requirements.

Salomon Brothers Asia Limited ("SBAL") and Salomon Brothers AG ("SBAG") are also subject to regulation in the countries in which they do business. Such regulations include requirements to maintain specified levels of net capital or its equivalent. At December 31, 1993, SBAL's net capital was $670 million above the minimum required by Japan's Ministry of Finance. SBAG's net capital was $78 million above the minimum required by Germany's Banking Supervisory Authority.
- --------------------------------------------------------------------------------

                       NOTE 10 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS

Substantially all full-time U.S. employees of the Company participate in defined contribution plans. Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise fully funded. The costs relating to such plans were $46 million, $40 million and $35 million in 1993, 1992 and 1991, respectively.

HEALTH CARE AND LIFE INSURANCE

The Company provides certain health care and life insurance benefits for its active employees, substantially all of its retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. The Company self-insures most of such benefit programs. At December 31, 1993, there were 8,400 active and 600 retired employees eligible for such benefits.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106"). This standard requires companies to provide for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The Company recorded a liability to reflect the present value, as of January 1, 1993, of benefits expected to be paid to retired employees. In addition, the Company recorded a liability for benefits expected to be paid to active employees for services rendered prior to January 1, 1993. The aggregate liability for these benefits resulted in a charge against earnings in the amount of $65 million; the aftertax charge was $37 million. At December 31, 1993, the present value of the liability related to such benefits was $71 million.

Expenses recorded for health care and life insurance benefits were $125 million, $43 million and $41 million in 1993, 1992 and 1991, respectively. Such expenses in 1993 included the $65 million pretax charge, discussed above, related to the adoption of SFAS 106 as well as $6 million of incremental expenses resulting from this change in accounting principles. Prior to 1993, the Company expensed the costs associated with these plans as they were paid.

The Company also adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits in 1993, the impact of which was immaterial.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTION AND INCENTIVE PLANS

The Non-Qualified Stock Option Plan of 1984 (the "1984 Plan"), as amended in 1988, provides for the granting of options to purchase common stock to certain key employees. Stock appreciation rights can accompany some or all of the options granted. Exercise of such rights extinguishes the related options. Options expire ten years from the date of grant. Options to purchase 1,732,890 and 2,650,952 shares were exercisable at December 31, 1993 and 1992, respectively.

Changes in options and outstanding shares under option are summarized as follows:

                             NUMBER OF      OPTION PRICE
                                SHARES         PER SHARE
                             ---------  ----------------
Shares under option at:
   December 31, 1993         1,732,890  $18.13 to $46.00
   December 31, 1992         2,650,952  $18.13 to $46.00
   December 31, 1991         5,426,014  $17.88 to $46.00
Options exercised:
   1993                        899,585  $18.13 to $40.38
   1992                      2,620,142  $17.88 to $32.84
   1991                      1,656,206  $14.06 to $30.38
Options canceled:
   1993                         18,477  $18.13 to $46.00
   1992                        154,920  $18.13 to $46.00
   1991                      2,032,450  $18.13 to $46.00
                             ---------  ----------------
Available for future grant:
   December 31, 1993         9,824,567
   December 31, 1992         9,806,090
   December 31, 1991         9,651,170
                             =========

In late 1992 and early 1993, the Company settled certain employment-related compensation claims of three of the four senior officers who left the Company and SBI following the August 1991 announcement of certain earlier irregularities by former employees in certain auctions of U.S. Treasury securities. The compensation claims of the other officer have not been resolved. As a part of the settlements, options to purchase a total of 451,700 common shares were either surrendered or were canceled. Options to purchase a total of 145,000 common shares were exercised and are included as 1992 activity in the accompanying table. The surrendered or canceled options are treated as canceled as of 1991 in the table. Options to purchase a total of 744,900 common shares, that were held by the other officer, are also treated as canceled as of 1991 in the table, although the officer claims the right to exercise these options.

In the event of certain changes of control not approved by the Company's Board of Directors, the holders of options under the 1984 Plan will be entitled to receive an immediate cash payment equal to the excess of the fair market value of the common stock over the exercise price of shares covered by options or stock appreciation rights. Furthermore, all amounts credited to employees' accounts under certain bonus plans will vest and employees will be entitled to payment of an amount no less than the pro rata portion of their prior annualized year-end bonus.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 1989, the stockholders approved an Employee Stock Purchase Plan. Eligible employees may purchase shares of the Company's common stock at 85% of its fair market value on the purchase date, up to an annual maximum of $21,250, not to exceed 10% of their total annual compensation.

Shares purchased under the 1984 Plan and the Employee Stock Purchase Plan are issued from the Company's common stock held in treasury.

During 1991, the stockholders approved the Equity Partnership Plan (the "Plan"). Under the Plan, administered by an independent trustee, a portion of qualifying employees' compensation includes awards in the form of the Company's common stock. Open market purchases of shares by the Plan totaled $293 million (6.9 million shares) in 1993 and $155 million (4.5 million shares) in 1992. Stock awarded under the Plan totaled $264 million (6.3 million shares) and $186 million (5.5 million shares) in 1993 and 1992, respectively, and is included as a component of compensation expense. Dividends paid to shares held by the Plan are used to purchase Salomon Inc stock at 85% of its market value at the time of purchase. "Equity Partnership Plan, net," which is a component of Stockholders' equity in the Consolidated Statement of Financial Condition, includes an increase in equity representing the Company's liability related to the Plan which is payable in the Company's common stock as well as a reduction in equity equal to the cost of the unawarded shares held by the Plan. Shares held by the trustee of the Plan are considered outstanding for the purpose of computing earnings per share.
- --------------------------------------------------------------------------------

                            NOTE 11 - INCOME TAXES

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS 109"), the impact of which was negligible. Under SFAS 109, temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. The 1992 and 1991 provision for income taxes was determined using the deferred method of intraperiod tax allocation in accordance with Accounting Principles Board Opinion No. 11.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of income taxes reflected in the Consolidated Statement of Income are (dollars in millions):

YEAR ENDED DECEMBER 31,    1993    1992    1991
                           ----    ----    ----
Current:
   U.S. federal            $167    $176    $ 91
   State and local           59      33       6
   Non-U.S.                  53     190     144
                           ----    ----    ----
   Total current            279     399     241
                           ----    ----    ----
Deferred:
   U.S. federal             (61)    (47)    (23)
   State and local          (37)     44      58
   Non-U.S.                 420     110     136
                           ----    ----    ----
   Total deferred           322     107     171
                           ----    ----    ----
Income taxes               $601    $506    $412
                           ====    ====    ====

Deferred tax provisions (benefits) arising from significant temporary differences are as follows (dollars in millions):

YEAR ENDED DECEMBER 31,                        1993    1992    1991
                                              -----    ----   -----
Mark-to-market adjustments                    $ 348    $ 92   $ 479
Non-U.S. earnings                                 -       -    (153)
Employee benefits and deferred compensation    (111)      -     (70)
U. S. Treasury auction and related matters       11      37     (55)
Environmental reserves                           13     (12)    (13)
Occupancy reserves                               16     (21)     (2)
Other, net                                       45      11     (15)
                                              -----    ----   -----
Deferred income taxes                         $ 322    $107   $ 171
                                              =====    ====   =====

Deferred income tax credits included in the Consolidated Statement of Financial Condition were $1.2 billion and $0.9 billion at December 31, 1993 and 1992, respectively. Before 1993, securities inventories for the Company's U.S.-based securities activities were valued at the lower of cost or market for tax purposes and at market value in the Company's financial statements. Effective January 1, 1993, the Omnibus Budget Reconciliation Act ("OBRA") requires U.S. dealers in securities to value their inventories at market value for tax purposes. The transition provisions of OBRA prescribe that the excess of book basis over tax basis at January 1, 1993 be amortized to taxable income over a five year period. This change will reduce the Company's deferred tax liability but will not impact the Company's provision for income tax expense.

Income taxes paid, net of refunds, totaled $278 million in 1993, $349 million in 1992 and $231 million in 1991. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides deferred income taxes on the undistributed earnings of foreign subsidiaries and affiliates except to the extent that such earnings are intended to be indefinitely invested outside the United States. At December 31, 1993, the accumulated undistributed earnings of the Company's non-U.S. subsidiaries amounted to $3.0 billion. U.S. federal taxes have been provided on $1.8 billion of these earnings and, therefore, that amount could be remitted to the

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

United States without incurring additional tax expense. The undistributed earnings of the Company's non-U.S. subsidiaries that are indefinitely invested outside the United States amounted to $1.2 billion. At the existing U.S. federal income tax rate, additional taxes of $368 million would have to be provided if the remaining earnings were remitted to the United States.

A reconciliation of expected income tax expense, computed by applying the statutory U.S. federal income tax rate to income before taxes, to the actual expense recorded by the Company follows (dollars in millions):

YEAR ENDED DECEMBER 31,                          1993   1992   1991
                                                -----  -----  -----
Expected income tax expense at statutory
 U.S. federal income tax rate                    $513   $359   $312
Impact of:
   Taxes applicable to non-U.S. earnings            2     26     32
   State and local taxes, net of U.S.
    federal tax effect                             14     51     42
   Provisions for tax contingencies and
    non-deductible reserves                        50     68     17
   Other, net                                      22      2      9
                                                 ----   ----   ----
Income taxes                                     $601   $506   $412
                                                 ====   ====   ====

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         NOTE 12 - EARNINGS PER SHARE

The calculation of earnings per share of common stock was based upon the following (in millions, except per share amounts):

YEAR ENDED DECEMBER 31,                        1993     1992    1991
                                             ------   ------  ------
Average common shares outstanding             110.4    114.6   111.7
Effects of assumed exercise of stock
 options, if dilutive                            .6       .8     1.1
                                             ------   ------  ------
Shares used in computing primary
 earnings per share                           111.0    115.4   112.8
Effects (when dilutive) of:
   Assumed conversion of convertible notes       .6       .9     2.0
   Assumed conversion of convertible
    preferred stock                            18.4     18.4    18.4
                                             ------   ------  ------
Shares used in computing fully diluted
 earnings per share                           130.0    134.7   133.2
                                             ======   ======  ======
Income before cumulative effect of
 change in accounting principles             $  864   $  550  $  507

Less dividends on preferred stock, Series
 A, C and D*                                     49       68      67
                                             ------   ------  ------
Income for primary earnings per share
 before cumulative effect of change in
 accounting principles                          815      482     440
Add dividends on preferred stock,
 Series A, when dilutive*                        39       63      63
Add interest expense, net of tax, on
 convertible notes, when dilutive                 -        1       2
                                             ------   ------  ------
Income for fully diluted earnings per
 share before cumulative effect of
 change in accounting principles                854      546     505
Cumulative effect of change in accounting
 principles, net of tax benefit of $28          (37)       -       -
                                             ------   ------  ------
Net income for fully diluted earnings
 per share                                   $  817   $  546  $  505
                                             ======   ======  ======
Earnings per share of common stock:
Primary earnings before cumulative effect
 of change in accounting principles          $ 7.34   $ 4.18  $ 3.90
Cumulative effect of change in accounting
 principles                                   (0.33)       -       -
                                             ------   ------  ------
Primary earnings                             $ 7.01   $ 4.18  $ 3.90
                                             ======   ======  ======
Fully diluted earnings before cumulative
 effect of change in accounting
 principles                                  $ 6.57   $ 4.05  $ 3.79
Cumulative effect of change in accounting
 principles                                   (0.29)       -       -
                                             ------   ------  ------
Fully diluted earnings                       $ 6.28   $ 4.05  $ 3.79
                                             ======   ======  ======

* Dividends on preferred stock are adjusted for the aftertax impact of interest rate swaps that effectively convert the Company's fixed-rate dividend obligations to variable-rate obligations. In 1992 and 1991, the impact of the swaps related to the Series A Preferred was included in reported earnings.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NOTE 13 - COMMITMENTS AND CONTINGENCIES

REPURCHASE AGREEMENTS, SECURITIES PLEDGED AND LETTERS OF CREDIT

At December 31, 1993, the approximate market values of securities sold under agreements to repurchase or pledged by the Company were:

DOLLARS IN MILLIONS
For sales under agreements to repurchase            $ 87,012
As collateral for securities borrowed
 of approximately equivalent value                    27,662
To clearing organizations or segregated
 under securities laws and regulations                 3,045
As collateral on bank loans                            3,690
For securities loaned                                  2,250
As collateral for letters of credit                      826
                                                    --------
Repurchase agreements and securities pledged        $124,485
                                                    ========

At December 31, 1993, the Company had $2.8 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

LEASE COMMITMENTS

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2012. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1993. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors. Amounts presented below also include lease expenses which, as a part of oil refining or other asset-based activities, are expected to be recorded as a reduction of "Principal transactions" in the Consolidated Statement of Income.

DOLLARS IN MILLIONS
1994                      $  131
1995                         109
1996                          97
1997                          82
1998                          71
Thereafter                   681
                          ------
Minimum future rentals    $1,171
                          ======

Minimum future rentals includes $86 million related to space the Company has vacated or intends to vacate. The Company has provided reserves based on these amounts. Rent expense under operating leases totaled $133 million, $161 million and $177 million for the years ended December 31, 1993, 1992 and 1991, respectively. These amounts exclude reductions in "Principal transactions" of $46 million in 1993, $85 million in 1992 and $78 million in 1991.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          NOTE 14 - LEGAL PROCEEDINGS

U.S. TREASURY AUCTION AND RELATED MATTERS

On August 9, 1991, the Company announced that it had uncovered irregularities by certain employees of its indirect wholly-owned subsidiary, Salomon Brothers Inc ("SBI"), in connection with certain auctions of U.S. Treasury securities. During the 1991 third quarter, the Company recorded a pretax charge of $200 million to establish a reserve for estimated monetary damages, settlement costs, fines, penalties, legal expenses and other related costs expected to be incurred in connection with the private actions and investigations by certain U.S. governmental authorities, state agencies and self-regulatory authorities arising out of this matter. As a result of the settlement announced on May 20, 1992 with U.S. governmental authorities, the Company recorded an additional pretax charge of $185 million in the 1992 second quarter. In January and February of 1993, the Company and SBI settled claims with 42 states and the District of Columbia arising out of this matter.

The Company or SBI are subject to over 50 private actions with respect to the U.S. Treasury auction and related matters, including actions brought by purchasers of the Company's securities, actions brought by participants in the U.S. Treasury securities market and actions which assert derivative claims purportedly on behalf of the Company. In September 1993, the Company, while denying any violation of the law, entered into a formal stipulation of settlement to settle certain class action lawsuits that have been brought by purchasers of various of the Company's securities. The stipulation of settlement provides for payment of $54.5 million to the plaintiff class, to be paid out of the $100 million private claims fund established pursuant to the 1992 settlement described above. The Company also agreed to pay plaintiffs' attorneys fees and expenses awarded by the court, in an amount not to exceed $12.5 million. The settlement is subject to court approval, and hearings have been held to determine whether the settlement should be approved. The settlement will not compromise or settle any claims asserted by participants in the U.S. Treasury securities market or any derivative claims brought in connection with the U.S. Treasury auction and related matters. Although the resolution of these remaining U.S. Treasury auction matters may differ from the amount the Company currently has reserved, the Company does not expect such difference to be material to its financial condition.

ENVIRONMENTAL AND OTHER MATTERS

Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), under certain circumstances, a potentially responsible party ("PRP"), may be held jointly and severally liable, without regard to fault, for response costs at a CERCLA site. A PRP's ultimate cost at a site generally depends on its involvement with the site and the nature and extent of contamination, the remedy selected, the role of other PRPs in creating the alleged contamination and the availability of contribution from those PRPs, as well as any insurance or indemnification agreements which may apply. In most cases, both the resolution of the complex issues involved and any necessary remediation expenditures occur over a number of years.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1988, a subsidiary of Salomon Inc, The S.W. Shattuck Chemical Company, Inc. ("Shattuck") along with over 350 industrial, municipal and other entities, was named by the federal Environmental Protection Agency ("EPA") as a PRP subject to liability under CERCLA at a site, Section 6 of the Lowry Landfill in Arapaho County, Colorado ("Lowry"), owned by the city and county of Denver ("Denver"). Shattuck was named a PRP based on disposal of its wastes at Lowry. Along with several other waste generator PRPs, Shattuck has entered into two Administrative Consent Orders with the EPA to conduct certain site investigations and studies. It currently appears, from EPA estimates, that the remediation cost will be approximately $120 million. In December 1991, Denver filed suit under CERCLA and state common law in the United States District Court for the District of Colorado against Salomon Inc, Shattuck and 38 other PRPs seeking a declaration of their liability for, and recovery of, response costs expended and to be incurred at Lowry. In February 1992, Waste Management of Colorado, Inc. and Chemical Waste Management Inc., both PRPs at Lowry, commenced a similar action in the same court against Salomon Inc and Shattuck. In May 1993, the Company and Shattuck settled both actions with the plaintiffs. Under the settlement and based on current EPA estimates, the Company's ultimate share of remediation costs is not expected to exceed $13 million, of which half has been paid into a trust fund.

In August 1992, the EPA issued a Unilateral Administrative Order for remedial design/remedial action to be performed by Shattuck under CERCLA at a site (Bannock Street), which includes property owned by, and a metal processing plant previously operated by, Shattuck in Denver, Colorado. The Order provides that, in the course of performing the remedial design/remedial action, Shattuck shall demonstrate financial assurance in an amount not less than $26.6 million. Effective August 31, 1992, Shattuck served notice to EPA of its intent to comply with the Order. Shattuck has performed significant remediation activities at the site in accordance with the Order.

In February 1993, Salomon Inc, and at least three other unrelated companies, received from EPA a request for information under CERCLA concerning an alleged release of hazardous substances at the National Zinc site in Bartlesville, Oklahoma. In May 1993, National Zinc was proposed for listing as a superfund site on EPA's National Priorities List under CERCLA. Final listing remains subject to EPA's determination. On May 28, 1993, both Salomon Inc and a current subsidiary received notices from EPA of designation as PRPs with respect to National Zinc. The National Zinc site was defined by EPA to include a smelter facility which had been owned by a former subsidiary of the Company and an eight square mile area surrounding such facility. The Company and its current subsidiary have taken issue with the PRP designations. In October 1993, the Company received notice from EPA of a planned removal response by EPA at the National Zinc site estimated by EPA to cost approximately $15.2 million. The Company and two other parties were designated by EPA as PRPs with respect to this removal action. In November 1993, EPA notified the Company and the same two other parties of its intent to conduct a remedial investigation, feasibility study and remedial design ("RI/FS/RD") for the site on a schedule which would result in selecting a remedy by December 1994, and offered the PRPs the opportunity to do this work. EPA also stated its willingness to consider a State Delegation Pilot Project whereunder PRPs, including the Company, could conduct the RI/FS/RD pursuant to an Administrative Order of Consent with the State of Oklahoma, with limited oversight by EPA. EPA has requested a proposal regarding

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the RI/FS/RD from the state and cooperating parties, which has been provided. In February 1994, EPA issued to the Company and two other parties a Unilateral Administrative Order with respect to the removal action described above. The Company and one other party served notice to EPA of their intention to comply with the Unilateral Administrative Order. The Company estimates that its cost to perform the removal action pursuant to the Unilateral Administrative Order and to participate in performing the RI/FS/RD will be approximately $7.5 million. The Company's additional costs, if any, related to remediation at the site cannot be determined at this time.

On February 8, 1994, Horseheads Industries, Inc. D/B/A Zinc Corporation of America, the current owner of the smelter facility at the National Zinc site, filed suit in the United States District Court for the Northern District of Oklahoma against the Company, St. Joe Minerals Company, Fluor Corporation and Cyprus Amax Minerals Company alleging that the defendants are liable to it for response costs incurred in connection with the smelter facility under CERCLA because of the release of hazardous substances during periods of ownership or operation by them or their affiliates or predecessors in interest. The extent of the Company's liability with respect to the allegations of the complaint cannot be determined at this time.

In March 1990, Salomon Inc and a subsidiary were notified by the Tennessee Department of Health and Environment ("TDHE") that they were responsible for remedial costs under the Tennessee Hazardous Waste Management Act, as prior owners and operators, at Roane Alloys, a ferro-alloy plant in Rockwood, Tennessee. In 1992, Salomon Inc's subsidiary, together with another prior owner and the current owner of the site, received a determination from the TDHE selecting a site remediation plan under which Salomon Inc's and the subsidiary's costs are expected to total approximately $1 million. Remediation activities have commenced at the site.

In addition to the matters discussed above, liability under CERCLA is currently asserted against Salomon Inc and/or its subsidiaries by EPA relating to the following sites: Erda, Utah (Micronutrients International); Golden, Colorado (Colorado School of Mines Research Institute) and Granite City, Illinois (NL/Taracorp). Additionally, a subsidiary has been named as a third-party defendant in a suit filed by the EPA in the United States District Court for the Western District of Pennsylvania to recover response costs allegedly expended at a CERCLA site in Pulaski, Pennsylvania (Metcoa). In each case, Salomon Inc, or the subsidiary, has been identified as a PRP based upon the alleged shipment of relatively small volumes of material to the site, and Salomon Inc's, or the subsidiary's, share of remediation costs is expected to be immaterial.

The Company is also a defendant in other lawsuits incidental to its securities and commodities business. Management of the Company, after consultation with outside legal counsel and consideration of applicable reserves, believes that the resolution of environmental and other proceedings will not result in any material adverse effect on the Company's financial condition.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            NOTE 15 - MARKET RISK AND CONCENTRATIONS OF CREDIT RISK

MARKET RISK

In the normal course of its operations, the Company and its subsidiaries enter into various contractual commitments involving future settlement. Within Salomon Brothers, these include futures contracts; commitments to buy and sell securities and foreign currencies; interest rate swap, cap and floor agreements and option contracts. Salomon Inc also issues warrants that entitle holders to settlements on exercise based upon movements in market prices of specific financial instruments, foreign exchange rates, equity indices and certain commodities. The Phibro Division participates in the commodities-related futures, forward and derivative markets, particularly with respect to crude oil and precious metals.

As discussed in the Summary of Accounting Policies, the Company records all contractual commitments involving future settlement at market or fair value. Consequently, changes in the amounts recorded in the Company's Consolidated Statement of Financial Condition resulting from movement in market prices are included currently in the Consolidated Statement of Income.

Commitments involving future settlement give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular instrument. The Company's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates and market volatility. For instruments such as options and warrants, the time period during which the option or warrant may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affects the level of market risk. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to manage such risk.

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of the notional amounts of financial instruments that give rise to off-balance-sheet risk. The determination of notional amounts does not consider any of the factors discussed above. Notional amounts are indicative only of the volume of activity; they are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instruments. For example, notional amounts of forward contracts include both purchase and sale commitments. Futures contracts include contracts purchased as well as contracts sold. Swap agreements include several combinations, such as those in which the Company pays a fixed rate of interest and receives a variable rate, as well as those in which the Company pays a variable rate of interest and receives a fixed rate. Options and warrants sold or written include both calls and puts. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's Consolidated Statement of Financial Condition. For all

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the reasons noted above, the interpretation of notional amounts as a measure of market risk could be materially misleading. As noted in the Summary of Accounting Policies, the Consolidated Statement of Financial Condition includes the market or fair value of financial options and contractual commitments involving future settlement.

Notional amounts, as well as the market or fair value of options and contractual commitments recorded as assets, are set forth in the summary that immediately follows the Statement of Financial Condition.

CONCENTRATIONS OF CREDIT RISK

Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their obligations to the Company. As an intermediary in financial instruments, Salomon Brothers regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Salomon Brothers also enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. Salomon Brothers generally controls access to the collateral pledged by the counterparties, which consists largely of U.S. and non-U.S. government and agency securities. The Phibro Division and Phibro USA regularly transact business with independent and government-owned oil producers, a wide variety of end-users, trading companies and financial institutions.

The Company acts as a dealer of securities in the global capital markets and, consequently, has credit risk for the timely repayment of principal and interest regarding its holdings of securities. U.S. government and agency securities owned totaled $42.5 billion at December 31, 1993 and $33.9 billion at December 31, 1992. With the addition of U.S. government and agency securities pledged as collateral by counterparties in connection with collateralized financing activity, the Company's total holdings of U.S. government securities were $71.2 billion or 39% of the Company's total assets at December 31, 1993 and $84.8 billion or 53% of assets at December 31, 1992. Similarly, concentrations with non-U.S. governments totaled $52.3 billion at December 31, 1993 and $32.2 billion at December 31, 1992. These consist predominantly of securities issued by the governments of major industrial nations.

Remaining concentrations arise principally from contractual commitments with counterparties in financial, or commodities-related transactions involving future settlement and fixed-income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1993 or 1992. North America and Asia represent the largest geographic concentrations. Among industries, banks (both U.S. and non-U.S.) represent the largest group of counterparties. A Summary of the Company's credit exposure for over-the-counter derivatives and foreign exchange, net of collateral, by risk class is included in the Summary of Options and Contractual Commitments immediately following the Statement of Financial Condition.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       NOTE 16 - FAIR VALUE INFORMATION

The following information is provided to help users gain an understanding of the relationship between amounts reported in the Company's financial statements and the related market or fair values. Specific accounting policies are discussed in the Summary of Accounting Policies. The Company's assets and liabilities as of December 31, 1993 and 1992 can be characterized as follows:

                                                 ASSETS        LIABILITIES
                                             --------------  --------------
DOLLARS IN BILLIONS                            1993    1992    1993    1992
                                             ------  ------  ------  ------
Items recorded at market or fair value       $120.4  $ 85.5  $ 56.5  $ 46.3
Items recorded at contractual amounts
 that approximate market or fair value         61.2    70.5   119.6   105.2
Items recorded at contractual or historical
 values that do not necessarily approximate
 market or fair value                           3.2     3.5     3.4     3.6
                                             ------  ------  ------  ------
Total assets and liabilities                 $184.8  $159.5  $179.5  $155.1
                                             ======  ======  ======  ======

Items recorded at contractual amounts that approximate market or fair value consist largely of short-term lending or borrowing agreements, non-U.S. dollar denominated collateralized mortgage obligations ("CMOs") and the assets securing these CMOs ("CMO collateral"), and a substantial portion of the Company's term debt. Because of the limited term to maturity of many of these instruments or their variable interest rates, their market values are not materially sensitive to shifts in market interest rates. Reverse repurchase agreements and other collateralized short-term financing agreements totaled $48.9 billion, representing 80% of such assets at December 31, 1993, down from $60.6 billion, or 86% of such assets a year ago. Non-U.S. dollar denominated CMO collateral, which consists primarily of variable-rate mortgage instruments, totaled $2.7 billion, representing 4% of such assets at December 31, 1993, compared with $3.6 billion and 5% a year ago. Remaining assets that fall into this category consist primarily of short-term receivables. Short-term borrowings totaled $97.9 billion, representing 82% of such liabilities at December 31, 1993, compared with $88.4 billion and 84% at December 31, 1992. Non-U.S. dollar denominated CMOs, which are primarily variable-rate obligations, totaled $2.7 billion, representing 2% of such liabilities at December 31, 1993, down from $3.4 billion and 3% a year ago. Remaining liabilities included in this category are short-term payables to customers and suppliers, and a substantial portion of outstanding term debt.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1993, 30% of the Company's term debt was variable-rate; 32% was variable-rate at December 31, 1992. Because the interest rates on variable-rate debt are periodically determined by reference to specified market rates, the market value of such debt is much less sensitive to changes in market interest rates than the value of otherwise comparable fixed-rate debt. Approximately 70% of the Company's term debt was fixed-rate at December 31, 1993, compared with 68% a year ago. To minimize exposure to changes in interest rates, the Company utilizes financial instruments and contractual commitments, including interest rate swap agreements, that effectively convert most of its fixed interest rate debt into variable interest rate obligations. Consequently, the recorded values of variable-rate debt, and fixed-rate debt effectively converted into variable-rate obligations, do not differ materially from their market values.

The largest items recorded at contractual or historical values that do not approximate market or fair value are U.S. dollar denominated CMOs, CMO collateral and deferred income taxes. The CMO collateral is composed primarily of fixed-rate mortgage backed securities guaranteed by U.S. government agencies. The CMOs are primarily fixed-rate obligations having cash flow characteristics almost identical to the CMO collateral. At December 31, 1993 and 1992, market interest rates were significantly lower than rates prevailing when most of the CMOs were issued. Consequently, the fair value of the CMOs and CMO collateral exceeds their carrying amounts. However, the CMOs and CMO collateral cannot be viewed independently. The unrealized gain on the CMO collateral cannot be realized without a similar realized loss on the extinguishment of the CMOs. Taken together, the fair value to the Company of the CMOs and CMO collateral is the present value of the difference between future cash inflows from the CMO collateral and the cash outflows to service the CMOs. Management believes this value is nominal.

Excluding U.S. dollar denominated CMO collateral, assets recorded at contractual or historical values that do not necessarily approximate market or fair value represented approximately 1% of total assets or $2.1 billion and $1.9 billion at year-end 1993 and 1992, respectively. The largest asset class in this category is property, plant and equipment, which is recorded at historical cost less accumulated depreciation and amortization and totaled $1.1 billion and $1.0 billion at December 31, 1993 and 1992, respectively. Phibro USA's fixed assets, primarily refining facilities, were carried at $545 million at the end of 1993. Phibro USA's minimum physical inventory of crude oil and other energy products, which is recorded at the lower of cost or market value, was carried at its market value of $180 million at December 31, 1993.

Excluding U.S. dollar denominated CMOs and deferred income taxes, liabilities recorded at contractual or historical values that do not necessarily approximate market or fair value represented less than 1% of total liabilities or $1.1 billion and $1.2 billion at December 31, 1993 and 1992, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The following are condensed financial statements of Salomon Inc (Parent Company
Only) for the periods indicated (dollars in millions):

CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31,                              1993    1992     1991
                                                     ----    ----   ------
Dividends from subsidiaries                          $383    $601   $1,179
Net interest and principal transactions               (25)    (77)    (223)
General, administrative and other
 expenses                                             (78)    (66)     (76)
                                                     ----    ----   ------
Income before taxes and equity in net
 income of subsidiaries and affiliates,
 net of dividends received                            280     458      880
Income tax benefit                                     44      89      109
Equity in net income of subsidiaries and
 affiliates, net of dividends received                518       3     (482)
                                                     ----    ----   ------
Income before cumulative effect of change
 in accounting principles                             842     550      507
Cumulative effect of change in accounting
 principles, net of tax benefit of $11                (15)      -        -
                                                     ----    ----   ------
Net income                                           $827    $550   $  507
                                                     ====    ====   ======

CONDENSED STATEMENT OF FINANCIAL CONDITION
DECEMBER 31,                                        1993              1992
                                         ---------------   ---------------
ASSETS:
Cash                                             $     6           $    35
Financial instruments                                 46               251
Commodities-related products
 and instruments                                     257               152
Receivables                                          299               362
Receivables from subsidiaries:
   Salomon Brothers Holding
    Company Inc                          $11,652           $7,100
   Phibro Energy USA, Inc.                   465              557
   Other subsidiaries                        158              308
                                         -------           ------
                                                  12,275             7,965
Investments in subsidiaries:
   Salomon Brothers Holding
    Company Inc                            5,112            4,404
   Phibro Energy USA, Inc.                   345              377
   Other subsidiaries                        363              503
                                         -------           ------
                                                   5,820             5,284
Property, plant and equipment, net                   335               369
Other assets                                          55                31
                                                 -------           -------
Total assets                                     $19,093           $14,449
                                                 =======           =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term borrowings                            $ 2,445           $ 1,859
Financial and commodities-related
 instruments                                         664               858
Other liabilities                                    152               204
Term debt                                         10,501             7,165
                                                 -------           -------
   Total liabilities                              13,762            10,086
Redeemable preferred stock                           700               700
Stockholders' equity                               4,631             3,663
                                                 -------           -------
Total liabilities and stockholders'
 equity                                          $19,093           $14,449
                                                 =======           =======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY CONDENSED STATEMENT OF CASH FLOWS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                1993      1992      1991
                                                    -------   -------   -------
Cash flows from financing activities:
   Issuance of term debt                            $ 6,783   $ 3,625   $ 3,228
   Repurchases and maturities of term debt           (3,560)   (2,642)   (1,413)
   Net increase (decrease) in short-term
    borrowings                                          586       725    (5,770)
   Issuance of preferred stock                          200         -       112
   Purchase of common stock for treasury                (16)     (241)        -
   Dividends on common stock                            (68)      (71)      (70)
   Dividends on preferred stock                         (49)      (68)      (67)
   Employee stock purchase and option plans              35        73        44
   Equity Partnership Plan, net                          53        54       (37)
                                                    -------   -------   -------
Cash provided by (used in) financing activities       3,964     1,455    (3,973)
                                                    -------   -------   -------
Cash flows from investing activities:
   Net (increase) decrease in receivables from
    subsidiaries                                     (4,341)   (1,198)    3,230
   Dividends received from subsidiaries                 383       601     1,179
   Capital infusions and other capital
    transactions with subsidiaries                        -      (326)       68
   Purchases of property, plant and equipment            (8)      (37)      (79)
                                                    -------   -------   -------
Cash provided by (used in) investing activities      (3,966)     (960)    4,398
                                                    -------   -------   -------
Cash used in operating and other activities             (27)     (463)     (423)
                                                    -------   -------   -------
Increase (decrease) in cash                             (29)       32         2
Cash at beginning of year                                35         3         1
                                                    -------   -------   -------
Cash at end of year                                 $     6   $    35   $     3
                                                    =======   =======   =======

NOTES TO PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION The accompanying Condensed Financial Statements include the accounts of Salomon Inc (Parent Company Only), referred to hereafter as the "Parent." Investments in subsidiaries are accounted for under the equity method.

TERM DEBT Term debt, net of unamortized discount, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity, and certain issues carry sinking fund requirements. The maturity structure of the Parent's term debt, based upon contractual maturities, sinking fund requirements or the earliest date on which the debt is repayable at the option of the holder was (dollars in millions):

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              FIXED-RATE  VARIABLE-RATE
DECEMBER 31,                 OBLIGATIONS    OBLIGATIONS  TOTAL 1993  TOTAL 1992
                             -----------  -------------  ----------  ----------
U.S. dollar denominated:
   Due in 1993                    $    -         $    -     $     -      $2,253
   Due in 1994                     1,196            619       1,815       1,001
   Due in 1995                     1,426            845       2,271       1,426
   Due in 1996                       982            900       1,882         404
   Due in 1997                       447             56         503         103
   Due in 1998                       850            129         979         205
   Thereafter                      1,886             68       1,954         658
                                  ------         ------     -------      ------
   U.S. dollar denominated         6,787          2,617       9,404       6,050
                                  ------         ------     -------      ------
Non-U.S. dollar denominated:
   Due in 1993                         -              -           -         322
   Due in 1994                       112            273         385         188
   Due in 1995                       132            152         284          19
   Due in 1996                        46            148         194         175
   Due in 1997                       165              4         169          79
   Due in 1998                         7             58          65           -
   Thereafter                          -              -           -         332
                                  ------         ------     -------      ------
   Non-U.S. dollar denominated       462            635       1,097       1,115
                                  ------         ------     -------      ------
Term debt                         $7,249         $3,252     $10,501      $7,165
                                  ======         ======     =======      ======

For issues denominated in currencies other than the U.S. dollar that are not used to finance assets in the same currency, the Parent has entered into foreign exchange agreements that have effectively converted that debt (consisting mostly of Japanese yen) into U.S. dollar obligations. The Company utilizes financial instruments, including interest rate swap agreements, to convert most of its fixed interest rate debt into variable interest rate obligations.

Fixed-rate debt matures at various dates through 2023. The contractual interest rates on fixed-rate debt ranged from 3.67% (U.S. dollar denominated) to 11.63% (U.S. dollar denominated) at December 31, 1993 and from 3.60% (U.S. dollar denominated) to 11.63% (U.S. dollar denominated) at December 31, 1992. The weighted average coupon interest rates were 6.59% and 7.58% at December 31, 1993 and 1992, respectively.

Variable-rate debt matures at various dates through 2003. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable-rate debt ranged from 1.63% (yen denominated) to 9.27% (European Currency Unit denominated) at December 31, 1993 and 1.63% (yen denominated) to 12.84% (European Currency Unit denominated) at December 31, 1992.

Term debt includes convertible restricted subordinated notes, which totaled $8 million at December 31, 1993 and 1992. The notes are convertible at the rate of $13.89 per share into 547,953 shares of the Parent's common stock at December 31, 1993 and 587,255 shares at December 31, 1992. In 1993, the Company issued certain term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

                                 SALOMON INC
                       --------------------------------
                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS           DECEMBER  SEPTEMBER     JUNE   MARCH
THREE MONTHS ENDED                                            31         30       30      31
                                                        --------  ---------   ------  ------
1993:
Total revenues                                            $2,764     $1,859   $2,585  $1,591
Revenues, net of interest expense                          1,684        587    1,505     423
Income (loss) before income taxes and cumulative
 effect of change in accounting principles                   807         18      753    (113)
Net income (loss)                                            476         20      433    (102)
                                                          ======     ======   ======  ======
Earnings (loss) per share -
Primary earnings (loss) before cumulative
 effect of change in accounting principles                $ 4.33     $ 0.01   $ 3.75  $(0.76)
Cumulative effect of change in accounting principles           -          -        -   (0.34)
                                                          ------     ------   ------  ------
Primary earnings (loss) per share                         $ 4.33     $ 0.01   $ 3.75  $(1.10)
                                                          ======     ======   ======  ======
Fully diluted earnings (loss) before cumulative
 effect of change in accounting principles                $ 3.64     $ 0.01   $ 3.32  $(0.76)
Cumulative effect of change in accounting principles           -          -        -   (0.34)
                                                          ------     ------   ------  ------
Fully diluted earnings (loss) per share                   $ 3.64     $ 0.01   $ 3.32  $(1.10)
                                                          ======     ======   ======  ======
1992:
Total revenues                                            $2,142     $1,742   $2,362  $1,937
Revenues, net of interest expense                          1,009        631    1,308     911
Income before taxes                                          248         11      466     331
Net income                                                   143          6      211     190
                                                          ------     ------   ------  ------
Earnings (loss) per share -
   Primary                                                $ 1.10     $(0.09)  $ 1.68  $ 1.51
   Fully diluted                                            1.06      (0.09)    1.56    1.41
                                                          ======     ======   ======  ======

The 1992 second quarter results include a $185 million pretax charge related to the U.S. Treasury auction and related matters.

Earnings (loss) per share for quarterly periods are based on average common shares outstanding in individual quarters; thus, the sum of earnings per share of the quarters may not equal the amounts reported for the full year.

                               COMMON STOCK DATA

The Company's stock is listed on the New York Stock Exchange, Inc. (trading symbol SB). As of February 28, 1994, there were 13,511 holders of record.

The ranges of market prices and cash dividends paid on common stock for each quarterly period during 1993 and 1992 were as follows:

                                  1993                                 1992
                    ------------------------------------  ------------------------------------
                           MARKET PRICE                         MARKET PRICE
                    -------------------------             ------------------------
                                               DIVIDENDS                             DIVIDENDS
THREE MONTHS ENDED     HIGH      LOW      END  PER SHARE     HIGH      LOW     END   PER SHARE
                    -------  -------  -------  ---------  -------  -------  -------  ---------
March 31            $41 7/8  $35 3/4  $38 3/4      $0.16  $32 1/2  $27 3/8  $27 3/4      $0.16
June 30              39 3/8   34 3/8   38 1/4       0.16   34 1/8   26 5/8   33 3/4       0.16
September 30         51 7/8   37 5/8   47 3/4       0.16   37 3/4   33 3/4   37 5/8       0.16
December 31          50 1/2   41 1/2   47 5/8       0.16   39       32 3/8   38 1/8       0.16
                    -------  -------  -------      -----  -------  -------  -------      -----
                                                   $0.64                                 $0.64
                                                   =====                                 =====

                                 SALOMON INC
                       --------------------------------
              FIVE YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

DOLLARS IN MILLIONS,
EXCEPT PER SHARE AMOUNTS                   1993      1992      1991      1990      1989
                                       --------  --------   -------  --------  --------
For the year:
Revenues:
   Principal transactions,
    including net interest
    and dividends                      $  3,105  $  3,188   $ 2,783  $  2,350  $  2,178
   Investment banking                       791       450       496       416       470
   Commissions and other                    303       221       248       221       258
                                       --------  --------   -------  --------  --------
Revenues, net of interest expense         4,199     3,859     3,527     2,987     2,906
                                       --------  --------   -------  --------  --------
Noninterest expenses:
   Compensation and employee-related      1,900     1,638     1,375     1,393     1,369
   Other noninterest expenses               834       980     1,033       933       797
   Philipp Brothers downsizing charge         -         -         -       155         -
   Charges relating to U.S. Treasury
    auction matters                           -       185       200         -         -
                                       --------  --------   -------  --------  --------
Total noninterest expenses                2,734     2,803     2,608     2,481     2,166
                                       --------  --------   -------  --------  --------
Income before taxes and
 cumulative effect of change in
 accounting principles                    1,465     1,056       919       506       740
Income taxes                                601       506       412       203       270
                                       --------  --------   -------  --------  --------
Income before cumulative effect
 of change in accounting principles         864       550       507       303       470
Cumulative effect of change
 in accounting principles,
 net of tax benefit of $28                  (37)        -         -         -         -
                                       --------  --------   -------  --------  --------
Net income                             $    827  $    550   $   507  $    303  $    470
                                       ========  ========   =======  ========  ========

Income (loss) before taxes
 and cumulative effect
 of change in accounting
 principles by segment:
   Salomon Brothers                    $  1,575  $  1,390   $ 1,036  $    416  $    534
   Phibro Division                          (15)     (194)       47       361       202
   Phibro USA                               (46)      (47)      (80)      146       173
   Philipp Brothers                           -         -         -      (323)     (116)
   Corporate and Other                      (49)      (93)      (84)      (94)      (53)
                                       --------  --------   -------  --------  --------
Income before taxes and
 cumulative effect
 of change in accounting
 principles                            $  1,465  $  1,056   $   919  $    506  $    740
                                       ========  ========   =======  ========  ========
At year-end:
   Total assets                        $184,835  $159,459   $97,402  $109,877  $118,250
   Short-term borrowings                 97,890    88,417    40,393    42,888    62,716
   Term debt                             11,692     8,533     7,082     4,976     2,911
   Redeemable preferred stock               700       700       700       700       700
   Perpetual preferred stock                312       112       112         -         -
   Common equity                          4,319     3,551     3,233     2,844     2,865
                                       ========  ========   =======  ========  ========
Per common share:
   Primary earnings*                   $   7.01  $   4.18   $  3.90  $   2.08  $   3.26
   Fully diluted earnings*                 6.28      4.05      3.79      2.05      3.20
   Cash dividends                          0.64      0.64      0.64      0.64      0.64
   High market price                     51 7/8        39        37        27    29 3/8
   Low market price                      34 3/8    26 5/8    20 3/4        20    20 1/2
   Ending market price                   47 5/8    38 1/8    30 5/8    24 3/8    23 3/8
   Book value                             38.57     32.33     28.56     25.87     24.08
                                       ========  ========   =======  ========  ========
Selected Ratios:
Return on average common stockholders'
 equity:**
   Primary                                 21.7%     13.6%     13.8%      8.3%     14.6%
   Fully diluted                           19.1%     12.8%     12.9%      8.3%     13.4%
Pretax margin                                35%       27%       26%       17%       25%
Market/book ratio                          1.23      1.18      1.07      0.94      0.97
Price/earnings ratio                          7         9         8        12         7
                                       ========  ========   =======  ========  ========
Other Data:
   Common shares
    outstanding (in millions)             110.6     109.8     113.2     109.9     119.0
   Full time equivalent number of
    employees                             8,640     8,631     8,917     8,883     8,924
                                       ========  ========   =======  ========  ========

Salomon Brothers' 1992 results include a $185 million pretax charge related to the U.S. Treasury auction and related matters. Salomon Brothers' 1991 results include a $200 million pretax charge related to the U.S. Treasury auction and related matters. Philipp Brothers' 1990 results include a pretax charge of $155 million in connection with the downsizing of the segment.

 * 1993 primary and fully diluted earnings per share amounts include reductions of $.33 and $.29, respectively, related to a cumulative change in accounting principles for postretirement benefits.

** Before cumulative effect of change in accounting principles.

                                  Salomon Inc
                     Annual Report Financial Informationc
                                  Appendix A


Graph #1
Management's Discussion & Analysis
Financial Highlights
Salomon Inc
Net Income
($ in millions)
1989      470
1990      303
1991      507
1992      550
1993      827


Graph #2
Management's Discussion & Analysis
Financial Highlights
Salomon Inc
Book Value per Common Share and Shares
Outstanding at Year-end
           Book Value per Common Share in $
1989       24.08
1990       25.87
1991       28.56
1992       32.33
1993       38.57

           Shares Outstanding at Year-end
1989       119.0
1990       109.9
1991       113.2
1992       109.8
1993       110.6


Graph #3
Management's Discussion & Analysis
Consolidated Salomon Inc Results
Salomon Inc
Aftertax Earnings Comparison
Quarterly vs. Rolling 4 Quarter Average
($ in Millions)
                Quarter                        Rolling 4 Quarter Average
1990               Q1             119              154
                   Q2             120              121
                   Q3              79               97
                   Q4             -15               76
1991               Q1             273              114
                   Q2             178              129
                   Q3              85              130
                   Q4             -29              127
1992               Q1             190              106
                   Q2             211              114
                   Q3               6               95
                   Q4             143              138
1993               Q1             -65               74
                   Q2             433              129
                   Q3              20              133
                   Q4             476              216

Graph #4
Management's Discussion & Analysis
Segment Information
Salomon Brothers
Pretax Earnings
($ in millions)
1990       416
1991      1036
1992      1390
1993      1575


Graph #5
Management's Discussion & Analysis
Segment Information
Phibro Division
Pretax Earnings
($ in millions)
1990       361
1991        47
1992      -194
1993       -15


Graph #6
Mangagement's Discussion & Analysis
Segment Information
Phibro USA
Pretax Earnings
($ in Millions)
1990     146
1991     -80
1992     -47
1993     -46

Graph #7
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Composition of Quarterly Revenues
(In millions of $)

              Client-Driven       Proprietary Trading
1990
  1Q              328                   298
  2Q              327                   277
  3Q              395                   242
  4Q              252                    65
1991
  1Q              499                   656
  2Q              511                   399
  3Q              373                   413
  4Q              403                    21
1992
  1Q              482                   416
  2Q              462                   780
  3Q              465                   104
  4Q              574                   645
1993
  1Q              659                  (303)
  2Q              913                   523
  3Q              684                  (156)
  4Q              983                   832


Graph #8
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Compensation Ratio
Compensation As a % of Earnings Before Taxes and
Compensation
See Noninterest expense table on page 25 for data


Graph #9
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Non-Compensation Expense Ratio
Non-recurring and recurring non-compensation expenses as a percentage of revenues, net of interest


See Noninterest Expense Table on page 25 for data

Graph #10
Management's Discussion & Analysis
Phibro USA - Description of Business
Pretax Cash Flows
($ in millions)
             Operating Cash Flow           Net Cash Flow*
1989                203                        128
1990                158                         50
1991                 33                       -158
1992                 -1                       -116
1993                 40                        -36
* Operating Cash Flow adjusted for refinery capital improvements (excluding the Residfiner project) and the impact of acquisitions and divestitures.


Graph #11
Management's Discussion & Analysis
Phibro USA - Description of Business
Refining Output by Product Type
(in millions of barrels)
             Gasoline            Distillates       Heavy Fuel Oil    Other
12/89           49                    33                 19            25
12/90           51                    33                 22            30
12/91           44                    34                 22            28
12/92           43                    33                 17            12
12/93           43                    38                 18            14


Graph #12
Management's Discussion & Analysis
Phibro USA - Description of Business
Crackspreads
(Dollars per barrel)
          2-1-1   Crackspread          6-3-2-1 Crackspread
1989              2.95                       2.01
1990              4.12                       2.60
1991              3.96                       2.14
1992              3.09                       1.52
1993              2.87                       1.56

Graph #13
Management's Discussion & Analysis
Capital & Liquidity Management
Capital Management - Overview
Salomon Inc
Long-Term Capital
($ in billions)
See table on page 32 for data


Graph #14
Management's Discussion & Analysis
Capital & Liquidity Management - Balance Sheet Leverage
Salomon Inc
                  Working Capital Uses to Equity Ratio
12/90                      3.5
12/91                      2.7
12/92                      2.8
12/93                      2.4


Graph #15
Management's Discussion & Analysis
Capital & Liquidity Management - Balance Sheet Leverage
Salomon Inc
                Assets to Equity Ratio
12/90                  31.0
12/91                  24.1
12/92                  36.5
12/93                  34.7

Graph #16
Management's Discussion & Analysis
Capital & Liquidity Management - Balance Sheet Leverage
Salomon Inc
Total Assets
($ in billions)
           Governments, Reverse Repos and Securities Borrowed
12/90               69
12/91               59
12/92              123
12/93              130

            All Other           Average Assets
12/90           41
12/91           38
12/92           36
12/93           55                   177

Graph #17
Management's Discussion & Analysis
Capital and Liquidity Management - Working Capital
Salomon Inc
($ in billions)
                   Working Capital Requirements
12/31/90                        12.4
12/31/91                        11.0
12/31/92                        12.4
12/31/93                        12.9

                   Working Capital Coverage Ratio
12/31/90                        70%
12/31/91                        91%
12/31/92                        95%
12/31/93                       132%

Graph #18
Management's Discussion & Analysis
Capital and Liquidity Management - Capital and Funding Sources
Maturity Profile of Unsecured Borrowings
($ in billions)
                                    Dec 31, 1992           Dec 31, 1993
greater than 5 years remaining           1.9                    2.6
1-5 years remaining                      3.8                    6.6
less than 1 year remaining               7.4                    9.5



Graph #19
Management's Discussion & Analysis
Risk Management - Credit Risk
OTC Derivative and Foreign Exchange Credit Exposure for all transactions and transactions with more than 3 years to maturity. For Data see "Summary of Options and Contractual Commitments" Schedule - "Credit Exposure, Net of Collateral, by Risk Class" immediately following the Consolidated Statement of Financial Condition (Page 52).