Form 10-K405, Exhibit 13
SALOMON INC
filed 1995-03-31
CIK 200245

                                  SALOMON INC
                             FINANCIAL HIGHLIGHTS

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS                         1994           1993           1992           1991
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change
in accounting principles by segment:
  Salomon Brothers' business unit contribution:
    Client-Driven Business                                        $   (636)      $  1,159       $    276       $    227
    Proprietary Trading Businesses                                     (49)           416          1,416          1,103
    Other                                                             (278)            --           (302)          (294)
-----------------------------------------------------------------------------------------------------------------------
  Total Salomon Brothers                                              (963)         1,575          1,390          1,036
  Phibro Division                                                       81            (15)          (194)            47
  Phibro USA                                                            18            (46)           (47)           (80)
  Corporate and Other                                                   33            (49)           (93)           (84)
-----------------------------------------------------------------------------------------------------------------------
  Income (loss) before taxes and cumulative effect of change
    in accounting principles                                      $   (831)      $  1,465       $  1,056       $    919
=======================================================================================================================
Net income (loss)                                                 $   (399)      $    827       $    550       $    507
=======================================================================================================================
Fully diluted return on average common stockholders' equity*         (11.7)%         19.3%          12.9%          12.9%
=======================================================================================================================
Per common share:
  Primary earnings (loss)                                         $  (4.31)      $   7.01       $   4.18       $   3.90
  Fully diluted earnings (loss)*                                     (4.31)          6.28           4.05           3.79
  Cash dividends                                                      0.64           0.64           0.64           0.64
  Book value at year-end                                             32.65          37.93          32.06          28.76
=======================================================================================================================
Capital and liquidity:
  Stockholders' equity                                            $  3,792       $  4,546       $  3,631       $  3,367
  Convertible preferred stock                                          700            700            700            700
  Long-term capital                                                 16,138         16,834         11,735         10,024
  Equity capital basis double leverage ratio                          1.18           1.45           1.61           1.65
  Total capital basis double leverage ratio                           0.87           0.96           1.15           1.21
  Working capital coverage ratio                                      1.07           1.32           0.95           0.91
=======================================================================================================================

Salomon Brothers' "Other" results include 1994 fourth quarter pretax charges of $278 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps; and pretax charges of $185 million in 1992 and $200 million in 1991 in connection with the U.S. Treasury auction and related matters. Net income and earnings per share data for 1993 include a $37 million aftertax cumulative charge to reflect a change in accounting principles for certain postretirement benefits; fully diluted return on average common stockholders' equity is presented before the effect of the charge.


* Assumes conversion of convertible notes and convertible preferred stock, unless such assumptions result in higher returns on equity or earnings per share than determined under the primary method.


                          Graph #1  (See Appendix A)

                          Graph #2  (See Appendix A)

                               TABLE OF CONTENTS


                              14 OVERVIEW OF 1994

                            20 SEGMENT INFORMATION

                           32 DERIVATIVE INSTRUMENTS

                      37 CAPITAL AND LIQUIDITY MANAGEMENT

                              45 RISK MANAGEMENT

                  56 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                     57 CONSOLIDATED FINANCIAL STATEMENTS

               94 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                             95 COMMON STOCK DATA

            96 FIVE YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                                  SALOMON INC
                               OVERVIEW OF 1994

Salomon Inc (referred to herein, together with its subsidiaries, as "the Company") conducts global investment banking, global securities and commodities trading, and U.S. oil refining activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"), including Salomon Brothers Inc ("SBI"). Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Commodities trading activities are conducted by the Phibro Division of Salomon Inc and related affiliates ("Phibro Division"). Oil refining and gathering activities are conducted by Phibro Energy USA, Inc. ("Phibro USA") which owns and operates three refineries in the U.S. Gulf Coast region.


                             15 THE YEAR IN REVIEW

                             16  SALOMON INC TODAY

                      18 CONSOLIDATED SALOMON INC RESULTS

                                  SALOMON INC
                              THE YEAR IN REVIEW


o The Company recorded a net loss of $399 million, or $4.31 per share in 1994. As discussed later in more detail, results for the year included certain charges by Salomon Brothers in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts and transaction databases related to interest rate swaps, and certain tax benefits which, in the aggregate, reduced net income by $87 million. Book value per common share was $32.65 at December 31, 1994.

o Salomon Brothers, the Company's international investment banking and securities business, recorded a pretax loss of $963 million in 1994, which included fourth quarter pretax charges of $278 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a comprehensive review of global general ledger accounts and transaction databases related to interest rate swap activities.

o Salomon Brothers' Client-Driven Business recorded a pretax loss of $636 million in 1994. This loss reflects the depressed levels of both underwriting volume and customer trading activity that prevailed for much of the year as well as inventory and trading losses incurred by certain units within the Client-Driven Business.

o     Salomon Brothers' Proprietary Trading Businesses recorded a pretax loss of

$49 million in 1994. For the compensation year ended September 30, 1994, Proprietary Trading Businesses had pretax earnings of $487 million reflecting exceptionally strong pretax earnings of $508 million for the quarter ended December 31, 1993. For the twelve months ended September 30, 1993, Proprietary Trading Businesses had pretax earnings of $390 million.

o Salomon Swapco Inc ("Swapco"), Salomon Brothers' triple-A rated derivatives subsidiary, completed its first full year of operation. At December 31, 1994, Swapco had contracts with a notional amount of $67 billion outstanding.

o The Phibro Division recorded pretax earnings of $81 million in 1994. Since completing the restructuring undertaken in late 1992, the Phibro Division has expanded its trading base beyond its traditional strength in energy, while maintaining fixed expenses at a relatively low level.

o Phibro USA recorded pretax earnings of $18 million in 1994. Work continued on Phibro USA's Residfiner project, which is expected to be mechanically complete by the end of 1995 and will reduce Phibro USA's exposure to the low-margin residual fuel oil market. Phibro USA also sold its interests in several non-core businesses.

o The Company's long-term capital, which includes common and perpetual preferred equity capital, unsecured obligations and convertible preferred stock maturing beyond one year, a portion of unsecured obligations and convertible preferred stock maturing within one year (weighted by maturity), and long-term deferred taxes, was $16.1 billion at year-end. Total assets were $173 billion. Certain of the Company's debt ratings were downgraded in 1994.

o The Company's Board of Directors authorized the repurchase of up to 10 million shares of the Company's common stock, which includes 4.6 million shares remaining under a previous authorization. During 1994, the Company repurchased
5.2 million shares at an aggregate cost of $252 million, or $48.57 per share. Nearly all of these repurchases took place in the first quarter of the year. At December 31, 1994, shares authorized for additional repurchase totaled 9.8 million.

                                  SALOMON INC
                               SALOMON INC TODAY

OVERVIEW

1994 was a disappointing year for the Company and, particularly, for Salomon Brothers. The loss for the year was the Company's first since the merger of Salomon Brothers and Phibro Corporation in 1981. Although extremely difficult market conditions put pressure on results for virtually all participants in the securities and investment banking business, the Company's principal competitors in the United States had profits in 1994, albeit much lower than in 1993.

A significant factor contributing to differences between returns generated by the Company and its competitors is the mix of the Company's businesses. In addition to having a large proprietary trading business, Salomon Brothers is more dependent on trading in its client business than many of its competitors. Salomon Brothers does not have significant retail, asset management or clearing and custody businesses. The combination of these factors causes Salomon Brothers' results to be more volatile than those of its competitors.

The Company's Phibro Division commodities trading unit and Phibro USA oil refining business returned to profitability in 1994 following losses in prior years. The scope of these businesses, and consequently their impact on consolidated results, is much less than that of Salomon Brothers.

INITIATIVES

As discussed below, and elsewhere in this report, the Company is taking steps to strengthen controls and enhance returns.

COMPENSATION

Salomon Brothers manages the businesses that comprise the Client-Driven Business as a single, integrated global business rather than a group of related but separate businesses. Effective October 1, 1994, the beginning of the current compensation year, the way in which compensation is determined for participating Managing Directors ("partners") within these businesses has been modified to reflect this change in focus. Previously, compensation for each business unit within the Client-Driven Business was formula-driven. Aggregate compensation of partners now depends upon the performance of the Client-Driven Business as a whole. This approach is intended to more closely align the partners' interests with the Company's shareholders, promote cooperation among the units and increase the flexibility, variability and logic of compensation expense. For a more detailed discussion of the changes in the compensation plans, including those related to the Proprietary Trading Businesses, see "Salomon Brothers-- Results of Operations."

RISK MANAGEMENT

The Company's poor results in 1994 were attributable in part to weaknesses in the management of risks inherent in its businesses. For example, weaknesses in trading risk management in several areas within Salomon Brothers' Client-Driven Business contributed to significant inventory losses earlier in the year in certain products, such as mortgages. Charges recorded upon the resolution of unreconciled balances were the result of financial systems incapable of efficiently handling an expansion in both the volume and complexity of business. The Company's efforts to address these areas, as well as the other risks inherent in its businesses, are discussed in greater detail in the "Risk Management" section of this report.

                               SALOMON INC TODAY

BUSINESS PROCESS REVIEW

This effort, undertaken in late 1994, links Salomon Brothers' Strategic Planning Group with a strengthened budget process. The objectives of the Business Process Review are (1) to provide a tactical focus on shorter term expense reduction initiatives and (2) to assist with the longer term fundamental redesign of the way Salomon Brothers transacts business.

LIQUIDITY AND CAPITAL MANAGEMENT

Liquidity management is an integral facet of capital management and is especially critical for a financial intermediary. The objective of the Company's liquidity management process is to provide constant access to funding, even under the most difficult market conditions. The principal source of funding continues to be short-term secured borrowings, primarily repurchase agreements. The Company's access to secured funding is facilitated by its highly liquid balance sheet. Liquidity is principally a function of asset quality and, at December 31, 1994, more than 80% of the Company's assets consisted of cash and interest bearing equivalents, G-7 government securities, investment grade corporate debt, and short-term financing agreements collateralized by such securities. The Company also maintains committed secured credit facilities exceeding $3 billion. At December 31, 1994, there were no outstanding borrowings under these facilities.

The Company's policy is to support its working capital requirements with long-term capital. Since mid-1993, the Company's targeted working capital coverage ratio (i.e., long-term capital divided by required working capital) has been 1.10. The Company's capital management also focuses on the distribution of capital among the Company's businesses and the relationship between subsidiary capital levels, driven largely by regulatory requirements, and capital available to the Company as a whole. This relationship is typically expressed through double leverage ratios. The Company's double leverage ratios have been reduced in each of the past four years. Significant progress was achieved in 1994 towards reducing the Company's equity capital basis double leverage ratio.

                                  SALOMON INC
                       CONSOLIDATED SALOMON INC RESULTS

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                                            1994          1993          1992          1991
-----------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change in accounting principles by segment:
  Salomon Brothers                                              $  (963)      $ 1,575       $ 1,390       $ 1,036
  Phibro Division                                                    81           (15)         (194)           47
  Phibro USA                                                         18           (46)          (47)          (80)
  Corporate and Other                                                33           (49)          (93)          (84)
-----------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change
  in accounting principles                                         (831)        1,465         1,056           919
Income tax expense (benefit)                                       (432)          601           506           412
-----------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
  in accounting principles                                         (399)          864           550           507
Cumulative effect of change in accounting principles,

  net of related income taxes                                        --           (37)           --            --
-----------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $  (399)      $   827       $   550       $   507
=================================================================================================================
Per common share:*
  Primary earnings (loss)                                       $ (4.31)      $  7.01       $  4.18       $  3.90
  Fully diluted earnings (loss)**                                 (4.31)         6.28          4.05          3.79
  Cash dividends                                                   0.64          0.64          0.64          0.64
  Book value at year-end                                          32.65         37.93         32.06         28.76
=================================================================================================================
Return on average common stockholders' equity:*
  Primary method                                                  (11.7)%        21.9%         13.6%         13.9%
  Fully diluted method**                                          (11.7)         19.3          12.9          12.9
=================================================================================================================

* Earnings (loss) per share data includes the cumulative effect of a change in accounting for certain postretirement benefits; return on average common stockholders' equity is calculated on earnings before the cumulative effect of the change in accounting principles.
** Assumes conversion of convertible notes and convertible preferred stock, unless such assumptions result in higher returns on equity or earnings per share than determined under the primary method.

The Company's 1994 results include charges of $303 million before taxes ($189 million aftertax), that resulted from the substantial completion of a general ledger review at Salomon Brothers' London-based companies, as well as the conclusion of a comprehensive review of global general ledger accounts and transaction databases related to interest rate swap activities. See "Salomon Brothers'--Results of Operations" for a discussion of these charges and related charges in 1993 and 1992. The Company's 1994 results also include a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax liabilities. Favorable developments pertaining to certain U.S. federal, state and local, and non-U.S. income tax matters permitted the reversal. In the aggregate, 1994 net income was reduced by $87 million as a result of the aforementioned charges and benefits. Salomon Brothers 1992 and 1991 results included pretax charges of $185 million and $200 million, respectively, associated with the U.S. Treasury auction and related matters.

Results presented in this report for the Company's industry segments reflect the allocation of certain expenses, the most significant of which is net interest expense, incurred by Salomon Inc.

CORPORATE AND OTHER

Corporate and Other includes certain Salomon Inc corporate expenses that cannot be attributed to any of the Company's operating segments. Corporate and Other also includes results of Phibro Energy Production, Inc. ("PEPI"), environmental expenses related to the former

                       CONSOLIDATED SALOMON INC RESULTS


Philipp Brothers commodities segment and, beginning in the third quarter of 1993, results of The Mortgage Corporation Group Limited and its subsidiaries ("TMC"), which originates and services residential mortgages in the United Kingdom.

The 1994 results of Corporate and Other were positively impacted by improvement in the operating results of TMC as well as positive developments which permitted the reduction in the Company's reserve for environmental matters. The 1993 results of Corporate and Other included a $20 million writedown of PEPI's investment in the White Nights Joint Enterprise ("White Nights"), a Russian-American oil production venture located in Western Siberia.

PEPI's primary asset is its 45% direct and indirect investment in White Nights. White Nights is entitled to incremental production resulting from the development of three oil fields, two of which are currently in production. This work involves the application of western technology and improved reservoir management. The venture's oil exports increased 13% to 3.6 million barrels in 1994 from 3.2 million barrels in 1993, resulting in gross sales proceeds totaling $52 million in 1994 compared with $46 million in 1993. Since PEPI's initial debt and equity investment of nearly $120 million in White Nights and related projects, which was made from late 1990 through the first half of 1992, the project has been maintained on a self-funding basis.

During 1994, White Nights resolved a number of problems which had beset operations in prior years. First, White Nights received an exemption, effective September 1, 1994, from an export tax of approximately $5 per barrel. Since January 1, 1992, White Nights had paid a total of $33 million in export taxes. The exemption is for three years or until such earlier time as White Nights recovers its capital investment. Second, White Nights received a government approved increase in the amount of production which is deemed incremental and, therefore, for the account of White Nights. The export tax exemption, coupled with the increased production revenue, allowed White Nights to cover operating costs and capital expenditures and to pay PEPI $6 million of current and prior period loan interest. The interest payments represent the first cash received by PEPI in connection with its investment in White Nights. These payments were recorded as reductions in the carrying value of the investment. Although loan payments are expected to continue in 1995, White Nights' future remains uncertain and dependent on Russian fiscal, legislative, and regulatory policy. As a result, future writedowns may be required. At December 31, 1994, the investment in White Nights was carried at $58 million compared with $64 million at December 31, 1993.

Based on positive developments in 1994 and 1993, management reduced the Company's reserve for environmental matters, which is mostly attributable to discontinued Philipp Brothers activities. As a result, net environmental reserve reductions, excluding remediation expenditures charged against the reserve, were approximately $15 million in both 1994 and 1993. Environmental expenses, primarily reserve additions, totaled $38 million in 1992. A further discussion of environmental matters is included in "Risk Management--Environmental Risk."

                                  SALOMON INC
                              SEGMENT INFORMATION


                          Graph #3  (See Appendix A)

                          Graph #4  (See Appendix A)

                          Graph #5  (See Appendix A)



                               SALOMON BROTHERS

                          21 DESCRIPTION OF BUSINESS

                           23 RESULTS OF OPERATIONS


                                PHIBRO DIVISION

                          27 DESCRIPTION OF BUSINESS


                           27 RESULTS OF OPERATIONS

                                  PHIBRO USA

                          28 DESCRIPTION OF BUSINESS

                           30 RESULTS OF OPERATIONS

                               SALOMON BROTHERS

DESCRIPTION OF BUSINESS

Salomon Brothers is an international investment banking firm that provides a variety of capital raising, market-making and brokerage services to its clients worldwide and engages in proprietary trading. With branches, subsidiaries or representative offices in Australia, Canada, China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, South Korea, Spain, Switzerland, Taiwan, Thailand, the United Kingdom and the United States, and associate relationships in Brazil and Chile, Salomon Brothers and its affiliates are able to access and serve markets and clients around the world. Salomon Brothers is organized into two distinct businesses, its Client-Driven Business and its Proprietary Trading Businesses. The Client-Driven Business provides various services for its government, financial institution and corporate clients including fixed income and equity sales and trading, foreign exchange trading, emerging markets activities, fixed income and equity market research, investment banking and funds management. In the first quarter of 1995, Salomon Brothers announced its intention to discontinue its Private Investment Department, which provided financial services and strategic advice for high net-worth individuals. Financial products offered by Salomon Brothers include debt and equity instruments, contractual commitments, such as forward securities and currency agreements, interest rate swaps, cap and floor agreements, options, warrants and other derivative products. The Proprietary Trading Businesses execute trading and arbitrage strategies using debt, equity, and derivative instruments for Salomon Brothers' own account. Principal operating subsidiaries of Salomon Brothers Holding Company Inc ("SBHC") are Salomon Brothers Inc ("SBI") in New York, Salomon Brothers International Limited ("SBIL") in London, Salomon Brothers Asia Limited ("SBAL") in Tokyo, Salomon Brothers AG ("SBAG") in Frankfurt with a branch in Tokyo, Salomon (International) Finance AG ("SIFAG") in Zug, Switzerland, and Salomon Swapco Inc ("Swapco") in New York.

Salomon Brothers is a major dealer in government securities in New York, London, Frankfurt and Tokyo and is a member of major international securities, financial futures and options exchanges, as well as other organized markets. It is also a major participant in over-the-counter markets. In addition to providing liquidity to investors across a broad range of markets and financial instruments, Salomon Brothers' significant capital base and extensive distribution capabilities enable it to execute numerous capital intensive trades on behalf of its customers and for its own account. Salomon Brothers' ability to execute arbitrage and other trading strategies is enhanced by its established presence in international capital markets, its use of information technology and quantitative risk management tools, its research capabilities, and its knowledge and experience in various markets for financial futures, swap agreements, and other contractual commitments.

Salomon Brothers' investment banking services encompass a full range of capital markets activities, including underwriting and distributing debt, equity and derivative securities, and executing secondary market transactions. Salomon Brothers provides financial advisory services covering a broad range of transactions, including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings, and a variety of cross-border transactions.

Salomon Brothers provides money management services to institutional clients through Salomon Brothers Asset Management Inc ("SBAM"). SBAM provides portfolio management services to pension funds, investment companies, endowments, foundations, banks, insurance companies, corporations and government agencies.

                               SALOMON BROTHERS

During 1994, SBAM established numerous funds around the world. As of December 31, 1994, assets managed or under advisement by SBAM were $12 billion.

A significant consideration of participants in the long-term derivatives market is counterparty credit quality. In 1993, SBHC established Swapco, a wholly-owned subsidiary with credit ratings of Aaa from Moody's, AAAt from Standard & Poor's and AAA from Fitch. Through the use of back-to-back collateralized transactions, Swapco transfers its market risk to other related entities (without reducing the Company's aggregate market risk). Risk arising from Swapco's activities is reviewed and managed on a consolidated basis together with risk arising from the Company's other activities. Swapco's capital and collateral rules enable it to withstand severe counterparty defaults and extreme market price fluctuations while maintaining its own ability to make payments. Swapco can directly transact or guarantee a complete range of derivative products, including interest rate swaps and options, currency swaps, currency forwards and options, and equity derivatives.

Since it began operations in 1993, Swapco has executed over 900 transactions with 118 counterparties. Additionally, Swapco has negotiated nearly 150 master agreements with counterparties located in North America, Europe, Asia and Australia. Notional contracts outstanding with third parties totaled $67 billion at December 31, 1994. Swapco's counterparties represent a broad range of industries and include multinational corporations, banks, insurance and finance companies, other derivatives dealers, governments, and government agencies.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. As a registered broker-dealer, SBI is subject to regulation by the United States Securities and Exchange Commission and various state and self-regulatory authorities. SBI and certain other subsidiaries are subject to regulation by the Commodity Futures Trading Commission. Futures and option activities are also subject to regulation by exchanges and self-regulatory organizations. As a registered investment advisor, SBAM is subject to federal and state securities regulations. Certain non-U.S. subsidiaries are subject to regulation in the jurisdictions in which they conduct their businesses. The Company's principal non-U.S. regulated subsidiaries are SBIL, which is subject to regulation in the United Kingdom by the Securities and Futures Authority; SBAL, which is subject to regulation in Japan by the Ministry of Finance; and SBAG, which is subject to regulation in Germany by the Banking Supervisory Authority.

Salomon Brothers faces intense competition in all aspects of its securities and related businesses. Continued competition comes from commercial banks, insurance companies and other corporations which have entered the securities and related businesses, as well as large private investment funds actively engaged in proprietary trading. As a result of pending legislation and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks, it is anticipated that competition in some markets currently dominated by investment banks may increase in the near future. Salomon Brothers' ability to succeed depends on its ability to respond to customer needs and anticipate changes in the markets, its access to funding and capital, its creditworthiness in transactions as agent and counterparty, its efficiency in executing a substantial volume of transactions and in providing other financial services, and its ability to retain key personnel.

                               SALOMON BROTHERS

RESULTS OF OPERATIONS

DOLLARS IN MILLIONS

YEAR ENDED DECEMBER 31,                                               1994       1993      1992       1991
----------------------------------------------------------------------------------------------------------
Revenues:
Client-Driven Business:
  Global investment banking:
    Advisory                                                       $   219    $   151   $   142    $   164
    Equity underwriting                                                190        296       111        147
    Debt underwriting                                                   77        344       197        185
----------------------------------------------------------------------------------------------------------
  Total global investment banking revenues                             486        791       450        496
  Fixed income secondary markets                                       360      1,612     1,064        845
  Equities secondary markets                                           187        536       232        385
  Foreign exchange                                                     (63)       204       189         14
  Private Investment Department*                                        31         67        28         26
  Asset management                                                      38         29        20         20
----------------------------------------------------------------------------------------------------------
Total revenues from Client-Driven Business                           1,039      3,239     1,983      1,786
Proprietary Trading Businesses                                         317        896     1,945      1,489
Other                                                                 (278)        --        23         44
----------------------------------------------------------------------------------------------------------
Total revenues, net of interest expense                            $ 1,078    $ 4,135   $ 3,951    $ 3,319
==========================================================================================================
Income (loss) before taxes and cumulative effect of change
  in accounting principles:
Client-Driven Business                                             $  (636)   $ 1,159   $   276    $   227
Proprietary Trading Businesses                                         (49)       416     1,416      1,103
Other**                                                               (278)        --      (302)      (294)
----------------------------------------------------------------------------------------------------------

Total income (loss) before taxes and cumulative effect of change
  in accounting principles                                         $  (963)   $ 1,575   $ 1,390    $ 1,036
==========================================================================================================

*   To be discontinued in 1995.
** "Other" results include 1994 fourth quarter pretax charges of $278 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps; and pretax charges of $185 million in 1992 and $200 million in 1991 in connection with the U.S. Treasury auction and related matters.

Salomon Brothers had a pretax loss of $963 million in 1994 compared with pretax earnings of $1.6 billion in 1993 and $1.4 billion in 1992. Client-Driven Business revenues decreased 68% from 1993's record levels. A decline of 65% in revenues from Proprietary Trading Businesses also contributed to Salomon Brothers' negative results. Salomon Brothers' 1994 results included special charges, discussed further below, that reduced revenues by $303 million, including $278 million in the fourth quarter.

The Client-Driven Business generated pretax losses of $636 million in 1994, compared with record earnings of $1.2 billion in 1993 and earnings of $276 million in 1992. Market conditions for the Client-Driven Business were very difficult in 1994 and contrasted sharply with the favorable environment of 1993. The decline in revenues was predominantly attributable to the following factors:
(1) a decline in customer activity, (2) reduced trading opportunities, (3) trading losses in certain businesses in the first half of 1994, and (4) increased cost of carry on inventories. Capital raising activity, which was extraordinarily strong in the low interest rate environment of 1993, contracted sharply in 1994

                               SALOMON BROTHERS

as interest rates rose. Uncertainty in the fixed income markets contributed to a substantial decline in secondary market activity as well. These large drops in both primary and secondary market volume were accompanied by significant declines in the value of fixed income securities. Risks attendant in maintaining market-making inventories can often be reduced by hedging, but not all market risk can be effectively hedged, particularly when market liquidity declines, as was the case earlier in the year with respect to mortgage-related securities and later in the year for emerging market securities. Adverse market developments, together with inadequate trading risk management in a few areas within the Client-Driven Business, led to large trading losses. In response, Salomon Brothers has taken steps to strengthen its risk management (see "Risk Management--Market Risk"). In contrast to these negative developments, merger and acquisition activity was quite strong in 1994.


                          Graph #6  (See Appendix A)

                          Graph #7  (See Appendix A)

                          Graph #8  (See Appendix A)

The Proprietary Trading Businesses are organized into three distinct units, based on geographic focus. These units execute many different strategies, involving a broad spectrum of financial instruments and derivative products, in various markets around the world. Pretax losses from Proprietary Trading Businesses were $49 million in 1994, compared with earnings of $416 million in 1993 and $1.4 billion in 1992. Results for 1994 were diverse across units. The ability to generate substantial profits is dependent on arbitrage and trading opportunities, which generally are more prevalent in periods of high market volatility. Proprietary trading positions are marked to market (estimated liquidation value) taking into account the position size, market liquidity and counterparty credit quality. Inclusion in earnings of unrealized gains and losses from marking open positions to market, together with realized gains and losses from positions that have been closed, means that the period-to-period volatility inherent in the Company's businesses is clearly reflected in its reported earnings. However, because proprietary trading strategies are often designed with time horizons of a year or more, profits or losses reported in interim periods may not reflect the ultimate success or failure of these strategies.

                               SALOMON BROTHERS

Salomon Brothers' 1994 results include a pretax charge of $194 million ($126 million aftertax) attributable to unreconciled balances related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted its detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. Although the charge relates to a number of years, the impact on any single year would not have been material. A detailed review of general ledger balances related to Salomon Brothers' U.S.-based operations was completed in the 1993 fourth quarter, resulting in a pretax charge of $87 million ($49 million aftertax), which was not material to the 1993 fourth quarter. Salomon Brothers' 1994 results also include pretax charges of $109 million ($63 million aftertax) arising from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database. Problems in recording the results of interest rate swap activities date back to the mid-1980s. From 1992 through 1994, pretax charges of $161 million were recorded in connection with this effort. With the exception of the fourth quarter of 1994, the impact on earnings in any single period was not material.

The pretax charges described above are reflected as reductions in revenues from principal transactions. See "Risk Management--Operational and Support Risk" for a discussion of the circumstances that led to these charges. All amounts other than the $278 million recorded in the 1994 fourth quarter are included in business unit


NONINTEREST EXPENSES

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                              1994        1993        1992        1991
---------------------------------------------------------------------------------------------
Compensation and employee-related expenses         $1,355      $1,810      $1,577      $1,272
=============================================================================================
Compensation ratio*                                   n/m          53%         53%         55%
=============================================================================================
Recurring non-compensation expenses:
  Technology                                       $  240      $  249      $  272      $  299
  Occupancy                                           163         175         196         158
  Professional services and business development      143         116         108         128
  Clearing and exchange fees                           67          62          64          66
  Other                                                73         103          77          52
---------------------------------------------------------------------------------------------
Total recurring non-compensation expenses             686         705         717         703
Non-recurring non-compensation expenses                --          45         267         308
---------------------------------------------------------------------------------------------
Total non-compensation expenses                    $  686      $  750      $  984      $1,011

=============================================================================================
Non-compensation expense ratio:**
  Total non-compensation expenses                      64%         18%         25%         30%
  Recurring non-compensation expenses                  64%         17%         18%         21%
=============================================================================================

n/m -- not meaningful
 * Compensation as a percentage of earnings before taxes and compensation ** Non-compensation expenses as a percentage of revenues, net of interest

                               SALOMON BROTHERS

revenues and earnings in the preceding table. Salomon Brothers' "Other" results include a $185 million charge in 1992 and a $200 million charge in 1991 in connection with the U.S. Treasury auction and related matters.

Compensation and employee-related expenses, the largest component of noninterest expenses, decreased by $455 million in 1994, reflecting weaker operating results. Prior to October 1, 1994, Salomon Brothers' compensation for each of its 16 business units (excluding the Private Investment Department) was formula-driven, with aggregate compensation for each unit based upon the unit's results for the compensation year ending September 30. Under that approach, Salomon Brothers' total compensation expense was impacted not only by the level of earnings, but by the mix of earnings among the business units. Beginning with the 1995 compensation year, which began October 1, 1994, the Company has changed the way in which participating Managing Directors ("partners") of Salomon Brothers' Client-Driven Business are compensated. Partners of the Client-Driven Business now receive a fixed minimum compensation (approximately 35% of their 1994 compensation) plus 40% of the earnings of the Client-Driven Business in excess of an aftertax return to shareholders that is fixed initially at 7% of applicable equity capital and will be increased to 10% over a two-year phase-in. Partners now have their compensation dependent upon performance of the whole Client-Driven Business, and their compensation will be more variable. Salomon Brothers' Proprietary Trading Businesses continue to have formula-driven compensation arrangements for each of the three separate business units. However, beginning with the 1995 compensation year, these agreements are multiple year compensation arrangements. Under the new approach, a portion of formula-driven compensation in excess of specified minimums will be accumulated in deferred compensation accounts that will be reduced in the event of losses in subsequent years.

Salomon Brothers' recurring non-compensation expenses decreased by $19 million in 1994 following a $12 million decrease in 1993. These decreases reflect cost savings attributable, in part, to expense reduction initiatives taken over the past several years including the consolidation of office space in New York, London and Tokyo as well as the 1992 relocation of Salomon Brothers' operational support facilities from New York to Tampa.


                          Graph #9   (See Appendix A)



Non-recurring non-compensation expenses in 1993 consist of occupancy charges incurred in connection with the reduction of leased office space in New York and Tokyo. Non-recurring expenses in 1992 included $185 million related to the U.S. Treasury auction matter and $82 million related to the consolidation of office space in New York and London. In 1991, non-recurring expenses included $200 million related to the U.S. Treasury auction matter, $45 million for other legal matters and $63 million related to the relocation of the Company's New York headquarters to Seven World Trade Center.

                                PHIBRO DIVISION

DESCRIPTION OF BUSINESS

The Company's Phibro Division trades commodities through its principal offices in Westport (Connecticut), London and Singapore. The Division consists of five principal trading departments: oil, natural gas, metals, non-exchange traded commodities and soft commodities. The non-exchange traded category includes petrochemicals, plastics, coal, coke, and fertilizers. Soft commodities traded include coffee, cocoa, grains, and sugar. The Division makes extensive use of futures markets and is a major participant in the derivatives market. The restructuring of the Division, which was announced in late 1992, was substantially completed by the end of 1993. The restructuring included exiting certain businesses and significantly reducing the scope of others. Principal competitors of the Phibro Division are major integrated oil companies, other commodity trading companies, investment banks, and other financial institutions.

RESULTS OF OPERATIONS


CONDENSED STATEMENT OF INCOME

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                       1994    1993     1992     1991
--------------------------------------------------------------------------------------------
Revenues, net of interest                                    $ 191   $  46    $ (28)   $ 159
--------------------------------------------------------------------------------------------
Compensation and employee-related expenses                      83      40       45       49
Other general and administrative expenses                       27      21       43       29
Restructuring and relocation                                   --       --       78       34
--------------------------------------------------------------------------------------------
Total noninterest expenses                                     110      61      166      112
--------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change
  in accounting principles                                   $  81   $ (15)   $(194)   $  47
============================================================================================

Phibro Division's strategy is to focus solely on commodities trading, while maintaining tight control over fixed costs. As a dealer, Phibro Division engages in counterparty flow business and proprietary trading. Given its proprietary trading activities, Phibro Division's operating results are subject to a high degree of volatility in the short term. Thus, results are better evaluated over the longer term.

Phibro Division returned to profitability in 1994 after incurring losses in 1993 and 1992. Higher compensation expense in 1994 reflects this improvement. The Division's pretax loss of $194 million in 1992 included pretax charges of $78 million resulting primarily from the restructuring. In addition, 1992 fourth quarter losses of $75 million were recorded in businesses identified for exit. These losses included recognition of costs to be incurred in terminating long-term charters on four crude oil carriers and in writing down to scrap value a Division-owned crude oil carrier.

                                  PHIBRO USA

DESCRIPTION OF BUSINESS

Phibro USA, with headquarters in Houston, Texas, owns and operates three oil refineries in the U.S. Gulf Coast area, with a combined design crude oil throughput capacity of approximately 271,700 barrels per day and additional throughputs of purchased feedstock of approximately 39,000 barrels per day. Two of Phibro USA's refineries, representing over 75% of its combined design crude oil throughput capacity, are able to receive direct imports of foreign crude oil discharged at deep water ports. This gives the refineries access to a wide range of competitively priced crude oil and feedstocks. Phibro USA's refined product output encompasses many grades of light transportation fuel, marine fuel, jet fuel, heating oil, residual fuel oil, asphalt, and specialty petrochemicals. In addition to its core refining assets, Phibro USA owns and operates a crude oil gathering business which gathers approximately 90,000 barrels per day in the Southwestern United States. These activities are complemented by Phibro USA's marketing and distribution capabilities. These include supply activities in both domestic and foreign crude oil, feedstocks, liquified petroleum gases and natural gas, as well as product distribution activities through bulk clean product marketing, wholesale marketing, Northeast retail supply, heavy oil marketing (including ship bunkering, residual fuel oil marketing and asphalt sales) and the manufacture and sales of petrochemicals and specialty solvents. Phibro USA has no retail marketing outlets.

The most important challenge met by Phibro USA during 1994 was the continued development of the Residfiner/Residual Oil Super Critical Extraction unit project, which is expected to be mechanically complete by the end of 1995. This project will result in an optimized, two-refinery Texas system producing higher valued products from lower cost feedstocks, resulting in both greater and more stable earnings. The project is intended to convert the Texas City, Texas refinery into a full upgrading refinery by providing 75,000 barrels per day of resid hydroprocessing capacity, 600 long tons per day of sulfur plant capacity, 30,000 barrels per day of resid de-asphalting capacity, and an offsite hydrogen purification plant. The project will substantially reduce Phibro USA's exposure to the residual fuel oil market, where margins have deteriorated over the past several years. Capital expenditures related to the Residfiner project amounted to $63 million in 1994 and are expected to amount to $163 million in 1995.

Upon completion of the Residfiner project, Phibro USA's operating profit will more closely track the 2-1-1 crackspread rather than its current profile which generally tracks the 6-3-2-1 crackspread. (The crackspread is the difference between the spot prices of the crude oil input into the refining process and the refined product output.) The 2-1-1 crackspread assumes input of two parts of West Texas Intermediate ("WTI") crude oil and output of one part gasoline and one part heating oil. The 6-3-2-1 crackspread assumes input of six parts of WTI crude oil and output of three parts gasoline, two parts heating oil, and one part low sulfur residual fuel oil.


                          Graph #10   (See Appendix A)

                          Graph #11   (See Appendix A)

                          Graph #12   (See Appendix A)


During 1994, considerable progress was made toward concentrating on Phibro USA's core refining business and preparing for the post-Residfiner environment. The St. Rose refinery, which had become less important as a feedstock preparation plant for the system, was sold. Questor Drilling Corp., Phibro USA's only remaining asset in the upstream petroleum industry, was also sold, as were the assets of the Louisiana marine fuels and lubricants business. In addition, Phibro USA sold substantially all of the excess equipment, previously purchased from Dow Chemical Co., and not required to complete the Residfiner project, to an international refining and marketing

                                  PHIBRO USA


company. In 1993, Phibro USA sold certain other investments in non-refining businesses, including its interests in the Moss Bluff natural gas storage venture and the Northland natural gas production venture.

Phibro USA continues to make significant capital investments to enhance its competitive position and meet present and anticipated future environmental and safety requirements. Refinery-related capital expenditures, excluding costs associated with the Residfiner project, totaled $141 million over the past two years and are projected to be $60 million in 1995. The majority of these expenditures have been designed to improve operating flexibility and enhance refining margins. For example, the fluidized catalytic cracking units at the Krotz Springs, Louisiana and Houston, Texas refineries have undergone major renovations to allow the processing of heavier, less expensive feedstocks without a degradation in yields of light products. Additionally, a 1995 project at the Texas City, Texas refinery will increase that refinery's tolerance for higher sulfur crude oil. Other recent expenditures have increased the flexibility to produce low sulfur distillate fuels and reformulated gasoline.

Phibro USA has invested in projects in anticipation of future, more stringent, environmental regulations, and believes that its refineries will require relatively low expenditures, as compared with the rest of the industry, in order to comply with upcoming environmental requirements. Phibro USA's total capital expenditures in 1994 include $13 million related to environmental compliance; such expenditures are expected to be about $12 million in 1995.

The manufacturing complexity of the refining business has always placed a premium on strong technical resources. The current competitive environment has added greater emphasis to achieving a high quality of technical support within the refinery system. In order to maximize

                                  PHIBRO USA

refinery operations, Phibro USA has contracted with a specialized engineering firm to conduct a review of the plant operations within the Texas refinery system. Through these reviews, which will be concluded later in 1995, Phibro USA anticipates that it will be able to identify and improve a number of current practices which will allow the refineries to achieve a higher product value without requiring significant capital investment.

As a seller of gasoline on the spot market, Phibro USA must react quickly to changing market demands for various types and grades of gasoline in order to enhance its profitability. The 1990 amendments to the Clean Air Act mandate the use of cleaner burning or reformulated gasoline ("RFG") in nine major metropolitan areas beginning January 1, 1995. Past investments in refinery process units, along with current and planned capital projects, have given Phibro USA the flexibility to blend up to 50% of the system's gasoline production into RFG. This flexibility, along with terminal/blending facilities in the New York harbor area, allow Phibro USA to take advantage of market opportunities in the RFG program if they materialize. A decision was made to limit the investment in RFG production capability until the economics of such additional investment become more certain.

Phibro USA has continued to develop downstream outlets to market light transportation fuels. In 1994, Phibro USA entered into a three-year agreement to store and sell its refined products in 22 terminals located in the Northeast and Southeast. Additionally, Phibro USA entered into a three-year agreement in 1993 to utilize a terminal facility in the New York harbor area that has the capacity to store two million barrels of refined products. These two outlets, combined with its previously existing distribution system, have significantly increased Phibro USA's ability to sell refined products in higher valued markets.


RESULTS OF OPERATIONS

CONDENSED STATEMENT OF INCOME

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                         1994       1993       1992       1991

-----------------------------------------------------------------------------------------------------
Sales                                                        $ 7,258    $ 8,357    $ 7,197    $ 6,736
Cost of sales                                                  7,181      8,308      7,173      6,658
-----------------------------------------------------------------------------------------------------
Operating profit                                                  77         49         24         78
Net interest and other                                           (12)       (19)       (25)       (32)
-----------------------------------------------------------------------------------------------------
Operating profit, net of interest and other                       65         30         (1)        46
-----------------------------------------------------------------------------------------------------
Compensation and employee-related expenses                        31         29         28         28
Other expenses                                                    16         17         18         27
Writedown of minimum refining and marketing inventories           --         30         --         71
-----------------------------------------------------------------------------------------------------
Total noninterest expenses                                        47         76         46        126
-----------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change
  in accounting principles                                   $    18    $   (46)   $   (47)   $   (80)
=====================================================================================================

                                  PHIBRO USA

Phibro USA had pretax earnings of $18 million in 1994 compared with pretax losses of $46 million in 1993 and $47 million in 1992. The 1993 and 1991 results included charges of $30 million and $71 million, respectively, to write down to market value the carrying value of minimum refining and marketing inventories. These inventories are neither hedged nor continuously marked to market but are carried at the lower of aggregate cost or market. The market value of these inventories exceeded their carrying value by $39 million at the end of 1994.

Results for 1994 benefited from favorable first quarter refining margins which resulted from strong weather-related demand for refined products. Phibro USA's ability to trade for and process foreign crude oil and its flexibility in marketing clean products enabled it to take advantage of market opportunities and outperform the 6-3-2-1 crackspread, which narrowed considerably later in the year. Results for the past several years are indicative of the difficult conditions that have prevailed in the U.S. oil refining industry. Phibro USA has been particularly affected by increased purchases of natural gas by traditional industrial and utility fuel users, a development which has severely weakened demand for residual fuel oil. The deterioration in the spread between crude oil and residual fuel oil adversely affects Phibro USA as residual fuel oil is a significant portion of its refining system output. As previously discussed, Phibro USA's residual fuel oil upgrading project will significantly reduce its exposure to the residual fuel oil market.


Noninterest expenses, excluding the special inventory writedown, were $47 million in 1994, $46 million in 1993 and $46 million in 1992. Results for 1992 included a charge of $5 million in connection with vacant office space and the relocation of Phibro USA's headquarters.

                                  SALOMON INC

                            DERIVATIVE INSTRUMENTS

Derivatives are an integral part of the world's financial and commodity markets. Globalization of economic activity has brought more market participants in contact with foreign exchange and foreign interest rate risk at a time when market volatility has increased. Market participants have developed technology that has facilitated the identification and monitoring of such risks with a much greater degree of precision. Derivatives provide flexibility which often cannot be achieved in the cash markets.


                                  33 OVERVIEW

                33 SALOMON INC'S USE OF DERIVATIVE INSTRUMENTS

                       35 ACCOUNTING FOR DERIVATIVES

                  ADDITIONAL DERIVATIVES-RELATED DISCLOSURES

               60 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                       63 SUMMARY OF ACCOUNTING POLICIES

                     67 NOTE 1--REVENUES BY BUSINESS UNIT

                             75 NOTE 7--TERM DEBT

                 86 NOTE 16--FINANCIAL AND COMMODITIES-RELATED
                        INSTRUMENTS AND RELATED RISKS

                      90 NOTE 17--FAIR VALUE INFORMATION

                             DERIVATIVE INSTRUMENTS

OVERVIEW

Derivative instruments, by definition, are bilateral contractual commitments or payment exchange agreements between counterparties that "derive" their value based on some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. Expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments has in turn resulted in a vast increase in the types of derivative users and their motivation in using them.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, in considering such factors as taxes, regulations, capital, and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list is huge and growing rapidly.

Because derivatives often involve a high degree of leverage and are accounted for and settled differently than cash instruments, their use requires special management oversight. Such oversight should ensure that management understands the transactions to which they commit their firms and that the transactions are executed in accordance with sensible corporate risk policies and procedures.


Publications such as the Basle Committee on Banking Supervision's July 1994 report, Risk Management Guidelines for Derivatives; the International Organization of Securities Commissions' July 1994 report, Operational and Financial Risk Management Control Implications for Over-The-Counter Derivatives Activities of Regulated Securities Firms; or the Group of Thirty ("G-30") July 1993 report, Derivatives: Practices and Principles, provide an excellent framework for developing such policies. The Company has chosen the G-30 report as its model for management controls and is working toward implementation of applicable recommendations. In addition, the Company has participated in the U.S. Securities Dealers' Derivatives Policy Group initiative, encouraged by the Securities and Exchange Commission, to formulate a set of management controls for U.S. derivatives dealers.

SALOMON INC'S USE OF DERIVATIVE
INSTRUMENTS

The Company's use of derivative instruments can be broadly classified into trading and non-trading activities. The vast majority of the Company's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. As a dealer in derivatives, the Company both executes trades of derivative instruments listed on exchanges and creates customized derivative instruments for customers. The counterparties with which the Company conducts derivative transactions consist primarily of other major derivatives dealers; financial institutions such as commercial banks, investment banks, savings institutions, insurance companies, pension funds and investment companies; and other corporations. Governments and other types of counterparties represent a relatively small portion of the Company's derivatives counterparties.

Derivatives trading activities are conducted by each of the Company's business segments.

                                DERIVATIVE INSTRUMENTS

SALOMON BROTHERS CLIENT-DRIVEN BUSINESS A fundamental activity of the

Client-Driven Business is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. The most significant derivatives-related activity conducted by the Client-Driven Business is fixed income derivatives, which include interest rate swaps, swap options, and cap and floor agreements. Other derivative transactions, such as currency swaps, forwards and options, as well as derivatives linked with equities, are also regularly executed by the Client-Driven Business. Similar to market-making activities in non-derivative instruments, the Client-Driven Business generally earns a spread from market-making transactions involving derivatives. The Client-Driven Business also makes extensive use of derivatives to manage the market risk inherent in the securities inventories maintained for market-making purposes as well as its "book" of swap agreements and related transactions with customers.

SALOMON BROTHERS PROPRIETARY TRADING BUSINESSES These businesses seek to generate returns by executing trading and arbitrage strategies that are generally longer term in nature. By their very nature, these activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking to those risks that the firm intends to assume. The Proprietary Trading Businesses make extensive use of derivative instruments in executing their strategies.

PHIBRO DIVISION The fundamental nature of Phibro Division's activities is similar to Salomon Brothers' Client-Driven Business and Proprietary Trading Businesses. The Division conducts commodities trading activities in organized futures exchanges as well as in off-exchange forward markets. Phibro Division executes transactions involving commodities options and swaps, much in the same manner as Salomon Brothers in the financial markets.

PHIBRO USA As noted earlier, Phibro USA's oil refining results are influenced significantly by "crackspreads," which represent the difference between the spot prices of the crude oil input into the refining process and the refined product output. Results for Phibro USA's marketing and distribution activities are influenced heavily by spot market prices of crude oil and refined products. Phibro USA regularly utilizes derivatives, including forward purchase and sale agreements and exchange-traded futures and options to manage crackspreads and optimize marketing and distribution results.

The Company makes significant use of financial derivatives for non-trading, or end user, purposes. Such activities are not nearly as extensive as its use of derivatives for trading purposes. As an end user, these instruments provide the Company with added flexibility in the management of its balance sheet and its funding costs. The Company utilizes interest rate swaps to effectively convert the majority of its fixed-rate term debt and preferred stock to variable-rate obligations. The Company utilizes cross-currency swaps and forwards to effectively convert a portion of its non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and, in order to minimize the variability in equity and book value per share otherwise attributable to exchange rate movements, to hedge certain investments in non-U.S. subsidiaries.

Derivatives activities, like the Company's other ongoing business activities, give rise to market, credit, and operational and support risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for a market intermediary such as Salomon Inc, such risk represents only a component of overall market risk, which includes non-derivative instruments as well.

                            DERIVATIVE INSTRUMENTS

Consequently, the scope of the Company's market risk management procedures covers derivatives. Credit risk is the risk of loss that would result if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded over-the-counter ("OTC") instruments. Swap and foreign exchange agreements are documented utilizing counterparty master agreements supplemented by individual trade confirmations. Whenever possible, industry master and netting agreements are used to reduce aggregate credit exposure. Over the past two years, the Company has enhanced its management of credit exposure, particularly that arising from its derivative instrument activities. See "Risk Management" for discussions of the Company's management of market, credit, and operational and support risks.


Notional amounts of derivatives are the underlying principal amounts (i.e., par value) used to calculate contractual cash flows to be exchanged between derivatives counterparties. The notional amounts presented in this report are an indicator only of the volume of derivative instrument activity and are not indicative of the level of market or credit risk.


                          Graph #13   (See Appendix A)


ACCOUNTING FOR DERIVATIVES

The way in which the Company accounts for and presents derivative instruments in its financial statements depends on both the type and purpose of the derivative instruments held or issued. Derivative instruments issued or held for trading purposes (both client-driven and proprietary), including those used to hedge trading positions, are marked to market or fair value. Under mark-to-market accounting, gains or losses are recognized currently in "Principal transactions" on the Consolidated Statement of Income and resulting assets or liabilities are recorded in "Options and contractual commitments" on the Consolidated Statement of Financial Condition. Such assets and liabilities are reflected on a gross basis on the Consolidated Statement of Financial Condition. Netting of derivative receivables and payables is applied only when a legal right of offset exists under a master netting agreement. The determination of market or fair value involves various factors, including the potential impact on market prices of liquidating positions over a reasonable time period, and counterparty credit quality. When marking derivative positions to market, higher risk counterparties warrant a higher risk premium, or yield to the Company, which equates to a lower fair value. Credit-related adjustments are applied in determining the carrying amount of the Company's derivatives portfolio. These adjustments consider, among other things, concentrations of exposure, netting agreements, and expected defaults. In specific situations in which individual counterparties experience financial difficulties that compromise their ability to meet their contractual obligations to the Company, reserves are established to cover such exposure. The Company also maintains reserves to cover the future operational costs of maintaining long-term contractual commitments.

                            DERIVATIVE INSTRUMENTS

Interest rate swaps used to convert the Company's fixed-rate preferred stock and term debt obligations to variable rates are not marked to market. Instead, the net inflows or outflows are recorded as adjustments to interest expense or dividends, as appropriate. Adjustments to dividends are recorded on an aftertax basis. Non-U.S. dollar denominated term debt issued by Salomon Inc (the parent company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. Except for term debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other than the U.S. dollar, the translation impact is included in earnings. The Company mitigates this exposure by entering into forward currency purchase agreements. The impact of marking such agreements to prevailing exchange rates is also included in earnings. The Company also enters into forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates is included in "Cumulative translation adjustments" in Stockholders' equity, as is the impact of translating the investments being hedged.

                                  SALOMON INC
                       CAPITAL AND LIQUIDITY MANAGEMENT

Capital is an expensive resource. To maximize the return to shareholders, it is essential that the Company deploy its capital in an efficient manner. Liquidity management is integral to capital management, and it is especially critical for a financial intermediary. Access to funding must be assured under all market conditions. Confidence of creditors and counterparties in the Company's ability to perform pursuant to its contractual obligations is critical to the Company's survival and its success.


                        38 CAPITAL MANAGEMENT-OVERVIEW

                           38 REGULATORY CAPITAL AND
                                DOUBLE LEVERAGE

                              39 WORKING CAPITAL

                                40 RISK CAPITAL

                           40 BALANCE SHEET LEVERAGE


                        41 CAPITAL AND FUNDING SOURCES

                                   44 OTHER

                       CAPITAL AND LIQUIDITY MANAGEMENT

CAPITAL MANAGEMENT--OVERVIEW

As a major financial intermediary that competes in global markets, the Company has large and diverse capital requirements. The Company's capital strategy is driven by its need to respond quickly to market developments and the following factors: regulatory capital requirements and double leverage, working capital requirements, risk capital requirements, and balance sheet leverage. The strategy considers synergies that may exist between these factors, both firmwide and between business units. A factor which is a firmwide constraint at one time may not be one at a later time.

The principal determinants of the Company's total long-term capital requirements are its usage of regulatory capital and working capital. Long-term capital requirements are satisfied by common equity, convertible preferred stock, perpetual preferred stock, unsecured obligations (primarily term debt) and long-term deferred taxes. Long-term capital includes only a portion of such amounts maturing between six months and one year (weighted by maturity), includes all amounts maturing beyond one year and excludes all amounts scheduled to mature within six months. The Company's policy is to maintain long-term capital at a level greater than the equity and subordinated debt of its subsidiaries (see "Regulatory Capital and Double Leverage") or its working capital requirements, as determined on a consolidated basis (see "Working Capital" for a discussion of the Company's working capital requirements).


                          Graph #14   (See Appendix A)


DOLLARS IN BILLIONS
YEAR ENDED DECEMBER 31,                      1994       1993       1992       1991
----------------------------------------------------------------------------------
Long-term capital:
  Common equity capital                    $ 3.5      $ 4.2      $ 3.5      $ 3.2
  Convertible preferred stock                 .7         .7         .7         .7
  Perpetual preferred stock                   .3         .3         .1         .1
  Term debt and other                       11.6       11.6        7.4        6.0
----------------------------------------------------------------------------------
Total long-term capital                    $16.1      $16.8      $11.7      $10.0
=================================================================================-


REGULATORY CAPITAL AND DOUBLE LEVERAGE

The Company operates globally through a network of subsidiaries, each with its own capital requirements. A number of the Company's subsidiaries are subject to regulatory capital requirements. Regulated entities such as SBI, SBIL, SBAL and SBAG are required to maintain minimum amounts of regulatory capital, which generally consists of both equity capital and subordinated debt. In addition, limits exist regarding the maximum amount of regulatory capital which can be in the form of subordinated debt. Actual requirements vary by jurisdiction. Dividends and certain other payments by regulated subsidiaries may be made only in accordance with regulatory requirements. Subsidiaries' capital requirements, the substantial majority of which are attributable to regulated subsidiaries, are largely met by the parent company's injection of equity and/or subordinated debt. If the parent company could not refinance its own debt or withdraw equity capital from its subsidiaries, it could experience a liquidity problem.

                       CAPITAL AND LIQUIDITY MANAGEMENT

Double leverage is a measure of a parent company's investment in its subsidiaries in relation to its own capital. The Company views double leverage from two perspectives: first, a "total capital" view, under which the sum of intercompany subordinated debt and the equity of the Company's subsidiaries ("subsidiaries' total capital") is divided by the total long-term capital of Salomon Inc. Total capital basis double leverage in excess of 1.0 represents a portion of subsidiaries' total capital which is funded with short-term debt of the parent. Under the "equity capital" basis, the equity of the Company's operating units is divided by the sum of Salomon Inc's common equity and perpetual and convertible preferred stock. Equity basis double leverage in excess of 1.0 arises from the funding of equity investments with debt of the parent. The Company's objectives are to maintain the total capital basis double leverage ratio at no more than 1.0 and, over time, to reduce the equity capital basis double leverage ratio to a level that approximates 1.0. As shown in the following table, the Company's double leverage ratios have declined significantly since 1991.

DECEMBER 31,                                     1994     1993     1992     1991
--------------------------------------------------------------------------------

Total capital basis double leverage              0.87     0.96     1.15     1.21
Equity capital basis double leverage             1.18     1.45     1.61     1.65
--------------------------------------------------------------------------------

WORKING CAPITAL

Central to the Company's capital and liquidity management processes is the determination of working capital requirements. The Company defines working capital requirements as the amount needed to fund the difference between the Company's total cash requirements and the cash which reasonably could be raised through secured financing under normal market conditions. The amount which can be raised through secured financing reflects the credit quality and market liquidity of the Company's assets, legal requirements, market conventions, and lender requirements. For example, the Company can obtain secured financing by pledging as collateral an investment grade corporate bond that it owns. Based upon the quality of this bond, the Company may reasonably expect to obtain secured financing equal to 90% of the bond's value. Thus, the Company would apply a 10% working capital margin or "haircut" to its holding of this particular security. Securities such as U.S. government obligations require a smaller haircut, while other less liquid assets require a greater haircut, perhaps as much as 100%. The aggregate of these haircuts represents a large percentage of the Company's working capital requirements. The remaining requirements are principally related to collateral requirements of exchanges and clearing organizations and the Company's fixed assets. The Company monitors its ability to raise secured funding against actual capacity as well as adjusted capacity taking into consideration potential changes in market conditions and the Company's status.

The Company's policy is to fund working capital requirements with long-term capital. As of December 31, 1994, the Company's working capital coverage ratio, which represents total long-term capital divided by required working capital, was 1.07, which was below the Company's internal guideline of 1.10. The 10% cushion is designed to provide a layer of protection against volatility in capital usage. Consistent with internal policies, remedial action was taken and the ratio was restored to 1.10 by January 20, 1995 and has since remained above the guideline. The average for the year exceeded the internal guideline.

                       CAPITAL AND LIQUIDITY MANAGEMENT


                          Graph #15   (See Appendix A)


DOLLARS IN MILLIONS                               DEC. 31, 1994   AVERAGE 1994
------------------------------------------------------------------------------
Working capital required                                $15,045        $15,134
Working capital coverage ratio                             1.07           1.17
------------------------------------------------------------------------------

The Company's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan was implemented in 1991 following the U.S. Treasury auction matter and is continually reviewed to keep the funding options current and in line with market conditions. Management of this plan includes an analysis of the Company's ability to withstand varying levels of stress, which would impact liquidation horizons and required margins.

The liquidity management process considers the ability of the Company to repay unsecured debt obligations and other unsecured liabilities when they mature through the proceeds of secured financing, using unpledged collateral or asset sales, if necessary. As of December 31, 1994, the Company had sufficient unencumbered assets to support, under normal market conditions, all maturing short-term unsecured liabilities. The rationale for maintaining unencumbered assets is that they could be used as collateral to raise the funds needed in the event that the Company's access to unsecured financing was impaired.


SBI has a committed secured standby bank credit facility for financing securities positions. It enables SBI to borrow on a secured basis using a variety of financial instruments as collateral. The capacity of the facility at December 31, 1994 was $2.12 billion. In addition, SBIL has a similar facility in the amount of $1 billion. At December 31, 1994 there were no outstanding borrowings under these facilities.

RISK CAPITAL

Risk capital represents equity capital required to support earnings volatility. The longer term risk objectives of the Company are expressed by comparing earnings volatility with available equity capital. The targeted equity to volatility ratio is set by management and reviewed with the Company's Board of Directors. See "Risk Management--Market Risk" for further discussion of this process.

BALANCE SHEET LEVERAGE

Balance sheet leverage is often defined as the ratio of total assets to total equity. As some creditors and contractual counterparties utilize this ratio as a measure of risk, it can pose a constraint on activity. While balance sheet leverage may be a useful measure, it does not recognize the quality or liquidity of assets; it does not accurately indicate the degree of market risk embedded in assets and liabilities; and it does not reflect the impact of risks associated with off-balance-sheet instruments. Therefore, in managing market, credit or liquidity risk, management does not believe that the gross balance sheet leverage ratio is particularly meaningful. For those that do focus on balance sheet leverage, the Company recommends that such leverage ratio be calculated on the basis of net assets to equity. Net assets are total assets less collateralized short-term financing agreements, cash and interest bearing equivalents and assets securing collateralized mortgage obligations.

                       CAPITAL AND LIQUIDITY MANAGEMENT


AVERAGE WEEKLY BALANCE SHEET INFORMATION

                                                             THREE MONTHS ENDED                          YEAR ENDED     YEAR ENDED
                                         -----------------------------------------------------------  -------------  -------------
DOLLARS IN MILLIONS                      MAR. 31, 1994  JUNE 30, 1994  SEPT. 30, 1994  DEC. 31, 1994  DEC. 31, 1994  DEC. 31, 1993
----------------------------------------------------------------------------------------------------------------------------------

Government and government agency
  securities--U.S.                       $ 39,779       $ 31,398       $ 28,758        $ 34,621       $ 33,639       $ 42,585
Government and government agency
  securities--non-U.S.                     36,434         32,518         31,384          28,275         32,153         35,159
Financial options and
  contractual commitments                   7,904          9,580          9,119           8,336          8,735          8,281

Other financial instruments owned          26,848         22,141         21,443          21,355         22,945         17,358
----------------------------------------------------------------------------------------------------------------------------------
Total financial instrument inventories    110,965         95,637         90,704          92,587         97,472        103,383
----------------------------------------------------------------------------------------------------------------------------------
Collateralized short-term
  financing agreements                     53,876         56,653         64,572          64,058         59,790         57,171
Other assets                               19,270         23,444         19,237          18,032         19,997         16,132
----------------------------------------------------------------------------------------------------------------------------------
Average total assets                     $184,111       $175,734       $174,513        $174,677       $177,259       $176,686
==================================================================================================================================
Period-end total assets                  $173,316       $175,549       $158,486        $172,732       $172,732       $184,835
==================================================================================================================================
Period-end net assets*                   $118,229       $107,181       $ 96,594        $105,227       $105,227       $126,311
==================================================================================================================================
Average net assets*                      $123,311       $112,107       $102,154        $103,411       $110,245       $112,294
==================================================================================================================================

* Total assets less collateralized short-term financing agreements, cash and interest bearing equivalents and assets securing collateralized mortgage obligations.


                          Graph #16   (See Appendix A)

Average net assets for the fourth quarter of 1994 were down from the average level for the full year and from the 1993 level, reflecting a 19% reduction in inventories for Salomon Brothers' Client-Driven Business since December 31, 1993. Due to the nature of the Company's trading and funding activities, including its matched-book activities, it is not uncommon for the Company's asset levels, including client-driven and proprietary trading inventories, to fluctuate from period to period.


At December 31, 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41"). FIN 41 allows, under certain circumstances, the netting of securities sold under agreements to repurchase and securities purchased under agreements to resell. Prior to the adoption of FIN 41, the Company recorded these instruments on a gross basis. At December 31, 1994, the Company's consolidated assets and liabilities were reduced by $6 billion as a result of the application of FIN 41. Average balances and period-end balances (prior to December 31, 1994) presented in the above table were not affected by this change.

CAPITAL AND FUNDING SOURCES

SECURED SHORT-TERM BORROWINGS

Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. A repurchase agreement is a sale of securities to a counterparty and a simultaneous agreement to repurchase the same securities in the future from the same

                       CAPITAL AND LIQUIDITY MANAGEMENT

counterparty at the same price plus interest at an agreed upon rate; in economic substance, a repurchase agreement is a collateralized borrowing. The market for repurchase agreements collateralized by U.S. government and government agency securities is very active and has remained available even in the most disruptive market conditions. Markets for repurchase agreements collateralized by securities issued by non-U.S. governments continue to develop and represent another source of liquidity, particularly for the Company's non-U.S. operations.

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

                          Graph #17   (See Appendix A)


UNSECURED SHORT-TERM BORROWINGS

Unsecured short-term borrowings are utilized by the Company only to the extent that they provide a cheaper alternative to secured financing. Sources of short-term unsecured borrowings include commercial paper (mainly issued in the U.S.), unsecured bank borrowings and letters of credit (principally in Europe), deposit liabilities (virtually all at the Tokyo branch of the Company's German banking subsidiary) and corporate loans. See Note 5 to the Consolidated Financial Statements for additional information regarding short-term borrowings and committed credit facilities.

TERM DEBT

The Company's largest source of long-term capital is term debt, which includes obligations issued with an original term in excess of one year. For purposes of determining capital available to support working capital requirements, the Company includes all term debt with a remaining maturity in excess of one year and portions of term debt with remaining maturities between six months and one year on a weighted basis. The average maturity of the Company's term debt was
3.3 years and 3.5 years at December 31, 1994 and 1993, respectively. See Note 7 to the Consolidated Financial Statements for additional information regarding term debt.


The Company's policy is to convert fixed-rate term debt used to fund inventory-related working capital requirements to variable-rate obligations through the use of interest rate swaps. See Note 7 to the Consolidated Financial Statements for an analysis of the impact of such swaps as of December 31, 1994. Fixed-rate term debt used to fund investments in fixed assets is not converted to a variable rate. For issues denominated in currencies other than the U.S.

dollar that are not used to finance assets in the same currency, the Company enters into foreign exchange agreements that effectively convert that debt into U.S. dollar obligations.

                       CAPITAL AND LIQUIDITY MANAGEMENT

During 1994, Standard and Poor's ("S&P") downgraded the Company's credit ratings on its senior debt, subordinated debt and preferred stock, and affirmed the Company's commercial paper rating. Also in 1994, Duff & Phelps downgraded the credit rating on the Company's long-term borrowings and affirmed the Company's commercial paper rating. Subsequent to December 31, 1994, IBCA downgraded the Company's ratings on long-term borrowings, while affirming the Company's short-term rating and Moody's put the Company's long-term borrowings on negative watch. The downgrades have had a negative impact on the Company's funding costs and may negatively impact the derivatives business. In addition, the downgrades could result in a reduced access to borrowings. Other rating agencies have either affirmed or are currently reviewing the Company's debt ratings. The following table summarizes the Company's credit ratings as of March 8, 1995:

                  DUFF &
                  PHELPS  FITCH   IBCA   MOODY'S    S&P     TBW
---------------------------------------------------------------
Long-term debt      A-    A-       A      A3       BBB+      --
Commercial paper    D1    F1       A1     P2        A2     TBW1
---------------------------------------------------------------

PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock. Three separate series (Series A, C and D) were issued and outstanding at December 31, 1994. Series A was issued in 1987. The entire issue, 700,000 shares, each with a redemption value of $1,000, is held by affiliates of Berkshire Hathaway Inc. Dividends are payable at an annual rate of 9% and the shares are convertible into Salomon Inc common stock at the rate of $38 per common share. Preferred shares not previously converted are scheduled for redemption in annual installments of 140,000 shares commencing October 31, 1995. Series C was issued in 1991. An aggregate of $112.5 million was issued and is entitled to receive dividends at an annual rate of 9.5%. An aggregate of $200 million of Series D was issued in 1993 and is entitled to receive dividends at an annual rate of 8.08%. Both of these series are redeemable, at par, only at the Company's option. Series C is redeemable any time on or after June 30, 1996; Series D is redeemable on or after March 31, 1998.

The Company has entered into interest rate swap agreements that effectively convert its fixed-rate dividend obligations on all three preferred stock issues to variable-rate obligations. These swap agreements effectively reduced dividends on preferred stock in 1994 by $28 million, net of taxes.

COMMON EQUITY

In May 1994, the Company's Board of Directors authorized the repurchase of up to

10 million shares of the Company's common stock, including 4.6 million shares remaining under a previous authorization. The Company repurchased approximately
5.2 million of its common shares for treasury in 1994, primarily in the first quarter, at an aggregate cost of $252 million. Shares authorized for additional repurchase by the Company's Board of Directors totaled 9.8 million at December 31, 1994.


The Company has two programs intended to encourage employee equity ownership in Salomon Inc. During 1990, the Company commenced an Equity Partnership Plan (the "Plan"). Under the Plan, qualifying employees receive a portion of their compensation in the form of Salomon Inc common stock purchased in the open market by the Plan's trustee. (Such purchases are separate from the Company's open market purchases referred to above.) The percentage of each qualifying employee's compensation paid in Plan shares rises in proportion to compensation to a maximum of 50%. Employees receive

                       CAPITAL AND LIQUIDITY MANAGEMENT

the Plan shares at a 15% discount from the average price paid by the Company during the calendar year. Since the Plan's inception, 27.0 million shares have been awarded to employees. The shares are held by the Plan in trust for the employees and, in most instances, are not distributed to the employees for five years from the date of the original grant. The distribution of shares held by the Plan in connection with the 1990 award (including shares purchased with reinvested dividends) will occur in late 1995 or early 1996. At the end of 1992, in light of possible changes in the U.S. income tax laws, a portion of shares held by the Plan was distributed to employees. Some of these shares were subject to restrictions on transferability. Such restrictions that pertain to the 1990 award will also expire in late 1995 or early 1996. Thus, in the aggregate, restrictions on the transferability of 3.3 million of the Company's common shares will expire in late 1995 or early 1996.

The Employee Stock Purchase Plan was approved by the Company's stockholders in 1989. This plan allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of fair market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of individual annual compensation. Shares purchased under this plan are purchased on the open market. Prior to the second quarter of 1994, these shares were issued from the Company's common stock held in treasury. Thus far, nearly 1.5 million shares have been purchased by employees under this plan, including approximately 185,000 shares in 1994.

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


HIGH-YIELD PORTFOLIO

Salomon Brothers' activities include trading securities that are less than investment grade, characterized as "high yield." High-yield securities include corporate debt, convertible debt, preferred and convertible preferred equity securities rated lower than "triple B-" by internationally recognized rating agencies, unrated securities with market yields comparable to entities rated below "triple B-", as well as sovereign debt issued by certain countries in currencies other than their local currencies and which are not collateralized by U.S. government securities. For example, high-yield securities exclude the collateralized portion of the Salomon Brothers' holdings of "Brady Bonds," but include such securities to the extent they are not collateralized. The Company's trading portfolio of high-yield securities owned is carried at market value and totaled $2.3 billion at December 31, 1994; the largest single high-yield exposure was $114 million.

                                  SALOMON INC

                                RISK MANAGEMENT

Effective management of the risks inherent in the Company's businesses is critical. Although substantial progress was achieved in 1994 towards strengthening controls and risk management, the poor results for the year were partly attributable to control and risk management weaknesses. The Company has taken a number of steps to address the weaknesses that contributed to the 1994 losses. The following section discusses the risks inherent in the Company's businesses, procedures in place to manage such risks, and initiatives underway to enhance the Company's management of risk.


                                46 MARKET RISK

                                49 CREDIT RISK

                        51 OPERATIONAL AND SUPPORT RISK

                             52 ENVIRONMENTAL RISK

                                RISK MANAGEMENT

MARKET RISK

Market risk represents the potential loss the Company may incur as a result of absolute and relative price movements in financial and commodities-related instruments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. The Company applies a mark-to-market accounting policy to the substantial majority of items recorded on the balance sheet as well as to off-balance-sheet contractual commitments. When market prices are not readily available, instruments are marked to fair value. Market or fair values are adjusted, where appropriate, to address factors such as the market liquidity of the instrument, the age or holding period of the instrument, and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. The Company considers this to be a useful trading discipline. It represents an integral component of mark-to-market accounting as practiced by the Company and, as such, has a direct impact on the reported volatility of the Company's Proprietary Trading Businesses. The Company manages market risk for all products, including those on- and off-balance-sheet. This, together with the Company's mark-to-market accounting policy, means that separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risk relative to derivatives is credit risk, which can be increased or decreased by market movements. See "Risk Management--Credit Risk--Credit Exposure from Derivatives Activities."

Within Salomon Brothers' Proprietary Trading Businesses, sound management of market risk has always been a critical consideration. However, as noted earlier in this report, weaknesses in the management of market risk within certain units of Salomon Brothers' Client-Driven Business contributed to the poor results of 1994. The sections that follow discuss organizational elements of market risk management, as well as specific risk management tools and techniques. The Company has sought to institutionalize these elements across all its businesses and believes that progress towards this goal leaves it much better positioned to manage market risks than was the case at the beginning of 1994. Efforts to further strengthen the Company's management of market risk are ongoing and the enhancement of risk management systems and reporting, including the development and utilization of quantitative tools, is of major importance. Nevertheless, the basis for strong risk management is the expertise and judgment of the Company's trading professionals and senior management, and open lines of communication.

SALOMON BROTHERS' RISK MANAGEMENT
STRUCTURE AND OVERSIGHT

THE RISK MANAGEMENT GROUP

Salomon Brothers' Risk Management Group (the "Group") is composed of the heads of the major risk-taking business units and trading desks throughout the world, as well as key officers of the Company, including the Chairman and Chief Executive Officer of Salomon Brothers, the Chief Financial Officer, the

Treasurer, and the Global Risk Manager. The Group is chaired by a Managing Director who is both the head of the U.S. Proprietary Trading Business and co-head of U.S. Client-Driven fixed income trading. The Group's primary functions are to monitor overall risk levels so that they are in accordance with firmwide guidelines; to identify and report to the Company's Chairman and Chief Executive Officer and its Board of Directors, on a timely basis, major risks undertaken by the trading businesses; to perform risk audits to enhance the analysis and management of major risks by the heads of the trading desks; to set and review risk limits and approve limit excessions; and, when appropriate, to adjust the levels of risk assumed.

                                RISK MANAGEMENT
THE GLOBAL RISK MANAGER

The Global Risk Manager is responsible for the continued development of Salomon Brothers' risk management system and process and for monitoring and reporting aggregate risk-taking activity. This responsibility includes the analysis and monitoring of market risks, as well as oversight of the process for position marking and inventory management. The Global Risk Manager reports to the Company's Chief Financial Officer and is independent of Salomon Brothers' business units.

RISK AUDITS

Members of the Group perform periodic risk audits of the risk-taking business units. The risk audit process is overseen by the Group Chairman and the Global Risk Manager and includes participation by members of Salomon Brothers' two Risk Audit Working Committees. Each Committee, one for fixed income businesses and the other for equity businesses, consists of senior traders and risk managers from the various business units with expertise in the respective market arenas.

The risk audits include a detailed critique of the positions, strategies, and risk management methods taken by the business units. By including senior traders from other areas of Salomon Brothers, risk audits provide a forum for the communication of risk management approaches and ideas across Salomon Brothers. The risk audit process is the primary tool for critical review and refinement of the risk management measurement and reporting Salomon Brothers has in place.

THE SALOMON INC BOARD OF DIRECTORS

The Company maintains an overall guideline as to firmwide risk, expressed as a ratio of the expected annual earnings volatility of the Company's trading businesses to equity capital available to support that volatility. This guideline, which is subject to periodic reexamination, is reviewed with the Company's Board of Directors. With such a guideline in place, a decline in common equity capital will lead to a proportionately lower limit on risk-taking.

TOOLS FOR RISK MANAGEMENT AND REPORTING

Salomon Brothers' global risk measurement begins with the identification of relevant market risk factors. These factors vary from market to market, and region to region. For example, in fixed income markets, risk factors include interest rates, yield curve slopes, credit spreads, and interest rate volatility. In equity markets, risk factors include equity index exposure, equity volatility and equity index spreads. In the foreign exchange market, risk factors are exchange rates and exchange rate volatility. Salomon Brothers identifies other factors specific to proprietary trading strategies as well as risk factors significant to Salomon Brothers as a whole, such as aggregate credit spread exposure, that may not be significant for individual desks. Overall, more than sixty risk factors are employed. Risk factors are used in three types of analyses: stress analysis, value-at-risk analysis and scenario analysis.

STRESS ANALYSIS

Salomon Brothers performs stress analysis by repricing selected inventory positions for specified upward and downward moves in risk factors, and computing the revenue implications of these repricings. Stress analysis is a useful tool for identifying exposures that appear to be relatively small in the current environment but grow more than proportionately with changes in risk factors. Such risk is typical of a number of derivative instruments, including options sold, many mortgage-backed securities, and a number of structured products. Stress analysis provides for the measurement of the potential impact of extremely large moves in risk factors, which, though infrequent, can be expected to occur from time to time.

                                RISK MANAGEMENT

VALUE-AT-RISK ANALYSIS

Under value-at-risk analysis, revenue implications are computed for individual simulations, each based on a random outcome for the individual risk factors. Value-at-risk is a summary statistic constructed by performing thousands of simulations from which a probability distribution of revenues is derived. It is of limited value for internal risk management in that it does not give any indication of which individual exposures are problematic or which of the many risk factor simulations are particularly worrisome. However, it does provide a concise and simple measure of risk. A potential benefit of value-at-risk is that a consistent computation by all market participants could provide a common measure of risk appetite.

SCENARIO ANALYSIS

Scenario analysis is a tool that generates forward looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening by the Federal Reserve. The revenue implications of the specified scenario are quantified not only for Salomon Brothers as a whole, but on a business unit basis and on a global region basis. The risk management system keeps track of many scenarios developed by members of the Group and Salomon Brothers' economists and strategists. This tool is also used regularly on a retrospective basis to evaluate the accuracy of assumptions regarding risk factors and to ascertain significant risk factors. This is done by reflecting the actual changes in risk factors in the system and comparing the system predicted results with actual results.


RISK MANAGEMENT CONTROLS

RISK LIMITS

Salomon Brothers maintains risk limits in both its Proprietary Trading Businesses and its Client-Driven Business. Business units may not exceed such limits without the approval of a quorum of the Risk Management Group. In its Client-Driven Business, Salomon Brothers has also implemented desk level limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Risk Management Group. Individual desks may not exceed risk limits without the approval of the business unit head.

INVENTORY CONTROL AND VALUATION

Inventory is necessary for an active market maker, but can be a major source of risk from liquidity events and hedge mistracking. Monitoring of inventory levels and composition and oversight for inventory pricing is the responsibility of the Global Risk Manager and is carried out by the Pricing Policy and Control Group. As a control on inventory buildup, Salomon Brothers imposes markdowns, which increase with age, for aged inventory in the Client-Driven Business.

PHIBRO DIVISION

The commodities trading activities of Phibro Division are not as extensive in scope and volume as the financial instruments trading of Salomon Brothers. Although several individual market risk factors relevant to Phibro Division are also relevant to Salomon Brothers, in general, they are quite different. For example, much of the activity of Phibro Division involves consumable commodities where the logistics of physically moving and storing material at locations all over the world present risks not encountered with financial instruments. Nevertheless, the fundamental nature of the market risks inherent in the two businesses are similar. Phibro Division applies many of the same risk management concepts as does Salomon Brothers. The senior operating management of Phibro Division regularly monitors the risk profiles of Phibro Division's individual trading

                                RISK MANAGEMENT

departments and regularly reports Phibro Division's market risk exposures to Salomon Inc's management. Phibro Division's control structure places responsibility for the reporting of risk, trading positions and trading profitability with risk managers who report directly to senior management and not to business unit trading managers.

CREDIT RISK

Credit risk is the potential loss the Company could incur if an issuer or counterparty is unable to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. The credit risk management process considers the many factors that influence the probability of potential loss, including, but not limited to, the issuer's or counterparty's financial profile, prospects, and business reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments, sovereign risk, and the general tendency for those who experience losses to behave badly.

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

With components such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations, and changes in market liquidity, market risk creates credit risk when a counterparty's obligation to the Company exceeds the obligation of the Company to the counterparty. Examples are regular and forward trading of securities and currencies, financing agreements such as repurchase agreements, lending or borrowing of securities, and derivative transactions, particularly interest rate and currency swaps. Financial instruments and contractual commitments are marked to market or fair value. Delivery risk arises from the requirement in many circumstances to release cash or securities before receiving payment. For both risks, the Global Credit Review Department sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

As a dealer of securities in the global capital markets, the Company has risk to issuers of fixed income securities for the timely payment of principal and interest. This principal risk is reviewed by Salomon Brothers' Risk Management Group, which identifies and reports major risks undertaken by the trading businesses.

CREDIT RISK MANAGEMENT AT SALOMON BROTHERS

The Chief Credit Officer of Salomon Brothers is a Managing Director and reports directly to Salomon Brothers' Chief Executive Officer. Independent of any revenue-generating function, the Chief Credit Officer manages the Global Credit Review Department whose credit professionals assess, approve, monitor, and coordinate the extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of similar industry, geographic, or economic characteristics. The Department

                                RISK MANAGEMENT

also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances, including:


o initial credit approval whereby the approval of a designated member of the Global Credit Review Department is required before execution of a transaction that does not meet defined parameters;

o credit limits, against which monitoring of transactions is performed on a daily basis;

o specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark to market, among others;

o establishment of collateral standards for financing activities and secured contractual commitments; and

o periodic assessment of sovereign risk through analysis of economic and political developments.

CREDIT RISK MANAGEMENT OF
COMMODITIES-RELATED TRANSACTIONS

Credit limits for counterparties in commodities-related activities are determined by the credit departments of the Phibro Division and Phibro USA. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed on a daily basis.

CREDIT EXPOSURE FROM DERIVATIVES ACTIVITIES

The accompanying charts display Salomon Brothers' credit exposure, net of collateral, at December 31, 1994, for swap agreements, swap options, caps and floors (together referred to as "swaps" in the charts) and foreign exchange contracts and options. They do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors can cause credit exposure to increase suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment. Foreign exchange contracts have maturities that are generally less than one year. Amounts include the effect of netting agreements, where applicable.

                                RISK MANAGEMENT


                          Graph #18   (See Appendix A)

                          Graph #19   (See Appendix A)



Collateral securing these transactions reduced gross credit exposure to a net unsecured credit exposure of approximately $3.0 billion from swap agreements,

swap options, caps and floors and $.5 billion from foreign exchange contracts. With respect to sovereign risk, credit exposure at December 31, 1994 was primarily to counterparties in the United States ($1.5 billion), Japan ($.7 billion), the United Kingdom ($.3 billion) and France ($.2 billion).

OPERATIONAL AND SUPPORT RISK

As a major intermediary in financial and commodities markets, the direct risks which arise in the normal course of the Company's business activities are market risk and credit risk. Slightly less direct, but of critical importance, are risks pertaining to operational and back-office support for the Company's production areas. This is particularly the case in an environment characterized by rapid change that includes increasing transaction volumes and an expansion in the number and complexity of products in the marketplace. Such risks include:


o OPERATIONAL/SETTLEMENT RISK the risk of financial and opportunity loss and legal liability attributable to operational problems such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions.

o TECHNOLOGICAL RISK the risk of loss attributable to technological limitations that constrain the Company's ability to gather, process, and communicate information, efficiently and without interruption, between the Company and its customers, among units within the Company, and between the Company and the markets in which it participates.

o LEGAL/DOCUMENTATION RISK the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

o FINANCIAL CONTROL RISK the risk of loss attributable to limitations in financial systems and controls; strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including shareholders, creditors, and regulators is free of material errors.

As the above risks are largely interrelated, so are the Company's actions to mitigate them. An essential element in mitigating the risks noted above is the optimization of information technology. To effectively compete in an information-driven business of a global nature, this requires the development of global systems and databases that ensure increased and more timely access to reliable data. As business volume expanded significantly in the mid-1980s, Salomon Brothers' systems were not capable of efficiently processing such activity, and manually intensive reconciliation procedures to ensure accuracy were not always effective. In 1987, Salomon Brothers initiated a long-term and as yet unfinished process of

                                RISK MANAGEMENT


upgrading its financial and operating systems. This effort focused on the replacement of manually intensive processes and aged, relatively undocumented and fragile systems and included the implementation of a new general ledger system and a redesign of the information flows from supporting systems to the general ledger.

A major development in Salomon Brothers' financial systems effort is the expected completion and implementation, during 1995, of a new global interest rate swap system linking trading, clearance, credit, legal and accounting applications to a common database. This system will improve controls by centralizing processing for certain contractual products, improve trade support work flow by providing daily profit and loss information, and will be readily reconcilable to supporting trade systems and risk management information. In addition to the aforementioned systems implementations, Salomon Brothers' systems development efforts have enhanced reporting of regulatory capital usage, improved support for analysis of funding requirements and tax planning, and provided more flexible data access and reporting tools for internal and external reporting. These efforts are ongoing.


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

In conjunction with its systems development efforts, Salomon Brothers has been engaged in a continuing effort to strengthen its internal control structure. In mid-1993, Salomon Brothers' management commissioned a detailed review by the Company's Financial Division staff and its independent auditors, Arthur Andersen LLP, of material general ledger accounts of SBI. The objective of the review was to ensure that general ledger accounts were properly supported and that appropriate reconciliation procedures were in place. This review was completed in late 1993 for Salomon Brothers' U.S.-based operations. By the end of 1994, a similar review was substantially completed for material accounts of Salomon Brothers' London-based operations. The implementation of the new interest rate swap system involved the detailed examination of swap general ledger accounts and of each data element of individual swap transactions prior to their input into the new system.

The detailed account review uncovered significant unsupported balances which required charges against the Company's and Salomon Brothers' earnings, including pretax charges of $303 million in 1994. To prevent a similar accumulation of unreconciled balances in the future, the Company is augmenting its systems development efforts with improvements in reconciliation and control procedures.

ENVIRONMENTAL RISK


The Company is subject to environmental risk from two primary sources: discontinued commodities processing operations, and existing energy-related refining,

                                RISK MANAGEMENT

transportation and field development. In 1992 the Company formally adopted an environmental policy statement which was communicated to its stockholders and employees.

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

The process of remediating hazardous waste sites under CERCLA is normally lengthy and involves a series of events including initial site identification, environmental site studies and evaluations, issuance of the "Preliminary Identification of Remedial Alternatives," completion of the "Remedial Investigation and Feasibility Study," selection of an appropriate site remedy and its related cost estimate known as the "Record of Decision," performance of site remediation and post-remediation site monitoring. Factors that influence the cost and time of completion include the remediation method selected; the number of financially solvent PRPs responsible for payment; whether PRPs were owners, operators or generators; determination of cost allocation among PRPs; and the ongoing development of more efficient and effective remediation technologies. The process may take ten years or more from site identification to completion and may be further complicated by protracted legal proceedings involving numerous PRPs.

The ultimate share of remediation costs that will be borne by the Company and its subsidiaries cannot be predicted with accuracy. Although certain exposures may be covered by insurance contracts or indemnification agreements from other parties, the Company has incurred and will continue to incur costs related to remediation at certain sites already identified. Further, it is possible that the Company will be named as a PRP at additional sites. Management believes, based upon currently known facts and established reserves, that the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

Phibro USA is subject to various federal, state and local laws and regulations concerning environmental standards. As new regulations are developed, Phibro USA seeks to identify those actions necessary to comply with the requirements. Phibro USA also seeks to make modifications which may be required under future regulatory programs or which are desirable even though not dictated by current regulations. Phibro USA's Vice President of Health, Safety and Environmental, reporting directly to the Chairman, Chief Executive Officer and President of Phibro USA, is responsible for establishing and coordinating internal safety and environmental policies, periodic regulatory reporting and day-to-day oversight of environmental matters. Phibro USA has an ongoing internal auditing program to monitor environmental compliance and has developed risk reduction procedures and policies.

The Phibro Division and Phibro USA have potential environmental exposure in connection with physical oil, oil product and petrochemical trading activities in which cargoes are transported and placed in storage. These businesses seek to mitigate exposure through insurance coverage and consideration of ports of delivery.

                                  SALOMON INC

       CONSOLIDATED FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

                  56 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                      57 CONSOLIDATED STATEMENT OF INCOME

               58 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

               60 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

         61 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    62 CONSOLIDATED STATEMENT OF CASH FLOWS

                       63 SUMMARY OF ACCOUNTING POLICIES

                 67 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               94 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                             95 COMMON STOCK DATA

            96 FIVE YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SALOMON INC:

We have audited the accompanying consolidated statement of financial condition of Salomon Inc (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salomon Inc and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As explained in Note 11 to the consolidated financial statements, effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

ARTHUR ANDERSEN LLP

NEW YORK, NEW YORK
FEBRUARY 26, 1995

                         SALOMON INC AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                                                             1994                 1993                  1992
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
   Interest and dividends                                                         $5,902               $6,171                $4,861
   Principal transactions                                                           (560)               1,482                 2,627
   Investment banking                                                                486                  791                   450
   Commissions                                                                       336                  285                   202
   Other                                                                             114                   70                    43
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                                  6,278                8,799                 8,183
   Interest expense                                                                4,892                4,600                 4,324
-----------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                                  1,386                4,199                 3,859
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
   Compensation and employee-related                                               1,486                1,900                 1,638
   Technology                                                                        255                  262                   305
   Professional services and business development                                    167                  142                   145

   Occupancy                                                                         165                  231                   324
   Clearing and exchange fees                                                         70                   62                    66
   Charge relating to U.S. Treasury auction and related matters                       --                   --                   185
   Other                                                                              74                  137                   140
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                         2,217                2,734                 2,803
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of change in
  accounting principles                                                             (831)               1,465                 1,056
Income tax expense (benefit)                                                        (432)                 601                   506
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in accounting principles           (399)                 864                   550
Cumulative effect of change in accounting principles, net of tax benefit of $28       --                  (37)                   --
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 $ (399)              $  827                $  550
===================================================================================================================================
Per common share:
   Primary earnings (loss) before cumulative effect of change in
    accounting principles                                                         $(4.31)              $ 7.34                $ 4.18
   Cumulative effect of change in accounting principles                               --                (0.33)                   --
-----------------------------------------------------------------------------------------------------------------------------------
   Primary earnings (loss)                                                        $(4.31)              $ 7.01                $ 4.18
===================================================================================================================================
   Fully diluted earnings (loss) before cumulative effect of change in
    accounting principles                                                         $(4.31)              $ 6.57                $ 4.05
   Cumulative effect of change in accounting principles                               --                (0.29)                   --
-----------------------------------------------------------------------------------------------------------------------------------
   Fully diluted earnings (loss)                                                  $(4.31)              $ 6.28                $ 4.05
===================================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual
Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

DOLLARS IN MILLIONS
DECEMBER 31,                                                                               1994                                1993
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and interest bearing equivalents                                                  $  3,539                            $  5,748
Financial instruments and contractual commitments:
   Government and government agency securities--U.S.                    $32,980                        $42,485
   Government and government agency securities--non-U.S.                 34,071                         39,190
   Corporate debt securities                                             11,537                         11,876
   Options and contractual commitments                                    6,932                          8,485
   Equity securities                                                      4,169                          7,178
   Mortgage loans and collateralized mortgage securities                  2,190                          3,316
   Municipal securities and other                                         1,418                          1,438

                                                                         ------                         ------
                                                                                         93,297                             113,968
Commodities-related products and instruments:
   Crude oil, refined products and other physical commodities             1,066                            488
   Options and contractual commitments                                      424                            366
                                                                         ------                         ------
                                                                                          1,490                                 854
Collateralized short-term financing agreements:
   Securities purchased under agreements to resell                       43,792                         36,924
   Securities borrowed and other                                         17,034                         11,965
                                                                         ------                         ------
                                                                                         60,826                              48,889
Receivables:
   Brokers, dealers and clearing organizations                            4,135                          5,524
    Customers                                                             3,539                          3,479
    Other                                                                   850                            656
                                                                         ------                         ------
                                                                                          8,524                               9,659
Assets securing collateralized mortgage obligations:
    Sterling denominated                                                  2,377                          2,748
    U.S. dollar denominated                                                 763                          1,139
                                                                         ------                         ------
                                                                                          3,140                               3,887
Property, plant and equipment, net of accumulated depreciation
  and amortization of $701 in 1994 and $617 in 1993                                       1,181                               1,122
Other assets, including intangibles                                                         735                                 708
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                           $172,732                            $184,835
===================================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual
Commitments are integral parts of this statement.

                                                                                           1994                                1993
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Short-term borrowings:
   Securities sold under agreements to repurchase                       $70,405                        $86,066
   Bank borrowings                                                        2,333                          3,644
   Securities loaned                                                      1,500                          2,172
   Deposit liabilities                                                    1,447                          1,293
   Commercial paper                                                         865                          1,344
   Other                                                                  2,029                          3,371
                                                                         ------                          -----
                                                                                       $ 78,579                            $ 97,890
Financial and commodities-related instruments sold,
   not yet purchased, and contractual commitments:

   Government and government agency securities--U.S.                     31,021                         30,714
   Government and government agency securities--non-U.S.                 18,948                          9,604
   Financial options and contractual commitments                          6,232                         10,619
   Equity securities                                                      3,528                          3,434
   Corporate debt securities                                              1,677                          1,635
   Commodities, including options and contractual commitments               663                            464
                                                                         ------                         ------
                                                                                         62,069                              56,470
Payables and accrued liabilities:
   Customers and suppliers                                                3,622                          3,060
   Brokers, dealers and clearing organizations                            3,193                          2,937
   Income taxes                                                             651                          1,466
   Other                                                                  1,898                          2,266
                                                                         ------                         ------
                                                                                          9,364                               9,729
Collateralized mortgage obligations:
   Sterling denominated                                                   2,278                          2,691
   U.S. dollar denominated                                                  748                          1,117
                                                                         ------                         ------
                                                                                          3,026                               3,808
Term debt                                                                                15,202                              11,692
                                                                                        -------                             -------
   Total liabilities                                                                    168,240                             179,589
Commitments and contingencies (Notes 14, 15 and 16)
Redeemable preferred stock, Series A                                                        700                                 700
Stockholders' equity:
   Preferred stock, Series C and D                                          312                            312
   Common stock, par value $1 per share
      (250,000,000 shares authorized; shares issued:
      155,617,271 in 1994 and 155,513,950 in 1993)                          156                            156
   Additional paid-in capital                                               292                            295

   Retained earnings                                                      4,681                          5,208
   Cumulative translation adjustments                                         5                            (11)
   Common stock held in treasury, at cost
     (shares: 49,769,452 in 1994 and 44,952,468 in 1993)                 (1,654)                        (1,414)
                                                                         ------                         ------
     Total stockholders' equity                                                           3,792                               4,546
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                             $172,732                            $184,835
===================================================================================================================================

                         SALOMON INC AND SUBSIDIARIES
                SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                                                                                                       CURRENT MARKET OR FAIR VALUE
AT DECEMBER 31, 1994                                                                NOTIONAL           ----------------------------
DOLLARS IN BILLIONS                                                                 AMOUNTS            ASSETS           LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

Exchange-issued products:
  Futures contracts*                                                                $  734.3           $ --             $ --
  Other exchange-issued products:
    Equity contracts                                                                    11.6             .1               .1
    Fixed income contracts                                                              24.2             --               .1
    Foreign exchange contracts                                                           4.1             --               --
    Commodities-related contracts                                                       11.3             --               --
-----------------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                                                         785.5             .1               .2
-----------------------------------------------------------------------------------------------------------------------------------
Over-the-counter swap agreements, swap options, caps and floors:
  Swaps**                                                                              383.3            3.8              3.7
  Swap options written                                                                   9.7             --               .1
  Swap options purchased                                                                24.5             .7               --
  Cap and floor agreements                                                              68.1             .3               .7
-----------------------------------------------------------------------------------------------------------------------------------
  Total over-the-counter swap agreements, swap options, caps and floors                485.6            4.8              4.5
-----------------------------------------------------------------------------------------------------------------------------------
Over-the-counter foreign exchange contracts and options:
  Forward currency contracts**                                                          49.8             .3               .2
  Options written                                                                       15.3             --               .4
  Options purchased                                                                     15.0             .4               --
-----------------------------------------------------------------------------------------------------------------------------------
  Total over-the-counter foreign exchange contracts and options                         80.1             .7               .6
-----------------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
  Options and warrants on equities and equity indices***                                31.5            1.0               .6
  Options and forward contracts on fixed income securities***                          103.2             .3               .3
  Commodities-related contracts****                                                     23.1             .4               .5
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                               $1,509.0           $7.3             $6.7
===================================================================================================================================

   * Margin on futures contracts is included in receivables/payables to brokers, dealers and clearing organizations on the
     Consolidated Statement of Financial Condition.
  ** Notional amounts of swap agreements and forward currency contracts related to non-trading activities were $12.3 billion and
     $1.5 billion, respectively.
 *** The market or fair value of such instruments recorded as assets includes approximately $300 million of over-the-counter instruments primarily with investment grade counterparties. The remainder consists primarily of highly liquid instruments actively traded on organized exchanges.
**** Notional amounts related to non-trading activities were $.9 billion. The substantial majority of these over-the-counter contracts are with investment grade counterparties.

          CREDIT EXPOSURE, NET OF COLLATERAL, ON OTC SWAP AGREEMENTS,
       SWAP OPTIONS, CAPS AND FLOORS AND OTC FOREIGN EXCHANGE CONTRACTS
                          AND OPTIONS, BY RISK CLASS*

NOTE: AMOUNTS REPRESENT CURRENT EXPOSURE AND DO NOT INCLUDE POTENTIAL CREDIT EXPOSURE                                  TRANSACTIONS
      THAT MAY RESULT FROM FACTORS THAT INFLUENCE MARKET RISK.                                                            WITH OVER
                                                                                                                         3 YEARS TO

AT DECEMBER 31, 1994                                ALL TRANSACTIONS                                                       MATURITY
                               --------------------------------------------------------------------------------------- ------------
                               OTHER MAJOR                                    GOVERNMENTS/
                               DERIVATIVES                       FINANCIAL       SUPRA-                           1994
DOLLARS IN BILLIONS                DEALERS    CORPORATES      INSTITUTIONS    NATIONALS       OTHER   TOTAL    AVERAGE        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Swap agreements,
swap options,
caps and floors:
   Risk classes 1 and 2                $.4          $ --               $.4          $.1         $--    $ .9       $1.1         $ .5
   Risk class 3                         .3            .3                .2           --          .1      .9        1.1           .4
   Risk classes 4 and 5                 .2            .6                .2           --          .1     1.1        1.1           .5
   Risk classes 6, 7 and 8              --            .1                --           --          --      .1         .1           --
-----------------------------------------------------------------------------------------------------------------------------------
                                       $.9          $1.0               $.8          $.1         $.2    $3.0       $3.4         $1.4
===================================================================================================================================
Foreign exchange
contracts and options:
   Risk classes 1 and 2                $.2          $ --               $--          $--         $--    $ .2       $ .3         $ .1
   Risk class 3                         .1            --                --           --          --      .1         .2           --
   Risk classes 4 and 5                 --            .1                --           --          .1      .2         .3           --
-----------------------------------------------------------------------------------------------------------------------------------
                                       $.3          $ .1               $--          $--         $.1    $ .5       $ .8         $ .1
===================================================================================================================================

* To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades.
  Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.

  See Note 16 to the Consolidated Financial Statements for a discussion of the market risk and credit risk associated with options and contractual commitments.

                         SALOMON INC AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                    NUMBER OF SHARES
                                                                                                                   -----------------
                                                                                             COMMON         TOTAL             COMMON
                                                    ADDITIONAL                CUMULATIVE      STOCK        STOCK-              STOCK
                               PREFERRED    COMMON     PAID-IN   RETAINED    TRANSLATION    HELD IN      HOLDERS'  COMMON    HELD IN
AMOUNTS IN MILLIONS                STOCK     STOCK     CAPITAL   EARNINGS    ADJUSTMENTS   TREASURY        EQUITY   STOCK   TREASURY
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991        $112      $155        $266     $4,087           $ 24    $(1,277)       $3,367   154.9     (41.7)
Net income                            --        --          --        550             --         --           550      --        --
Dividends on -
   Common stock                       --        --          --        (71)            --         --           (71)     --        --

   Preferred stock, Series A
    and C                             --        --          --        (68)            --         --           (68)     --        --
Exercise of stock options             --        --         (12)        --             --         80            68      --       2.6
Employee stock purchase plan          --        --          (1)        --             --          6             5      --       0.1
Purchase of common stock for
  treasury                            --        --          --         --             --       (241)         (241)     --      (6.7)
Conversion of notes into
  common stock                        --        --           8         --             --         --             8     0.6        --
Net change in cumulative
  translation adjustments             --        --          --         --            (22)        --           (22)     --        --
Other                                 --        --          35         --             --         --            35      --        --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992        $112      $155        $296     $4,498           $  2    $(1,432)       $3,631   155.5     (45.7)
Net income                            --        --          --        827             --         --           827      --        --
Issuance of preferred stock,
  Series D                           200        --          --         --             --         --           200      --        --
Dividends on -
   Common stock                       --        --          --        (68)            --         --           (68)     --        --
   Preferred stock, Series A,
     C and D                          --        --          --        (49)            --         --           (49)     --        --
Exercise of stock options             --        --          --         --             --         28            28      --       0.9
Employee stock purchase plan          --        --           1         --             --          6             7      --       0.2
Purchase of common stock for
  treasury                            --        --          --         --             --        (16)          (16)     --      (0.4)
Conversion of notes into
  common stock                        --         1          --         --             --         --             1      --       0.1
Net change in cumulative
  translation adjustments             --        --          --         --            (13)        --           (13)     --        --
Other                                 --        --          (2)        --             --         --            (2)     --        --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993        $312      $156        $295     $5,208           $(11)   $(1,414)       $4,546   155.5     (44.9)
Net loss                              --        --          --       (399)            --         --          (399)     --        --
Dividends on -
   Common stock                       --        --          --        (66)            --         --           (66)     --        --
   Preferred stock, Series A,
     C and D                          --        --          --        (62)            --         --           (62)     --        --
Exercise of stock options             --        --          --         --             --          9             9      --       0.2
Employee stock purchase plan          --        --           1         --             --          3             4      --       0.1
Purchase of common stock for
  treasury                            --        --          --         --             --       (252)         (252)     --      (5.2)
Conversion of notes into
  common stock                        --        --           2         --             --         --             2     0.1        --
Net change in cumulative
  translation adjustments             --        --          --         --             16         --            16      --        --
Other                                 --        --          (6)        --             --         --            (6)     --        --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994        $312      $156        $292     $4,681           $  5    $(1,654)       $3,792   155.6     (49.8)
====================================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual
Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                                             1994                 1993                  1992
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss) adjusted for noncash items -
     Net income (loss)                                                          $   (399)            $    827              $    550
     Cumulative effect of change in accounting principles                             --                   37                    --
     Deferred income tax expense (benefit)                                          (885)                 324                   107
     Depreciation, amortization and other                                            142                  217                   198
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash items included in net income (loss)                               (1,142)               1,405                   855
-----------------------------------------------------------------------------------------------------------------------------------
   (Increase) decrease in operating assets -
     Financial instruments and contractual commitments                            20,671              (29,735)              (29,823)
     Commodities-related products and instruments                                   (636)                (141)                  (74)
     Collateralized short-term financing agreements                              (11,937)              11,681               (33,325)
     Receivables                                                                   1,210               (3,434)                 (737)
     Other                                                                           162                   33                  (135)
-----------------------------------------------------------------------------------------------------------------------------------
     Total (increase) decrease in operating assets                                 9,470              (21,596)              (64,094)
-----------------------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in operating liabilities -
     Short-term borrowings                                                       (19,311)               9,473                48,024
     Financial and commodities-related instruments sold, not yet purchased,
      and contractual commitments                                                  5,599               10,140                14,421
     Payables and accrued liabilities                                                550                2,447                  (196)
-----------------------------------------------------------------------------------------------------------------------------------
     Total increase (decrease) in operating liabilities                          (13,162)              22,060                62,249
-----------------------------------------------------------------------------------------------------------------------------------
   Cash provided by (used in) operating activities                                (4,834)               1,869                  (990)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Proceeds from -
     Issuance of term debt                                                         6,500                7,089                 4,438
     Issuance of collateralized mortgage obligations                                  --                   --                   284
     Issuance of preferred stock                                                      --                  200                    --
     Employee stock purchase and option plans                                         13                   35                    73
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash proceeds from financing activities                                 6,513                7,324                 4,795
-----------------------------------------------------------------------------------------------------------------------------------
   Payments for -
     Term debt maturities and repurchases                                          3,281                4,073                 2,923
     Collateralized mortgage obligations                                             945                1,070                 1,347
     Purchase of common stock for treasury                                           252                   16                   241
     Dividends                                                                       128                  117                   139
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash payments for financing activities                                  4,606                5,276                 4,650

-----------------------------------------------------------------------------------------------------------------------------------
   Cash provided by financing activities                                           1,907                2,048                   145
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from -
     Assets securing collateralized mortgage obligations                             930                1,290                 1,497
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash proceeds from investing activities                                   930                1,290                 1,497
-----------------------------------------------------------------------------------------------------------------------------------
   Payments for -
     Assets to secure new collateralized mortgage obligations                         --                   --                   367
     Property, plant and equipment                                                   212                  321                   203
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash payments for investing activities                                    212                  321                   570
-----------------------------------------------------------------------------------------------------------------------------------
   Cash provided by investing activities                                             718                  969                   927
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and interest bearing equivalents                      (2,209)               4,886                    82
Cash and interest bearing equivalents at beginning of year                         5,748                  862                   780
-----------------------------------------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year                            $  3,539             $  5,748              $    862
===================================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual
Commitments are integral parts of this statement.

                                  SALOMON INC
                        SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Salomon Inc and its majority-owned subsidiaries (collectively, the "Company" or "Salomon"). Intercompany transactions have been eliminated in consolidation. Accounting principles underlying the financial statements are generally accepted in the United States. Long-term investments in operating joint ventures and affiliated (20%- to 50%-owned) companies in which the Company has significant influence are carried under the equity method of accounting and are included in "Other assets, including intangibles" on the Consolidated Statement of Financial Condition. The Company's equity in the earnings of its non-consolidated subsidiaries and affiliates is reported in "Other" revenues on the Consolidated Statement of Income.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. The income statements are translated monthly at weighted average exchange rates. Gains and losses resulting from non-U.S. dollar currency transactions are included in income. The effects of translating financial statements of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of Stockholders' equity on the Consolidated Statement of Financial Condition. Hedges of such exposure include designated issues of non-U.S. dollar term debt and, to a lesser extent, forward currency contracts.

The 1994 Consolidated Financial Statements include several reclassifications, none of which had an impact on previously reported pretax or net income. Prior period financial information has been restated to conform with the 1994 presentation. The Company has modified its presentation of cash to include interest bearing equivalents, which are comprised of highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business. The Company has reclassified "Equity Partnership Plan, net" on the Consolidated Statement of Financial Condition. The liability or asset related to the Plan was previously classified as a component of Stockholders' equity, but is now included in "Payables and accrued liabilities--other" when a net liability balance exists or "Receivables--other" when a net asset balance exists. The Company has reclassified Phibro Energy USA, Inc.'s ("Phibro USA's") operating profit on the Consolidated Statement of Income from "Principal transactions" to "Other" revenues. The Company has also corrected misclassifications in 1994 and 1993 of certain revenues pertaining to accretion on zero coupon non-U.S. dollar denominated securities, principally Mexican Tesobonos and Cetes. The reclassifications had the effect of increasing interest income and decreasing "Principal transactions" by the same amount, and had no impact on total revenues or income.

FINANCIAL INSTRUMENTS AND CONTRACTUAL COMMITMENTS

Financial instruments and contractual commitments, including derivatives used for trading purposes, are recorded on the Consolidated Statement of Financial Condition at either market value or, when market prices are not readily available, fair value which includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions.

                        SUMMARY OF ACCOUNTING POLICIES

The majority of the Company's financial instruments are recorded on the Consolidated Statement of Financial Condition on a trade date basis. Recording the remaining instruments on a trade date basis would not result in a material difference. Gains and losses and commission revenues and expenses are also recognized on a trade date basis.


DERIVATIVE FINANCIAL INSTRUMENTS

DERIVATIVES HELD OR ISSUED FOR TRADING PURPOSES

Derivative instruments held or issued for trading purposes are carried at either market value or, when market prices are not readily available, fair value. The market or fair values of swap agreements, caps and floors, and forward contracts in a gain position, as well as options owned, are reported as assets in "Options and contractual commitments" on the Consolidated Statement of Financial Condition. Similarly, contractual commitments in a loss position, as well as options and warrants written, are reported as liabilities in "Financial options and contractual commitments" on the Consolidated Statement of Financial Condition. Contractual commitments are netted only when a legal right of setoff exists. Revenues generated from derivatives held or issued for trading purposes are reported as "Principal transactions" on the Consolidated Statement of Income and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

DERIVATIVES HELD OR ISSUED FOR NON-TRADING PURPOSES

The Company utilizes interest rate swaps to effectively convert fixed-rate preferred stock and a significant portion of its fixed-rate term debt to variable-rate obligations. These swaps are not marked to market. Instead, the accrued inflows and outflows are recorded as adjustments to interest expense or dividends, as appropriate.
Adjustments to dividends are recorded on an aftertax basis.

As previously noted, the Company utilizes forward currency purchase contracts to hedge a portion of the currency exposure relating to non-U.S. dollar term debt issued by Salomon Inc (parent company). The impact of marking such contracts and the related debt to prevailing exchange rates is included in earnings. The Company utilizes forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates, net of the related tax effects, is included in "Cumulative translation adjustments" in Stockholders' equity, as is the impact of translating the investments being hedged.


See Note 7 for a further discussion of the use of interest rate swaps and forward currency contracts.

COMMODITIES-RELATED PRODUCTS AND INSTRUMENTS

Commodities-related products and instruments include physical quantities of commodities, as well as swaps, options and contractual commitments involving future delivery or settlement. Except as noted below, these products and instruments are carried at market or fair value. The Phibro Division of Salomon Inc and related affiliates' ("Phibro Division") gains or losses are recognized currently in "Principal transactions" on the Consolidated Statement of Income. Gains and losses included in the gross profits of Phibro USA are included in "Other" revenues on the Consolidated Statement of Income.

                        SUMMARY OF ACCOUNTING POLICIES

The refining and marketing operations of Phibro USA maintain minimum physical inventories of crude oil and other energy products. These inventories are neither hedged nor marked to market as trading-related inventories, but are carried at the lower of aggregate cost or market. Phibro USA's minimum inventories had a carrying value of $184 million at December 31, 1994 compared with a market value of $223 million. In 1993 they were written down by $30 million to reflect a decline in market value. These inventories are not adjusted for subsequent recoveries in market value.

Phibro USA utilizes futures and forward contracts to hedge anticipated refinery production and crude oil gathering purchases. Gains or losses on these contracts are deferred until recognition of the underlying risk element takes place. As of December 31, 1994, net gains of $2.7 million were deferred in connection with such activity.

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Collateralized short-term financing agreements are carried at their contractual amounts including accrued interest. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on results of operations. The Company takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements and, when necessary, requires prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. At December 31, 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41"). FIN 41 allows, under certain circumstances, the netting of securities sold under agreements to repurchase and securities purchased under agreements to resell. Prior to the adoption of FIN 41, the Company recorded repurchase and reverse repurchase agreements on a gross basis on the Consolidated Statement of Financial Condition. At December 31, 1994, the Company's consolidated assets and liabilities were reduced by $6 billion as a result of the adoption of FIN 41.


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

OTHER ASSETS, INCLUDING INTANGIBLES

Other assets include goodwill, investments in affiliates accounted for under the equity method and prepaid expenses. At December 31, 1994, goodwill totaled $137 million and is being amortized at an annual rate of approximately $5 million.

                        SUMMARY OF ACCOUNTING POLICIES

COLLATERALIZED MORTGAGE OBLIGATIONS AND ASSETS
SECURING COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized mortgage obligations issued by the Company are carried at their principal amounts, net of unamortized discounts, plus accrued interest payable. Assets securing collateralized mortgage obligations are carried at their principal amounts, net of unamortized discounts and premiums, plus deferred issuance expenses and accrued interest receivable. Discounts, premiums and deferred issuance expenses are amortized on an effective yield basis over the expected lives of the obligations and assets, on a retrospective basis, taking into consideration the prepayment experience of the underlying mortgage collateral.

REVENUES

See Note 1 for detail regarding the Company's revenues.

EXPENSES

INTEREST EXPENSE is incurred on short-term borrowings, interest bearing payables, collateralized mortgage obligations and term debt, and includes accretion of discounts and amortization of premiums and deferred issuance costs. Interest expense recorded for financial reporting purposes in 1994, 1993 and 1992 did not differ materially from the amount of interest paid.

COMPENSATION AND EMPLOYEE-RELATED EXPENSES include employee base salaries, bonuses and fringe benefits, including medical insurance and life insurance, retirement plans, payroll taxes, expatriate expenses, recruiting agency fees and expenses related to temporary employees. Compensation expense also includes the cost of shares allocated to individual employee accounts pursuant to the Company's Equity Partnership Plan.


TECHNOLOGY EXPENSE includes costs for computer hardware; office automation and workstations; data center equipment; market data services; and voice, data, audio-visual and network communications. Technology expense also includes systems development consulting expenses.

PROFESSIONAL SERVICES AND BUSINESS DEVELOPMENT EXPENSE includes legal, audit, tax, non-systems consulting, travel and entertainment and advertising expenses.

OCCUPANCY EXPENSE includes rent, depreciation, amortization of leasehold improvements, maintenance, utilities, occupancy taxes, property insurance and moving and other occupancy-related expenses incurred in connection with the relocation or downsizing of certain of the Company's businesses.

CLEARING AND EXCHANGE FEES include clearance, transaction and commission fees and exchange dues and assessments.

OTHER EXPENSE includes goodwill amortization, expenses recorded for environmental matters, provisions for legal matters (other than the special charge recorded in 1992 for the U.S. Treasury auction matter), insurance expense and other expenses not included in the captions listed above. Other expenses in 1993 included $30 million to write down Phibro USA's minimum refining and marketing inventories.

                                  SALOMON INC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  REVENUES BY BUSINESS UNIT

The following tables present revenues, net of interest expense, by business unit for the years ended December 31, 1994, 1993 and 1992.

                                          PRINCIPAL
DOLLARS IN MILLIONS                  TRANSACTIONS &    INVESTMENT
YEAR ENDED DECEMBER 31, 1994           NET INTEREST       BANKING   COMMISSIONS   OTHER      TOTAL
---------------------------------------------------------------------------------------------------
Salomon Brothers
 Client-Driven Business:
  Global investment banking          $  --               $486           $  --      $ --      $  486
  Fixed income secondary markets       321                 --              39        --         360
  Equities secondary markets           (94)                --             281        --         187
  Foreign exchange                     (63)                --              --        --         (63)

  Private Investment Department
   and asset management                 33                 --              13        23          69
---------------------------------------------------------------------------------------------------
 Total revenues from
  Client-Driven Business               197                486             333        23       1,039
 Proprietary Trading Businesses        317                 --              --        --         317
 Unallocated charges                  (278)                --              --        --        (278)
---------------------------------------------------------------------------------------------------
Total Salomon Brothers' revenues,
 net of interest expense               236                486             333        23       1,078
Phibro Division                        190                 --               1        --         191
Phibro USA                             (19)                --              --        84          65
Corporate and Other                     43                 --               2         7          52
---------------------------------------------------------------------------------------------------
Total revenues, net of interest
 expense                             $450                $486            $336     $ 114      $1,386
===================================================================================================

                                          PRINCIPAL
DOLLARS IN MILLIONS                  TRANSACTIONS &    INVESTMENT
YEAR ENDED DECEMBER 31, 1993           NET INTEREST       BANKING   COMMISSIONS     OTHER     TOTAL
---------------------------------------------------------------------------------------------------
Salomon Brothers
 Client-Driven Business:
  Global investment banking                  $   --      $791         $ --        $ --       $  791
  Fixed income secondary markets              1,568        --           44          --        1,612
  Equities secondary markets                    308        --          228          --          536
  Foreign exchange                              204        --           --          --          204
  Private Investment Department
   and asset management                          53        --           12          31           96
---------------------------------------------------------------------------------------------------
 Total revenues from
  Client-Driven Business                      2,133       791          284          31        3,239
 Proprietary Trading Businesses                 896        --           --          --          896
---------------------------------------------------------------------------------------------------
Total Salomon Brothers' revenues,
 net of interest expense                      3,029       791          284          31        4,135
Phibro Division                                  45        --           --           1           46
Phibro USA                                      (19)       --           --          49           30
Corporate and Other                              (2)       --            1         (11)         (12)
---------------------------------------------------------------------------------------------------
Total revenues, net of interest expense      $3,053      $791         $285        $ 70       $4,199
===================================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                          PRINCIPAL
DOLLARS IN MILLIONS                  TRANSACTIONS &    INVESTMENT
YEAR ENDED DECEMBER 31, 1992           NET INTEREST       BANKING   COMMISSIONS     OTHER     TOTAL
---------------------------------------------------------------------------------------------------
Salomon Brothers
 Client-Driven Business:
  Global investment banking             $   --           $450         $ --        $ --      $  450
  Fixed income secondary markets         1,028             --           36          --       1,064
  Equities secondary markets                75             --          157          --         232
  Foreign exchange                         189             --           --          --         189
  Private Investment Department
   and asset management                      3             --            9          36          48
---------------------------------------------------------------------------------------------------
 Total revenues from
  Client-Driven Business                 1,295            450          202          36        1,983
 Proprietary Trading Businesses          1,945             --           --          --        1,945
 Other                                      23             --           --          --           23
---------------------------------------------------------------------------------------------------
Total Salomon Brothers' revenues,
 net of interest expense                 3,263            450          202          36        3,951
Phibro Division                            (31)            --           --           3          (28)
Phibro USA                                 (25)            --           --          24           (1)
Corporate and Other                        (43)            --           --         (20)         (63)
----------------------------------------------------------------------------------------------------
Total revenues, net of interest
  expense                               $3,164           $450         $202       $  43       $3,859
===================================================================================================


SALOMON BROTHERS

CLIENT-DRIVEN BUSINESS

The Client-Driven Business includes revenues from global investment banking, fixed income and equities secondary markets, foreign exchange and the Private Investment Department and asset management.

GLOBAL INVESTMENT BANKING

Global investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Salomon Brothers acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services.

FIXED INCOME SECONDARY MARKETS

Fixed income secondary markets revenues include realized and unrealized gains and losses and fees arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), preferred equity securities and emerging market fixed income securities. Emerging market securities include certain non-U.S. government securities, corporate debt and preferred equity securities. Fixed income secondary markets revenues also include realized and unrealized gains and losses from changes in the market or fair value of options on fixed income securities, interest rate swaps, options on swaps, caps and floors, financial futures, over-the-counter options and forward contracts on fixed income securities. Fixed income secondary markets revenues are increased by interest income earned on trading inventories and reduced by the interest expense incurred to finance such inventories, as well as interest on securities sold, not yet purchased.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EQUITIES SECONDARY MARKETS

Equities secondary markets revenues consist of realized and unrealized gains and losses and fees arising from the trading of U.S. and non-U.S. equity securities, including common and preferred stock, convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and over-the-counter equity options and warrants. Equities secondary markets revenues are increased by interest and dividends earned on trading inventories and reduced by interest expense incurred to finance such inventories, as well as interest and dividends on securities sold, not yet purchased. Fee income is generated primarily from equity-related block trading and program trading transactions executed for customers.

FOREIGN EXCHANGE

Foreign exchange revenues consist of realized and unrealized gains and losses arising from the trading of currencies and exchange-traded and over-the-counter currency options.

PRIVATE INVESTMENT DEPARTMENT AND ASSET MANAGEMENT

Private Investment Department revenues include commissions generated by providing brokerage services to high net-worth individuals. In February 1995, the Company announced its intention to discontinue its Private Investment Department. Revenues for the department were $31 million in 1994, $67 million in 1993, and $28 million in 1992. Asset management revenues consist of investment advisory fees generated from providing specialized investment and portfolio management services to institutional clients. Asset management revenues are included in "Other" revenues on the Consolidated Statement of Income. Private Investment Department and asset management revenues also include certain shared secondary trading revenues.

PROPRIETARY TRADING

Proprietary trading revenues consist of realized and unrealized gains and losses and net interest from arbitrage strategies that use a variety of fixed income and equity securities and derivative instruments. Salomon Brothers' proprietary trading strategies involve the same types of instruments utilized in the fixed income and equities secondary markets businesses.

UNALLOCATED CHARGES

The resolution of unreconciled balances related to Salomon Brothers' London-based companies resulted in an aftertax charge of $126 million ($194 million pretax) to Salomon Brothers' fourth quarter 1994 results. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and the related currency effects. Although the charge relates to a number of years, the impact on any single year would not have been material. A detailed review of general ledger balances related to Salomon Brothers' U.S.-based operations was completed in the 1993 fourth quarter and an aftertax charge of $49 million ($87 million pretax), which was not material to the 1993 fourth quarter, was reflected in such period. The 1993 charge is allocated to business units in the preceding table.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Salomon Brothers' 1994 fourth quarter results also include a $49 million aftertax charge ($84 million pretax) arising from the completion of the detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database. Problems in recording the results of interest rate swap activities date back to the mid-1980s. From 1992 through 1994, aftertax charges of approximately $91 million ($161 million pretax) were recorded in connection with this effort, including an aggregate of $25 million before taxes in the first three quarters of 1994 and the $84 million pretax charge in the 1994 fourth quarter; the impact on earnings in any single period was not material.

The pretax charges referred to above are reflected as reductions in "Principal transactions" on the Consolidated Statement of Income. Amounts other than the $278 million are allocated to business units in the preceding tables.

PHIBRO DIVISION

Phibro Division, the Company's commodities trading business, trades oil, natural gas, metals, petrochemicals, plastics, coal, coke, fertilizers and soft commodities (coffee, grains, cocoa and sugar). Phibro Division revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

PHIBRO USA

Phibro USA is the Company's oil refining and gathering business. Phibro USA revenues include the gross margin related to its oil refining and gathering activities and net interest expense attributable to the financing of such activities. Phibro USA's gross sales totaled $7,258 million in 1994, $8,357 million in 1993 and $7,197 million in 1992. The related cost of sales was $7,181 million in 1994, $8,308 million in 1993 and $7,173 million in 1992. Phibro USA regularly enters into commodities-related futures, forwards, options and swap agreements to manage the cost of inputs into the refining process as well as revenues from the marketing and distribution of refined products. Phibro USA's oil refining and gathering activities are reported on a gross profit basis within "Other" revenues on the Consolidated Statement of Income.

CORPORATE AND OTHER

Corporate and Other includes the Company's equity in the earnings of Phibro Energy Production, Inc. ("PEPI"), a partner in the White Nights Joint Enterprise ("White Nights"), a Russian-American oil production venture located in Western Siberia, and, beginning in the third quarter of 1993, results of The Mortgage Corporation Group Limited and its subsidiaries ("TMC"), which originate and service residential mortgages in the United Kingdom. "Other" revenues in 1993 included a $20 million pretax charge to write down PEPI's investment in White Nights.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 NOTE 2 INDUSTRY SEGMENT AND GEOGRAPHIC DATA

The Company's operating results by segment for each of the last three years were:

                                         INCOME (LOSS) BEFORE
                                         TAXES AND CUMULATIVE
                                          EFFECT OF CHANGE IN
DOLLARS IN MILLIONS           REVENUES  ACCOUNTING PRINCIPLES(1)   TOTAL ASSETS
-------------------------------------------------------------------------------
Year Ended December 31, 1994
  Salomon Brothers             $5,751             $ (963)            $165,435
  Phibro Division                 208                 81                2,375
  Phibro USA                       87                 18                1,602
  Corporate and Other             232                 33                3,320
-------------------------------------------------------------------------------
  Consolidated                 $6,278              $(831)            $172,732
===============================================================================
Year Ended December 31, 1993
  Salomon Brothers             $8,613             $1,575             $178,617
  Phibro Division                  40                (15)               1,226
  Phibro USA                       56                (46)               1,356
  Corporate and Other              90                (49)               3,636
-------------------------------------------------------------------------------
  Consolidated                 $8,799             $1,465             $184,835
===============================================================================
Year Ended December 31, 1992
  Salomon Brothers             $8,211             $1,390             $155,861
  Phibro Division                 (42)              (194)               1,686
  Phibro USA                       35                (47)               1,394
  Corporate and Other             (21)               (93)                 518

-------------------------------------------------------------------------------
  Consolidated                 $8,183             $1,056             $159,459
===============================================================================

(1) 1993 does not include the $65 million pretax cumulative effect of a change in accounting principles. This charge is allocated as follows: Salomon Brothers $35 million; Phibro Division $1 million; Phibro USA $6 million and Corporate and Other $23 million.

Segment results for all periods presented include a partial allocation of Salomon Inc corporate-level expenses. Corporate-level expenses incurred for the benefit of a particular operating segment are allocated directly to that segment. "Corporate and Other" assets consist primarily of certain fixed assets, PEPI's investment in White Nights and, in 1994 and 1993, the assets of TMC, which consist primarily of assets securing collateralized mortgage obligations. In 1992, TMC's assets of $4,117 million were included in the Salomon Brothers segment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying table summarizes the Company's operations by geographic area. Amounts are determined principally by the respective legal jurisdictions of the Company's subsidiaries. Because of the global nature of the financial and commodities markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that amounts determined in this manner have limited use in understanding its business.


                                         INCOME (LOSS) BEFORE
                                         TAXES AND CUMULATIVE
                                          EFFECT OF CHANGE IN
DOLLARS IN MILLIONS           REVENUES  ACCOUNTING PRINCIPLES(1)   TOTAL ASSETS
-------------------------------------------------------------------------------
Year Ended December 31, 1994
  North America               $4,449                 $ (119)         $100,878
  Europe                       1,332                   (841)           64,021
  Asia and Other                 497                    129             7,833
-------------------------------------------------------------------------------
  Consolidated                $6,278                 $ (831)         $172,732
===============================================================================
Year Ended December 31, 1993
  North America               $4,438                 $  139          $106,735
  Europe                       3,979                  1,206            70,524
  Asia and Other                 382                    120             7,576
-------------------------------------------------------------------------------
  Consolidated                $8,799                 $1,465          $184,835
===============================================================================
Year Ended December 31, 1992
  North America               $4,372                  $  55          $112,829
  Europe                       3,471                    923            43,017
  Asia and Other                 340                     78             3,613
-------------------------------------------------------------------------------

  Consolidated                $8,183                 $1,056          $159,459
===============================================================================

(1) North America includes charges of $109 million in 1994 related to the detailed review of Salomon Brothers' general ledger accounts in connection with interest rate swaps, as well as $185 million in 1992 in connection with the U.S. Treasury auction and related matters. Europe includes a charge of $194 million in 1994 in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies.

             NOTE 3 COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Securities purchased under agreements to resell are collateralized principally by government and government agency securities. Securities borrowed agreements are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities purchased under agreements to resell and securities borrowed agreements generally have terms ranging from overnight to up to six months. As noted in the Summary of Accounting Policies, the Company has adopted FIN 41. Excluding the impact of FIN 41, collateralized short-term financing agreements totaled $66.8 billion at December 31, 1994. At December 31, 1994, the market value of securities collateralizing resale agreements and securities borrowed and other short-term financing agreements was $51.0 billion and $16.7 billion, respectively. The interest rate on these instruments depends on, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At December 31, 1994, these instruments had a weighted average interest rate of 5.2%.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     NOTE 4 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (dollars in millions):

DECEMBER 31,                                             1994            1993
-------------------------------------------------------------------------------
Land                                                   $    4          $    4
Buildings, improvements and equipment                   1,142           1,075
Refining and other energy-related assets                  736             660
-------------------------------------------------------------------------------
Total                                                   1,882           1,739
Accumulated depreciation and amortization                (701)           (617)
-------------------------------------------------------------------------------
Property, plant and equipment, net                     $1,181          $1,122
===============================================================================

                         NOTE 5 SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase are collateralized principally by government and government agency securities. Securities loaned agreements are collateralized principally by corporate debt and equity securities.

Information regarding the Company's bank borrowings and commercial paper is presented below (dollars in millions). Average balances were computed based on month-end outstanding balances.


YEAR ENDED DECEMBER 31,                          1994         1993         1992
--------------------------------------------------------------------------------
Bank borrowings:
  Balance at year-end                          $2,333       $3,644       $2,080
  Weighted average interest rate                  6.0%         4.2%         5.7%
  Annual averages:
    Amount outstanding                         $3,045       $2,341       $2,206
    Weighted average interest rate                4.9%         4.5%         6.2%
  Maximum amount outstanding at any month-end  $4,173       $3,999       $3,544
-------------------------------------------------------------------------------

Commercial paper:
  Balance at year-end                          $  865       $1,344       $1,143
  Weighted average interest rate                  5.7%         3.5%         3.6%
  Annual averages:
    Amount outstanding                         $1,094       $  933       $  731
    Weighted average interest rate                4.4%         3.4%         4.0%
Maximum amount outstanding at any month-end    $1,309       $1,344       $1,143
================================================================================

Salomon Inc issues U.S. dollar denominated commercial paper in the United States and Europe, and sterling and other non-U.S. dollar denominated commercial paper in Europe. At December 31, 1994 and 1993, all of the Company's commercial paper outstanding was U.S. dollar denominated.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1992, Salomon Brothers Inc ("SBI") entered into a committed secured standby bank credit facility for financing securities positions. The facility, which has a capacity of $2.12 billion, contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $488 million and SBI's net worth exceeded the minimum amount required by $130 million at December 31, 1994. Salomon Brothers International Limited ("SBIL"), an indirect wholly-owned subsidiary of the Company, entered into a committed secured standby bank credit facility in 1994, which has a capacity of $1.00 billion. At December 31, 1994, there were no outstanding borrowings under these facilities. TMC has secured sterling denominated committed credit facilities aggregating the U.S. dollar equivalent of $190 million at December 31, 1994. Approximately $130 million of these facilities mature in mid-1995; the remainder mature in 2031. The unused portions of these lines were approximately $27 million at December 31, 1994. Annual commitment fees on the unused portions of committed credit facilities range from 10 to 30 basis points.


                  NOTE 6 COLLATERALIZED MORTGAGE OBLIGATIONS

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

The CMOs consisted of the following (dollars in millions):

                                        CURRENCY
                                    ----------------
DECEMBER 31,                        STERLING   U.S.$  TOTAL 1994  TOTAL 1993
----------------------------------------------------------------------------
Contractual Maturity
2001 to 2005                          $   --    $ --    $    --      $    62
2006 to 2010                              --      97         97          206
2011 to 2031                           2,264     713      2,977        3,595
Accrued interest payable                  14      15         29           38
Unamortized discounts                     --     (77)       (77)         (93)
----------------------------------------------------------------------------
Collateralized mortgage obligations  $ 2,278   $ 748    $ 3,026      $ 3,808
============================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               NOTE 7 TERM DEBT

Term debt, net of unamortized discount, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity, and certain issues carry sinking fund requirements. The maturity structure of the Company's term debt, based on contractual maturities, sinking fund requirements or the earliest date on which the debt is repayable at the option of the holder, consisted of the following at December 31, 1994 and 1993:

                                               FIXED-RATE     FIXED-RATE
                                                TERM DEBT      TERM DEBT        TOTAL       VARIABLE-
                                               SWAPPED TO            NOT   FIXED-RATE            RATE     TOTAL     TOTAL
DOLLARS IN MILLIONS                              VARIABLE        SWAPPED    TERM DEBT       TERM DEBT      1994      1993
-------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated:
  Due in 1994                                      $   --           $ --       $   --          $   --   $    --   $ 1,901
  Due in 1995                                       1,935            230        2,165           1,407     3,572     2,271
  Due in 1996                                       1,168              7        1,175           1,051     2,226     1,882
  Due in 1997                                         803             13          816             317     1,133       522

  Due in 1998                                       1,026              5        1,031             199     1,230     1,018
  Due in 1999                                         821              7          828             519     1,347       515
  Thereafter                                        1,561             11        1,572             163     1,735     1,439
-------------------------------------------------------------------------------------------------------------------------
  U.S. dollar denominated                           7,314            273        7,587           3,656    11,243     9,548
-------------------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
  Due in 1994                                          --             --           --              --        --       525
  Due in 1995                                         118             60          178             170       348       300
  Due in 1996                                         130             21          151             333       484       255
  Due in 1997                                         430             --          430             115       545       188
  Due in 1998                                         117              8          125             748       873       193
  Due in 1999                                         162             --          162             405       567        37
  Thereafter                                          927            117        1,044              98     1,142       646
-------------------------------------------------------------------------------------------------------------------------
  Non-U.S. dollar denominated                       1,884            206        2,090           1,869     3,959     2,144
-------------------------------------------------------------------------------------------------------------------------
Term debt                                         $ 9,198          $ 479      $ 9,677         $ 5,525   $15,202   $11,692
=========================================================================================================================

The Company and its subsidiaries issue U.S. dollar and non-U.S. dollar denominated fixed-rate and variable-rate term debt. Fixed-rate debt matures at various dates through 2023. The contractual interest rates on fixed-rate debt, excluding zero-coupon debt, ranged from 1.50% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1994 and 3.67% (U.S. dollar denominated) to 12.87% (Italian lira denominated) at December 31, 1993. The weighted average interest rate on total fixed-rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated term debt) was 6.51% at December 31, 1994 and 6.71% at December 31, 1993. The Company utilizes interest rate swap agreements to convert most of its fixed interest rate term debt to variable interest rate obligations. The maturity structure of the swap contracts is structured to correspond with the maturity structure of the debt being hedged. The Company's non-U.S. dollar fixed-rate term debt was issued across a broad range of currencies (including German marks, Japanese yen, U.K. sterling, Italian lire, Swedish krone, and European Currency Units) and, consequently, a wide range of interest rates.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the effects of interest rate swaps on the portion of the Company's fixed-rate term debt converted to variable-rate obligations at December 31, 1994 and 1993:


                                              AT DECEMBER 31, 1994                      AT DECEMBER 31, 1993
                                   ---------------------------------------   ----------------------------------------
                                     WEIGHTED AVERAGE                          WEIGHTED AVERAGE
                                        FIXED RATE ON     WEIGHTED AVERAGE        FIXED RATE ON      WEIGHTED AVERAGE

                                   SWAPPED FIXED-RATE     VARIABLE RATE ON   SWAPPED FIXED-RATE      VARIABLE RATE ON
                                            TERM DEBT    SWAPPED TERM DEBT            TERM DEBT     SWAPPED TERM DEBT
---------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated                           6.5%                 7.0%                 7.2%                  4.2%
Japanese yen denominated                          4.4%                 2.8%                 5.3%                  2.5%
German mark denominated                           8.0%                 5.5%                 8.3%                  6.2%
Other non-U.S. dollar denominated                 5.2%                 5.9%                 7.0%                  4.8%
---------------------------------------------------------------------------------------------------------------------
Total swapped fixed-rate term debt                6.4%                 6.4%                 7.1%                  4.2%
---------------------------------------------------------------------------------------------------------------------

Variable-rate debt matures at various dates through 2004. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable-rate debt ranged from 2.00% (U.S. dollar denominated) to 10.89% (German mark denominated) at December 31, 1994, and 1.63% (Japanese yen denominated) to 9.27% (European Currency Unit denominated) at December 31, 1993. The weighted average contractual rate on total variable-rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 5.58% at December 31, 1994 and 3.95% at December 31, 1993.

At December 31, 1994, the Company had outstanding $4.0 billion non-U.S. dollar denominated term debt, of which $2.3 billion was Japanese yen denominated and $1.1 billion was German mark denominated (converted at the December 31, 1994 spot rates). This amount includes term debt of $2.3 billion used to finance operations, including $1.2 billion issued by subsidiaries of the Company in their respective local currencies. Approximately $1.4 billion of Salomon Inc (parent company) non-U.S. dollar denominated debt, primarily Japanese yen denominated, has been designated as a hedge of investments in subsidiaries with functional currencies other than the U.S. dollar. Salomon Inc (parent company) has entered into forward currency purchase and swap contracts that effectively convert $307 million of non-U.S. dollar denominated term debt to U.S. dollar denominated obligations.

Term debt includes subordinated notes, which totaled $29 million at December 31, 1994 and $28 million at December 31, 1993. At December 31, 1994, subordinated debt included approximately $6 million of convertible restricted notes, which are convertible at the rate of $13.89 per share into 444,595 shares of the Company's common stock. At December 31, 1993, subordinated debt included approximately $8 million of convertible restricted notes, which were convertible into 547,953 shares of the Company's common stock. The Company has outstanding certain issues of term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            NOTE 8 PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock.

REDEEMABLE PREFERRED STOCK, SERIES A

At December 31, 1994, 700,000 shares of Series A cumulative preferred stock ("Series A Preferred") were issued and outstanding. The entire issue of Series A Preferred is held by affiliates of Berkshire Hathaway Inc. Each share has a redemption value of $1,000, is entitled to receive quarterly cash dividends at the annual rate of $90 and can be converted into shares of common stock at $38 per share. The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events, none of which have occurred to date. The redeemable preferred stock is entitled to one vote per share of common stock into which it is convertible (18,421,053 shares at December 31, 1994), voting together as one class with the Company's common stock. At December 31, 1994, the redeemable preferred stock represented 14.8% of the votes entitled to be cast by the Company's outstanding voting securities.

Commencing October 31, 1995, 140,000 Series A Preferred shares must be redeemed annually (if not previously converted) at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Company's common stock, nor may the Company repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.

PREFERRED STOCK, SERIES C

In June 1991, the Company issued $112.5 million (225,000 shares) of Series C 9.50% cumulative preferred stock ("Series C Preferred") represented by 4,500,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series C Preferred is redeemable only at the Company's option at any time on or after June 30, 1996, at a price of $500 for each preferred share ($25 for each depositary share).

PREFERRED STOCK, SERIES D

In February 1993, the Company issued $200 million (400,000 shares) of Series D 8.08% cumulative preferred stock ("Series D Preferred") represented by 8,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series D Preferred is redeemable only at the Company's option at any time on or after March 31, 1998, at a price of $500 for each preferred share ($25 for each depositary share).

--------------------------------------------------------------------------------

The Company has entered into interest rate swap agreements that effectively convert fixed-rate dividend obligations into variable-rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the after-tax income or loss generated by these swaps.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              NOTE 9 COMMON STOCK


On February 8, 1988, the Company's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock. The Board also authorized the issuance of preferred share purchase rights for each share of Series A Preferred based on the number of shares of common stock into which the Series A Preferred will be convertible. The rights contain provisions to protect stockholders against certain takeover tactics and are exercisable for shares of the Company's Series B junior participating preferred stock only if certain specified events occur relating to changes in ownership of the Company's stock or an attempted takeover. Also see "Stock Option and Incentive Plans" in Note 11.

                              NOTE 10 NET CAPITAL

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The Company's principal regulated subsidiaries are discussed below.

SBI is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1, which requires net capital, as defined under the alternative method, of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. Although net capital, aggregate debit items and funds required to be segregated change from day to day, at December 31, 1994, SBI's net capital was $944 million, $888 million in excess of regulatory requirements.

SBIL is authorized to conduct investment business in the United Kingdom by the Securities and Futures Authority ("SFA") in accordance with the Financial Services Act 1986. The SFA requires SBIL to have available at all times financial resources, as defined, sufficient to demonstrate continuing compliance with its rules. At December 31, 1994, SBIL's financial resources were $633 million in excess of regulatory requirements.

Salomon Brothers Asia Limited ("SBAL") and Salomon Brothers AG ("SBAG") are also subject to regulation in the countries in which they do business. Such regulations include requirements to maintain specified levels of net capital or its equivalent. At December 31, 1994, SBAL's net capital was $489 million above the minimum required by Japan's Ministry of Finance. SBAG's net capital was $10 million above the minimum required by Germany's Banking Supervisory Authority.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NOTE 11 EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS

Substantially all full-time U.S. employees of the Company participate in defined contribution plans. Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise fully funded. The costs relating to such plans were $44 million, $46 million and $40 million in 1994, 1993 and 1992, respectively.

HEALTH CARE AND LIFE INSURANCE

The Company provides certain health care and life insurance benefits for its active employees, substantially all of its retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. The Company self-insures such benefit programs. At December 31, 1994, there were 8,900 active and 600 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits were $48 million, $125 million and $43 million in 1994, 1993 and 1992, respectively. Such expenses in 1993 included the $65 million pretax charge, discussed below, related to the adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions
("SFAS 106"). In 1992, the Company expensed the costs associated with these plans as they were paid.

Effective January 1, 1993, the Company adopted SFAS 106. This standard requires companies to provide for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The Company recorded a liability to reflect the present value, as of January 1, 1993, of benefits expected to be paid to retired employees. In addition, the Company recorded a liability for benefits expected to be paid to active employees for services rendered prior to January 1, 1993. The aggregate liability for these benefits resulted in a charge against earnings in the amount of $65 million; the aftertax charge was $37 million. The Company also adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits ("SFAS 112") in 1993, the impact of which was immaterial. At December 31, 1994, the present value of the liability related to benefits as defined by SFAS 106 and SFAS 112 was $76 million.

STOCK OPTION AND INCENTIVE PLANS

The Non-Qualified Stock Option Plan of 1984 (the "1984 Plan"), as amended in 1988, which terminated on June 30, 1994, provided for the granting of options to purchase common stock to certain key employees. Stock appreciation rights accompanied some of the options granted. Exercise of such rights extinguishes the related options. Options expire ten years from the date of grant. Options to purchase 1,438,390 and 1,732,890 shares were exercisable at December 31, 1994 and 1993, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in options and outstanding shares under option are summarized as follows:

                                  NUMBER OF        OPTION PRICE
                                     SHARES           PER SHARE
---------------------------------------------------------------
Shares under option at:

 December 31, 1994                1,438,390   $18.13 to $ 46.00
 December 31, 1993                1,732,890   $18.13 to $ 46.00
 December 31, 1992                2,650,952   $18.13 to $ 46.00
Options exercised:
 1994                               283,300   $18.13 to $ 46.00
 1993                               899,585   $18.13 to $ 40.38
 1992                             2,620,142   $17.88 to $ 32.84
Options canceled or expired:
 1994                                11,200   $18.13 to $ 46.00
 1993                                18,477   $18.13 to $ 46.00
 1992                               154,920   $18.13 to $ 46.00
---------------------------------------------------------------
Available for future grant:
 December 31, 1994                        0
 December 31, 1993                9,823,767
 December 31, 1992                9,806,090
===============================================================

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

During 1994, the stockholders approved the Salomon Inc Stock Incentive Plan ("SIP"). The SIP provides for an aggregate grant of up to five million shares in the form of (i) non-qualified stock options, (ii) incentive stock options, (iii) limited stock appreciation rights, (iv) tandem stock appreciation rights, (v) stand-alone stock appreciation rights, (vi) shares of restricted stock, (vii) shares of phantom stock, (viii) stock bonuses and (ix) cash bonuses to key employees, including officers, whether or not they are directors of the Company and its affiliates. No awards have been made under the SIP.

During 1989, the stockholders approved an Employee Stock Purchase Plan ("ESPP"). Eligible employees may purchase shares of the Company's common stock at 85% of its fair market value on the purchase date, up to an annual maximum of $21,250, not to exceed 10% of their total annual compensation.

Shares purchased under the 1984 Plan are issued from the Company's common stock held in treasury. Shares for the ESPP are purchased in the open market. Prior to the second quarter of 1994, ESPP shares were issued from the Company's common stock held in treasury.

During 1991, the stockholders approved the Equity Partnership Plan (the "Plan"). Under the Plan, administered by an independent trustee, a portion of qualifying employees' compensation includes awards in the form of the Company's common stock. Open market purchases of shares by the Plan totaled $266 million (5.8 million shares) in 1994 and

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$293 million (6.9 million shares) in 1993. Stock awarded under the Plan totaled $264 million (5.6 million shares) and $264 million (6.3 million shares) in 1994 and 1993, respectively, and is included as a component of compensation expense. Dividends paid to shares held by the Plan are used to purchase Salomon Inc stock at 85% of its market value at the time of purchase. The net asset or liability related to the Plan, which represents the difference between the Company's liability under the Plan, payable in common stock, and the cost of the unawarded shares held by the Plan, is included in either "Other assets, including intangibles" or "Payables and accrued liabilities--Other" on the Consolidated Statement of Financial Condition. Shares held by the trustee of the Plan are considered outstanding for the purpose of computing earnings (loss) per share.

                             NOTE 12 INCOME TAXES

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), the impact of which was negligible. Under SFAS 109, temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. The 1992 provision for income taxes was determined using the deferred method of interperiod tax allocation in accordance with Accounting Principles Board Opinion No. 11.

The components of income taxes reflected on the Consolidated Statement of Income are (dollars in millions):


YEAR ENDED DECEMBER 31,                1994    1993   1992
----------------------------------------------------------
Current:
 U.S. federal                          $ 42   $ 150  $ 176
 State and local                         25      59     33
 Non-U.S.                               386      68    190
----------------------------------------------------------
 Total current                          453     277    399
----------------------------------------------------------
Deferred:
 U.S. federal                          (199)    (44)   (47)
 State and local                        (58)    (37)    44
 Non-U.S.                              (628)    405    110
----------------------------------------------------------
 Total deferred                        (885)    324    107
----------------------------------------------------------
Income tax expense (benefit) charged
  to earnings                        $ (432)  $ 601  $ 506
==========================================================

Deferred tax provisions (benefits) arising from temporary differences are as follows (dollars in millions):

YEAR ENDED DECEMBER 31,                       1994    1993     1992
-------------------------------------------------------------------

Mark-to-market adjustments                   $(893)  $ 348     $ 92
U.S. tax provided on foreign earnings          (40)     17       --
Employee benefits and deferred compensation     18    (111)      --
U.S. Treasury auction and related matters        6      11       37
Environmental reserves                          11      13      (12)
Occupancy reserves                              18      16      (21)
Other, net                                      (5)     30       11
-------------------------------------------------------------------
Deferred income tax expense (benefit)        $(885)  $ 324    $ 107
===================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1994, the Company's Consolidated Statement of Financial Condition included a net deferred tax liability of $310 million, comprised of deferred tax assets and liabilities of $567 million and $877 million, respectively. The largest component of deferred tax assets is $410 million attributable to employee benefits and deferred compensation. Remaining deferred tax assets are attributable largely to reserves. The largest component of deferred tax liabilities is $728 million attributable to mark-to-market adjustments. Remaining deferred tax liabilities are attributable largely to cumulative translation adjustments (which do not affect the provision for income taxes) and undistributed earnings of non-U.S. subsidiaries. At December 31, 1993, the Company had a net deferred income tax liability of $1,185 million. The Company had no deferred tax valuation allowance at December 31, 1994 or December 31, 1993.

Before 1993, securities inventories for the Company's U.S.-based securities activities were valued at the lower of cost or market for tax purposes and at market value in the Company's financial statements. Effective January 1, 1993, the Omnibus Budget Reconciliation Act ("OBRA") requires U.S. dealers in securities to value their inventories at market value for tax purposes. The transition provisions of OBRA prescribe that the excess of book basis over tax basis at January 1, 1993 be amortized to taxable income over a five year period. This change reduces the Company's deferred tax liability but does not impact the Company's provision for income tax expense.

Income taxes paid, net of refunds, totaled $409 million in 1994, $278 million in 1993 and $349 million in 1992. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides deferred income taxes on the undistributed earnings of foreign subsidiaries and affiliates except to the extent that such earnings are intended to be indefinitely invested outside the United States. At December 31, 1994, the accumulated undistributed earnings of the Company's non-U.S. subsidiaries amounted to $1.7 billion. U.S. federal taxes have been provided on $500 million of these earnings and, therefore, that amount could be remitted to the United States without incurring additional tax expense. The undistributed earnings of the Company's non-U.S. subsidiaries that are indefinitely invested outside the United States amounted to $1.2 billion. At the existing U.S. federal income tax rates, additional taxes of $368 million would have to be provided if the remaining earnings were remitted to the United States.

A reconciliation of the Company's "expected" income tax expense (benefit) to the amounts recorded by the Company follows (dollars in millions):


Year Ended December 31,                   1994       1993*    1992
------------------------------------------------------------------
Income (loss) before taxes              $ (831)   $ 1,465  $ 1,056
Statutory U.S. federal income tax
   rate for corporations                    35%        35%      34%
------------------------------------------------------------------
Expected income tax expense (benefit)     (291)       513      359
Impact of:
  Taxes applicable to non-U.S. earnings      4          2       26
  State and local taxes, net of U.S.
   federal tax effect                      (18)        14       51
  Provisions for tax contingencies and
    non-deductible reserves                  5         87       68
  Reversal of tax contingency reserves    (102)        --       --
  Tax advantaged income                    (35)       (19)      (7)
  Other, net                                 5          4        9
------------------------------------------------------------------
Income tax expense (benefit)            $ (432)     $ 601    $ 506
==================================================================

 * Excludes cumulative effect of change in accounting principles.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       NOTE 13 EARNINGS (LOSS) PER SHARE

Primary earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common and common equivalent shares outstanding, including shares held by the Equity Partnership Plan. Common equivalent shares include the dilutive effect of outstanding stock options. Fully diluted earnings (loss) per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on earnings per share. Contingent increases of common stock include the potential impact of the conversion of redeemable preferred stock and convertible debt, which are discussed in Notes 8 and 7, respectively.





AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                                                       1994     1993        1992

------------------------------------------------------------------------------------------------------
Shares used in computing earning (loss) per share:

Average common shares outstanding                                            106.8    110.4      114.6
Effects of assumed exercise of stock options, if dilutive                     --         .6         .8
------------------------------------------------------------------------------------------------------
Shares used in computing primary earnings (loss) per share                   106.8    111.0      115.4
Effects (when dilutive) of:
 Assumed conversion of convertible notes                                      --         .6         .9
 Assumed conversion of convertible preferred stock                            --       18.4       18.4
------------------------------------------------------------------------------------------------------
Shares used in computing fully diluted earnings (loss) per share             106.8    130.0      134.7
======================================================================================================

Net income (loss) for earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principles    $(399)  $  864      $ 550
Less dividends on preferred stock, Series A, C and D*                           62       49         68
------------------------------------------------------------------------------------------------------
Income (loss) for primary earnings (loss) per share before cumulative
 effect of change in accounting principles                                    (461)     815        482
Add dividends on preferred stock, Series A, when dilutive*                     --        39         63
Add interest expense, net of tax, on convertible notes, when dilutive          --       --           1
------------------------------------------------------------------------------------------------------
Income (loss) for fully diluted earnings (loss) per share before
 cumulative effect of change in accounting principles                         (461)     854        546
Cumulative effect of change in accounting principles,
 net of tax benefit of $28                                                     --       (37)       --
------------------------------------------------------------------------------------------------------
Net income (loss) for fully diluted earnings (loss) per share                $(461)  $  817      $ 546
======================================================================================================

Earnings (loss) per share of common stock:
Primary earnings (loss) before cumulative effect of change in
  accounting principles                                                     $(4.31)  $ 7.34      $4.18
Cumulative effect of change in accounting principles                           --     (0.33)       --
------------------------------------------------------------------------------------------------------
Primary earnings (loss)                                                     $(4.31)  $ 7.01      $4.18
======================================================================================================
Fully diluted earnings (loss) before cumulative effect of change
  in accounting principles                                                  $(4.31)  $ 6.57      $4.05
Cumulative effect of change in accounting principles                           --     (0.29)       --
------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss)                                               $(4.31)  $ 6.28      $4.05
======================================================================================================

* Dividends on preferred stock are adjusted for the aftertax impact of interest rate swaps that effectively convert the Company's fixed-rate obligations to variable-rate. In 1992, the impact of the swaps related to the Series A Preferred was included in reported earnings.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 14 SECURITIES PLEDGED AND LEASE COMMITMENTS

REPURCHASE AGREEMENTS, SECURITIES PLEDGED AND LETTERS OF CREDIT

At December 31, 1994, the approximate market values of securities sold under agreements to repurchase or pledged by the Company were:


DOLLARS IN MILLIONS
--------------------------------------------------------------------------------

For sales under agreements to repurchase                                $ 75,644
As collateral for securities borrowed of
  approximately equivalent value                                          23,837
For securities loaned                                                      1,586
To clearing organizations or segregated
  under securities laws and regulations                                    3,455
As collateral for letters of credit                                          955
As collateral on bank loans                                                  752
--------------------------------------------------------------------------------
Repurchase agreements and securities pledged                            $106,229
================================================================================

At December 31, 1994, the Company had $3.5 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

LEASE COMMITMENTS

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2012. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1994. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors. Amounts presented below also include lease expenses which, as a part of oil refining and gathering activities, are expected to be recorded as a reduction of "Other" revenues on the Consolidated Statement of Income.

DOLLARS IN MILLIONS
----------------------------------------------------------
1995                                                $  136
1996                                                   113
1997                                                    89
1998                                                    70
1999                                                    67
Thereafter                                             677
----------------------------------------------------------
Minimum future rentals                              $1,152
==========================================================

Minimum future rentals include $85 million related to space the Company has vacated or intends to vacate. The Company has provided reserves based on these amounts. Rent expense under operating leases totaled $70 million, $133 million and $161 million for the years ended December 31, 1994, 1993 and 1992, respectively. These amounts exclude reductions in "Other" revenues of $65 million in 1994, $46 million in 1993 and $85 million in 1992.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           NOTE 15 LEGAL PROCEEDINGS

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

Over 50 private actions were commenced against the Company or SBI with respect to the U.S. Treasury auction and related matters, including actions brought by purchasers of the Company's securities, actions brought by participants in the U.S. Treasury securities market and actions which assert derivative claims purportedly on behalf of the Company. On June 15, 1994, the United States District Court for the Southern District of New York (the "District Court") approved the settlement of certain class action lawsuits brought by purchasers of various of the Company's securities, pursuant to which $54.5 million was paid to the plaintiff class out of the $100 million private claims fund established pursuant to the 1992 settlement described above. The District Court awarded plaintiffs' attorneys fees and expenses of $9.6 million, which was paid by the Company. On July 26, 1994, the District Court approved the settlement of certain class action lawsuits brought by participants in the U.S. Treasury securities market, pursuant to which $66 million (almost two-thirds of which is expected to be reimbursed out of the $100 million private claims fund established pursuant to the 1992 settlement described above) was paid by the Company to the plaintiff class and its attorneys. Derivative claims asserted on behalf of the Company and SBI against four former officers and employees of the Company in connection with the U.S. Treasury auction and related matters are pending in the District Court.

OTHER MATTERS

The Company is also a defendant in other lawsuits incidental to its securities, commodities and oil refining businesses. Further, in connection with its discontinued commodities processing operations, the Company and certain of its subsidiaries are subject to claims asserted by the U.S. Environmental Protection

Agency, certain state agencies and private parties in connection with environmental matters. Management of the Company, after consultation with outside legal counsel and consideration of applicable reserves, believes that the ultimate resolution of legal proceedings and environmental matters will not have a material adverse effect on the Company's financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    NOTE 16 FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

NATURE AND TERMS OF FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS
WITH OFF-BALANCE-SHEET RISK

In the normal course of its operations, the Company and its subsidiaries enter into various contractual commitments involving future settlement. These include swaps, cap and floor agreements, futures contracts, forward purchase and sale agreements, option contracts, warrants, and securities sold, not yet purchased (short sales). These transactions are executed either over-the-counter ("OTC") or are exchange traded.

Interest rate swaps are OTC instruments that involve two separate parties agreeing to exchange periodic interest payment streams calculated on a predetermined notional principal amount. Interest rate swaps generally involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of interest rate swaps include basis swaps and cross-currency swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates (for example, one based on the three-month U.S. Treasury bill and the other on LIBOR). Cross-currency interest rate swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional principal amount based on changes in the values of a referenced index, such as the S&P 500. Phibro Division and Phibro USA enter into commodity swaps, which are contractual commitments that involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities, such as agricultural products.

Caps are contractual commitments which require the writer to pay the purchaser an excess amount, if any, of a reference rate over a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract. Swap agreements, caps and floors have widely varying terms and may range over several years.

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset ("initial margin") that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets ("variation margin") may be required to be deposited thereafter daily as the mark-to-market value of the futures contract fluctuates. The Company enters into interest rate futures, currency futures, index futures, and commodities futures, among others. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC contractual commitments to purchase or sell a specified amount of financial instruments, foreign currencies, or commodities at a future date at a predetermined price.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Option contracts are contractual agreements that give the purchaser the right, but not the obligation, to purchase or sell a financial instrument, commodity, or currency at a predetermined exercise price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instrument except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. The purchase of an option on a futures contract involves the payment of a premium for the option without further obligation on the part of the Company. If the Company exercises an option on a futures contract, it will be obligated to post initial margin (and potentially variation margin) for the resulting futures position just as it would for any futures contract. Option contracts may be either exchange traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation ("OCC"), are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of performance. The Company also issues warrants that entitle holders to settlements on exercise based upon movements in market prices of specific financial instruments, foreign exchange rates, equity indices and certain commodities. Warrants have characteristics similar to those of OTC options whereby the buyer has the right to purchase a certain debt instrument at a specific future date and price.

The Company sells various financial instruments and commodities which have not yet been purchased ("short sales"). The Company borrows these securities in order to sell them short and, at a later date, must deliver (i.e., replace) like or materially-like financial instruments or commodities to the parties from which they were originally borrowed. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability on the Consolidated Statement of Financial Condition, would increase and revenues from principal transactions would be reduced.

As discussed in the Summary of Accounting Policies, the Company records all contractual commitments used for trading purposes at market or fair value. Consequently, changes in the amounts recorded on the Company's Consolidated Statement of Financial Condition resulting from movement in market prices are included currently in the Consolidated Statement of Income. Certain contractual commitments used for purposes other than trading, such as interest rate swaps, are not marked to market. Instead, the accrued inflows and outflows are recorded as adjustments to interest expense or dividends, as appropriate. Other non-trading contractual commitments, such as forward currency contracts, are marked to market. The use of contractual commitments and financial instruments with off-balance-sheet risk may expose the Company to both market risk and credit risk in excess of amounts recorded on the Consolidated Statement of Financial Condition. These risks are discussed in more detail below.

MARKET RISK

Market risk is the potential loss the Company may incur as a result of changes in the market value of a particular instrument. All financial and commodities-related instruments, including derivatives and short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size,

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affects the level of market risk. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk.

Statement of Financial Accounting Standards ("SFAS") No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, require the disclosure of the notional amounts of derivative financial instruments, distinguishing between those held or issued for trading purposes and those held or issued for purposes other than trading. Notional amounts and additional detail of the market or fair values of financial options and contractual commitments recorded on the Consolidated Statement of Financial Condition at December 31, 1994 are set forth in the Summary of Options and Contractual Commitments that immediately follows the Consolidated Statement of Financial Condition. At December 31, 1993, the Company had outstanding contracts with the following notional amounts: financial futures $473 billion; swap agreements $233 billion; options and warrants sold or written $102 billion; forward securities contracts $98 billion; forward currency contracts $51 billion; interest rate cap and floor agreements written $32 billion; and

commodities-related instruments $10 billion. The determination of notional amounts does not consider any of the market risk factors discussed above. Notional amounts as presented in this report are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's Consolidated Statement of Financial Condition. For all of the reasons noted above, the interpretation of notional amounts as a measure of market risk could be materially misleading. Management attempts to control market risk by setting risk limits and monitoring the effectiveness of hedging policies and strategies. The annual average balances of the Company's options and contractual commitments based on month-end balances are as follows:

                                               1994                      1993
                                       --------------------     --------------------
                                       AVERAGE      AVERAGE     AVERAGE      AVERAGE
DOLLARS IN BILLIONS                     ASSETS  LIABILITIES      ASSETS  LIABILITIES
------------------------------------------------------------------------------------
Swaps agreements, swap options,
 caps and floors                          $5.9         $6.1        $5.2         $6.1
Index and equity contracts and options     1.3          1.1         1.6           .7
Foreign exchange contracts and options     1.1          1.0         1.0           .8
Other                                       .4           .5          .5           .6
------------------------------------------------------------------------------------
Total financial options
 and contractual commitments              $8.7         $8.7        $8.3         $8.2
====================================================================================
Commodities-related instruments           $ .4         $ .4        $ .2         $ .3
====================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CREDIT RISK

Salomon Brothers regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. The Phibro Division and Phibro USA regularly transact business with independent and government-owned oil producers, a wide variety of end-users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. The Company may require counterparties to submit additional collateral when deemed necessary. Salomon Brothers also enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. Salomon Brothers generally controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the U.S. government or its agencies.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of issuers or counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis. The Company's largest single concentration of credit risk is with securities issued by the U.S. government and its agencies which totaled $33.0 billion at December 31, 1994 and $42.5 billion at December 31, 1993. With the addition of U.S. government and U.S. government agency securities pledged as collateral by counterparties in connection with collateralized financing activity, the Company's total holdings of U.S. government securities were $75.2 billion or 44% of the Company's total assets at December 31, 1994 and $71.2 billion or 39% of total assets at December 31, 1993. Similarly, concentrations with non-U.S. governments totaled $52.0 billion at December 31, 1994 and $53.2 billion at December 31, 1993. These consist predominantly of securities issued by the governments of major industrial nations.

Remaining concentrations arise principally from contractual commitments with counterparties in financial or commodities-related transactions involving future settlement and fixed income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1994 or 1993. North America and Europe represent the largest geographic concentrations. Among industries, other major derivatives dealers represent the largest group of counterparties.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NOTE 17 FAIR VALUE INFORMATION

The following information is provided to help users gain an understanding of the relationship between amounts reported in the Company's financial statements and the related market or fair values. Specific accounting policies are discussed in the Summary of Accounting Policies. The Company's assets and liabilities as of December 31, 1994 can be characterized as follows:

                                                      ASSETS               LIABILITIES
                                              --------------------     --------------------
                                              CARRYING        FAIR     CARRYING        FAIR
DOLLARS IN BILLIONS                              VALUE       VALUE        VALUE       VALUE
-------------------------------------------------------------------------------------------

On-balance-sheet items:
Recorded at market or fair value:
  Cash and interest bearing equivalents         $  3.5      $  3.5       $   --       $  --
  Financial options and contractual
    commitments held or sold
    for trading purposes                           6.9         6.9          6.2         6.2
  Other financial instruments held or
    sold for trading purposes                     86.4        86.4         55.2        55.2
  Commodities-related derivative instruments
    held or sold for trading purposes               .4          .4           .5          .5
Other commodities-related products held or
  sold for trading purposes                         .9          .9           .1          .1
Recorded at contractual amounts that
  approximate market or fair value:
  Collateralized short-term financing agreements  60.8        60.8           --          --
  Receivables                                      8.5         8.5           --          --
  Assets securing Sterling denominated
    CMOs (variable rate)                           2.4         2.4           --          --
  Short-term borrowings                             --          --         78.6         78.6
  Payables                                          --          --          9.4          9.4
  Sterling denominated CMOs (variable rate)         --          --          2.3          2.3
  Variable-rate term debt                           --          --          5.5          5.5
Items recorded at contractual amounts or
  historical amounts that do not necessarily
  approximate market or fair value:
  Assets securing U.S. dollar denominated
    CMOs (fixed rate)                               .8          .8           --           --
  U.S. dollar denominated CMOs (fixed rate)         --          --           .7           .8
  Fixed-rate term debt                              --          --          9.7          9.3
  Other (non-financial assets)                     2.1        N/A          N/A          N/A
--------------------------------------------------------------------------------------------
Total on-balance-sheet items                    $172.7                   $168.2
============================================================================================
Off-balance-sheet contractual commitments           --      $   .5           --       $   .7
============================================================================================

At December 31, 1994, approximately 98% of the Company's assets and 94% of the Company's liabilities were carried at market or fair value or at amounts that approximate market or fair value. All trading positions, including financial and derivative instruments and securities sold, not yet purchased (short sales), are carried at market or fair value, with changes in market value reflected on the Consolidated Statement of Income. The market value of items recorded at contractual amounts that approximate market or fair value are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments or their variable interest rates.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1993, assets and liabilities recorded at market or fair value totaled $120.4 billion and $56.5 billion, respectively. Assets recorded at contractual amounts that approximated market or fair value totaled $61.2 billion at December 31, 1993. Liabilities recorded at contractual amounts that approximated market or fair value totaled $119.7 billion at December 31, 1993. Assets recorded at contractual amounts or historical amounts that did not necessarily approximate market or fair value totaled $3.2 billion at December 31, 1993. Liabilities recorded at contractual amounts or historical amounts that did not necessarily approximate market or fair value totaled $3.4 billion at December 31, 1993.

          NOTE 18 PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The following are condensed financial statements of Salomon Inc (Parent Company
Only) for the periods indicated (dollars in millions):


PARENT COMPANY ONLY CONDENSED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31,                                                           1994     1993     1992
---------------------------------------------------------------------------------------------------------
Dividends from subsidiaries                                                       $ 418    $ 383    $ 601
Net interest and principal transactions                                               9      (25)     (77)
General, administrative and other expenses                                          (88)     (78)     (66)
----------------------------------------------------------------------------------------------------------
Income before taxes and equity in net income of
  subsidiaries and affiliates, net of dividends received                            339      280      458
Income tax benefit                                                                   33       44       89
Equity in net income (loss) of subsidiaries and affiliates,
  net of dividends received                                                        (771)     518        3
----------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in accounting principles          (399)     842      550
Cumulative effect of change in accounting principles, net of tax benefit of $11      --      (15)      --
----------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 $(399)   $ 827    $ 550
==========================================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY CONDENSED STATEMENT OF FINANCIAL CONDITION

DECEMBER 31,                                                1994                 1993
--------------------------------------------------------------------------------------
Assets:
Cash and interest bearing equivalents                    $     7              $     6
Financial instruments                                         31                   30
Commodities-related products

  and instruments                                            573                  273
Receivables                                                  462                  299
Receivables from subsidiaries:
  Salomon Brothers Holding Company Inc        $13,963                $11,652
  Phibro Energy USA, Inc.                         455                    465
  Other subsidiaries                              640                    158
                                              -------                -------
                                                          15,058               12,275
Investments in subsidiaries:
  Salomon Brothers Holding Company Inc          4,433                 5,112
  Phibro Energy USA, Inc.                         356                   345
  Other subsidiaries                               24                   363
                                              -------                -------
                                                           4,813                5,820
Property, plant and equipment, net                           315                  335
Other assets                                                  87                   55
-------------------------------------------------------------------------------------
Total assets                                             $21,346              $19,093
=====================================================================================

Liabilities and stockholders' equity:
Short-term borrowings                                    $ 2,064              $ 2,445
Financial and commodities-related instruments                470                  664
Other liabilities                                            424                  237
Term debt                                                 13,896               10,501
                                                         -------              -------
  Total liabilities                                       16,854               13,847
Redeemable preferred stock                                   700                  700
Stockholders'  equity                                      3,792                4,546
-------------------------------------------------------------------------------------
Total liabilities and stockholders' equity               $21,346              $19,093
=====================================================================================

PARENT COMPANY ONLY CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                                   1994       1993       1992
----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of term debt                                                $ 6,115    $ 6,783    $ 3,625
  Repurchases and maturities of term debt                               (2,891)    (3,560)    (2,642)
  Net increase (decrease) in short-term borrowings                        (381)       586        725
  Issuance of preferred stock                                               --        200         --
  Purchase of common stock for treasury                                   (252)       (16)      (241)
  Dividends                                                               (128)      (117)      (139)
  Employee stock purchase and option plans                                  13         35         73
----------------------------------------------------------------------------------------------------
Cash provided by financing activities                                    2,476      3,911      1,401
----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net increase in receivables from subsidiaries                         (2,783)    (4,341)    (1,198)

  Dividends received from subsidiaries                                     418        383        601
  Capital infusions and other capital transactions
    with subsidiaries                                                     --         --         (326)
  Purchases of property, plant and equipment                               (11)        (8)       (37)
----------------------------------------------------------------------------------------------------
Cash used in investing activities                                       (2,376)    (3,966)      (960)
----------------------------------------------------------------------------------------------------
Cash provided by (used in) operating and other activities                  (99)        26       (409)
----------------------------------------------------------------------------------------------------
Increase (decrease) in cash and interest bearing equivalents                 1        (29)        32
Cash and interest bearing equivalents at beginning of year                   6         35          3
----------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year                   $     7    $     6    $    35
====================================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying Condensed Financial Statements include the accounts of Salomon Inc (Parent Company Only), referred to hereafter as the "Parent." Investments in subsidiaries are accounted for under the equity method.

TERM DEBT

Term debt, net of unamortized discount, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity, and certain issues carry sinking fund requirements. The maturity structure of the Parent's term debt, based on contractual maturities, sinking fund requirements or the earliest date on which the debt is repayable at the option of the holder, consisted of the following at December 31, 1994 and 1993:

                                 FIXED-RATE    FIXED-RATE
                                  TERM DEBT     TERM DEBT         TOTAL    VARIABLE-
                                 SWAPPED TO           NOT    FIXED-RATE         RATE        TOTAL        TOTAL
DOLLARS IN MILLIONS                VARIABLE       SWAPPED     TERM DEBT    TERM DEBT         1994         1993
--------------------------------------------------------------------------------------------------------------
U.S. dollar denominated:
 Due in 1994                        $    --       $    --       $    --      $    --      $    --      $ 1,815
 Due in 1995                          1,935           230         2,165        1,407        3,572        2,271
 Due in 1996                          1,168             7         1,175        1,051        2,226        1,882
 Due in 1997                            800            13           813          297        1,110          503
 Due in 1998                          1,026             5         1,031          161        1,192          979
 Due in 1999                            821             7           828          519        1,347          515

 Thereafter                           1,561            11         1,572          163        1,735        1,439
--------------------------------------------------------------------------------------------------------------
U.S. dollar denominated               7,311           273         7,584        3,598       11,182        9,404
--------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
 Due in 1994                             --            --            --           --           --          385
 Due in 1995                            100            48           148          170          318          284
 Due in 1996                             71            --            71          331          402          194
 Due in 1997                            413            --           413          115          528          169
 Due in 1998                             50             8            58          702          760           65
 Due in 1999                            145            --           145          399          544           --
 Thereafter                              45           117           162           --          162           --
--------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated             824           173           997        1,717        2,714        1,097
--------------------------------------------------------------------------------------------------------------
Term debt                           $ 8,135       $   446       $ 8,581      $ 5,315      $13,896      $10,501
==============================================================================================================
</Table >

See Note 7 for information regarding the Parent's use of non-trading derivatives to hedge term debt.

                                      93

                                  SALOMON INC

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS               DECEMBER   SEPTEMBER     JUNE      MARCH
THREE MONTHS ENDED                                               31         30         30         31
----------------------------------------------------------------------------------------------------
1994
Revenues:
 Interest and dividends                                     $ 1,635    $ 1,520    $ 1,347    $ 1,400
 Principal transactions                                        (326)       (42)      (245)        53
 Investment banking                                             109        121         86        170
 Commissions                                                     79         82         85         90
 Other                                                           31         17         10         56
----------------------------------------------------------------------------------------------------
Total revenues                                              $ 1,528    $ 1,698    $ 1,283    $ 1,769
Revenues, net of interest expense                           $    96    $   408    $   171    $   711
----------------------------------------------------------------------------------------------------
Income (loss) before taxes by segment:
 Salomon Brothers'  business unit contribution:
 Client-Driven Business                                     $  (110)   $   (62)   $  (291)   $  (173)
 Proprietary Trading Businesses                                 (28)      (114)      (119)       212
 Unallocated charges                                           (278)        --         --         --
----------------------------------------------------------------------------------------------------
 Total Salomon Brothers                                        (416)      (176)      (410)        39

 Phibro Division                                                (24)       (27)        82         50
 Phibro USA                                                       5         (4)       (10)        27
 Corporate and Other                                             14         31         (8)        (4)
----------------------------------------------------------------------------------------------------
Income (loss) before taxes                                  $  (421)   $  (176)   $  (346)   $   112
----------------------------------------------------------------------------------------------------
Net income (loss)                                           $  (157)   $  (104)   $  (204)   $    66
====================================================================================================
Earnings (loss) per share
 Primary                                                    $ (1.65)   $ (1.13)   $ (2.08)   $  0.48
 Fully diluted                                                (1.65)     (1.13)     (2.08)      0.48
====================================================================================================
1993
Revenues:
 Interest and dividends                                     $ 1,444    $ 1,776    $ 1,520    $ 1,431
 Principal transactions                                         965       (225)       805        (63)
 Investment banking                                             250        214        178        149
 Commissions                                                     79         61         79         66
 Other                                                           26         33          3          8
----------------------------------------------------------------------------------------------------
Total revenues                                              $ 2,764    $ 1,859    $ 2,585    $ 1,591
Revenues, net of interest expense                           $ 1,684    $   587    $ 1,505    $   423
----------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of
 change in accounting principles by segment:
 Salomon Brothers' business unit contribution:
 Client-Driven Business                                     $   354    $   192    $   383    $   230
 Proprietary Trading Businesses                                 508       (173)       400       (319)
----------------------------------------------------------------------------------------------------
 Total Salomon Brothers                                         862         19        783        (89)
 Phibro Division                                                (21)        (3)         3          6
 Phibro USA                                                     (31)         0         (2)       (13)
 Corporate and Other                                             (3)         2        (31)       (17)
----------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect of
 change in accounting principles                            $   807    $    18    $   753    $  (113)
----------------------------------------------------------------------------------------------------
Net income (loss)                                           $   476    $    20    $   433    $  (102)
====================================================================================================
Earnings (loss) per share
Primary earnings (loss) before cumulative effect of
 change in accounting principles                            $  4.33    $  0.01    $  3.75    $ (0.76)
Cumulative effect of change in accounting principles             --         --         --      (0.34)
----------------------------------------------------------------------------------------------------
Primary earnings (loss) per share                           $  4.33    $  0.01    $  3.75    $ (1.10)
====================================================================================================
Fully diluted earnings (loss) before cumulative effect of
 change in accounting principles                            $  3.64    $  0.01    $  3.32    $ (0.76)
Cumulative effect of change in accounting principles             --         --         --      (0.34)
----------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per share                     $  3.64    $  0.01    $  3.32    $ (1.10)
====================================================================================================


Earnings (loss) per share for quarterly periods are based on average common shares outstanding in individual quarters; thus, the sum of earnings (loss) per share of the quarters may not equal the amounts reported for the full year.

                                  SALOMON INC

                               COMMON STOCK DATA

The Company's stock is listed on the New York Stock Exchange, Inc. (trading symbol SB). As of February 28, 1995, there were 12,978 holders of record.

The ranges of market prices and cash dividends paid on common stock for each quarterly period during 1994 and 1993 were as follows:

                                             1994                                                1993
                          -------------------------------------------     ------------------------------------------------
                                   MARKET PRICE                                     MARKET PRICE
                          -----------------------------     DIVIDENDS     --------------------------------       DIVIDENDS
THREE MONTHS ENDED            HIGH        LOW       END     PER SHARE         HIGH         LOW         END       PER SHARE
--------------------------------------------------------------------------------------------------------------------------
March 31                  $ 52 3/4   $ 44 3/4   $ 48 1/2       $ 0.16     $ 41 7/8    $ 35 3/4    $ 38 3/4          $ 0.16
June 30                     52 5/8     47 1/4     47 3/4         0.16       39 3/8      34 3/8      38 1/4            0.16
September 30                48 1/4     38 1/2     39 1/2         0.16       51 7/8      37 5/8      47 3/4            0.16
December 31                 42         35         37  1/2        0.16       50 1/2      41 1/2      47 5/8            0.16
--------------------------------------------------------------------------------------------------------------------------
                                                               $ 0.64                                               $ 0.64
                                                               ======                                               ======

                                  SALOMON INC

              FIVE YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

  DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS              1994       1993       1992       1991       1990
----------------------------------------------------------------------------------------------------------------
  For the year:
  Revenues:
    Principal transactions, including
      net interest and dividends                          $   450    $ 3,053    $ 3,164    $ 2,705    $ 2,129
    Investment banking                                        486        791        450        496        416

    Commissions and other                                     450        355        245        326        442
----------------------------------------------------------------------------------------------------------------
  Revenues, net of interest expense                         1,386      4,199      3,859      3,527      2,987
----------------------------------------------------------------------------------------------------------------
  Noninterest expenses:
    Compensation and employee-related                       1,486      1,900      1,638      1,375      1,393
    Other noninterest expenses                                731        834        980      1,033        933
    Philipp Brothers downsizing charge                         --         --         --         --        155
    Charges relating to U.S. Treasury auction matters          --         --        185        200         --
----------------------------------------------------------------------------------------------------------------
  Total noninterest expenses                                2,217      2,734      2,803      2,608      2,481
----------------------------------------------------------------------------------------------------------------
  Income (loss) before taxes and cumulative
    effect of change in accounting principles                (831)     1,465      1,056        919        506
  Income tax expense (benefit)                               (432)       601        506        412        203
----------------------------------------------------------------------------------------------------------------
  Income (loss) before cumulative
    effect of change in accounting principles                (399)       864        550        507        303
  Cumulative effect of change in accounting principles,
    net of tax benefit of $28                                  --        (37)        --         --         --
----------------------------------------------------------------------------------------------------------------
  Net income (loss)                                       $  (399)   $   827    $   550    $   507    $   303
================================================================================================================
  Income (loss) before taxes and cumulative effect
    of change in accounting principles by segment:
    Salomon Brothers                                      $  (963)   $ 1,575    $ 1,390    $ 1,036    $   416
    Phibro Division                                            81        (15)      (194)        47        361
    Phibro USA                                                 18        (46)       (47)       (80)       146
    Philipp Brothers                                           --         --         --         --       (323)
    Corporate and Other                                        33        (49)       (93)       (84)       (94)
-----------------------------------------------------------------------------------------------------------------
    Income (loss) before taxes and cumulative effect
      of change in accounting principles               $    (831)   $  1,465    $ 1,056    $   919    $   506
=================================================================================================================
  At year-end:
  Total assets                                         $ 172,732    $ 184,835   $ 159,459   $  97,424   $ 109,877
  Short-term borrowings                                   78,579       97,890      88,417      40,393      42,888
  Term debt                                               15,202       11,692       8,533       7,082       4,976
  Redeemable preferred stock                                 700          700         700         700         700
  Perpetual preferred stock                                  312          312         112         112        --
  Common equity                                            3,480        4,234       3,519       3,255       2,829
==================================================================================================================
  Per common share:
  Primary earnings (loss)*                               $ (4.31)     $  7.01     $  4.18     $  3.90     $  2.08
  Fully diluted earnings (loss)*                           (4.31)        6.28        4.05        3.79        2.05
  Cash dividends                                            0.64         0.64        0.64        0.64        0.64
  High market price                                       52 3/4       51 7/8          39          37          27
  Low market price                                            35       34 3/8      26 5/8      20 3/4          20
  Ending market price                                     37 1/2       47 5/8      38 1/8      30 5/8      24 3/8
  Book value                                               32.65        37.93       32.06       28.76       25.73
===================================================================================================================
  Selected ratios:
  Return on average common stockholders' equity:**
    Primary                                                (11.7)%       21.9%       13.6%       13.9%        8.3%

    Fully diluted                                          (11.7)%       19.3%       12.9%       12.9%        8.3%
  Pretax margin                                             n/m            35%         27%         26%         17%
  Market/book ratio                                         1.15         1.26        1.19        1.06        0.95
  Price/earnings ratio                                      n/m             7           9           8          12
===================================================================================================================
  Other data:
  Common shares outstanding (in millions)                  105.8        110.6       109.8       113.2       109.9
  Salomon Brothers' full time equivalent
    number of employees                                    7,057        6,436       6,566       6,751       6,693
  Salomon Inc's full time equivalent
    number of employees                                    9,077        8,640       8,631       8,917       8,883
===================================================================================================================

Salomon Brothers' 1994 results include pretax charges of $303 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps. Results for 1994 include an income tax benefit of $102 million resulting from the reversal of certain reserves previously established for tax contingencies. Salomon Brothers' 1992 and 1991 results include pretax charges of $185 million and $200 million, respectively, related to the U.S. Treasury auction and related matters. Philipp Brothers' 1990 results include a pretax charge of $155 million in connection with the downsizing of the segment.

* 1993 primary and fully diluted earnings per share amounts include reductions of $.33 and $.29, respectively, related to a cumulative change in accounting principles for postretirement benefits.

** Before cumulative effect of change in accounting principles.

n/m-not meaningful

                               Salomon Inc 1994

                      Annual Report Financial Information

                                  Appendix A



Graph  #1
Management's Discussion & Analysis
Financial Highlights
Salomon Inc
Net Income - Bar Chart
($ in millions)
1991                    507
1992                    550
1993                    827
1994                   (399)


Graph  #2
Management's Discussion & Analysis
Financial Highlights
Salomon Inc
Book Value per Common Share and Shares  -  Bar Chart
Shares Outstanding at Year-End  -  Line Chart
Book Value per Common Share in $
1991                      28.76
1992                      32.06
1993                      37.93
1994                      32.65

Shares Outstanding at Year-end (in millions)
1991                  113.2
1992                  109.8
1993                  110.6
1994                  105.8


Graph  #3
Management's Discussion & Analysis
Segment Information
Salomon Brothers
Pretax Earnings  -  Bar Chart
($ in billions)
1991                  1.036
1992                  1.390
1993                  1.575
1994                 (0.963)


Graph  #4

Management's Discussion & Analysis
Segment Information
Phibro Division
Pretax Earnings - Bar Chart
($ in millions)
1991             47
1992           (194)
1993            (15)
1994             81


Graph  #5
Management's Discussion & Analysis
Segment Information
Phibro USA
Pretax Earnings - Bar Chart
($ in millions)
1991        (80)
1992        (47)
1993        (46)
1994         18


Graph  #6
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Salomon Brothers Underwriting Statistics
Bar Charts - Total Industry Volume
Share and Rank - Salomon Brothers
U.S. Equities
($ in billions)
                 Total       Salomon      Salomon
              Industry     Brothers'    Brothers'
                Volume         Share         Rank
1992              72.3          2.8%            8
1993             101.0          6.1%            5
1994              66.5          5.5%            5


Graph  #7
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Salomon Brothers Underwriting Statistics
Bar Charts - Total Industry Volume
Share and Rank - Salomon Brothers
U.S. High Yield Debt
($ in billions)

                 Total       Salomon      Salomon
              Industry     Brothers'    Brothers'
                Volume         Share         Rank
1992              38.2          7.2%            7
1993              54.2          8.7%            4
1994              31.6         13.3%            3



Graph  #8
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Salomon Brothers Underwriting Statistics
Bar Charts - Total Industry Volume
Share and Rank - Salomon Brothers
U.S. Investment Grade Debt
($ in billions)

                 Total       Salomon      Salomon
              Industry     Brothers'    Brothers'
                Volume         Share         Rank
1992             275.8          8.5%            6
1993             377.3         10.6%            4
1994             272.6          9.5%            5



Graph  #9
Management's Discussion & Analysis
Salomon Brothers Results of Operations
Non-Compensation Expenses
Non-Recurring Component and Recurring Component (Stacked Bar Chart) ($ in millions)
See Noninterest expense table on page 25 for data





Graph  #10
Management's Discussion & Analysis
Phibro USA - Description of Business
Cash Flow Schedule - Line Chart
(in millions of $)

                 Operating Cash Flows      Net Cash Flows*
1991                       33                    (158)
1992                       (1)                   (116)
1993                       40                     (36)
1994                       70                      12

* Operating cash flows adjusted for refinery capital improvements (excluding the Residfiner project) and the impact of acquisitions and divestitures.


Graph  #11
Management's Discussion & Analysis
Phibro USA - Description of Business
Refining Output by Product Type - Stacked Bar Chart
(in millions of barrels)


             Gasoline       Distillates     Residual Fuel Oil    Other
1991               44                34           22                28
1992               43                33           17                12
1993               43                38           18                14
1994               41                35           13                21


Graph  #12
Management's Discussion & Analysis
Phibro USA - Description of Business
Crackspreads - Line Chart
(in $ per barrel)

               2-1-1 Crackspread           6-3-2-1 Crackspread
1991
                 1Q         4.71                    2.67
                 2Q         4.33                    2.82
                 3Q         3.82                    1.99
                 4Q         3.02                    1.11
1992
                 1Q         2.84                    1.12
                 2Q         3.75                    2.12
                 3Q         2.97                    1.47
                 4Q         2.83                    1.38
1993
                 1Q         2.50                    1.05
                 2Q         3.50                    2.30
                 3Q         3.08                    1.84
                 4Q         2.40                    1.06
1994
                 1Q         3.85                    2.76
                 2Q         2.40                    1.45
                 3Q         2.15                    1.21
                 4Q         1.78                    0.88

Graph  #13
Management's Discussion & Analysis
Derivative Instruments
Notional Amounts - Stacked Bar Chart
(in billions of $)

                            Over-The-Counter    Over-The-Counter
                           Swaps agreements,    Foreign Exchange
         Exchange-Issued       swap options,       Contracts and
                Products     caps and floors             Options         Other
1991                 440                 173                 102           114
1992                 342                 204                  64           166
1993                 500                 322                  72           157
1994                 785                 486                  80           158


Graph  #14
Management's Discussion & Analysis
Capital & Liquidity Management

Capital Management - Overview
Salomon Inc
Long-Term Capital  -  Stacked Bar Chart
($ in billions)
See table on page 38 for data





Graph  #15
Management's Discussion & Analysis
Capital & Liquidity Management
Working Capital Requirements - Bar Chart
Salomon Inc
($ in billions)
                           Working Capital Requirements
1991                                  11,000
1992                                  12,400
1993                                  12,767
1994                                  15,045


                           Working Capital Coverage Ratio
1991                                   0.91
1992                                   0.95
1993                                   1.32
1994                                   1.07








Graph  #16
Management's Discussion & Analysis
Capital & Liquidity Management
Assets - Stacked Bar Charts
Salomon Inc
($ in billions)

         Net Assets*      Finance Assets**       Average net assets*       Average finance assets**
1992           93.0             66.0                    82.0                         47.0
1993          126.3             58.5                   112.3                         64.4
1994          105.2             67.5                   110.2                         67.1

*  Net assets are total assets less finance assets.
** Finance assets are collateralized short-term financing agreements,

cash and interest bearing equivalents and assets securing collateralized mortgage obligations.



Graph  #17
Management's Discussion & Analysis
Capital & Liquidity Management
Maturity Profile of Unsecured Borrowings  -  Stacked Bar Chart
Salomon Inc
($ in billions)

                    <1 Year Remaining       1-5 Years Remaining         >5 Years Remaining
Dec 31,1993               9.50                       6.60                        2.6
Dec 31,1994               9.10                       8.40                        2.9

Graph  #18
Management's Discussion & Analysis
Risk Management - Credit Risk
Swap and Foreign Exchange Contracts,
Current Credit Exposure, Net of Collateral  -  Stacked Bar Charts
Salomon Inc
($ in billions)
                           All Transactions

Risk Classes                        Banks      Corporates
1 & 2*             Swaps           0.6113          0.3294
                   FX              0.1850          0.0397

3*                 Swaps           0.3886          0.4986
                   FX              0.0677          0.0757

4*                 Swaps           0.4435          0.4080
                   FX              0.0226          0.1351

5*                 Swaps           0.0035          0.2175
                   FX                   0          0.0216

6,7&8*             Swaps           0.0076          0.0491
                   FX                   0               0

* To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit rankings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.


Graph  #19

Management's Discussion & Analysis
Risk Management - Credit Risk
Swap and Foreign Exchange Contracts,
Current Credit Exposure, Net of Collateral  -  Stacked Bar Charts
Salomon Inc
($ in billions)

                             Transactions With More Than 3 Years To Maturity

Risk Classes                        Banks      Corporates
1 & 2*             Swaps           0.3062          0.1911
                   FX              0.0480               0

3*                 Swaps           0.2003          0.2233
                   FX                   0               0

4*                 Swaps           0.2427          0.1214
                   FX                   0               0

5*                 Swaps                0          0.1138
                   FX                   0               0

6,7&8*             Swaps           0.0068          0.0425
                   FX                   0               0

* To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit rankings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.