Form 10-K405, Exhibit 13
period 1995-12-31
SALOMON INC
filed 1996-04-01
CIK 200245

                                                                    Exhibit 13
                                                                    ----------


                                  SALOMON INC
                              FINANCIAL HIGHLIGHTS

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS                       1995           1994           1993         1992         1991
================================================================================================================================
Income (loss) before income taxes and cumulative effect of
        change in accounting principles by business unit:
                Salomon Brothers                                $    704       $   (963)      $  1,575     $  1,390     $  1,036
                Phibro                                                85             81            (15)        (194)          47
                Basis Petroleum                                      (91)            18            (46)         (47)         (80)
                Corporate and Other                                   10             33            (49)         (93)         (84)
- --------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
        effect of change in accounting principles               $    708       $   (831)      $  1,465     $  1,056     $    919
================================================================================================================================
Net income (loss)                                               $    457       $   (399)      $    827     $    550     $    507
================================================================================================================================
Earnings (loss) available for fully diluted earnings (loss)
        per common share                                        $    437       $   (461)      $    817     $    546     $    505
================================================================================================================================
Return on average common stockholders' equity:
        Primary                                                     10.8%         (11.7)%         21.9%        13.6%        13.9%
        Fully diluted*                                              10.3          (11.7)          19.3         12.9         12.9
================================================================================================================================
Per common share:
        Primary earnings (loss)                                 $   3.64       $  (4.31)      $   7.01     $   4.18     $   3.90
        Fully diluted earnings (loss)*                              3.50          (4.31)          6.28         4.05         3.79
        Cash dividends                                               .64            .64            .64          .64          .64
        Book value at year-end                                     35.84          32.65          37.93        32.06        28.76
================================================================================================================================
Capital and liquidity:
        Stockholders' equity                                    $  4,143       $  3,792       $  4,546     $  3,631     $  3,367
        Redeemable preferred stock                                   560            700            700          700          700
        Long-term capital                                         15,433         16,138         16,834       11,735       10,024
        Equity capital basis double leverage ratio**                1.19           1.18           1.45         1.61         1.65
        Total capital basis double leverage ratio                    .98            .87            .96         1.15         1.21
        Working capital coverage ratio                              1.10           1.07           1.32          .95          .91
================================================================================================================================

Salomon Brothers' "Income (loss) before income taxes and cumulative effect of change in accounting principles" included fourth quarter pretax charges of $278 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps in 1994, and pretax charges of $185 million and $200 million in connection with the U.S. Treasury auction and related matters in 1992 and 1991, respectively. Net income and earnings per share data for 1993 include a $37 million aftertax cumulative charge to reflect a change in accounting principles for certain postretirement benefits; fully diluted return on average common stockholders' equity is presented before the effect of the charge.

* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher returns on equity or earnings per share than determined under the primary method.

**       Includes redeemable preferred stock as equity.

               Graph # 1 (See Appendix A)           Graph # 2 (See Appendix A)

                               TABLE OF CONTENTS

                                OVERVIEW OF 1995

                                       15

                           BUSINESS UNIT INFORMATION

                                       27

                             DERIVATIVE INSTRUMENTS

                                       34

                        CAPITAL AND LIQUIDITY MANAGEMENT

                                       44

                                RISK MANAGEMENT

                                       53

       MANAGEMENT'S RESPONSIBILITY FOR COMPLIANCE AND FINANCIAL REPORTING

                                       54

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                       55

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       92

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       93
                               COMMON STOCK DATA

                                       94

              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

                                  SALOMON INC

                                OVERVIEW OF 1995

    Salomon Inc (referred to herein, together with its subsidiaries, as "the Company") conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"), including Salomon Brothers Inc ("SBI"). Salomon Brothers provides capital raising, advisory, research and trading services to its customers, and executes proprietary trading strategies on its own behalf. The Company's commodities dealer business, formerly conducted by Salomon Inc's Phibro Division and certain subsidiaries, as of January 1, 1996, are conducted by the Company's wholly-owned subsidiary, Phibro Inc. and its subsidiaries ("Phibro").Oil refining and gathering activities are conducted by Phibro Energy USA, Inc., which, effective April 1, 1996, will be renamed Basis
    Petroleum, Inc. ("Basis Petroleum" or "Basis"). Basis Petroleum owns and operates three refineries in the U.S. Gulf Coast region.

  Salomon Inc's 1995 results were indicative of the broad-based improvement in Salomon Brothers' results, particularly in the second half of the year, as well as the continued profitability of Phibro. A significant factor contributing to differences between results generated by the Company and its competitors is the mix of the Company's businesses. Much of Salomon Brothers' business is focused on trading with and for clients and on proprietary trading. Salomon Brothers does not have significant retail, asset management or clearing and custody businesses. The combination of these factors causes Salomon Brothers' results to be more volatile than those of its competitors. Salomon Brothers' 1995 results reflect progress in building its customer flow business as well as favorable market conditions.

 Phibro's profits increased modestly in 1995. Results for Basis Petroleum were negatively impacted by tightening margins, unseasonably warm weather in the first quarter, and reduced product output principally due to turnarounds at its
                               Texas refineries.

                       CONSOLIDATED SALOMON INC RESULTS


Dollars in millions
Year Ended December 31,                                                  1995         1994         1993         1992         1991
=================================================================================================================================
Income (loss) before income taxes and cumulative effect of
        change in accounting principles by business unit:
        Salomon Brothers                                              $   704      $  (963)     $ 1,575      $ 1,390      $ 1,036
        Phibro                                                             85           81          (15)        (194)          47
        Basis Petroleum                                                   (91)          18          (46)         (47)         (80)
        Corporate and Other                                                10           33          (49)         (93)         (84)
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative effect of change
        in accounting principles                                          708         (831)       1,465        1,056          919
Income tax expense (benefit)                                              251         (432)         601          506          412
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
        in accounting principles                                          457         (399)         864          550          507
Cumulative effect of change in accounting principles,
        net of tax benefit                                               --           --            (37)        --           --
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                     $   457      $  (399)     $   827      $   550      $   507
=================================================================================================================================

The Company earned $457 million in 1995, a vast improvement over the $399 million net loss incurred in 1994. The Company achieved record results in 1993 with net income of $827 million. The Company's 1994 net loss included pretax charges of $303 million ($189 million aftertax) that resulted from the substantial completion of a general ledger review at Salomon Brothers' London-based companies, as well as the conclusion of a comprehensive review of global general ledger accounts and transaction databases related to interest rate swap activities. See "Salomon Brothers-Results of Operations" for a discussion of these charges and related charges in 1993 and 1992. In addition, the Company's 1994 results included a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax liabilities.

Business unit results reflect the allocation of certain expenses, the most significant of which is net interest expense, incurred by Salomon Inc.

CORPORATE AND OTHER

Corporate and Other includes certain Salomon Inc corporate revenues and expenses which cannot be attributed to any of the Company's business units. Also included are the results of Phibro Energy Production, Inc. ("PEPI"), changes to environmental reserves related to the former Philipp Brothers commodities segment and, beginning in the third quarter of 1993, the results of The Mortgage Corporation Limited and its affiliates ("TMC"), which originate and service residential mortgages in the United Kingdom. In 1996, the Company began exploring alternatives with respect to the disposition of TMC. Management believes that such disposition will not have a material effect on the Company's consolidated financial statements.

PEPI's principal asset is its 45% direct and indirect investment in the White Nights Joint Enterprise ("White Nights"), a Russian-American oil production joint venture located in Western Siberia. White Nights is entitled to incremental production resulting from the development of three oil fields, two of which are currently in production. Oil exports from the venture were 3.8 million, 3.6 million and 3.2 million barrels in 1995, 1994 and 1993, respectively. Gross sales proceeds from such exports totaled $60 million, $52 million and $46 million in 1995, 1994 and 1993, respectively.

Effective September 1, 1994, White Nights received an export tax exemption for three years, or until such earlier time as White Nights recovers its capital investment. In 1995, White Nights received a further government approved increase in the level of production which is deemed incremental and available for export. The export tax exemption, combined with increased production revenue, enabled White Nights to pay PEPI $16.8 million of current and prior period loan interest and $1.1 million of principal during 1994 and 1995. PEPI has recorded the majority of these payments as reductions in the carrying value of its investment. However, White Nights' operations remain adversely affected by high operating expenses due to increasing gross revenue taxation and pipeline tariffs, high inflation, uncertainty regarding ruble devaluation and high technical costs from geologically difficult fields. At December 31, 1995, the investment in White Nights had a carrying value of $47 million, as compared with $58 million at December 31, 1994. The future of White Nights is dependent not only on its ability to produce and export crude oil in an economical manner, but also on Russian fiscal, legislative and regulatory policy. The 1993 results of Corporate and Other included a $20 million writedown of PEPI's investment in White Nights.

                                  SALOMON INC

                           BUSINESS UNIT INFORMATION

                           GRAPH #3 (SEE APPENDIX A)

                           GRAPH #4 (SEE APPENDIX A)

                           GRAPH #5 (SEE APPENDIX A)

                                SALOMON BROTHERS

                                       16

                            DESCRIPTION OF BUSINESS

                                       18

                             RESULTS OF OPERATIONS



                                     PHIBRO

                                       22

                            DESCRIPTION OF BUSINESS

                                       22

                             RESULTS OF OPERATIONS



                                BASIS PETROLEUM

                                       23

                            DESCRIPTION OF BUSINESS

                                       25

                             RESULTS OF OPERATIONS

                              SALOMON BROTHERS

DESCRIPTION OF BUSINESS

Salomon Brothers is an international investment banking firm that provides a variety of capital raising, market making, risk management and brokerage services to its institutional clients worldwide, and engages in proprietary trading activities for its own account. Salomon Brothers has branches, subsidiaries or representative offices in Australia, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Korea, Malaysia, Mexico, Russia, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom and the United States, and affiliate relationships in Argentina, Brazil, and Korea. Through this global network, Salomon Brothers and its affiliates are able to access markets and serve clients around the world. Salomon Brothers provides various services for its government, financial institution and corporate clients including fixed income and equity sales and trading, foreign exchange trading, fixed income and equity market research, investment banking and asset management. Salomon Brothers also executes trading and arbitrage strategies for its own account using debt, equity and derivative instruments. The financial products offered by Salomon Brothers include debt and equity instruments, contractual commitments, such as forward securities and currency agreements, swap agreements, caps and floors, options, warrants and other derivative products. In the first quarter of 1995, Salomon Brothers discontinued its Private Investment Department, which provided financial services and strategic advice for high net worth individuals. Principal operating subsidiaries of Salomon Brothers Holding Company Inc ("SBHC") are SBI in New York, Salomon Brothers International Limited ("SBIL") in London, Salomon Brothers Asia Limited ("SBAL") in Tokyo, Salomon Brothers AG ("SBAG") in Frankfurt with a branch in Tokyo, Salomon (International) Finance AG ("SIFAG") in Zug, Switzerland, and Salomon Swapco Inc ("Swapco") in New York.

Salomon Brothers is a major dealer in government securities in New York, London, Frankfurt and Tokyo and is a member of major international securities, financial futures and options exchanges, as well as other organized markets. It is also a major participant in over-the-counter ("OTC") markets. In addition to providing liquidity to investors across a broad range of markets and financial instruments, Salomon Brothers' significant capital base and extensive distribution capabilities enable it to execute numerous capital-intensive trades on behalf of its customers and for its own account. Salomon Brothers' ability to execute arbitrage and other trading strategies is enhanced by its established presence in international capital markets, its use of information technology and quantitative risk management tools, its research capabilities, and its knowledge and experience in various markets for financial futures, swap agreements and other contractual commitments.

Salomon Brothers' global investment banking services encompass a full range of capital markets activities, including underwriting and distributing debt, equity and derivative securities, and executing secondary market transactions. Salomon Brothers also provides financial advisory services covering a broad range of transactions, including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

Through Salomon Brothers Asset Management Inc ("SBAM"), Salomon Brothers provides portfolio management services to pension funds, investment companies, endowments, foundations, banks, insurance companies, corporations and governmental agencies. As of December 31, 1995, assets managed by SBAM totaled $13 billion.

A counterparty's credit quality is a significant consideration of participants in the long-term derivatives markets. In 1993, SBHC established Swapco, a wholly-owned subsidiary with credit ratings of Aaa from Moody's, AAAt from Standard & Poor's and AAA from Fitch. Through the use of back-to-back collateralized transactions, Swapco transfers its market risk to other related entities (without reducing the Company's aggregate market risk). Risk arising from Swapco's activities is reviewed and managed on a consolidated basis together with risk arising from the Company's other activities. Swapco's capital and collateral rules enable it to withstand a high level of counterparty defaults and extreme market price fluctuations while maintaining its own ability to make payments. Swapco can directly transact or guarantee a wide range of derivative products, including interest rate swaps and options, currency swaps, currency forwards and options, and equity derivatives.

At December 31, 1995, Swapco had over 1,800 transactions outstanding and had over 200 master netting agreements in place. Notional contracts outstanding with third parties totaled $113 billion at December 31, 1995, up substantially from the $67 billion at December 31, 1994. Swapco's counterparties are located in sixteen countries and transactions are executed in seventeen currencies. Swapco's counterparties represent a broad range of industries and include multinational corporations, banks, insurance and finance companies, other derivatives dealers, governments and government agencies.

The securities industry in the U.S. is subject to extensive regulation under both federal and state laws. As a registered broker-dealer, SBI is subject to regulation by the U.S. Securities and Exchange Commission ("SEC") and various state and self-regulatory authorities. SBI and certain other subsidiaries are subject to regulation by the Commodity Futures Trading Commission ("CFTC"). Futures and option activities are also subject to regulation by exchanges and self-regulatory organizations. As a registered investment advisor, SBAM is subject to federal and state securities regulations. Certain non-U.S. subsidiaries are subject to regulation in the jurisdictions in which they conduct their businesses. Salomon Brothers' principal non-U.S. regulated subsidiaries are SBIL, which is subject to regulation in the United Kingdom by the Securities and Futures Authority; SBAL, which is subject to regulation in Japan by the Ministry of Finance; and SBAG, which is subject to regulation in Germany by the Banking Supervisory Authority. In addition, in order to maintain its triple-A rating, Swapco must maintain levels of capital in accordance with agreements with its rating agencies.

Salomon Brothers continues to face intense competition from other investment banks, commercial banks, insurance companies and other corporations which have entered the securities and related businesses, as well as from large private investment funds that actively engage in proprietary trading. Traditional investment banking activities may also face increased competition, as governmental bodies seek to remove restrictions on commercial banks. Salomon Brothers' ability to succeed depends on its ability to manage risk, respond to customer needs and anticipate changes in the markets, its access to funding and capital, its creditworthiness in transactions as agent and counterparty, its efficiency in executing a substantial volume of transactions and in providing other financial services, and its ability to retain key personnel.

During 1995, Salomon Brothers established an Operating Committee whose members include Salomon Brothers' Chief Executive Officer ("CEO"), as well as the heads of each of its major business units; hired a new CEO in Europe whose time is 100% dedicated to overseeing all European business activities and appointed a Chief Administrative Officer to oversee, among other things, Salomon Brothers' operations, technology and human resources functions globally.

RESULTS OF OPERATIONS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                  1995     1994        1993      1992     1991
======================================================================================================
Revenues, net of interest expense:
        Global investment banking:
                Advisory                              $   247   $   219    $   151   $   142   $   164
                Equity underwriting                       147       190        296       111       147
                Debt underwriting                          78        77        344       197       185
- ------------------------------------------------------------------------------------------------------
        Total global investment banking                   472       486        791       450       496
- ------------------------------------------------------------------------------------------------------
        Fixed income sales and trading                  1,603       644      2,381     2,637     2,203
        Equity sales and trading                          828       157        867       793       530
        Asset management                                   39        38         29        20        20
        Unallocated charges and other*                      6      (247)        67        51        70
- ------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                     $ 2,948   $ 1,078    $ 4,135   $ 3,951   $ 3,319
======================================================================================================
Income (loss) before income taxes and cumulative
        effect of change in accounting principles**   $   704   $  (963)   $ 1,575   $ 1,390   $ 1,036
======================================================================================================

        * "Unallocated charges and other" in 1994 included pretax charges of $278 million during the fourth quarter of 1994 in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps.

        ** "Income (loss) before income taxes and cumulative effect of change in accounting principles" in 1992 and 1991 included pretax charges of $185 million and $200 million, respectively, in connection with the U.S. Treasury auction and related matters.

Salomon Brothers recorded pretax income of $704 million in 1995, a significant improvement compared with the $963 million pretax loss in 1994. Salomon Brothers achieved record results in 1993 with pretax income of $1.6 billion. Salomon Brothers' 1995 results reflect a broad-based recovery, with substantial improvements over 1994 results in both its fixed income and equity sales and trading activities. Net revenues in 1995 were nearly triple the 1994 levels, which included charges incurred in connection with the resolution of past accounting problems that reduced revenues by $303 million, as discussed below.

Fixed income sales and trading net revenues for the year increased to $1.6 billion, from $644 million in 1994, reflecting a strong performance in customer sales and trading, favorable market conditions, solid results in trading for Salomon Brothers' own account and lower cost of carry on inventories, particularly in the second half of the year. Salomon Brothers' 1994 fixed income sales and trading results were negatively impacted by a low volume of customer activity, trading losses in certain businesses, as well as the increased cost of carry on inventories. Fixed income sales and trading results in 1993 reflect the extraordinarily strong capital raising activity which resulted from the low interest rate environment.

Equity sales and trading net revenues improved significantly to $828 million in 1995, as compared with $157 million in 1994, and down only slightly from the $867 million reported in 1993. The favorable 1995 results reflect Salomon Brothers' progress towards building its global equity capabilities, combined with favorable market conditions and a strong performance in trading.

Global investment banking revenues were $472 million in 1995, compared with $486 million in 1994 and $791 million in 1993. Debt and equity underwriting revenues in 1995 were negatively impacted by pretax losses of $55 million and $13 million, respectively, on Latin American securities positions. Salomon Brothers is focusing on strengthening its investment banking business by strategically recruiting key banking and research personnel and more closely aligning its investment banking efforts with Salomon Brothers' research and sales and trading units.

U.S. Market Share (Lead-Managed Basis)*

                                              1995    1994    1993
                                              RANK    RANK    RANK
==================================================================
Mergers and acquisitions                         4       2       8
Investment grade debt**                          2       6       5
High yield debt                                  5       3       4
Equity (excluding straight preferred
  and 144A transactions)                         9       5       5
==================================================================

 * Source: Securities Data Company

** Includes non-convertible debt, asset-backed securities, taxable municipals and straight preferreds.

Salomon Brothers' 1994 results reflect a pretax charge of $303 million ($189 million aftertax). This charge includes a pretax charge of $194 million ($126 million aftertax) attributable to unreconciled balances related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. The 1994 pretax charge of $303 million also includes a pretax charge of $109 million ($63 million aftertax) arising from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database.

A detailed review of general ledger balances related to Salomon Brothers' U.S.-based operations was completed in the 1993 fourth quarter, resulting in a pretax charge of $87 million ($49 million aftertax). Problems in recording the results of interest rate swap activities date back to the mid-1980s. In 1993 and 1992, pretax charges of $31 million ($17 million aftertax) and $21 million ($11 million aftertax), respectively, were recorded in connection with this effort.

Although the 1994 charge of $303 million related to a number of years, Salomon Brothers' accounting systems do not contain sufficient information to permit allocation of the largest part of the charge to individual years. Based on the analysis of available information, Management believes that, were it possible to allocate the charge to prior years, the impact of such an allocation would not have been material in any single prior year.

In the preceding table, $278 million of the $303 million 1994 charge is reflected in "Unallocated charges and other," and the remainder is included in business unit revenues. The 1993 and 1992 charges discussed above were included entirely in business unit revenues. There are no comparable 1995 charges.

NONINTEREST EXPENSES

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                               1995        1994       1993       1992       1991
=======================================================================================================
Compensation and employee-related expenses         $ 1,599     $ 1,355    $ 1,810    $ 1,577    $ 1,272
=======================================================================================================
Compensation expense ratio*                             69%        n/m         53%        53%        55%
=======================================================================================================
Recurring non-compensation expenses:
  Technology                                       $   238     $   240    $   249    $   272    $   299
  Occupancy                                            166         163        175        196        158
  Professional services and business development       152         143        116        108        128
  Clearing and exchange fees                            62          67         62         64         66
  Other                                                 50          73        103         77         52
- -------------------------------------------------------------------------------------------------------
Total recurring non-compensation expenses              668         686        705        717        703
Non-recurring non-compensation expenses                (23)       --           45        267        308
- -------------------------------------------------------------------------------------------------------
Total non-compensation expenses                    $   645     $   686    $   750    $   984    $ 1,011
=======================================================================================================
Non-compensation expense ratios:**
  Total non-compensation expenses                       22%         64%        18%        25%        30%
  Recurring non-compensation expenses                   23          64         17         18         21
=======================================================================================================

 n/m - not meaningful.
 * Compensation and employee-related expenses as a percentage of earnings before income taxes and compensation and employee-related expenses.
** Non-compensation expenses as a percentage of revenues, net of interest expense.

Compensation and employee-related expenses increased by $244 million in 1995, reflecting a significant improvement in Salomon Brothers' operating results and industry conditions. Salomon Brothers' current compensation approach is a discretionary one that includes the following factors when determining compensation: Salomon Brothers' return on equity, applicable business performance, market conditions and individual performance.

As planned, Salomon Brothers' full-time headcount at the end of 1995 was approximately 6,400, down more than 500 as compared with the previous year. Salomon Brothers' full-year compensation as a percentage of earnings before income taxes and compensation and employee-related expenses was 69%, which was in line with industry-wide levels.

                     GRAPH #6 (SEE APPENDIX A)

                    GRAPH #7 (SEE APPENDIX A)

Salomon Brothers' recurring non-compensation expenses have declined in each of the last three years. The 1995 decrease in "Other" expenses was partially attributable to lower legal provisions. Salomon Brothers' ratio of recurring non-compensation expenses to revenues, net of interest expense was 23% in 1995, favorable in comparison with its major competitors.

In 1995, recognition of amounts to be received in settlement of the Shareholder Derivative Action against certain former executives in connection with Salomon Brothers' 1991 Treasury auction matter caused non-compensation expenses to be reduced by $23 million. The settlement of the Shareholder Derivative Action brings to a conclusion all legal actions with respect to the 1991 U.S. Treasury auction and related matters. Non-recurring non-compensation expenses in 1993 consisted of occupancy charges incurred in connection with reductions of leased space in New York and Tokyo.

                                PHIBRO

DESCRIPTION OF BUSINESS

Effective January 1, 1996, the commodities dealer businesses conducted by the Company's Phibro Division and its subsidiaries were transferred to the Company's wholly-owned subsidiary, Phibro Inc. and its subsidiaries. Phibro conducts a global commodities dealer business through its principal offices in Westport (Connecticut), London and Singapore. Commodities traded include crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, plastics, coal, coke, fertilizers, sugar, cocoa, grains and coffee. Phibro makes extensive use of futures markets and is a participant in the OTC derivatives market. Phibro's restructuring, which was announced in late 1992, was substantially completed by the end of 1993. The restructuring resulted in Phibro exiting certain businesses and significantly reducing the scope of others. The principal competitors of Phibro are major integrated oil companies, other commodity trading companies, certain investment banks and other financial institutions.

RESULTS OF OPERATIONS

CONDENSED STATEMENT OF INCOME

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                             1995     1994     1993      1992     1991
=============================================================================================
Revenues, net of interest expense                  $ 207    $ 191    $  46     $ (28)   $ 159
- ---------------------------------------------------------------------------------------------
Compensation and employee-related expenses            92       83       40        45       49
Other general and administrative expenses             30       27       21        43       29
Restructuring and relocation                        --       --       --          78       34
- ---------------------------------------------------------------------------------------------
Total noninterest expenses                           122      110       61       166      112
- ---------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
    effect of change in accounting principles      $  85    $  81    $ (15)    $(194)   $  47
=============================================================================================
Compensation expense ratio*                           52%      51%     160%      n/m       51%
Non-compensation expense ratio**                      14       14       46       n/m       18
=============================================================================================

 n/m-not meaningful.
 * Compensation and employee-related expenses as a percentage of earnings before income taxes and compensation and employee-related expenses.
** Other general and administrative expenses as a percentage of revenues, net of interest expense.

As a dealer, Phibro's strategy is to focus on taking positions in commodities on a longer-term horizon while also engaging in counterparty flow business on a short-term basis. Phibro's operating results are subject to a high degree of quarterly volatility due to the predominance of directional positions in commodities that have a longer-term horizon until realization. Thus, results are better evaluated over the longer term.

Phibro was profitable for the second consecutive year in 1995, after incurring a modest loss in 1993. The higher levels of compensation expense recorded in 1995 and 1994 reflect the improvement in Phibro's earnings.

                                BASIS PETROLEUM

DESCRIPTION OF BUSINESS

Basis Petroleum, with headquarters in Houston, Texas, owns and operates three oil refineries in the U.S. Gulf Coast area, with a combined design crude oil throughput capacity of approximately 272,000 barrels per day and additional throughputs of purchased feedstocks of approximately 39,000 barrels per day. Two of Basis' refineries, representing over 75% of its combined design capacity, are able to receive direct imports of foreign crude oil and feedstocks discharged at their deepwater ports. This gives the refineries access to a wide range of crude oil and feedstocks. Basis' refined product output encompasses many grades of light transportation fuel, marine fuel, jet fuel, heating oil, residual fuel oil, asphalt and specialty petrochemicals. In addition to its core refining assets, Basis owns and operates a crude oil gathering business which gathers approximately 85,000 barrels per day in the Southwestern U.S. These activities are complemented by Basis' marketing and distribution capabilities. These include supply activities in both domestic and foreign crude oil, feedstocks and liquified petroleum gases, as well as product distribution activities through bulk clean products marketing, wholesale marketing, heavy oil marketing (including ship bunkering, residual fuel oil marketing and asphalt sales) and the manufacture and sales of petrochemicals and specialty solvents. Basis has no retail marketing outlets.

During 1995, Basis made significant progress in the construction of the Residfiner/Residual Oil Super Critical Extraction ("ROSE") project. The ROSE unit commenced operation in February 1996 while the Residfiner will be operational in the second quarter of 1996. This project will convert the Texas City, Texas refinery into a full upgrading refinery by providing 75,000 barrels per day of resid hydroprocessing capacity, 600 long tons per day of sulfur plant capacity, 30,000 barrels per day of resid de-asphalting capacity, and an offsite hydrogen purification plant. This project will provide Basis with the ability to improve the margins available in a given market environment by upgrading the product mix for the refinery system, processing lower cost crude and feedstocks, and increasing total throughput capacity by approximately four million barrels annually. The upgrade in product mix will result in Basis' operating profit more closely tracking the 2-1-1 crackspread (assumes input of two parts of West Texas Intermediate ("WTI") crude oil and output of one part gasoline and one part heating oil) rather than its historic profile which generally tracked the 6-3-2-1 crackspread (assumes input of six parts of WTI crude oil and output of three parts gasoline, two parts heating oil, and one part low sulfur residual fuel oil). The crackspread represents the theoretical refining margin resulting from the difference between the spot prices of the crude oil input into the refining process and the refined product output for the period. Capital expenditures related to the Residfiner project amounted to $178 million in 1995, including $11 million in capitalized interest expense, and are projected to approximate $20 million in 1996.

In addition to the refining crackspread, Basis' results are also impacted by the pricing spread between light and heavy crude oil. Over the past five years, there has been a significant decline in this spread, due to the decreased supply of heavy crude oil resulting from the withdrawal of Iraqi oil from the marketplace and increased demand caused by several large investments in heavy crude oil upgrading projects. In addition, although overall Organization of Petroleum Exporting Countries ("OPEC") supply has remained relatively flat during this period, there has been a shift in output mix to lighter crude oils. Growth in non-OPEC supply, principally North Sea and Colombia, has also been mainly in lighter crude oils. Given the ability of Basis to process heavy crude oil (post-Residfiner/ROSE unit completion), its refinery

                           GRAPH #8 (SEE APPENDIX A)

                           GRAPH #9 (SEE APPENDIX A)

                           GRAPH #10 (SEE APPENDIX A)

                           GRAPH #11 (SEE APPENDIX A)

system is well positioned to capture any widening of the light/heavy spread that may arise from a change in the mix of worldwide crude oil production and/or a reduction in the number of refinery upgrading projects due to the current narrow spreads.

Given the extremely depressed level of current crackspreads and the spread between light and heavy crude oil (as seen from the historical trends), bringing the Residfiner/ROSE units on-line without an improvement in these spreads is not enough for Basis to show meaningful profitability. Basis anticipates these spreads will widen over time, providing Basis with improved returns on investment.

Basis continues to make capital investments to enhance its competitive position and meet present and anticipated future environmental and safety requirements. Refinery-related capital expenditures, excluding costs associated with the Residfiner/ROSE unit project, totaled $123 million over the past two years and are budgeted to be $50 million in 1996. The majority of these expenditures are of a "stay in business" nature. Basis' total capital expenditures in 1995 included $9 million related to environmental compliance; such expenditures are budgeted to be about $8 million in 1996.

Basis' long-term assets employed were primarily comprised of refinery assets with a net book value of $793 million. At December 31, 1995 long-term assets were funded by $299 million of equity and the balance by long-term intercompany debt. In addition, the Company has advanced Basis $252 million of working capital advances to finance short-term assets.

The competitiveness of the refining industry makes it essential that each refinery unit be operated at its maximum potential. In 1994, Basis contracted a specialized engineering firm to conduct a review of plant operations within its refinery system. This ongoing review continued in 1995, identifying several opportunities to enhance operational efficiency at all three of Basis' refineries, which either have been or will be implemented. The engineering firm has also conducted reviews related to optimizing the operation of the Residfiner/ROSE unit and identifying inter-plant synergies. Additionally, ongoing process engineering support on several capital projects, as well as the potential for processing additional heavy crude oils, is being provided.

As a seller of gasoline on the spot market, Basis must react quickly to changing market demands for various types and grades of gasoline in order to enhance profitability. The 1990 amendments to the Clean Air Act mandated the use of cleaner burning or reformulated gasoline ("RFG") in nine major metropolitan areas in the U.S. Past investments in refinery process units have given Basis the flexibility to blend up to 50% of its gasoline production into RFG. This flexibility, along with leased terminal/blending facilities in the New York harbor area, allows Basis to take advantage of market opportunities in the RFG program as they materialize.

RESULTS OF OPERATIONS
CONDENSED STATEMENT OF INCOME

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                 1995       1994       1993       1992       1991
========================================================================================================
Sales                                                $ 9,149    $ 7,258    $ 8,357    $ 7,197    $ 6,736
Cost of sales                                          9,170      7,181      8,308      7,173      6,658
- --------------------------------------------------------------------------------------------------------
Operating profit (loss)                                  (21)        77         49         24         78
Net interest and other                                   (27)       (12)       (19)       (25)       (32)
- --------------------------------------------------------------------------------------------------------
Operating profit (loss), net of interest and other       (48)        65         30         (1)        46
- --------------------------------------------------------------------------------------------------------
Compensation and employee-related expenses                27         31         29         28         28
Other expenses                                            16         16         17         18         27
Write down of minimum refining and marketing
      inventories                                        --         --          30        --          71
- --------------------------------------------------------------------------------------------------------
Total noninterest expenses                                43         47         76         46        126
- --------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
      effect of change in accounting principles      $   (91)   $    18    $   (46)   $   (47)   $   (80)
========================================================================================================

Basis recorded a pretax loss of $91 million in 1995, compared with pretax earnings of $18 million in 1994. In 1993, Basis recorded a pretax loss of $46 million. The 1993 results include a $30 million charge to write down to market value the carrying value of minimum refining and marketing inventories. These inventories are neither hedged nor continuously marked to market but are carried at the lower of aggregate cost or market. The market value of these inventories exceeded their carrying values, by $61 million and $39 million at December 31, 1995 and 1994, respectively.

After improved performance in 1994, the 1995 results for Basis were extremely disappointing. Significant factors contributing to these results were a continued decline in crackspreads, which were at an eight-year low, and a decline in throughputs principally due to complete shutdowns for scheduled turnarounds and the tie-in of the Residfiner/ROSE complex. (Turnarounds are maintenance routines performed on major units.) Additional negative factors included refinery operating costs increasing approximately 5% and lower aggregate performances from wholesale marketing and petrochemicals, partially offset by an excellent performance from the crude oil gathering business.

To reduce the adverse earnings impact of a possible continuation of depressed refining crackspreads, Basis entered into a swap agreement, in February 1996, to lock in a Gulf Coast 2-1-1 crackspread at a volume equivalent to approximately 20% of its crude oil throughput capacity. This two-year agreement, which commences April 1, 1996, is priced at a level approximately 36% higher than the average 2-1-1 crackspread for 1995.

Net interest and other increased $15 million over 1994 due to increased interest expense in 1995, reflecting higher debt levels required to fund capital projects, working capital and 1995 operating losses. Additionally, 1994 results included gains related to the sale of non-core assets. Noninterest expenses, excluding the special inventory write down, were relatively unchanged over the past few years.

                             DERIVATIVE INSTRUMENTS

Derivatives are an integral part of the world's financial and commodity markets.
   Globalization of economic activity has brought more market participants in contact with foreign exchange and foreign interest rate risk at a time when market volatility has increased. The Company has developed many techniques using derivatives which have enhanced the precision with which its capital and trading risks are managed. The Company is committed to the further development of these techniques and to providing these risk management capabilities to its clients.

                                       28

                                    OVERVIEW

                                       29

                   NATURE AND TERMS OF DERIVATIVE INSTRUMENTS

                                       31

                  SALOMON INC'S USE OF DERIVATIVE INSTRUMENTS

                                       32

                           ACCOUNTING FOR DERIVATIVES



                   ADDITIONAL DERIVATIVES-RELATED DISCLOSURES

                                       58

                 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                                       61

                         SUMMARY OF ACCOUNTING POLICIES

                                       65

                        NOTE 1-REVENUES BY BUSINESS UNIT

                                       73
                                NOTE 7-TERM DEBT

                                       84

    NOTE 16-FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

                                       88

                     NOTE 17-FAIR MARKET VALUE INFORMATION

OVERVIEW

Derivative instruments are contractual commitments or payment exchange agreements between counterparties that "derive" their value based on some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. A vast increase in the types of derivative users and their motivation in using them has resulted in an expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, because of such factors as taxes, regulations, capital and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list of objectives is large and continues to grow rapidly.

Derivatives are settled differently from cash instruments and their use requires special management oversight. Such oversight should ensure that management understand the transactions to which they commit their firms and that the transactions are executed in accordance with sensible corporate risk policies and procedures. Publications such as the Basle Committee on Banking Supervision's July 1994 report, Risk Management Guidelines for Derivatives; the International Organization of Securities Commissions' July 1994 report, Operational and Financial Risk Management Control Implications for Over-the-Counter Derivatives Activities of Regulated Securities Firms; or the Group of Thirty ("G-30") July 1993 report, Derivatives: Practices and Principles, each provide an excellent framework for developing strong management policies and procedures.

In 1994, the Company adopted the G-30 report as its model for control of its OTC derivatives activities. Subsequently, the Company began working with five other U.S. securities firms, forming the Derivatives Policy Group ("DPG"), to develop the "Framework for Voluntary Oversight" of OTC derivatives activities of unregulated affiliates of SEC-registered broker-dealers. In March of 1995, the DPG agreed with the SEC to implement the framework during the remainder of the year. The framework encompasses management controls, enhanced reporting, evaluation of risk in relation to capital and counterparty relations.

The Company's adoption of the DPG framework resulted in modifications and/or enhancements of the Company's existing control procedures, including the establishment by the Board of Directors of an OTC Derivatives Activity and Transaction Oversight Committee ("Authorizing Body"), a Board-approved firmwide market risk limit, a quarterly SEC and CFTC reporting package, and annual reviews of internal risk management control objectives and reviews of inventory pricing and modeling procedures performed by the Company's external auditors and provided to the SEC.

The Authorizing Body, which consists of senior risk managers and senior control managers from the Company's businesses, has established guidelines which include the Company's framework for independent market risk measurement and monitoring the scope of permitted activity for the Company's OTC derivatives activities both as dealer and end user, and the establishment of requirements for the periodic review of credit, funding, legal and operations.

The reports provided to the SEC and CFTC by the Company and other DPG participants provide insight into the OTC derivatives activities conducted by unregulated affiliates of U.S. broker-dealers. Information provided on such reports consists of:

- -    firmwide net current credit exposure and market sensitivities of its top
     20 current net exposure counterparties,

- -    firmwide current net exposures by counterparty rating,

- -    potential net exposures by counterparty rating,

- -    net revenues derived from OTC derivatives activities in unregulated entities, and

- -    the OTC derivatives business revenue sensitivity to certain market movements.

Derivatives activities, like the Company's other ongoing business activities, give rise to market, credit, and operational and support risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for a market intermediary such as the Company and its subsidiaries, such risk represents only a component of overall market risk, which includes non-derivative instruments as well. Consequently, the scope of the Company's market risk management procedures includes all financial and commodities-related instruments, including derivatives. Credit risk is the potential loss that the Company could incur if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded OTC instruments. Whenever possible, industry master netting agreements are used to reduce aggregate credit exposure. Swap and foreign exchange agreements are documented utilizing counterparty master netting agreements supplemented by trade confirmations. Over the past two years, the Company has enhanced the funding and risk management of its derivatives activities through the increased use of bilateral security agreements. Salomon Brothers in particular has been an industry leader in promoting the use of this risk reduction technique. As a result, at December 31, 1995, 72% of the Company's entire swap portfolio was subject to the bilateral exchange of collateral. This initiative, combined with the success of Swapco, has strengthened and stabilized the Company's market liquidity for derivative trading activities. See "Risk Management" for discussions of the Company's management of market, credit, and operational and support risks.

NATURE AND TERMS OF DERIVATIVE INSTRUMENTS

The Company and its subsidiaries enter into various bilateral financial instruments involving future settlement, which are based upon a predetermined principal or par value (referred to as a "notional"). Such instruments include swaps, caps and floors, futures contracts, forward purchase and sale agreements, option contracts and warrants. The transactions are either conducted through organized exchanges or are conducted OTC.

Interest rate swaps are OTC instruments by which two counterparties agree to exchange periodic interest payment streams calculated on a predetermined notional amount. Interest rate swaps generally involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of interest rate swaps include basis swaps, cross-currency swaps, equity swaps and commodity swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates. Cross-currency interest rate swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional principal amount based on changes in the values of a referenced index, such as the Standard & Poor's ("S&P") 500. Commodity swaps involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities.

Caps are contractual commitments which require the "provider" or writer to pay the purchaser an excess amount, if the reference rate exceeds a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract.

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset ("initial margin") that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets ("variation margin") may be required to be deposited thereafter daily as the mark-to-market value of the futures contract fluctuates. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC contractual commitments to purchase or sell a specified amount of financial instruments, foreign currency or commodities at a future date at a predetermined price.

Option contracts are contractual agreements which give the purchaser the right, but not the obligation, to purchase or sell a financial instrument, commodity or currency at a predetermined exercise price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instruments except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. If an option on a futures contract is exercised, the Company will be obligated to post initial margin (and potentially, variation margin) for the resulting futures position just as it would for any futures contract. Option contracts may be either exchange traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation ("OCC"), are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of performance. The Company also issues warrants that entitle holders to settlements on exercise based upon movements in market prices of specific financial instruments, foreign exchange rates, equity indices and certain commodities. Warrants have characteristics similar to those of options whereby the buyer has the right, but not the obligation, to purchase a certain instrument at a specific future date and price.

SALOMON INC'S USE OF DERIVATIVE INSTRUMENTS

The Company's use of derivatives can be broadly classified into trading and non-trading activities. A vast majority of the Company's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. The counterparties with which the Company conducts derivatives transactions consist primarily of other major derivatives dealers, financial institutions, insurance companies, pension funds and investment companies, and other corporations. Governments and other types of counterparties represent a relatively small portion of the Company's derivatives counterparties. The scope of permitted derivatives activities both for trading and non-trading purposes for each of the Company's businesses is defined by the Authorizing Body.

TRADING ACTIVITIES

SALOMON BROTHERS A fundamental activity of Salomon Brothers is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. Salomon Brothers also seeks to generate returns by executing trading and arbitrage strategies which are generally longer term in nature. By their very nature, these trading activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking to those risks that Salomon Brothers intends to assume. The most significant derivatives-related activity conducted by Salomon Brothers is in fixed income derivatives, which include interest rate swaps, financial futures, swap options, and caps and floors. Other derivative transactions, such as currency swaps, forwards and options, as well as derivatives linked to equities, are also regularly executed by Salomon Brothers. Salomon Brothers generally earns a spread from market-making transactions involving derivatives, as it generally does from its market-making activities for non-derivative transactions. Salomon Brothers also utilizes derivatives to manage the market risk inherent in its securities inventories and derivatives portfolios maintained for market-making purposes as well as its "book" of swap agreements and related transactions with customers.

PHIBRO The fundamental nature of Phibro's activities is similar to Salomon Brothers. Phibro conducts its commodities dealer activities in organized futures exchanges as well as in off-exchange forward markets. Phibro executes transactions involving commodities options and swaps, much in the same manner as Salomon Brothers in the financial markets.

NON-TRADING ACTIVITIES

The Company also makes significant use of financial derivatives for non-trading, or end user, purposes. Such activities are not nearly as extensive as its use of derivatives for trading purposes. As an end user, these instruments provide the Company with added flexibility in the management of its capital and funding costs. The Company utilizes interest rate swaps to effectively convert the majority of its fixed rate term debt and preferred stock to variable rate obligations. The Company utilizes cross-currency swaps and forwards to effectively convert a portion of its non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and, in order to minimize the variability in equity and book value per share otherwise attributable to exchange rate movements, to hedge certain investments in non-U.S. subsidiaries.

BASIS PETROLEUM As noted earlier, Basis Petroleum's oil refining results are influenced significantly by crackspreads, which represent the theoretical refining margin resulting from the difference between the spot prices of the crude oil input into the refining process and the refined product output for the period. Results for Basis Petroleum's marketing and distribution activities are influenced heavily by spot prices of crude oil and refined products. Basis regularly utilizes derivative financial instruments, including forward purchase and sale agreements, swaps, options and exchange-traded futures and options to hedge current or anticipated price risks, to manage crackspreads and to optimize marketing and distribution results.

Notional amounts of derivatives are the underlying principal amounts used to calculate contractual cash flows to be exchanged between derivatives counterparties. The notional amounts presented in this report are only a rough indicator of the volume of derivative instrument activity and are not indicative of the level of market or credit risk.

GRAPH #12 (SEE APPENDIX A)

ACCOUNTING FOR DERIVATIVES

The way in which the Company accounts for and presents derivative instruments in its financial statements depends on both the type and purpose of the derivative instruments held or issued. Derivative instruments issued or held for trading purposes, including those used to hedge trading positions, are marked to market or fair market value. Under mark-to-market accounting, gains or losses are recognized currently in "Principal transactions," and resulting assets or liabilities are recorded in "Options and contractual commitments." Derivative receivables and payables are netted by counterparty when a legal right of offset exists under a legally enforceable master netting agreement. Derivative receivables and payables are netted across product lines and against cash collateral if such provisions are included in the master netting and cash collateral agreements. The determination of market or fair market value involves various factors, including the potential impact on market prices of liquidating positions over a reasonable time period, and counterparty credit quality. When marking derivative positions to market, higher risk counterparties warrant a higher risk premium, or yield to the Company, which equates to a lower price. Credit-related adjustments are applied in determining the carrying amount of the Company's derivatives portfolio. These adjustments consider, among other things, concentrations of exposure, netting agreements and expected defaults. In specific situations in which individual counterparties experience financial difficulties that compromise their ability to meet their contractual obligations to the Company, reserves are established to cover such exposure. As part of its mark-to-market policy the Company provides for the future operational costs of maintaining long-term contractual commitments.

Interest rate swaps, including cross-currency swaps, which are used to convert the Company's fixed rate preferred stock and term debt obligations to variable rate obligations are not marked to market. Instead, the net inflows or outflows are recorded as adjustments to interest expense or dividends, as appropriate. Adjustments to dividends are recorded on an aftertax basis. Non-U.S. dollar denominated debt issued by Salomon Inc (Parent Company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. Except for debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other than the U.S. dollar, the translation impact is included in income. The Company mitigates this exposure by entering into forward currency purchase agreements. The impact of marking such agreements to prevailing exchange rates is also included in income. The Company also enters into forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates is included in "Cumulative translation adjustments," as is the impact of translating the investments being hedged.

                        CAPITAL AND LIQUIDITY MANAGEMENT

Capital is an expensive resource. To maximize the return to shareholders, it is essential that the Company deploy its capital in an efficient manner. Liquidity management is integral to capital management, and it is especially critical for a financial intermediary. Access to funding must be assured under all market conditions. The confidence of creditors and counterparties in the Company's ability to perform pursuant to its contractual obligations is critical to the
                   Company's survival and continued success.




                                       35

                         CAPITAL MANAGEMENT - OVERVIEW

                                       35
                                WORKING CAPITAL

                                       36

                     REGULATORY CAPITAL AND DOUBLE LEVERAGE

                                       38
                             ECONOMIC RISK CAPITAL

                                       38

                                 ASSET LEVERAGE

                                       39

                          CAPITAL AND FUNDING SOURCES

                                       43

                                     OTHER

CAPITAL MANAGEMENT - OVERVIEW

As a major financial intermediary that competes in global markets, the Company has large and diverse capital requirements. The Company's capital strategy is driven by its need to respond quickly to market developments and the following factors: working capital requirements, regulatory capital requirements and double leverage, and economic risk capital requirements.

The principal determinants of the Company's total long-term capital requirements are working capital and total capital basis double leverage. The principal determinants of the Company's equity capital requirements are equity capital basis double leverage and economic risk capital.

Long-term capital requirements are funded by common equity, perpetual preferred stock, redeemable preferred stock, unsecured obligations (primarily term debt) and long-term deferred taxes. Long-term capital includes all amounts maturing beyond one year and a portion of amounts maturing between six months and one year (weighted by maturity), and excludes all amounts scheduled to mature within six months.

From January 1, 1996 through February 29, 1996, the Company issued over $1 billion in long-term debt as well as $250 million of 8.40% Cumulative Preferred Stock, Series E. Such issuances were intended to partially replace the roll-off of long-term capital which occurred during the fourth quarter of 1995 and is expected to occur during the first half of 1996.

Dollars in billions
Year Ended December 31,                 1995       1994      1993        1992         1991
==========================================================================================
Long-term capital:
        Common equity capital          $  3.8     $  3.5     $  4.2     $  3.5     $   3.2
        Perpetual preferred stock          .3         .3         .3         .1          .1
        Redeemable preferred stock         .5         .7         .7         .7          .7
        Term debt and other              10.8       11.6       11.6        7.4         6.0
- ------------------------------------------------------------------------------------------
Total long-term capital                $ 15.4     $ 16.1     $ 16.8     $ 11.7     $  10.0
==========================================================================================


GRAPH #13 (SEE APPENDIX A)

WORKING CAPITAL

Determination of its working capital requirements is essential to the Company's capital and liquidity management. The Company defines its working capital requirement as the amount needed to fund the difference between the Company's total cash requirement and the cash which could be reasonably raised through secured financing under normal market conditions. The amount of cash which can be raised through secured financings is dependent upon many factors, including the credit quality and market liquidity of the Company's assets, legal requirements, market conventions and lender requirements. For example, the Company can obtain secured financing by pledging as collateral an investment grade corporate bond that it owns. Based upon the quality of this bond, the Company may reasonably expect to obtain secured financing equal to 90% of the bond's value. Thus, the Company would apply a 10% working capital margin or "haircut" to its holding of this particular security. Securities such as U.S. government obligations require a smaller haircut, while other less liquid assets require a greater haircut, perhaps as much as 100%. The aggregate of these haircuts represents a large percentage of the Company's working capital requirements. The remaining requirements are principally related to collateral requirements of swap counterparties, exchanges and clearing organizations and the Company's fixed assets. The Company monitors its ability to raise secured funding against actual capacity as well as adjusted capacity taking into consideration potential changes in market conditions and the Company's status.

The Company's policy is to fund working capital requirements with long-term capital. As of December 31, 1995, the Company's working capital coverage ratio, which represents total long-term capital divided by required working capital, was 1.10, consistent with the Company's internal guideline of 1.10. The 10% cushion is designed to provide a layer of protection against volatility in capital usage.

The reduction in the Company's total long-term capital during 1995 was consistent with the reduction in working capital requirements.

GRAPH #14 (SEE APPENDIX A)

REGULATORY CAPITAL AND DOUBLE LEVERAGE

The Company operates globally through a network of subsidiaries, each with its own capital requirements. A number of the Company's subsidiaries are subject to regulatory capital requirements. Regulated entities such as SBI, SBIL, SBAL and SBAG are required to maintain minimum amounts of regulatory capital, which generally consists of both equity capital and subordinated debt. In addition, limits exist pertaining to the maximum amount of capital which may be held in the form of subordinated debt. Actual requirements vary by jurisdiction. Regulatory requirements also govern dividends and certain other payments made by regulated subsidiaries. In addition, Swapco, in order to maintain its triple-A rating, must maintain levels of equity capital in accordance with agreements with its rating agencies. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables. Subsidiaries' capital requirements, the substantial majority of which are attributable to regulated subsidiaries, are largely met by the parent company's infusion of equity and/or subordinated debt. If the parent company could not refinance its own debt and simultaneously could not withdraw regulatory capital from its subsidiaries, it could experience liquidity difficulty.

Double leverage is a measure of a parent company's investment in its subsidiaries in relation to its own capital. The Company views double leverage from two perspectives. Under the "total capital" view, the sum of intercompany debt and the equity of the Company's subsidiaries ("subsidiaries' total capital") is divided by the total long-term capital of Salomon Inc. Total capital basis double leverage in excess of 1.0 represents a portion of subsidiaries' total capital which is funded with short-term debt of the parent. Under the "equity capital" basis, the equity of the Company's operating units is divided by the sum of Salomon Inc's common equity and perpetual and redeemable preferred stock. Equity basis double leverage in excess of 1.0 arises from the funding of equity investments with debt of the parent. The Company's objectives are to maintain the total capital basis double leverage ratio at no more than
1.0 and, over time, to reduce the equity capital basis double leverage ratio to a level that approximates 1.0. As shown in the following table, the Company's double leverage ratios have decreased significantly since 1991.

December 31,           1995   1994  1993   1992   1991
- ------------------------------------------------------
Total capital basis     .98    .87   .96   1.15   1.21
Equity capital basis   1.19   1.18  1.45   1.61   1.65
======================================================

As a general rule, it is Company policy to dividend subsidiary earnings to the parent on a regular basis. Such dividends are subject to regulatory constraints as well as tax management considerations.


The Company's double leverage increased as a result of capital requirements at Swapco. A requirement of Swapco's triple-A rating is that the structured derivative intermediary maintain capital equal to concentrations of counterparty credit exposure, including exposure to its largest triple-A rated counterparty. This rating agency requirement applies to triple-A rated counterparties even where Swapco has the right to call for collateral if the counterparty is downgraded. During 1995, market conditions led to increased exposure to one such triple-A rated counterparty. This increased exposure led the Company to increase its equity investment in Swapco from $280 million to $666 million over the year.


The double leverage produced by the Company's equity investment in Swapco is its safest investment among all of its subsidiaries. Swapco's activities are limited to intermediating derivative transactions between other subsidiaries of the Company and customers. Swapco itself bears no market or liquidity risk. Of Swapco's $1.3 billion of derivative receivables, 84% are from triple-A, double-A, or fully collateralized counterparties, and 96% are from triple-A, double-A, single-A, or fully collateralized counterparties. Its other assets are securities purchased under agreements to resell collateralized by U.S. Treasuries and triple-A debt securities hedged against market risk. The Company's double leverage due to its investment in Swapco is therefore more benign than double leverage from other sources. The Company's equity in Swapco is akin to the risk of investing in very high quality corporate or sovereign debt securities. At December 31, 1995, excluding its investment in Swapco, the Company's total capital and equity basis double leverage ratios were 0.93 and 1.05, respectively. In spite of its low risk, the Company is mindful of the cost of maintaining high levels of Swapco capital and, accordingly, is taking measures to reduce Swapco's capital requirement without constraining its business.

ECONOMIC RISK CAPITAL

Economic risk capital represents equity capital required to absorb potential losses that can result from the various risks to which the Company is exposed. The key risks are market risk, credit risk, and operational and support risk (see "Risk Management" for a further discussion of these risks). One means of measuring these risks is earnings volatility, including a comparison of expected volatility ("ex-ante" risk) to historical volatility ("ex-post" risk) to help ensure that risks have been appropriately captured and quantified. The Company manages to a ratio of earnings volatility to equity capital, which is adjusted over time to reflect the expected level of core earnings capacity and credit ratings considerations.

ASSET LEVERAGE

It should be recognized that a simple total asset to equity measure is not a valid indicator of market risk leverage, given the ability to hedge "on-balance-sheet" market risk with derivative instruments. Such traditional measure does not recognize the substantial differences in the liquidity of various assets. In viewing such measures as a gauge of liquidity risk leverage, it is therefore critical to focus on asset mix. For example, based purely on a ratio of gross or net assets to equity, the Company would appear more leveraged than the industry; however, if government securities are also excluded, this is not the case. The reason for excluding government securities is the vast majority of such securities are easy to fund, carry little credit risk and can be easily hedged. In other words, the liquidity of such securities is significantly higher than other asset types.

GRAPH #15 (SEE APPENDIX A)

In addition, when comparing the Company's asset to equity ratios with its competitors, it should be noted that the Company discloses average assets, and there is little difference between the Company's average and period-end assets. Since such a difference is most likely to occur in finance assets and governments, due to their high level of liquidity, this makes the ratio of average net assets excluding governments to equity even more meaningful as a measure of relative leverage.

AVERAGE WEEKLY BALANCE SHEET INFORMATION

                                                       Three Months Ended                     Year Ended    Year Ended
                                    --------------------------------------------------------
Dollars in millions                 Mar. 31, 1995 June 30, 1995 Sept. 30, 1995 Dec. 31, 1995 Dec. 31, 1995 Dec. 31, 1994
- ------------------------------------------------------------------------------------------------------------------------
Government and government agency
 securities-U.S.                       $ 31,743      $ 32,904        $ 33,871       $ 41,446       $ 34,991     $ 33,639
Government and government agency
 securities-non-U.S.                     32,896        38,749          33,202         34,466         34,828       32,153
Financial options and
 contractual commitments                  7,857         6,919           5,988          5,731          6,624        8,735
Other financial instruments owned        19,212        19,014          18,500         20,421         19,288       22,945
- ------------------------------------------------------------------------------------------------------------------------
Total financial instrument inventories   91,708        97,586          91,561         102,064        95,731       97,472
- ------------------------------------------------------------------------------------------------------------------------
Collateralized short-term
 financing agreements                    63,779        61,163          56,817         68,567         62,583       59,790
Other assets                             16,737        17,260          14,122         13,002         15,281       19,997
- ------------------------------------------------------------------------------------------------------------------------
Average total assets                  $ 172,224      $176,009        $162,500       $183,633       $173,595     $177,259
========================================================================================================================
Period-end total assets               $ 164,956      $163,693        $162,586       $188,428       $188,428     $172,452
========================================================================================================================
Period-end net assets*                $ 104,421      $106,644        $ 99,816       $119,128       $119,128     $104,947
========================================================================================================================
Average net assets*                   $ 102,459      $109,494        $101,042       $110,748       $105,938     $110,245
========================================================================================================================
Average net assets, excluding
 government securities*               $  37,820      $ 37,841        $ 33,969       $ 34,836       $ 36,119     $ 44,453
========================================================================================================================
Ratios:
 Average net assets to equity*               22            24              22             24             23           25
 Average net assets, excluding
  government securities to equity*            8             8               7              7              8           10
========================================================================================================================

*Net assets are total assets less collateralized short-term financing agreements, cash and interest bearing equivalents and assets securing collateralized mortgage obligations.



The Company's total assets were $188 billion at December 31, 1995, up from $172 billion at year-end 1994. This increase was primarily the result of higher U.S. and non-U.S. government and government agency securities and an increase in matched book activity, partially offset by a reduction in receivables. Due to the nature of the Company's trading activities, including its matched book activities, it is not uncommon for the Company's asset levels to fluctuate from period to period.

CAPITAL AND FUNDING SOURCES

The Company's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the Company's ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins.

The liquidity management process considers the ability of the Company to repay unsecured debt obligations and other unsecured liabilities when they mature through the proceeds of secured financing, using unpledged collateral or asset sales, if necessary. As of December 31, 1995, the Company had sufficient unencumbered assets to support, under normal market conditions, all maturing short-term unsecured liabilities.

The rationale for maintaining unencumbered assets is that they represent a source of short-term liquidity and could be used as collateral to raise the funds needed in the event that the Company's access to unsecured financing was impaired.

SBI has a committed secured standby bank credit facility for financing securities positions. It enables SBI to borrow on a secured basis using a variety of financial instruments as collateral. The capacity of the facility at December 31, 1995 was $2.1 billion. In addition, SBIL has a similar facility in the amount of $1 billion. At December 31, 1995, there were no outstanding borrowings under these facilities.

SECURED SHORT-TERM BORROWINGS Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. A repurchase agreement is a sale of securities to a counterparty and a simultaneous agreement to repurchase similar securities in the future from the same counterparty for the same price plus interest at an agreed upon rate; in economic substance, a repurchase agreement is a collateralized borrowing. The market for repurchase agreements collateralized by U.S. government and government agency securities is very active and has remained available even in the most disruptive market conditions. Markets for repurchase agreements collateralized by securities issued by non-U.S. governments, corporate debt and equity securities continue to develop and represent another source of liquidity, particularly for the Company's non-U.S. operations.

In addition to utilizing repurchase agreements to finance trading activities, the Company uses these instruments to take offsetting positions in reverse repurchase agreements to benefit from favorable interest rate spreads. These matched book activities provide the Company with a low-risk source of revenues while utilizing the available secured financing capacity. Securities loaned in return for cash collateral, another form of collateralized short-term financing, and secured bank borrowings represent a small portion of the Company's secured financing.

UNSECURED SHORT-TERM BORROWINGS Unsecured short-term borrowings provide the Company with a source of short-term liquidity and are also utilized as an alternative to secured financing when they represent a cheaper funding source. Sources of short-term unsecured borrowings include commercial paper (mainly issued in the U.S.), unsecured bank borrowings and letters of credit (principally in Europe), deposit liabilities (virtually all at the Tokyo branch of the Company's German banking subsidiary) and corporate loans. See Note 5 to the Consolidated Financial Statements for additional information regarding short-term borrowings and committed credit facilities.

TERM DEBT The Company's long-term capital is comprised largely of unsecured term debt. The Company includes all term debt with a remaining maturity in excess of one year and portions of term debt with remaining maturities between six months and one year on a weighted basis, in its calculation of long-term capital. The average remaining maturity of the Company's term debt was 3.3 years at December 31, 1995 and 1994. See Note 7 to the Consolidated Financial Statements for additional information regarding term debt.

The Company utilizes interest rate swaps to convert fixed rate term debt, which is used to fund inventory-related working capital requirements, into variable rate obligations. See Note 7 to the Consolidated Financial Statements for an analysis of the impact of such swaps. Fixed rate term debt used to fund fixed assets may not be converted to variable rate obligations. The Company's term debt issuances denominated in currencies other than the U.S. dollar which are not used to finance assets in the same currency, are effectively converted to U.S. dollar obligations through the use of foreign exchange agreements.

During 1995, S&P lowered its ratings on the Company's long-term debt and reaffirmed its commercial paper rating; Fitch lowered the credit rating of the Company's long-term debt and commercial paper; Moody's lowered its rating on the Company's long-term debt and reaffirmed its commercial paper rating; IBCA downgraded the Company's ratings on long-term debt and reaffirmed its commercial paper rating, and Duff & Phelps reaffirmed the Company's long-term debt and commercial paper ratings. The downgrades have had a negative impact on the Company's funding costs. However, the credit ratings of Swapco have not been affected by these actions. The following table summarizes the Company's credit ratings as of February 29, 1996:


                   Duff &
                   Phelps    Fitch    IBCA    Moody's    S&P
============================================================
Long-term debt         A-     BBB+      A-       Baa1    BBB
Commercial paper       D1      F-2      A1        P-2     A2
============================================================


PREFERRED STOCK The Company is authorized to issue a total of 5,000,000 shares of preferred stock. Three separate series (Series A, C and D) were issued and outstanding at December 31, 1995. The Company issued 700,000 shares of Series A Preferred in 1987. At December 31, 1995, 560,000 of such shares were outstanding, each with a redemption value of $1,000. All of the outstanding shares are held by affiliates of Berkshire Hathaway Inc. Dividends are payable at an annual rate of 9% and the shares are convertible into Salomon Inc common stock at the rate of $38 per common share. The first of five tranches of 140,000 shares of Series A Preferred was redeemed by the Company on October 31, 1995. If not previously converted, one-fourth of the remaining 560,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends.

The Company issued 225,000 shares of Series C Preferred in 1991 for an aggregate of $112.5 million. Dividends are payable at an annual rate of 9.5%. An aggregate of $200 million of Series D Preferred (400,000 shares) was issued in 1993, with dividends payable at an annual rate of 8.08%. Both of these series are redeemable, at par, only at the Company's option. Series C is redeemable at any time on or after June 30, 1996; Series D is redeemable at any time on or after March 31, 1998. In February 1996, the Company issued 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, for an aggregate of $250 million. Series E is redeemable at the Company's option at any time on or after March 31, 2001.

The Company has entered into interest rate swap agreements that effectively convert its fixed rate dividend obligations on all of its preferred stock issues to variable rate obligations. Such agreements effectively reduced dividends on preferred stock in 1995 by $19 million, net of taxes.

COMMON EQUITY In May 1994, the Company's Board of Directors authorized the repurchase of up to 10 million shares of the Company's common stock, including
4.6 million shares remaining under previous authorizations. The Company's common shares repurchased for treasury were insignificant in 1995. Shares authorized for additional repurchase by the Company's Board of Directors totaled 9.8 million at December 31, 1995.

The Company has several programs intended to encourage employee equity ownership in Salomon Inc. The Company's Equity Partnership Plan (the "Plan") began in 1990 and was formally approved by stockholders in 1991. Under the Plan, qualifying employees ("participants") receive a portion of their compensation in the form of Salomon Inc common stock, the payment of which is deferred for five years. The stock is purchased by the Plan's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total compensation, and for 1995 and prior years reached a maximum of 50% of total compensation. Participants received the shares for 1995 and prior years with an incentive of 17.65% whereby the Company makes an additional contribution to participants' accounts of 17.65% of their compensation deferred into the Plan.


In 1995, 2.7 million shares were awarded under the Plan. In addition, in December 1995, the Plan's trustee distributed, under the Plan terms, the 1990 award amounting to 1.6 million shares (net of withholding tax requirements).

The Plan was amended for 1996 and future awards. The amendments, subject to approval by the Company's shareholders, include an increase in the award incentive to 25%, a reduction in the deferral period to three years from five years, and the introduction of additional forfeiture provisions on both the award and the incentive. The award is forfeited if the participant's employment is terminated for cause (no change from the prior Plan). The award is subject to forfeiture provisions if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves the Company other than by virtue of death, disability, retirement or as the result of a downsizing during the three years following the award, the entire 25% award incentive will be forfeited.

The Plan, as amended, also includes revisions to the participation schedule which generally reduces the portion of participants' compensation subject to the Plan (participation reaches 30% of compensation) and substantially increases the minimum level of compensation required for participation.

The Company's 401(k) plan was amended effective January 1, 1996. The amendment includes an increase in the Company's match from 50% to 75% of an eligible employee's contribution to the 401(k) plan. As amended, the plan will match 75% of the lesser of the eligible employee's contribution to the plan or 6% of the eligible employee's total compensation. The increase in the Company's match will be in the form of Salomon Inc common stock and is limited to eligible employees with a compensation level less than $360,000.

The Employee Stock Purchase Plan was approved by the Company's stockholders in 1989. This plan allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of the individual's annual compensation. Shares purchased under this plan are purchased on the open market. Prior to the second quarter of 1994, these shares were issued from the Company's common stock held in treasury. Thus far, over 1.7 million shares have been purchased by employees under this plan, including approximately 232,000 shares in 1995.

OTHER

BASIS PETROLEUM The previous discussions of capital and liquidity management are applicable primarily to the trading and financing activities of Salomon Inc, Salomon Brothers and Phibro. The liquidity and capital needs of Basis, the Company's oil refining and gathering subsidiary, are closely monitored and managed by Basis Petroleum's management in close coordination with Salomon Inc.

Asset liquidity and financial leverage ratios of Basis Petroleum are much lower than subsidiaries engaged in trading activities. Capital investments are necessary to maintain operational flexibility and achieve competitive advantage. This is true as the refining industry responds to the more restrictive health, safety and environmental requirements of the Occupational Safety and Health Administration, the Department of Transportation, the Environmental Protection Agency and other U.S. regulatory agencies.

At December 31, 1995, the Company's total investment in Basis Petroleum was approximately $1.1 billion, comprised of $252 million in working capital advances, $525 million in intercompany subordinated debt and $299 million in equity. In January 1996, $140 million of debt was exchanged for equity, so as to create a capital mix more consistent with the industry.

HIGH YIELD PORTFOLIO Salomon Brothers' activities include trading securities that are less than investment grade, characterized as "high yield." High yield securities include corporate debt, convertible debt, preferred and redeemable preferred equity securities rated lower than "triple B-" by internationally recognized rating agencies, unrated securities with market yields comparable with entities rated below "triple B-," as well as sovereign debt issued by certain countries in currencies other than their local currencies and which are not collateralized by U.S. government securities. For example, high yield securities exclude the collateralized portion of Salomon Brothers' holdings of "Brady Bonds," but include such securities to the extent they are not collateralized. The Company's trading portfolio of high yield securities owned is carried at fair market value and totaled $2.3 billion at December 31, 1995; the largest single high yield exposure was $84 million.

                                RISK MANAGEMENT

Effective management of the risks inherent in the Company's businesses is critical. Substantial progress was achieved in 1995 towards strengthening controls and risk management, including a restructuring of the Company's Risk Management Group, which now oversees the market risk management of both Salomon Brothers and Phibro. The following section discusses the risks inherent in the Company's businesses, procedures in place to manage such risks, and initiatives under way to continue to enhance the Company's management of risk.


                                       45
                                  MARKET RISK

                                       47
                                  CREDIT RISK

                                       49
                          OPERATIONAL AND SUPPORT RISK

                                       51
                               ENVIRONMENTAL RISK

MARKET RISK

Market risk represents the potential loss the Company may incur as a result of absolute and relative price movements in financial and commodities-related instruments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. The Company utilizes a mark-to-market accounting policy for the substantial majority of items recorded on the balance sheet as well as off-balance-sheet contractual commitments. When market prices are not readily available, instruments are priced on a comparable basis, for example, by using matrix or model pricing ("fair market value"). Prices are adjusted, where appropriate, to address factors such as the market liquidity of the instrument, the age or holding period of the instrument, and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. The Company considers this to be a useful trading discipline. It represents an integral component of mark-to-market accounting as practiced by the Company and, as such, may have an impact on the reported volatility of the Company's trading businesses. The Company manages market risk across on- and off-balance-sheet products. This, together with the Company's mark-to-market accounting policy, means that separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risks relative to derivatives are credit and funding risk, which can be increased or decreased by market movements. See "Risk Management - Credit Risk - Credit Exposure from Derivatives Activities."

Within the Company's trading businesses, sound management of market risk has always been a critical consideration. The sections that follow discuss organizational elements of market risk management, as well as specific risk management tools and techniques. The Company has sought to institutionalize these elements across all its businesses. Efforts to further strengthen the Company's management of market risk are ongoing and the enhancement of risk management systems and reporting, including the development and utilization of quantitative tools, is of major importance. Nevertheless, the basis for strong risk management is the expertise and judgment of the Company's trading professionals and senior management, and open lines of communication.

THE COMPANY'S RISK MANAGEMENT STRUCTURE AND OVERSIGHT

THE RISK MANAGEMENT GROUP

The Company's Risk Management Group (the "Group") is comprised of the Global Risk Manager, the Chairman and CEO of the Company, the Chairman and CEO of Salomon Brothers and the heads of the major risk-taking business units and trading desks throughout the world, including the President of Phibro. The Group's primary functions are to monitor overall risk levels so that they are in accordance with firmwide guidelines; to identify and report to the Company's Board of Directors, on a timely basis, major risks undertaken by the trading businesses; to perform risk audits to enhance the analysis and management of major risks by the heads of the trading desks; to set and review risk limits and approve limit excessions; and, when appropriate, to adjust the levels of risk assumed.

THE GLOBAL RISK MANAGER

The Global Risk Manager is responsible for the continued development of the Company's risk management system and process and for monitoring and reporting aggregate risk-taking activity. This responsibility includes the analysis and monitoring of market risks, as well as oversight of the process for position marking and inventory management. The responsibility of the Global

Risk Manager extends to Phibro, and the risks of Phibro are integrated for risk monitoring and risk management purposes with the other trading units of the Company. The Global Risk Manager reports to the Company's Chief Financial Officer and is independent of the Company's business units.

RISK AUDITS

Members of the Group perform periodic risk audits of the Company's risk-taking business units. The risk audit process is overseen by the Global Risk Manager. The Global Risk Manager is assisted in this role by members of the Group, and by senior traders and risk managers from the various business units with expertise in their respective market arenas. By including senior traders from other businesses, risk audits provide a forum for the communication of risk management approaches and ideas across the Company.

The risk audits include a review of models and controls related to market risk management and measurement, and a detailed critique of the positions, strategies and risk management methods utilized by the business units. The risk audit process is the primary tool for critical review and refinement of the risk management measurement and reporting that the Company has in place.

THE SALOMON INC BOARD OF DIRECTORS

The Company maintains an overall guideline as to firmwide risk, expressed as a ratio of the expected annual earnings volatility of the Company's trading businesses to equity capital available to support that volatility. This guideline, which is subject to periodic reexamination, is reviewed with the Company's Board of Directors. With such a guideline in place, a decline in common equity capital will lead to a proportionately lower limit on risk taking.

TOOLS FOR RISK MANAGEMENT AND REPORTING

The Company's global risk measurement begins with the identification of relevant market risk factors. These core risk factors vary from market to market, and region to region. For example, in fixed income markets, risk factors include interest rates, yield curve slopes, credit spreads and interest rate volatility. In equity markets, risk factors include equity index exposure, equity volatility and equity index spreads. In the foreign exchange market, risk factors are exchange rates and exchange rate volatility. In the commodities markets, risk factors include price levels, spreads and the volatility of prices. The Company identifies other factors specific to trading strategies as well as risk factors significant to the Company as a whole, such as aggregate credit spread exposure, that may not be significant for individual desks. Overall, more than one hundred risk factors are employed. Risk factors are used in three types of analyses: stress analysis, value-at-risk analysis and scenario analysis.

STRESS ANALYSIS

The Company performs stress analysis by repricing inventory positions for specified upward and downward moves in risk factors, and computing the revenue implications of these repricings. Stress analysis is a useful tool for identifying exposures that appear to be relatively small in the current environment but grow more than proportionately with changes in risk factors. Such risk is typical of a number of derivative instruments, including options sold, many mortgage derivatives and a number of structured products. Stress analysis provides for the measurement of the potential impact of extremely large moves in risk factors, which, though infrequent, can be expected to occur from time to time.

VALUE-AT-RISK ANALYSIS

Under value-at-risk analysis, revenue implications are computed for individual simulations, each based on a random outcome for the individual risk factors. Value-at-risk is a summary statistic constructed by performing thousands of simulations from which a probability distribution of revenues is derived. It is of limited value for internal risk management in that it does not give any indication of which individual exposures are problematic or which of the many risk factor simulations are particularly worrisome. However, it does provide a concise and simple measure of risk. A potential benefit of value-at-risk is that a consistent computation by all market participants could provide a common measure of risk levels.

SCENARIO ANALYSIS

Scenario analysis is a tool that generates forward-looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening by the Federal Reserve. The revenue implications of the specified scenario are quantified not only for the Company as a whole, but on a business unit basis and on a global basis. The risk management system keeps track of many scenarios developed by both members of the Group and the Company's economists and strategists. This tool can also be used on a retrospective basis to evaluate the accuracy of assumptions regarding risk factors and to ascertain significant risk factors. This is done by reflecting the actual changes in risk factors in the system and comparing the system predicted results with actual trading results.

RISK MANAGEMENT CONTROLS

RISK LIMITS

The Company's trading businesses have implemented desk and business unit limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Risk Management Group. Individual desks may not exceed risk limits without the approval of the business unit head. Business units may not exceed risk limits without the approval of the appropriate members of the Risk Management Group.

INVENTORY CONTROL AND VALUATION

Inventory is necessary for an active market maker, but can be a major source of liquidity risk and can result in hedge mistracking. Monitoring the Company's inventory levels and composition and oversight for inventory pricing is the responsibility of the Global Risk Manager. The Company provides for liquidity risk on inventory positions by imposing markdowns as the age of the inventory increases.

CREDIT RISK

Credit risk is the potential loss the Company could incur if an issuer or counterparty is unable to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. The Company's credit risk management process considers the many factors that influence the probability of a potential loss, including, but not limited to, the issuer's or counterparty's financial profile, its business prospects and reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

ORIGIN OF CREDIT RISK

In the normal course of its operations, the Company and its subsidiaries enter into various transactions which give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and principal. Market and delivery risks generally create credit risk with respect to transactions with counterparties. Principal risk is the risk of nonpayment of the principal and interest of a security.

The components of market risk, such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity, result in credit risk when a counterparty's obligation to the Company exceeds the obligation of the Company to the counterparty. Delivery risk arises from the requirement, in many circumstances, to release cash or securities before receiving payment. For both market and delivery risk, the Global Credit Review Department sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

The Company, as a dealer of securities in the global capital markets, has risk to issuers of fixed income securities for the timely payment of principal and interest. Principal risk is reviewed by the Group, which identifies and reports major risks undertaken by the trading businesses.

CREDIT RISK MANAGEMENT AT SALOMON BROTHERS

The Chief Credit Officer of Salomon Brothers is a Managing Director and reports directly to the General Counsel of Salomon Inc. Independent of any revenue-generating function, the Chief Credit Officer of Salomon Brothers manages the Global Credit Review Department (the "Department"), whose professionals assess, approve, monitor and coordinate the extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of industry, geographic or economic characteristics. The Department also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances, including:

- - establishment of internal guidelines monitored by the Chief Credit Officer for maximum potential credit exposure to each counterparty or each issuer and to each country;

- - initial credit approval, whereby the approval of a designated member of the Department is required before execution of a transaction that does not meet defined parameters;

- - credit limits, against which monitoring of transactions is performed on a daily basis;

- - specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark to market, among others;

- - establishment of collateral standards for financing activities and secured contractual commitments;

- - quarterly analysis of potential exposure for DPG reporting to the SEC and CFTC, see "Derivative Instruments - Overview;"

- - periodic scenario analysis of subsets of the derivatives credit portfolio to evaluate sensitivity to market variables;

- - periodic assessment of sovereign risk through analysis of economic and political developments; and

- - periodic review of aged and large inventory positions with the Global Risk Manager.


CREDIT RISK MANAGEMENT OF COMMODITIES-RELATED TRANSACTIONS

The credit departments of Phibro and Basis Petroleum determine the credit limits for counterparties in their respective commodities-related activities. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed daily.

CREDIT EXPOSURE FROM DERIVATIVES ACTIVITIES

The accompanying charts display Salomon Brothers' credit exposure, net of collateral, at December 31, 1995, for swap agreements, swap options, caps and floors (together referred to as "swaps" in the charts) and foreign exchange contracts and options. They do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors may cause credit exposure to increase or decrease suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment. Foreign exchange contracts have maturities that are generally less than one year. Amounts shown include the effect of legally enforceable master netting agreements, where applicable.

Collateral securing such transactions reduced gross credit exposure to a net unsecured credit exposure of approximately $3.7 billion from swaps, swap options, caps and floors and $.6 billion from foreign exchange contracts. With respect to sovereign risk, credit exposure at December 31, 1995 was primarily to counterparties in the U.S. ($2.1 billion), Japan ($.9 billion), Germany ($.4 billion) and Switzerland ($.3 billion).

                        Graph # 16 (See Appendix A)

                        Graph # 17 (See Appendix A)

OPERATIONAL AND SUPPORT RISK

As a major intermediary in financial and commodities markets, the Company is directly exposed to market risk and credit risk which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in an environment characterized by rapid change that includes increasing transaction volumes and an expansion in the number and complexity of products in the marketplace.

Such risks include:

- - OPERATIONAL/SETTLEMENT RISK The risk of financial and opportunity loss and legal liability attributable to operational problems such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions.

- - TECHNOLOGICAL RISK The risk of loss attributable to technological limitations that constrain the Company's ability to gather, process and communicate information efficiently and without interruption, between the Company and its customers, among units within the Company, and between the Company and the markets in which it participates.

- - LEGAL/DOCUMENTATION RISK The risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

- - FINANCIAL CONTROL RISK The risk of loss attributable to limitations in financial systems and controls; strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including stockholders, creditors and regulators, is free of material errors.

As the above risks are largely interrelated, so are the Company's actions to mitigate and manage them. In 1995, Salomon Brothers appointed a Chief Administrative Officer whose responsibilities include, among other things, oversight of global operations and technology. An essential element in mitigating the risks noted above is the optimization of information technology. To be an effective competitor in an information-driven business of a global nature requires the development of global systems and databases that ensure increased and more timely access to reliable data. Salomon Brothers has initiated a long-term and still ongoing process of upgrading its financial and operating systems. This effort is focused on the replacement of manually intensive processes with an intended improvement in control.

In 1995, Salomon Brothers implemented a new global interest rate swap system which links trading, clearance, credit, legal and accounting applications to a common database. This system improves controls by centralizing processing for certain contractual products, improving the trade support work flow by providing daily profit and loss information, and serving as the Company's "books and records" for these contractual products. In addition to the aforementioned systems implementations, Salomon Brothers' systems development efforts have enhanced reporting of regulatory capital usage, improved support for analysis of funding requirements and tax planning, and provided more flexible data access and reporting tools for internal and external reporting. Additionally, systems were deployed or enhanced to support trading flow and the management of risk.

The ability to provide superior client service at an acceptable cost is vital to remain competitive in markets and products characterized by narrow margins. This requires continued upgrading and increased flexibility in trading and operating systems. The transition from a centralized application environment to a more flexible distributed environment will allow Salomon Brothers to efficiently support business changes. A critical challenge is to accomplish the transition to new technology while supporting the current platform. Salomon Brothers has made substantial investments in contingency systems to safeguard its information assets. Such systems are designed to minimize the impact of any system outages.

In conjunction with its systems development efforts, Salomon Brothers has been engaged in a continuing multi-year effort to strengthen its internal control structure. In 1994, a general ledger account review of Salomon Brothers' London-based operations uncovered unreconciled balances which resulted in pretax charges of $194 million, and an additional $109 million in pretax charges resulted from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps. A similar review for Salomon Brothers' U.S. operations was completed in 1993. To prevent a similar accumulation of unreconciled balances in the future, the Company improved its reconciliation and control procedures. As part of this process, responsibility for general ledger accounts has been specifically assigned to the appropriate managers who are required to confirm account accuracy on a quarterly basis. Key reconciliation procedures are documented and are periodically reviewed by internal audit.

ENVIRONMENTAL RISK

The Company is subject to environmental risk from two primary sources: discontinued commodities processing operations and existing energy-related refining, transportation and field development. In 1992, the Company formally adopted an environmental policy statement which was communicated to its stockholders and employees.

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

Basis Petroleum is subject to various federal, state and local laws and regulations concerning environmental standards. As new regulations are developed, Basis seeks to identify those actions necessary to comply with the requirements. Basis also seeks to make modifications which may be required under future regulatory programs or which are desirable even though not dictated by current regulations. Basis Petroleum's Vice President of Health, Safety and Environmental, reporting directly to the Chairman, CEO and President of Basis Petroleum, is responsible for establishing and coordinating internal safety and environmental policies, periodic regulatory reporting and day-to-day oversight of environmental matters. Basis has an ongoing internal auditing program to monitor environmental compliance and has developed risk reduction policies and procedures.

Phibro and Basis Petroleum have potential environmental exposure in connection with physical oil and petrochemical activities in which cargoes of products are transported and stored. These businesses seek to mitigate exposure through insurance coverage, consideration of ports of delivery and storage terminals.

       MANAGEMENT'S RESPONSIBILITY FOR COMPLIANCE AND FINANCIAL REPORTING
================================================================================


TO THE SHAREHOLDERS:

Management has developed and maintains controls to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with management's authorization. These controls are augmented by established policies and procedures and include a substantial internal auditing function.

The Board of Directors, acting through its Audit and Compliance Committee, provides general oversight of the Company's accounting policies and internal controls, and reviews Company-wide compliance with legal and regulatory requirements. The Audit and Compliance Committee is comprised entirely of directors who are not officers or employees of the Company. The Director of Internal Audit oversees the performance of a worldwide audit program and reports directly to the Audit and Compliance Committee on matters of internal control. Senior legal and compliance personnel have been directed to report compliance concerns directly to the Chairman of the Committee and the Chairman of the Company. Ongoing oversight of compliance activities is the responsibility of the Company's General Counsel.

The financial statements of Salomon Inc, and all other information presented in this Annual Report, are the responsibility of Management. The financial statements have been prepared, under the direction of the Chief Financial Officer, in accordance with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements, including estimates and judgments reflected in them.

Arthur Andersen LLP, a firm of independent public accountants, audits the Company's financial statements and meets regularly with the Audit and Compliance Committee, including sessions in which no member of management is present, to discuss the nature, scope and results of their audits. Arthur Andersen LLP's report is presented on the following page.



/s/ Robert E. Denham      /s/ Robert H. Mundheim         /s/ Jerome H. Bailey

Robert E. Denham          Robert H. Mundheim             Jerome H. Bailey
Chairman and              Executive Vice President and   Chief Financial Officer
Chief Executive Officer   General Counsel

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
================================================================================


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SALOMON INC:

We have audited the accompanying consolidated statement of financial condition of Salomon Inc (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salomon Inc and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



Arthur Andersen LLP


New York, New York
February 6, 1996

                          SALOMON INC AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
YEAR ENDED DECEMBER 31,                                                                       1995          1994          1993
================================================================================================================================
Revenues:
  Interest and dividends                                                                    $ 7,022       $ 5,902        $ 6,171
  Principal transactions                                                                      1,077          (560)         1,482
  Investment banking                                                                            472           486            791
  Commissions                                                                                   332           336            285
  Other                                                                                          30           114             70
- --------------------------------------------------------------------------------------------------------------------------------
  Total revenues                                                                              8,933         6,278          8,799
  Interest expense                                                                            5,782         4,892          4,600
- --------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                                             3,151         1,386          4,199
- --------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
  Compensation and employee-related                                                           1,737         1,486          1,900
  Technology                                                                                    252           255            262
  Professional services and business development                                                178           167            142
  Occupancy                                                                                     173           165            231
  Clearing and exchange fees                                                                     63            70             62
  Other                                                                                          40            74            137
- --------------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                                    2,443         2,217          2,734
- --------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative effect of change in
  accounting principles                                                                         708          (831)         1,465
Income tax expense (benefit)                                                                    251          (432)           601
- --------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in accounting principles                       457          (399)           864
Cumulative effect of change in accounting principles,
  net of tax benefit of $28                                                                       -             -            (37)
- --------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                           $   457       $  (399)       $   827
================================================================================================================================
Earnings (loss) available for fully diluted earnings (loss)
  per common share                                                                          $   437       $  (461)       $   817
================================================================================================================================
Per common share:
  Primary earnings (loss) before cumulative effect of change in accounting principles       $  3.64       $ (4.31)       $  7.34
  Cumulative effect of change in accounting principles                                            -             -           (.33)
- --------------------------------------------------------------------------------------------------------------------------------
  Primary earnings (loss)                                                                   $  3.64       $ (4.31)       $  7.01
================================================================================================================================
  Fully diluted earnings (loss) before cumulative effect of change in
    accounting principles                                                                   $  3.50       $ (4.31)       $  6.57
  Cumulative effect of change in accounting principles                                            -             -           (.29)
- --------------------------------------------------------------------------------------------------------------------------------
  Fully diluted earnings (loss)                                                             $  3.50       $ (4.31)       $  6.28
================================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual Commitments are integral parts of this statement.

                          SALOMON INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Dollars in millions
December 31,                                                                    1995                  1994
============================================================================================================
Assets:

Cash and interest bearing equivalents                                        $  1,454               $  3,539


Financial instruments and contractual commitments:
  Government and government agency securities - U.S.               $45,121              $ 32,980
  Government and government agency securities - non-U.S.            39,843                34,071
  Corporate debt securities                                         11,150                11,537
  Options and contractual commitments                                6,713                 6,932
  Equity securities                                                  3,915                 4,169
  Mortgage loans and collateralized mortgage securities              1,959                 2,190
  Other                                                              2,248                 1,418
                                                                   -------               -------
                                                                              110,949                 93,297
Commodities-related products and instruments:
  Crude oil, refined products and other physical commodities         1,223                 1,066
  Options and contractual commitments                                  372                   424
                                                                   -------               -------
                                                                                1,595                  1,490
Collateralized short-term financing agreements:
  Securities purchased under agreements to resell                   48,422                43,792
  Securities borrowed and other                                     16,993                17,034
                                                                   -------               -------
                                                                               65,415                 60,826
Receivables:
  Customers                                                          2,668                 3,539
  Brokers, dealers and clearing organizations                        1,205                 4,135
  Other                                                                599                   570
                                                                   -------               -------
                                                                                4,472                  8,244
Assets securing collateralized mortgage obligations:
  Sterling denominated                                               1,786                 2,377
  U.S. dollar denominated                                              645                   763
                                                                   -------               -------
                                                                                2,431                  3,140
Property, plant and equipment, net of accumulated depreciation
  and amortization of $669 in 1995 and $701 in 1994                             1,343                  1,181

Other assets, including intangibles                                               769                    735
- ------------------------------------------------------------------------------------------------------------
Total assets                                                                 $188,428               $172,452
============================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual Commitments are integral parts of this statement.

                                                                                   1995                    1994
==================================================================================================================
Liabilities and Stockholders' Equity:
Short-term borrowings:
    Securities sold under agreements to repurchase                   $  91,813               $  70,405
    Bank borrowings                                                      3,856                   2,333
    Deposit liabilities                                                  1,347                   1,447
    Securities loaned                                                    1,040                   1,500
    Commercial paper                                                       797                     865
    Other                                                                2,304                   2,029
                                                                      --------               ---------
                                                                                 $ 101,157               $  78,579
Financial and commodities-related instruments sold,
  not yet purchased, and contractual commitments:
    Government and government agency securities - U.S.                  21,132                  31,021
    Government and government agency securities - non-U.S.              21,994                  18,948
    Financial options and contractual commitments                        8,858                   6,232
    Equity securities                                                    3,489                   3,528
    Corporate debt securities and other                                  1,448                   1,677
    Commodities, including options and contractual commitments             607                     663
                                                                      --------                --------
                                                                                    57,528                  62,069
Payables and accrued liabilities:
    Brokers, dealers and clearing organizations                          4,440                   3,193
    Customers and suppliers                                              3,372                   3,622
    Income taxes                                                           303                     371
    Other                                                                1,543                   1,898
                                                                      --------                --------
                                                                                     9,658                   9,084
Collateralized mortgage obligations:
    Sterling denominated                                                 1,732                   2,278
    U.S. dollar denominated                                                605                     748
                                                                      --------                --------
                                                                                     2,337                   3,026
Term debt                                                                           13,045                  15,202
                                                                                  --------                --------
    Total liabilities                                                              183,725                 167,960
Commitments and contingencies (Notes 14, 15 and 16)
Redeemable preferred stock, Series A                                                   560                     700
Stockholders' equity:
    Preferred stock, Series C and D                                        312                     312
    Common stock, par value $1 per share
      (250,000,000 shares authorized; shares issued:
      155,642,470 in 1995 and 155,617,271 in 1994)                         156                     156
    Additional paid-in capital                                             296                     292
    Retained earnings                                                    5,001                   4,681
    Cumulative translation adjustments                                      13                       5
    Common stock held in treasury, at cost
      (shares: 49,194,744 in 1995 and 49,769,452 in 1994)               (1,635)                 (1,654)
                                                                     ---------               ---------
      Total stockholders' equity                                                     4,143                   3,792
- ------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                       $ 188,428               $ 172,452
==================================================================================================================

                          SALOMON INC AND SUBSIDIARIES

                 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                                                                        1995                                    1994
                                                       --------------------------------------    --------------------------------
                                                                         Current Market Or                    Current Market Or
                                                                          Fair Market Value                    Fair Market Value
December 31,                                            Notional        ---------------------    Notional     -------------------
Dollars in billions                                     Amounts         Assets    Liabilities    Amounts      Assets  Liabilities
=================================================================================================================================
Exchange-issued products:
  Futures contracts*                                   $    570.5       $    -     $    -       $  734.3       $  -     $    -
  Other exchange-issued products:
    Equity contracts                                         16.8           .5         .3           11.6         .1         .1
    Fixed income contracts                                   44.5           .2          -           24.2          -         .1
    Foreign exchange contracts                                -              -          -            4.1          -          -
    Commodities-related contracts                             4.3            -          -           11.3          -          -
- ------------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                              636.1           .7         .3          785.5         .1         .2
- ------------------------------------------------------------------------------------------------------------------------------
Over-the-counter ("OTC") swaps, swap
  options, caps and floors:
    Swaps**                                                 555.5                                  383.3
    Swap options written                                      5.2                                    9.7
    Swap options purchased                                   20.4                                   24.5
    Caps and floors                                         100.8                                   68.1
- ------------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors              681.9          4.3        6.5          485.6        4.8        4.5
- ------------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
  Forward currency contracts**                               57.4           .3         .4           49.8         .3         .2
  Options written                                            21.0            -         .6           15.3          -         .4
  Options purchased                                          20.2           .3          -           15.0         .4          -
- ------------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options             98.6           .6        1.0           80.1         .7         .6
- ------------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
  Options and warrants on equities and equity
    indices***                                               24.0          1.0         .6           31.5        1.0         .6
  Options and forward contracts on fixed
    income securities***                                    196.6           .1         .5          103.2         .3         .3
  Commodities-related contracts****                          21.8           .4         .3           23.1         .4         .5
- ------------------------------------------------------------------------------------------------------------------------------
Total                                                  $  1,659.0     $    7.1     $  9.2     $  1,509.0     $  7.3     $  6.7
==============================================================================================================================

   * Margin on futures contracts is included in receivables/payables to brokers, dealers and clearing organizations on the Consolidated Statement of Financial Condition.

  ** Includes notional values of swap agreements and forward currency contracts related to non-trading activities of $12.8 billion and $1.9 billion at December 31, 1995 and $12.3 billion and $1.5 billion at December 31, 1994, respectively.
 *** The fair market value of such instruments recorded as assets includes approximately $.4 billion at December 31, 1995 and $.3 billion at December 31, 1994, respectively, of over-the-counter instruments primarily with investment grade counterparties. The remainder consists primarily of highly liquid instruments actively traded on organized exchanges.
**** The substantial majority of these over-the-counter contracts are with investment grade counterparties.


    CREDIT EXPOSURE, NET OF COLLATERAL ON OTC SWAPS, SWAP OPTIONS, CAPS AND
     FLOORS AND OTC FOREIGN EXCHANGE CONTRACTS AND OPTIONS, BY RISK CLASS*

Note: Amounts represent current exposure and do not include potential credit exposure that may result from factors that influence market risk.

                                                                                                                        Transactions
                                                                                                                           With Over
                                                                                                                          3 Years to
                                                                           All Transactions                                 Maturity
                                          ----------------------------------------------------------------------------  ------------
                                          Other Major                             Governments/
December 31, 1995                         Derivatives                  Financial        Supra-                    1995
Dollars in billions                           Dealers  Corporates   Institutions     nationals  Other  Total   Average         Total
====================================================================================================================================
Swaps, swap options,
caps and floors:
  Risk classes 1 and 2                           $ .4         $ -           $1.1          $ .1   $  -   $1.6      $1.1          $1.2
  Risk class 3                                     .5          .3             .2             -     .1    1.1       1.0            .5
  Risk classes 4 and 5                             .2          .5             .2             -     .1    1.0       1.1            .5
  Risk classes 6, 7 and 8                           -           -              -             -      -      -        .1             -
- ------------------------------------------------------------------------------------------------------------------------------------
                                                 $1.1         $.8           $1.5          $ .1   $ .2   $3.7      $3.3          $2.2
====================================================================================================================================
Foreign exchange contracts and options:
  Risk classes 1 and 2                           $ .3         $ -           $  -          $  -   $  -   $ .3      $ .3          $  -
  Risk class 3                                     .2           -              -             -      -     .2        .3             -
  Risk classes 4 and 5                              -           -              -             -     .1     .1         2             -
- ------------------------------------------------------------------------------------------------------------------------------------
                                                 $ .5         $ -           $  -          $  -   $ .1   $ .6      $ .8          $  -
====================================================================================================================================


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

                          SALOMON INC AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                 Common      Total
                                                           Additional              Cumulative     Stock     Stock-
                                        Preferred  Common     Paid-in  Retained   Translation   Held in   holders'
Amounts in millions                         Stock   Stock     Capital  Earnings   Adjustments  Treasury     Equity
==================================================================================================================
Balance at December 31, 1992              $   112   $ 155        $296    $4,498       $     2   $(1,432)   $ 3,631
Net income                                      -       -           -       827             -         -        827
Issuance of preferred stock, Series D         200       -           -         -             -         -        200
Dividends on-
    Common stock                                -       -           -       (68)            -         -        (68)
    Preferred stock, Series A, C and D          -       -           -       (49)            -         -        (49)
Exercise of stock options                       -       -           -         -             -        28         28
Purchase of common stock for treasury           -       -           -         -             -       (16)       (16)
Net change in cumulative translation
  adjustments                                   -       -           -         -           (13)        -        (13)
Other                                           -       1          (1)        -             -         6          6
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993              $   312   $ 156        $295    $5,208       $   (11)  $(1,414)   $ 4,546
Net loss                                        -       -           -      (399)            -         -       (399)
Dividends on-
    Common stock                                -       -           -       (66)            -         -        (66)
    Preferred stock, Series A, C and D          -       -           -       (62)            -         -        (62)
Purchase of common stock for treasury           -       -           -         -             -      (252)      (252)
Net change in cumulative translation
  adjustments                                   -       -           -         -            16         -         16
Other                                           -       -          (3)        -             -        12          9
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994              $   312   $ 156        $292    $4,681       $     5   $(1,654)   $ 3,792
Net income                                      -       -           -       457             -         -        457
Dividends on-
    Common stock                                -       -           -       (68)            -         -        (68)
    Preferred stock, Series A, C and D          -       -           -       (69)            -         -        (69)
Exercise of stock options                       -       -          (4)        -             -        21         17
Net change in cumulative translation
  adjustments                                   -       -           -         -             8         -          8
Other                                           -       -           8         -             -        (2)         6
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995              $   312   $ 156        $296    $5,001       $    13   $(1,635)   $ 4,143
==================================================================================================================

                                         Number of Shares
                                         ----------------
                                                   Common
                                                    Stock
                                         Common   Held in
Amounts in millions                       Stock  Treasury
=========================================================
Balance at December 31, 1992              155.5     (45.7)
Net income                                    -         -
Issuance of preferred stock, Series D         -         -
Dividends on-
    Common stock                              -         -
    Preferred stock, Series A, C and D        -         -
Exercise of stock options                     -        .9
Purchase of common stock for treasury         -       (.4)
Net change in cumulative translation
  adjustments                                 -         -
Other                                         -        .3
- ---------------------------------------------------------
Balance at December 31, 1993              155.5     (44.9)
Net loss                                      -         -
Dividends on-
    Common stock                              -         -
    Preferred stock, Series A, C and D        -         -
Purchase of common stock for treasury         -      (5.2)
Net change in cumulative translation
  adjustments                                 -         -
Other                                        .1        .3
- ---------------------------------------------------------
Balance at December 31, 1994              155.6     (49.8)
Net income                                    -         -
Dividends on-
    Common stock                              -         -
    Preferred stock, Series A, C and D        -         -
Exercise of stock options                     -       (.6)
Net change in cumulative translation
  adjustments                                 -         -
Other                                         -         -
- ---------------------------------------------------------
Balance at December 31, 1995              155.6     (49.2)
=========================================================


The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual Commitments are integral parts of this statement.

                          SALOMON INC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in millions
Year Ended December 31,                                                             1995            1994           1993
=========================================================================================================================
Cash flows from operating activities:
  Net income (loss) adjusted for noncash items-
    Net income (loss)                                                            $    457        $   (399)       $    827
    Cumulative effect of change in accounting principles                                -               -              37
    Deferred income tax expense (benefit)                                            (299)           (885)            324
    Depreciation, amortization and other                                              140             142             217
- -------------------------------------------------------------------------------------------------------------------------
    Cash items included in net income (loss)                                          298          (1,142)          1,405
- -------------------------------------------------------------------------------------------------------------------------
  Net (increase) decrease in operating assets-
    Financial instruments and contractual commitments                             (17,652)         20,671         (29,735)
    Commodities-related products and instruments                                     (105)           (636)           (141)
    Collateralized short-term financing agreements                                 (4,589)        (11,937)         11,681
    Receivables                                                                     3,755           1,490          (3,434)
    Other                                                                              20             162              33
- -------------------------------------------------------------------------------------------------------------------------
    Net (increase) decrease in operating assets                                   (18,571)          9,750         (21,596)
- -------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in operating liabilities-
    Short-term borrowings                                                          22,578         (19,311)          9,473
    Financial and commodities-related instruments sold, not yet purchased,
      and contractual commitments                                                  (4,541)          5,599          10,140
    Payables and accrued liabilities                                                  875             270           2,447
- -------------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in operating liabilities                               18,912         (13,442)         22,060
- -------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) operating activities                                 639          (4,834)          1,869
- -------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from-
    Issuance of term debt                                                           2,797           6,500           7,089
    Issuance of preferred stock, Series D                                               -               -             200
    Employee stock purchase and option plans                                           15              13              35
- -------------------------------------------------------------------------------------------------------------------------
    Total cash proceeds from financing activities                                   2,812           6,513           7,324
- -------------------------------------------------------------------------------------------------------------------------
  Payments for-
    Redemption of redeemable preferred stock, Series A                                140               -               -
    Term debt maturities and repurchases                                            4,972           3,281           4,073
    Collateralized mortgage obligations                                               704             945           1,070
    Purchase of common stock for treasury                                               2             252              16
    Dividends                                                                         137             128             117
- -------------------------------------------------------------------------------------------------------------------------
    Total cash payments for financing activities                                    5,955           4,606           5,276
- -------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                              (3,143)          1,907           2,048
- -------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from-
    Assets securing collateralized mortgage obligations                               721             930           1,290
- -------------------------------------------------------------------------------------------------------------------------
    Total cash proceeds from investing activities                                     721             930           1,290
- -------------------------------------------------------------------------------------------------------------------------
  Payments for-
    Property, plant and equipment                                                     302             212             321
- -------------------------------------------------------------------------------------------------------------------------
    Total cash payments for investing activities                                      302             212             321
- -------------------------------------------------------------------------------------------------------------------------
  Net cash provided by investing activities                                           419             718             969
- -------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and interest bearing equivalents                   (2,085)         (2,209)          4,886
Cash and interest bearing equivalents at beginning of year                          3,539           5,748             862
- -------------------------------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year                             $  1,454        $  3,539        $  5,748
=========================================================================================================================

Interest expense recorded for financial statement purposes in 1995, 1994 and 1993 did not differ materially from the amount of interest paid.

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Summary of Options and Contractual Commitments are integral parts of this statement.

                          SALOMON INC AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in the United States and prevailing industry practice, both of which require the use of management's best judgment of estimates. Estimates, including the fair market value of financial instruments, may vary from actual results. The Consolidated Financial Statements include the accounts of Salomon Inc and its majority-owned subsidiaries (collectively, the "Company"). Material intercompany transactions have been eliminated in consolidation. Long- term investments in operating joint ventures and affiliated (20%- to 50%-owned) companies in which the Company has significant influence are carried under the equity method of accounting and are included in "Other assets, including intangibles." The Company's equity in the earnings of its non-consolidated subsidiaries and affiliates is reported in "Other" revenues.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. The income statements are translated monthly at amounts which approximate weighted average exchange rates. Gains and losses resulting from non-U.S. dollar currency transactions are included in income. The effects of translating financial statements of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of Stockholders' equity. Hedges of such exposure include designated issues of non-U.S. dollar term debt and, to a lesser extent, forward currency contracts.

Certain prior period amounts have been reclassified to conform with the current presentation.

FINANCIAL INSTRUMENTS AND CONTRACTUAL COMMITMENTS

Financial instruments and contractual commitments, including derivatives used for trading purposes, are recorded at either market value or, when market prices are not readily available, instruments are priced on a comparable basis, for example, by using matrix or model pricing ("fair market value"). Fair market value includes related dividends or accrued interest. The determination of market or fair market value considers various factors, including closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. As part of its mark-to-market policy, the Company provides for the future operational costs of maintaining long-term contractual commitments.

The majority of the Company's financial instruments are recorded on a trade date basis. Recording the remaining instruments on a trade date basis would not result in a material difference. Gains and losses and commission revenues and expenses are also recognized on a trade date basis.

DERIVATIVE FINANCIAL INSTRUMENTS

DERIVATIVES HELD OR ISSUED FOR TRADING PURPOSES

Contractual commitments (also referred to as "derivative instruments") held or issued for trading purposes are carried at either market value or, when market prices are not readily available, fair market value. The market or fair market values of swap agreements, caps and floors, and forward contracts in a gain position, as well as options owned and warrants held, are reported as assets in "Options and contractual commitments." Similarly, contractual commitments in a loss position, as well as options written and warrants issued, are reported as liabilities in "Financial options and contractual commitments." The market values (unrealized gains and losses) associated with contractual commitments are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across product lines and against cash collateral when such provisions are stated in the master netting agreement. Net cash collateral paid in connection with interest rate swaps totaled $890 million at December 31, 1995. Net cash collateral received at December 31, 1994 totaled $633 million. Revenues generated from derivative instruments held or issued for trading purposes are reported as "Principal transactions" and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the market or fair market value of such instruments.

DERIVATIVES HELD OR ISSUED FOR NON-TRADING PURPOSES

The Company utilizes interest rate swaps transacted with affiliates to effectively convert fixed rate preferred stock and a significant portion of its fixed rate term debt to variable rate obligations. These swaps are recorded "off-balance-sheet," with accrued inflows and outflows reflected as adjustments to interest and/or dividends, as appropriate. Adjustments to preferred stock dividends are recorded on an aftertax basis.

As previously noted, the Company utilizes forward currency purchase contracts transacted with affiliates to hedge a portion of the currency exposure relating to non-U.S. dollar term debt issued by Salomon Inc (Parent Company). The impact of marking such contracts and the related debt to prevailing exchange rates is included in income. The Company utilizes forward currency sales contracts transacted with affiliates to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates, net of the related tax effects, is included in "Cumulative translation adjustments" in Stockholders' equity, as is the impact of translating the investments being hedged.

See Note 7 for a further discussion of the use of interest rate swaps and forward currency contracts.

COMMODITIES-RELATED PRODUCTS AND INSTRUMENTS

Commodities-related products and instruments include physical quantities of commodities, as well as swaps, options and contractual commitments involving future delivery or settlement. Except as noted below, these products and instruments are carried at market or fair market value (as previously defined). Gains or losses of Phibro Inc. and its subsidiaries ("Phibro"), previously the Phibro Division and its related subsidiaries, are reported as "Principal transactions."

Phibro Energy USA, Inc. will be renamed Basis Petroleum, Inc. ("Basis Petroleum" or "Basis") effective April 1, 1996. Basis' gross margin is included in "Other" revenues. The refining and marketing operations of Basis Petroleum maintain minimum physical inventories of crude oil and other energy products. These inventories are neither hedged nor marked to market as trading and marketing inventories, but are carried at the lower of aggregate cost or market. Basis Petroleum's minimum inventories had carrying values of $172 million and $184 million at December 31, 1995 and 1994, respectively, compared with market values of $233 million and $223 million, respectively. Trading and marketing inventories, including related hedging instruments, are marked to market.

Basis Petroleum utilizes futures, forward contracts, options and swaps to hedge anticipated refinery production and future contracted purchases of unpriced domestic crude oil. Gains or losses on these contracts, which were not material at December 31, 1995, are deferred until the recognition of the gain or loss from the underlying risk element. All other trading and marketing related futures and derivative instruments are marked to market.

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Collateralized short-term financing agreements and securities sold under agreements to repurchase are carried at their contractual amounts, including accrued interest. In the determination of income, certain financing transactions are marked to fair market value, which has no material effect on the results of operations. The Company generally takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements, and, when necessary, requires prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreements provide the Company with the right to liquidate the collateral held. Securities sold under agreements to repurchase and securities purchased under agreements to resell are reported net by counterparty when permitted under Financial Accounting Standards Board Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41").

COLLATERALIZED MORTGAGE OBLIGATIONS AND ASSETS SECURING COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized mortgage obligations issued by the Company are carried at their principal amounts, net of unamortized discounts, plus accrued interest payable. Assets securing collateralized mortgage obligations are carried at their principal amounts, net of unamortized discounts and premiums, plus deferred issuance costs and accrued interest receivable. Discounts, premiums and deferred issuance costs are amortized on an effective yield basis over the expected lives of the obligations and assets, on a retrospective basis, taking into consideration the prepayment experience of the underlying mortgage collateral.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including leasehold improvements and capitalized interest, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded substantially on a straight-line basis over the lesser of the estimated useful lives of the related assets or noncancelable lease terms, as appropriate. Maintenance and repairs are charged to occupancy expense as incurred. However, the Company accrues currently for future expenditures in connection with turnarounds, which are scheduled maintenance and refurbishing routines performed on major units within Basis Petroleum's oil refineries that require complete shutdown of the units involved.

The cost of purchased software is capitalized and amortized over a three-year period. Costs incurred in connection with the internal development of software, solely for the Company's use, as well as the customization of purchased software, are expensed in the period incurred.

OTHER ASSETS, INCLUDING INTANGIBLES

Other assets, including intangibles, includes goodwill, investments in affiliates accounted for under the equity method and prepaid expenses. At December 31, 1995, goodwill totaled $132 million and is being amortized at an annual rate of approximately $5 million.

NEW ACCOUNTING PRONOUNCEMENTS

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The result on the Company's financial statements was not material.

In October 1995, SFAS 123, Accounting for Stock-Based Compensation, was issued. SFAS 123 is effective for the Company's 1996 calendar year. As permitted under the provisions of SFAS 123, the Company currently plans to continue to account for such compensation under existing rules and will provide the required pro forma disclosures in the 1996 Annual Report. At December 31, 1995, if the Company had adopted the alternative method of accounting for stock-based compensation as defined by SFAS 123, the result on the financial statements would have been insignificant.

                         SALOMON INC AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  REVENUES BY BUSINESS UNIT

The following tables present revenues, net of interest expense, by business unit, for the years ended December 31, 1995, 1994 and 1993:


                                            PRINCIPAL
                                       TRANSACTIONS &
DOLLARS IN MILLIONS                      NET INTEREST  INVESTMENT
YEAR ENDED DECEMBER 31, 1995            AND DIVIDENDS     BANKING  COMMISSIONS       OTHER          TOTAL
=========================================================================================================
Salomon Brothers:
  Fixed income sales and trading               $1,560        $  -         $ 40         $ 3         $1,603
  Equity sales and trading                        538           -          288           2            828
  Global investment banking                         -         472            -           -            472
  Asset management                                  -           -            -          39             39
  Other                                             4           -            2           -              6
- ---------------------------------------------------------------------------------------------------------
Salomon Brothers' revenues, net of
  interest expense                              2,102         472          330          44          2,948
Phibro                                            202           -            -           5            207
Basis Petroleum                                   (27)          -            -         (21)           (48)
Corporate and Other                                40           -            2           2             44
- ---------------------------------------------------------------------------------------------------------
Revenues, net of interest expense              $2,317        $472         $332         $30      $   3,151
=========================================================================================================



                                         PRINCIPAL
                                    TRANSACTIONS &
DOLLARS IN MILLIONS                   NET INTEREST     INVESTMENT
YEAR ENDED DECEMBER 31, 1994         AND DIVIDENDS        BANKING  COMMISSIONS       OTHER          TOTAL
=========================================================================================================
Salomon Brothers:
  Fixed income sales and trading              $605           $  -         $ 39        $  -         $  644
  Equity sales and trading                    (124)             -          281           -            157
  Global investment banking                      -            486            -           -            486
  Asset management                              15              -            -          23             38
  Other                                         18              -           13           -             31
  Unallocated charges                         (278)             -            -           -           (278)
- ---------------------------------------------------------------------------------------------------------
Salomon Brothers' revenues, net of
  interest expense                             236            486          333          23          1,078
Phibro                                         190              -            1           -            191
Basis Petroleum                                (19)             -            -          84             65
Corporate and Other                             43              -            2           7             52
- ---------------------------------------------------------------------------------------------------------
Revenues, net of interest expense             $450           $486         $336        $114         $1,386
=========================================================================================================


                                         PRINCIPAL
                                    TRANSACTIONS &
DOLLARS IN MILLIONS                   NET INTEREST     INVESTMENT
YEAR ENDED DECEMBER 31, 1993         AND DIVIDENDS        BANKING  COMMISSIONS       OTHER          TOTAL
=========================================================================================================
Salomon Brothers:
  Fixed income sales and trading            $2,337           $  -          $ 44        $ -         $2,381
  Equity sales and trading                     639              -           228          -            867
  Global investment banking                      -            791             -          -            791
  Asset management                               -              -             -         29             29
  Other                                         53              -            12          2             67
- ---------------------------------------------------------------------------------------------------------
Salomon Brothers' revenues, net of
  interest expense                           3,029            791           284         31          4,135
Phibro                                          45              -             -          1             46
Basis Petroleum                                (19)             -             -         49             30
Corporate and Other                             (2)             -             1        (11)           (12)
- ---------------------------------------------------------------------------------------------------------
Revenues, net of interest expense           $3,053           $791          $285        $70         $4,199
=========================================================================================================




SALOMON BROTHERS

FIXED INCOME SALES AND TRADING

Fixed income sales and trading revenues include realized and unrealized gains and losses and fees arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), and emerging market fixed income securities. Revenues also include realized and unrealized gains and losses generated from a variety of fixed income securities utilized in arbitrage strategies for the Company's own account, and realized and unrealized gains and losses arising from the trading of currencies and exchange-traded and over-the-counter ("OTC") currency options. Realized and unrealized gains and losses resulting from changes in the market or fair market value of options on fixed income securities, interest rate swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities are reflected as fixed income sales and trading revenue. Revenues are increased by interest income generated from inventories, and reduced by the interest expense incurred to finance inventories as well as interest on securities sold, not yet purchased.

EQUITY SALES AND TRADING

Equity sales and trading revenues consist of realized and unrealized gains and losses and fees arising from the trading of U.S. and non-U.S. equity securities, including common and preferred stock, convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants. Revenues also include realized and unrealized gains and losses on equity securities and related derivatives utilized in arbitrage strategies for the Company's own account. Revenues are increased by interest and dividends generated from inventories, and are reduced by interest expense incurred to finance inventories as well as interest and dividends on securities sold, not yet purchased. Commission income is generated primarily from equity-related block trading and program trading transactions executed for customers.

GLOBAL INVESTMENT BANKING

Global investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Salomon Brothers acts as an underwriter or agent and fees earned from providing merger and acquisition and financial restructuring advisory services. Debt and equity underwriting revenues in 1995 reflect pretax losses of $55 million and $13 million, respectively, on Latin American securities positions.

ASSET MANAGEMENT

Asset management revenues consist of investment advisory fees generated from providing specialized investment and portfolio management services to institutional and private investors.

OTHER

Other revenue includes commissions generated from the Private Investment Department, which provided brokerage services to high net worth individuals. In the first quarter of 1995, the Company discontinued the Private Investment Department.

UNALLOCATED CHARGES

Salomon Brothers' 1994 results reflect a pretax charge of $303 million ($189 million aftertax). This charge includes a pretax charge of $194 million ($126 million aftertax) attributable to unreconciled balances related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. The 1994 pretax charge of $303 million also includes a pretax charge of $109 million ($63 million aftertax) arising from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database.

A detailed review of general ledger balances related to Salomon Brothers' U.S.-based operations was completed in the 1993 fourth quarter, resulting in a pretax charge of $87 million ($49 million aftertax). Problems in recording the results of interest rate swap activities date back to the mid-1980s. In 1993 and 1992, pretax charges of $31 million ($17 million aftertax) and $21 million ($11 million aftertax), respectively, were recorded in connection with this effort.

Although the 1994 charge of $303 million related to a number of years, Salomon Brothers' accounting systems do not contain sufficient information to permit allocation of the largest part of the charge to individual years. Based on the analysis of available information, Management believes that, were it possible to allocate the charge to prior years, the impact of such an allocation would not have been material in any single prior year.

In the preceding table, $278 million of the $303 million 1994 charge is reflected in "Unallocated charges," and the remainder is included in business unit revenues. The 1993 and 1992 charges discussed above were included entirely in business unit revenues. There are no comparable 1995 charges.

PHIBRO

Phibro, the Company's commodities dealer business, trades crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, plastics, coal, coke, fertilizers, coffee, grains, cocoa and sugar. Phibro's revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

BASIS PETROLEUM

Basis Petroleum is the Company's oil refining and gathering business. Basis Petroleum's revenues include the gross margin related to its oil refining and gathering activities and net interest expense attributable to the financing of such activities. Basis Petroleum's gross sales totaled $9,149 million in 1995, $7,258 million in 1994 and $8,357 million in 1993. The related cost of sales was $9,170 million in 1995, $7,181 million in 1994 and $8,308 million in 1993. Basis Petroleum regularly enters into commodities-related futures, forwards, options and swap agreements to manage the cost of inputs into the refining process as well as revenues from the marketing and distribution of refined products. Revenues related to Basis' trading and non-trading derivatives activities as well as its gross margin from its oil refining and gathering activities is reported in "Other" revenues.

CORPORATE AND OTHER

Corporate and Other includes the Company's equity in the earnings of Phibro Energy Production, Inc. ("PEPI"), a partner in the White Nights Joint Enterprise ("White Nights"), a Russian-American oil production venture located in Western Siberia. Beginning in the third quarter of 1993, Corporate and Other also includes the results of The Mortgage Corporation Limited and its affiliates ("TMC"), which originate and service residential mortgages in the United Kingdom. Other revenues in 1993 included a $20 million pretax charge to write down PEPI's investment in White Nights.

NOTE 2  INDUSTRY SEGMENT AND GEOGRAPHIC DATA

The Company's operating results by segment for each of the last three years were:


                                                                   INCOME (LOSS)
                                                            BEFORE INCOME TAXES
                                                                 AND CUMULATIVE
                                                            EFFECT OF CHANGE IN
DOLLARS IN MILLIONS                          REVENUES     ACCOUNTING PRINCIPLES*        TOTAL ASSETS
====================================================================================================
Year Ended December 31, 1995
  Salomon Brothers                             $8,467                    $  704             $181,342
  Phibro                                          261                        85                2,709
  Basis Petroleum                                 (20)                      (91)               1,747
  Corporate and Other                             225                        10                2,630
- ----------------------------------------------------------------------------------------------------
  Consolidated                                 $8,933                    $  708             $188,428
====================================================================================================
Year Ended December 31, 1994
  Salomon Brothers                             $5,751                    $ (963)            $165,155
  Phibro                                          208                        81                2,375
  Basis Petroleum                                  87                        18                1,602
  Corporate and Other                             232                        33                3,320
- ----------------------------------------------------------------------------------------------------
  Consolidated                                 $6,278                    $ (831)            $172,452
====================================================================================================
Year Ended December 31, 1993
  Salomon Brothers                             $8,613                    $1,575             $178,617
  Phibro                                           40                       (15)               1,226
  Basis Petroleum                                  56                       (46)               1,356
  Corporate and Other                              90                       (49)               3,636
- ----------------------------------------------------------------------------------------------------
  Consolidated                                 $8,799                    $1,465             $184,835
====================================================================================================


*1993 does not include the $65 million pretax cumulative effect of a change in accounting principles. This charge is allocated as follows: Salomon Brothers $35 million; Phibro $1 million; Basis Petroleum $6 million, and Corporate and Other $23 million.

Segment results for all periods presented include a partial allocation of Salomon Inc corporate-level expenses. Corporate-level expenses incurred for the benefit of a particular operating segment are allocated directly to that segment. Corporate and Other assets consist primarily of certain fixed assets, PEPI's investment in White Nights and the assets of TMC, which consist primarily of assets securing sterling-denominated collateralized mortgage obligations.

The accompanying table summarizes the Company's operations by geographic area. Amounts are determined principally by the respective legal jurisdictions of the Company's subsidiaries. Because of the global nature of the financial and commodities markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that amounts determined in this manner are not particularly useful in understanding its business.



                                                                   INCOME (LOSS)
                                                            BEFORE INCOME TAXES
                                                                 AND CUMULATIVE
                                                            EFFECT OF CHANGE IN
DOLLARS IN MILLIONS                          REVENUES     ACCOUNTING PRINCIPLES*        TOTAL ASSETS
====================================================================================================
Year Ended December 31, 1995
   North America                               $4,699                    $  133             $107,868
   Europe                                       4,039                       611               69,261
   Asia and Other                                 195                       (36)              11,299
- ----------------------------------------------------------------------------------------------------
   Consolidated                                $8,933                    $  708             $188,428
====================================================================================================
Year Ended December 31, 1994
   North America                               $4,449                    $ (119)            $100,878
   Europe                                       1,332                      (841)              63,741
   Asia and Other                                 497                       129                7,833
- ----------------------------------------------------------------------------------------------------
   Consolidated                                $6,278                    $ (831)            $172,452
====================================================================================================
Year Ended December 31, 1993
   North America                               $4,438                    $  139             $106,735
   Europe                                       3,979                     1,206               70,524
   Asia and Other                                 382                       120                7,576
- ----------------------------------------------------------------------------------------------------
   Consolidated                                $8,799                    $1,465             $184,835
====================================================================================================


*For the year ended December 31, 1994, North America includes a charge of $109 million related to the detailed review of Salomon Brothers' general ledger accounts in connection with interest rate swaps and Europe includes a charge of $194 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies.

NOTE 3  COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Securities purchased under agreements to resell are collateralized principally by government and government agency securities. Securities borrowed agreements are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities purchased under agreements to resell and securities borrowed agreements generally have terms ranging from overnight to up to six months. Excluding the impact of FIN 41, securities purchased under agreements to resell totaled $53.2 billion and $49.8 billion at December 31, 1995 and 1994, respectively. At December 31, 1995, the market value of securities collateralizing resale agreements and securities borrowed and other short-term financing agreements was $55.3 billion and $16.7 billion, respectively. The interest rate on these instruments depends on, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At December 31, 1995, these instruments had a weighted average rate of 5.7%.

NOTE 4  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:



DOLLARS IN MILLIONS
DECEMBER 31,                                             1995              1994
================================================================================
Land                                                   $    4            $    4
Buildings, improvements and equipment                   1,030             1,142
Refining and other energy-related assets                  978               736
- --------------------------------------------------------------------------------
Total                                                   2,012             1,882
Accumulated depreciation and amortization                (669)             (701)
- --------------------------------------------------------------------------------
Property, plant and equipment, net                     $1,343            $1,181
================================================================================


NOTE 5  SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase are collateralized principally by government and government agency securities. Securities loaned agreements are collateralized principally by corporate debt and equity securities. Securities sold under agreements to repurchase generally have terms ranging from overnight to up to six months. Information regarding the Company's bank borrowings and commercial paper is presented below. Average balances were computed based on month-end outstanding balances.



DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                           1995       1994       1993
============================================================================
Bank borrowings:
   Balance at year-end                          $3,856     $2,333     $3,644
   Weighted average interest rate                  4.8%       6.0%       4.2%
   Annual averages-

      Amount outstanding                        $2,743     $3,045     $2,341
      Weighted average interest rate               5.7%       4.9%       4.5%
   Maximum amount outstanding at any month-end  $4,856     $4,173     $3,999
- ----------------------------------------------------------------------------
Commercial paper:
   Balance at year-end                          $  797     $  865     $1,344
   Weighted average interest rate                  6.0%       5.7%       3.5%
   Annual averages-

      Amount outstanding                        $  907     $1,094     $  933
      Weighted average interest rate               6.2%       4.4%       3.4%
Maximum amount outstanding at any month-end     $1,106     $1,309     $1,344
============================================================================

Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German marks and U.K. sterling.

Salomon Inc (Parent Company) issues U.S. dollar denominated commercial paper in the United States and Europe, and sterling and other non-U.S. dollar denominated commercial paper in Europe. All of the Company's commercial paper outstanding at December 31, 1995, 1994 and 1993 was U.S. dollar denominated.

In 1992, Salomon Brothers Inc ("SBI") entered into a committed secured standby bank credit facility for financing securities positions. The facility, which has a capacity of $2.1 billion, contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $576 million and SBI's net worth exceeded the minimum amount required by $520 million at December 31, 1995. Salomon Brothers International Limited ("SBIL") an indirect wholly-owned subsidiary of the Company, entered into a committed secured standby bank credit facility in 1994. The facility, which has a capacity of $1.0 billion, is subject to restrictive covenants, which require SBIL to maintain excess financial resources, as defined. At December 31, 1995, SBIL's consolidated tangible net worth exceeded the amount required by the facility by $254 million. At December 31, 1995, there were no outstanding borrowings under these facilities.

TMC has sterling denominated committed credit facilities secured by mortgages aggregating to the U.S. dollar equivalent of $25 million at December 31, 1995. These facilities mature in 2031. These lines were all in use at December 31, 1995.


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

The CMOs consisted of the following:


Dollars in millions                          Currency
                                      ----------------------
December 31,                          Sterling        U.S. $        Total 1995        Total 1994
================================================================================================
Contractual Maturity
2006 to 2010                            $    -          $ 60            $   60            $   97
2011 to 2031                             1,721           587             2,308             2,977
Accrued interest payable                    11            12                23                29
Unamortized discounts                        -           (54)              (54)              (77)
- ------------------------------------------------------------------------------------------------
Collateralized mortgage obligations     $1,732          $605            $2,337            $3,026
================================================================================================


NOTE 7  TERM DEBT

Term debt, net of unamortized discount, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity, and certain issues carry sinking fund requirements. The maturity structure of the Company's term debt, based on contractual maturities, sinking fund requirements or the earliest date on which the debt is repayable at the option of the holder, consisted of the following at December 31, 1995 and 1994:


                                 Fixed Rate    Fixed Rate
                                Obligations   Obligations          Total      Variable      Total at       Total at
                                 Swapped to           Not     Fixed Rate          Rate   December 31,   December 31,
DOLLARS IN MILLIONS                Variable       Swapped    Obligations   Obligations          1995           1994
===================================================================================================================
U.S. dollar denominated:
  Due in 1995                        $    -          $  -         $    -        $    -       $     -        $ 3,572
  Due in 1996                         1,438            11          1,449         1,106         2,555          2,226
  Due in 1997                         1,088            13          1,101           537         1,638          1,133
  Due in 1998                         1,374             1          1,375           280         1,655          1,230
  Due in 1999                           714             2            716           499         1,215          1,347
  Due in 2000                           513             1            514            42           556            305
  Thereafter                          1,483             1          1,484           168         1,652          1,430
- -------------------------------------------------------------------------------------------------------------------
  U.S. dollar denominated             6,610            29          6,639         2,632         9,271         11,243
- -------------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
  Due in 1995                             -             -              -             -             -            348
  Due in 1996                           123            36            159           329           488            484
  Due in 1997                           312            35            347           152           499            545
  Due in 1998                           162             8            170           716           886            873
  Due in 1999                           229             -            229           353           582            567
  Due in 2000                           256             -            256            68           324            275
  Thereafter                            829           116            945            50           995            867
- -------------------------------------------------------------------------------------------------------------------
  Non-U.S. dollar denominated         1,911           195          2,106         1,668         3,774          3,959
- -------------------------------------------------------------------------------------------------------------------
Term debt                            $8,521          $224         $8,745        $4,300       $13,045        $15,202
===================================================================================================================

The Company issues U.S. dollar and non-U.S. dollar denominated fixed and variable rate term debt. Fixed rate debt matures at various dates through 2023. The contractual interest rates on fixed rate debt ranged from 1.25% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1995 and 1.5% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1994. The weighted average contractual rate on total fixed rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated term debt) was 6.78% at December 31, 1995 and 6.51% at December 31, 1994. The Company utilizes interest rate swap agreements to convert most of its fixed rate term debt to variable rate obligations. The maturity structure of the swaps corresponds with the maturity structure of the debt being hedged. The Company's non-U.S. dollar fixed rate term debt was issued across a broad range of currencies (including Japanese yen, German mark, U.K. sterling, Italian lira, Swiss franc and European Currency Unit) and, consequently, the term debt bears a wide range of interest rates.

At December 31, 1995, the Company had outstanding $3.8 billion of non-U.S. dollar denominated term debt, of which $1.9 billion was Japanese yen denominated, $1.2 billion was German mark denominated and $.4 billion was U.K. sterling denominated (converted at the December 31, 1995 spot rates). Of the $3.8 billion, approximately $1.1 billion of Salomon Inc (Parent Company) non-U.S. dollar denominated debt has been designated as a hedge of investments in subsidiaries with functional currencies other than the U.S. dollar. Another $.5 billion of Salomon Inc (Parent Company) debt has been effectively converted to U.S. dollar denominated obligations using cross-currency swaps. The remaining $2.2 billion is used for general corporate purposes.

The following table summarizes the Company's fixed rate term debt that is swapped to variable rate obligations using interest rate swaps at December 31, 1995 and 1994. The variable rates presented are indicative of the Company's actual costs related to such obligations.


                                                       1995                                       1994
                                     --------------------------------------    ---------------------------------------

                                            Contractual                               Contractual
                                       Weighted Average                          Weighted Average
                                          Fixed Rate on    Weighted Average         Fixed Rate on     Weighted Average
                                     Swapped Fixed Rate    Variable Rate on    Swapped Fixed Rate     Variable Rate on
                                              Term Debt   Swapped Term Debt             Term Debt    Swapped Term Debt
======================================================================================================================
U.S. dollar denominated                             6.9%                6.9%                  6.5%                 7.0%
Japanese yen denominated                            4.4                  .9                   4.4                  2.8
German mark denominated                             7.9                 4.2                   8.0                  5.5
U.K. sterling denominated                          11.4                 7.0                  11.4                  6.5
Italian lira denominated                           12.9                11.0                  12.9                  9.1
Japanese yen swapped to
        U.S. dollar denominated                     4.1                 6.8                   3.9                  5.6
Swiss franc swapped to
        U.S. dollar denominated                     5.1                 6.1                   5.1                  6.6
European Currency Units swapped to
        U.S. dollar denominated                     8.5                 5.8                   8.5                  5.3
- ----------------------------------------------------------------------------------------------------------------------
Total swapped fixed rate term debt                  6.8%                6.2%                  6.4%                 6.4%
======================================================================================================================


Variable rate term debt matures at various dates through 2004. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable rate term debt ranged from .71% (Japanese yen denominated) to 10.97% (Italian lira denominated) at December 31, 1995, and 2.00% (U.S. dollar denominated) to 10.89% (German mark denominated) at December 31, 1994. The weighted average contractual rate on total variable rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 4.87% at December 31, 1995 and 5.58% at December 31, 1994.

Term debt includes subordinated notes, which totaled $34 million at December 31, 1995 and $29 million at December 31, 1994. At December 31, 1995 and 1994, subordinated debt included approximately $6 million of convertible restricted notes, which were convertible at the rate of $13.89 per share into 419,435 shares and 444,595 shares of the Company's common stock at December 31, 1995 and 1994, respectively. The Company has outstanding certain issues of term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

NOTE 8  PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock.

REDEEMABLE PREFERRED STOCK, SERIES A

At December 31, 1995, 560,000 shares of Series A cumulative preferred stock ("Series A Preferred") were outstanding. All of the Series A Preferred is held by affiliates of Berkshire Hathaway Inc. Each share has a redemption value of $1,000, and is entitled to receive quarterly cash dividends at the annual rate of $90 and can be converted into shares of common stock at $38 per share. The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events, none of which has occurred to date. The redeemable preferred stock, which is convertible into common stock (14,736,842 shares at December 31, 1995), is entitled to one vote per share voting together as one class with the Company's common stock. At December 31, 1995, the redeemable preferred stock represented 12.2% of the votes entitled to be cast by the Company's outstanding voting securities.

On October 31, 1995, the first of five tranches of 140,000 shares of Series A Preferred held by Berkshire Hathaway Inc. was redeemed by the Company for $140 million. If not previously converted, one fourth of the remaining 560,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Company's common stock, nor may the Company repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.

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

                 -------------------------------------------

The Company has entered into interest rate swap agreements that effectively convert fixed rate dividend obligations into variable rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the aftertax income or loss generated by these swaps.

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

NOTE 10  CAPITAL REQUIREMENTS

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The Company's principal regulated subsidiaries are discussed below.

SBI is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1, which requires net capital, as defined under the alternative method, of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. Although net capital, aggregate debit items and funds required to be segregated change from day to day, at December 31, 1995, SBI's net capital was $1.0 billion, $976 million in excess of regulatory requirements.

SBIL is authorized to conduct investment business in the United Kingdom by the Securities and Futures Authority ("SFA") in accordance with the Financial Services Act 1986. The SFA requires SBIL to have available at all times financial resources, as defined, sufficient to demonstrate continuing compliance with its rules. At December 31, 1995, SBIL's financial resources were $439 million in excess of regulatory requirements.

Salomon Brothers Asia Limited ("SBAL") and Salomon Brothers AG ("SBAG") are also subject to regulation in the countries in which they do business. Such regulations include requirements to maintain specified levels of net capital or its equivalent. At December 31, 1995, SBAL's net capital was $179 million above the minimum required by Japan's Ministry of Finance. SBAG's net capital was $64 million above the minimum required by Germany's Banking Supervisory Authority.

In addition, in order to maintain its triple-A rating, Salomon Swapco Inc ("Swapco") must maintain minimum levels of capital in accordance with agreements with its rating agencies. At December 31, 1995, Swapco's capital exceeded the minimum levels required under the agreements. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables.

NOTE 11  EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS

Substantially all full-time U.S. employees of the Company participate in defined contribution plans. Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise funded. The costs relating to such plans, which are included in compensation and employee-related expenses, were $55 million, $44 million and $46 million in 1995, 1994 and 1993, respectively.

HEALTH CARE AND LIFE INSURANCE

The Company provides certain health care and life insurance benefits for its active employees, qualifying retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. The Company self-insures such benefit programs. At December 31, 1995, there were approximately 8,400 active and 600 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits were $44 million, $48 million and $125 million in 1995, 1994 and 1993, respectively. Such expenses in 1993 included a $65 million pretax charge ($37 million aftertax) discussed below, related to the adoption of SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

Effective January 1, 1993, the Company adopted SFAS 106 and SFAS 112, Employers' Accounting for Postemployment Benefits. SFAS 106 requires companies to provide for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The aggregate liability associated with the adoption of SFAS 106 resulted in a charge against earnings in the amount of $65 million; the aftertax charge was $37 million. The adoption of SFAS 112 did not have a material impact on the Company's 1993 financial statements. At December 31,1995, the present value of the liability related to benefits as defined by SFAS106 and SFAS 112 was $92 million.

STOCK OPTION AND INCENTIVE PLANS

The Non-Qualified Stock Option Plan of 1984 (the "1984 Plan"), as amended in 1988, which terminated on June 30, 1994, provided for the granting of options to purchase common stock to certain key employees. Stock appreciation rights accompanied some of the options granted. Exercise of such rights extinguishes the related options. Options expire ten years from the date of grant. Options to purchase 713,470 and 1,438,390 shares were exercisable at December 31, 1995 and 1994, respectively.

Changes in options and outstanding shares under the 1984 Plan are summarized as follows:


                                             Number of             Option Price
                                                Shares                per Share
===============================================================================
Shares under option at:
   December 31, 1995                           713,470         $18.13 to $40.38
   December 31, 1994                         1,438,390         $18.13 to $46.00
   December 31, 1993                         1,732,890         $18.13 to $46.00
Options exercised:
   1995                                        615,220         $18.13 to $40.38
   1994                                        283,300         $18.13 to $46.00
   1993                                        899,585         $18.13 to $40.38
Options canceled or expired:
   1995                                        109,700         $46.00
   1994                                         11,200         $18.13 to $46.00
   1993                                         18,477         $18.13 to $46.00
- -------------------------------------------------------------------------------
Available for future grant:
   December 31, 1995                                 0
   December 31, 1994                                 0
   December 31, 1993                         9,823,767
===============================================================================


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

In 1994, the stockholders approved the Salomon Inc Stock Incentive Plan ("SIP"). The SIP provides for a grant of up to 3.5 million shares in the form of options, shares of restricted stock and stock bonuses, as well as an additional grant of up to 1.5 million shares in the form of stand alone stock appreciation rights, shares of phantom stock and cash bonuses to key employees, including officers, whether or not they are directors of the Company and its affiliates. No awards have been made under the SIP.

The Employee Stock Purchase Plan ("ESPP") was approved by the Company's stockholders in 1989. This plan allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of the individual's annual compensation. Shares purchased under this plan are purchased on the open market. Thus far, over 1.7 million shares have been purchased by employees under this plan, including approximately 232,000 shares in 1995.

Shares purchased under the 1984 Plan are issued from the Company's common stock held in treasury. Shares for the ESPP are purchased on the open market. Prior to the second quarter of 1994, ESPP shares were issued from the Company's common stock held in treasury.

The Company's Equity Partnership Plan (the "Plan") began in 1990 and was formally approved by stockholders in 1991. Under the Plan, qualifying employees ("participants") receive a portion of their compensation in the form of the Company's common stock, the payment of which is deferred for five years. The stock is purchased by the Plan's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total compensation, and for 1995 and prior years reached a maximum of 50% of total compensation. Participants received the shares for 1995 and prior years with an incentive of 17.65%, whereby the Company makes an additional contribution to participants' accounts of 17.65% of their compensation deferred into the Plan.

Total purchases of shares by the Plan totaled $76 million (2.1 million shares) in 1995 and $266 million (5.8 million shares) in 1994. Stock awarded under the Plan totaled $98 million (2.7 million shares) and $264 million (5.6 million shares) in 1995 and 1994, respectively. These amounts are included as a component of compensation expense. Dividends paid on shares held by the Plan are used to purchase Salomon Inc stock at 85% of its market value at the time of purchase. The net asset related to the Plan, which represents the cost of the unawarded shares held by the Plan less the Company's liability related to the Plan, payable in common stock, is included in "Other assets, including intangibles." Shares held by the trustee of the Plan are considered outstanding for the purpose of computing earnings per share. In December 1995, the Plan's trustee distributed, under the Plan terms, the 1990 award amounting to 1.6 million shares (net of withholding tax requirements). Employees of certain subsidiaries of the Company do not participate in the Plan, while employees of other subsidiaries are unable to participate in the Plan but instead receive stock appreciation rights under the same terms as shares awarded under the Plan.

The Plan was amended for 1996 and future awards. The amendments, subject to approval by the Company's stockholders, include an increase in the award incentive to 25%, a reduction in the deferral period to three years from five years, and the introduction of forfeiture provisions on both the award and the incentive. The award is forfeited if the participant's employment is terminated for cause (no change from the prior Plan). The award is subject to forfeiture provisions if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves the Company other than by virtue of death, disability, retirement or as the result of a downsizing during the three years following the award, the entire 25% award incentive will be forfeited.

The Plan, as amended also includes revisions to the participation schedule which generally reduces the portion of participants' compensation subject to the Plan (participation reaches 30% of compensation) and substantially increases the minimum level of compensation required for participation.

The Company's 401(k) plan was amended, effective January 1, 1996. The amendment includes an increase in the Company's match from 50% to 75% of an eligible employee's contribution to the plan. As amended, the plan will match 75% of the lesser of the eligible employee's contribution to the 401(k) plan or 6% of the eligible employee's total compensation. The increase in the Company's match will be in the form of Salomon Inc common stock and is limited to eligible employees with a compensation level less than $360,000.

NOTE 12 INCOME TAXES

The components of income taxes reflected on the Consolidated Statement of Income are:

Dollars in millions
Year Ended December 31,                              1995       1994       1993
===============================================================================
Current:
  U.S. federal                                      $ 140      $  42      $ 150
  State and local                                      73         25         59
  Non-U.S.                                            337        386         68
- -------------------------------------------------------------------------------
  Total current                                       550        453        277
- -------------------------------------------------------------------------------
Deferred:
  U.S. federal                                       (112)      (199)       (44)
  State and local                                     (56)       (58)       (37)
  Non-U.S.                                           (131)      (628)       405
- -------------------------------------------------------------------------------
  Total deferred                                     (299)      (885)       324
- -------------------------------------------------------------------------------
Income tax expense (benefit) charged to earnings    $ 251      $(432)     $ 601
===============================================================================

Under SFAS 109, Accounting for Income Taxes ("SFAS 109"), temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. Under certain circumstances, estimates are used in the determination of temporary differences.

At December 31, 1995 and December 31, 1994, the Company's Consolidated Statement of Financial Condition included a net deferred tax liability of $2 million and $310 million, respectively, comprised of the following:

Dollars in millions
December 31,                                                                                     1995      1994
===============================================================================================================
Mark-to-market adjustments                                                                      $ 422     $ 728
Employee benefits and deferred compensation                                                      (450)     (410)
Reserves                                                                                         (184)     (203)
Cumulative translation adjustments (which do not affect the provision for income tax expense)     115        86
U.S. taxes provided on the undistributed earnings of non-U.S. subsidiaries                        113        63
Other                                                                                             (14)       46
- ---------------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                                      $   2     $ 310
===============================================================================================================

The Company had no deferred tax valuation allowance at December 31, 1995 or December 31, 1994.

Effective January 1, 1993, federal legislation required that U.S. securities dealers value their inventories at market value for tax purposes. The legislation's transition provisions prescribe that the excess of book basis over tax basis, at January 1, 1993, be amortized to taxable income over a five-year period. The charge reduces the Company's deferred tax liabilities but does not impact the Company's provision for income tax expense.

Income taxes paid, net of refunds, totaled $360 million in 1995, $409 million in 1994 and $278 million in 1993. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides deferred income taxes on the undistributed earnings of foreign subsidiaries and affiliates except to the extent that such earnings are intended to be indefinitely invested outside the United States. At December 31, 1995, the accumulated undistributed earnings of the Company's non-U.S. subsidiaries amounted to $1.9 billion. U.S. federal taxes have been provided on $720 million of these earnings and, therefore, that amount could be remitted to the U.S. without incurring additional tax expense. The undistributed earnings of the Company's non-U.S. subsidiaries that are indefinitely invested outside the U.S. amounted to $1.2 billion. At the existing U.S. federal income tax rates, additional taxes of $368 million would have to be provided if the remaining earnings were remitted to the U.S.

The following table reconciles the U.S. federal statutory income tax rate to the Company's effective tax rate:

Year Ended December 31,                                         1995    1994   1993*
===================================================================================
Statutory U.S. federal income tax rate for corporations           35%     35%    35%
Impact of:
 State and local taxes, net of U.S. federal tax effect             2       2      1
 Tax advantaged income                                            (4)      4     (1)
 Provisions for tax contingencies and non-deductible reserves      3       -      5
 Reversal of tax contingency reserves                              -      12      -
 Other, net                                                       (1)     (1)     1
- -----------------------------------------------------------------------------------
Effective tax rate                                                35%     52%    41%
===================================================================================

*Excludes cumulative effect of change in accounting principles.

NOTE 13 EARNINGS (LOSS) PER SHARE

Primary earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common and common equivalent shares outstanding, including shares held by the Equity Partnership Plan. Common equivalent shares include the dilutive effect of outstanding stock options. Fully diluted earnings (loss) per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on earnings per share. Contingent increases of common stock include the potential impact of the conversion of Series A Preferred and convertible debt, which are discussed in Notes 8 and 7, respectively.

Amounts in millions, except per share amounts
Year Ended December 31,                                                                        1995          1994           1993
==================================================================================================================================
Shares used in computing earnings (loss) per share:
Average common shares outstanding                                                             106.3         106.8          110.4
Effects of assumed exercise of stock options, if dilutive                                        .2            --             .6
- ----------------------------------------------------------------------------------------------------------------------------------
Shares used in computing primary earnings (loss) per share                                    106.5         106.8          111.0
Effects (when dilutive) of:
  Assumed conversion of convertible notes                                                        .4            --             .6
  Assumed conversion of convertible preferred stock                                            17.8            --           18.4
- ----------------------------------------------------------------------------------------------------------------------------------
Shares used in computing fully diluted earnings (loss) per share                              124.7         106.8          130.0
==================================================================================================================================
Net income (loss) for earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principles                   $   457       $  (399)       $   864
Less dividends on preferred stock, Series A, C and D*                                            69            62             49
- ----------------------------------------------------------------------------------------------------------------------------------
Income (loss) for primary earnings (loss) per share before cumulative
  effect of change in accounting principles                                                     388          (461)           815
Add dividends on preferred stock, Series A, when dilutive*                                       49            --             39
Add interest expense, net of tax, on convertible notes, when dilutive                            --            --             --
- ----------------------------------------------------------------------------------------------------------------------------------
Income (loss) for fully diluted earnings (loss) per share before
  cumulative effect of change in accounting principles                                          437          (461)           854
Cumulative effect of change in accounting principles,
  net of tax benefit of $28                                                                      --            --            (37)
- ----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) for fully diluted earnings (loss) per share                               $   437       $  (461)       $   817
==================================================================================================================================
Earnings (loss) per share of common stock:
Primary earnings (loss) before cumulative effect of change in accounting principles         $  3.64       $ (4.31)       $  7.34
Cumulative effect of change in accounting principles                                             --            --           (.33)
- ----------------------------------------------------------------------------------------------------------------------------------
Primary earnings (loss)                                                                     $  3.64       $ (4.31)       $  7.01
==================================================================================================================================
Fully diluted earnings (loss) before cumulative effect of change in accounting
  principles                                                                                $  3.50       $ (4.31)       $  6.57
Cumulative effect of change in accounting principles                                             --            --           (.29)
- ----------------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss)                                                               $  3.50       $ (4.31)       $  6.28
==================================================================================================================================

* Dividends on preferred stock are adjusted for the aftertax impact of interest rate swaps that effectively convert the Company's fixed rate obligations to variable rate.

NOTE 14 SECURITIES PLEDGED AND LEASE COMMITMENTS

Repurchase Agreements, Securities Pledged and Letters of Credit

At December 31, 1995, the approximate market values of securities sold under agreements to repurchase or pledged by the Company were:

Dollars in millions
========================================================================================
For securities sold under agreements to repurchase                              $ 98,714
As collateral for securities borrowed of approximately equivalent value           30,647
For securities loaned                                                              1,070
To clearing organizations or segregated under securities laws and regulations      1,961
As collateral for letters of credit                                                  510
As collateral on bank loans                                                        2,302
Other                                                                              1,906
- ----------------------------------------------------------------------------------------
Repurchase agreements and securities pledged                                    $137,110
========================================================================================

At December 31, 1995, the Company had $2.7 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

Lease Commitments

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2012. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1995. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors. Amounts presented below also include lease expenses which, as a part of oil refining and gathering and commodities trading activities, are expected to be recorded as a reduction of "Other" revenues and "Principal transactions."

                                                   7 World       All Other
Dollars in millions                           Trade Center          Leases
==========================================================================
1996                                                $   46           $  62
1997                                                    46              44
1998                                                    46              36
1999                                                    46              31
2000                                                    46              22
Thereafter                                             515             122
- --------------------------------------------------------------------------
Minimum future rentals                              $  745           $ 317
==========================================================================

Minimum future rentals include $34 million related to space the Company has vacated or intends to vacate. The Company has provided reserves based on these amounts. Rent expense under operating leases totaled $88 million, $75 million and $133 million for the years ended December 31, 1995, 1994 and 1993, respectively. These amounts exclude reductions in "Other" revenues and "Principal transactions" of $53 million in 1995, $65 million in 1994 and $46 million in 1993.

NOTE 15 LEGAL PROCEEDINGS

The Company is a defendant in lawsuits incidental to its securities, commodities and oil refining and gathering businesses, and as a result of such activities is subject to ongoing legal risk. In connection with its discontinued commodities processing operations, the Company and certain of its subsidiaries are subject to claims asserted by the U.S. Environmental Protection Agency, certain state agencies and private parties in connection with environmental matters. For further discussion on environmental matters, see Management's Discussion and Analysis, "Risk Management-Environmental Risk." Management of the Company, after consultation with outside legal counsel, believes that the ultimate resolution of legal proceedings and environmental matters (net of applicable reserves) will not have a material adverse effect on the Company's financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.

NOTE 16 FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

The Company and its subsidiaries enter into a variety of contractual commitments, such as swaps, cap and floor agreements, futures contracts, forward purchase and sale agreements, option contracts, warrants, and securities sold, not yet purchased ("short sales"). These transactions generally require future settlement, and are either executed on an exchange or traded as OTC instruments. Contractual commitments have widely varying terms, and durations that range from several days to several years depending on the instrument. For a more detailed discussion of these instruments, see Management's Discussion and Analysis, "Derivative Instruments."

The Company sells various financial instruments and commodities which have not been purchased. The Company borrows these securities in order to sell them short and, at a later date, must deliver (i.e., replace) like or materially-like financial instruments or commodities to the parties from which they were originally borrowed. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability, would increase and revenues from principal transactions would be reduced.

The way in which the Company accounts for and presents contractual commitments in its financial statements depends on both the type and purpose of the contractual commitment held or issued. As discussed in the Summary of Accounting Policies, the Company records all contractual commitments used for trading purposes, including those used to hedge trading positions, at market or fair market value. Consequently, changes in the amounts recorded in the

Company's Consolidated Statement of Financial Condition resulting from movement in market prices are included in "Principal transactions" in the period in which they occur. Inflows and outflows on contractual commitments with future settlement used for purposes other than trading are recorded as adjustments to interest expense or dividends, as appropriate. The use of contractual commitments and financial instruments with off-balance-sheet risk may expose the Company to both market risk and credit risk in excess of the amount recorded on the Consolidated Statement of Financial Condition. These risks are discussed in more detail below.

Basis' gains and losses associated with futures, forward contracts and swaps used to hedge anticipated refinery production and future contracted purchases of unpriced domestic crude oil are deferred until recognition of the gain or loss from the underlying risk element. When recognition occurs, such gains and losses are recognized as adjustments to oil costs and product revenues and are reported as "Other" revenue.


Market Risk

Market risk is the potential loss the Company may incur as a result of changes in the market value of a particular instrument. All financial and commodities-related instruments, including derivatives and short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affect the level of market risk. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by setting risk limits and monitoring the effectiveness of its hedging policies and strategies.

The commodities dealer activities of Phibro and the crude oil refining and gathering activities of Basis Petroleum subject the Company to risk due to fluctuations in the prices of crude oil, metals, natural gas, gasoline, heating oil and other commodities and refined products. Significant volatility in these markets could have a material effect on the Company's operating results in future periods, depending in part on the results for such periods.

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, require the disclosure of the notional amounts of derivative financial instruments, distinguishing between those held or issued for trading purposes and those held or issued for purposes other than trading. Notional amounts and additional detail of the market or fair market values of financial options and contractual commitments recorded on the Consolidated Statement of Financial Condition at December 31, 1995 and 1994 are set forth in the Summary of Options and Contractual Commitments that immediately follows the Consolidated Statement of Financial Condition. The determination of notional amounts does not consider any of the market risk factors discussed above. Notional amounts presented in this report are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's Consolidated Statement of Financial Condition. For all of the reasons noted above, the interpretation of notional amounts as a measure of market risk could be materially misleading.

The annual average balances of the Company's options and contractual commitments based on month-end balances are as follows:

                                                    1995                     1994
                                            ---------------------     --------------------
                                            Average       Average     Average      Average
Dollars in billions                         Assets    Liabilities     Assets   Liabilities
==========================================================================================
Swaps, swap options, caps and floors        $ 4.0       $  6.5        $ 5.9       $ 6.1
Index and equity contracts and options        1.2           .8          1.3         1.1
Foreign exchange contracts and options         .9          1.0          1.1         1.0
Other                                          .5           .6           .4          .5
- ------------------------------------------------------------------------------------------
Total financial options
   and contractual commitments              $ 6.6       $  8.9        $ 8.7       $ 8.7
==========================================================================================
Commodities-related instruments             $  .5       $   .5        $  .4       $  .4
==========================================================================================


Credit Risk

Salomon Brothers regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Phibro and Basis Petroleum regularly transact business with independent and government-owned oil producers, a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Master netting agreements enable the Company to net certain assets and liabilities by counterparty. The Company also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. The Company may require counterparties to submit additional collateral when deemed necessary.

Salomon Brothers enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. Salomon Brothers generally controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the U.S. government or its agencies, and may be liquidated in the event of counterparty default.

Concentrations of Credit Risk

Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of issuers or counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis. The Company's largest single concentration of credit risk is with securities issued by the U.S. government and its agencies which totaled $45.1 billion and $33.0 billion at December 31, 1995 and 1994, respectively. With the addition of U.S. government and U.S. government agency securities pledged as collateral by counterparties in connection with collateralized financing activity, the Company's total holdings of U.S. government securities were $84.6 billion or 45% of the Company's total assets at December 31, 1995 and $75.2 billion or 44% of total assets at December 31, 1994. Similarly, concentrations with non-U.S. governments totaled $67.5 billion at December 31, 1995 and $52.0 billion at December 31, 1994. These consist predominantly of securities issued by the governments of major industrial nations.

Remaining concentrations arise principally from contractual commitments with counterparties in financial or commodities-related transactions involving future settlement and fixed income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1995 or 1994. North America and Europe represent the largest geographic concentrations. Among industries, other major derivatives dealers and financial institutions represent the largest groups of counterparties.

NOTE 17 FAIR MARKET VALUE INFORMATION

The following information is presented to help users gain an understanding of the relationship between the amounts reported in the Company's financial statements and the related market or fair market values. Specific accounting policies are discussed in the Summary of Accounting Policies.

At December 31, 1995, $185 billion or 98% of the Company's total assets and $174 billion or 95% of the Company's total liabilities were carried at either market or fair market values or at amounts which approximate such values. At December 31, 1994, $170 billion or 98% of the Company's total assets and $158 billion or 94% of the Company's total liabilities were carried at market value or fair market value or at amounts that approximate such values. Financial instruments recorded at fair market value include cash and interest bearing equivalents, financial instruments held or sold for trading purposes including financial options and contractual commitments and, commodities-related instruments held or sold for trading purposes including options and contractual commitments.

Financial instruments recorded at contractual amounts that approximate market or fair market value include collateralized short-term financing agreements, receivables, assets securing sterling denominated variable rate CMOs, short-term borrowings, payables, sterling denominated variable rate CMOs and variable rate term debt. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and their variable interest rates.

The table below reflects financial instruments which are recorded at contractual or historical amounts that do not necessarily approximate market or fair market value. Such instruments include U.S. dollar denominated CMOs and the assets securing U.S. dollar denominated CMOs, the Company's fixed rate term debt, as well as the fair market value of derivative instruments which are used for non-trading, or end user, purposes.

                                                                        1995                                 1994
                                                             Assets          Liabilities            Assets         Liabilities
                                                         ----------------------------------    ----------------------------------
                                                                    Fair              Fair                 Fair              Fair
                                                         Carrying  Market  Carrying  Market    Carrying  Market  Carrying  Market
Dollars in billions                                         Value   Value     Value   Value       Value   Value     Value   Value
=================================================================================================================================
Financial instruments recorded at contractual
   amounts or historical amounts that do not
   necessarily approximate market or fair market value:
   Assets securing U.S. dollar denominated CMOs
      (fixed rate)                                         $.6       $.8                           $.8     $.8
   U.S. dollar denominated CMOs (fixed rate)                                 $ .6     $ .7                          $ .7     $ .8
   Fixed rate term debt                                                       8.7      9.1                           9.7      9.3
Derivatives held or issued for non-trading purposes*       $ -       $.7     $  -     $ .2         $ -     $.5      $  -     $ .7
=================================================================================================================================

*The fair market value of non-trading derivatives, which are all transacted with affiliates, includes amounts related to interest rate swaps used to effectively convert the Company's fixed rate preferred stock dividend obligations to variable rate obligations

The fair market value of fixed rate term debt has been estimated by using a discounted cash flow analysis. The Company's U.S. dollar denominated fixed rate CMOs and assets securing U.S. dollar denominated fixed rate CMOs are carried at their contractual amounts. At December 31, 1995 and 1994, prevailing interest rates and prepayments resulted in the fair market value of the liabilities associated with such CMOs exceeding their carrying amount. The carrying value of assets securing the dollar denominated CMOs also exceeded their fair market value at December 31, 1995. CMOs and the assets which secure them should not be viewed independently. Taken together, the fair market value of the Company's dollar denominated CMOs and the assets securing them is the present value of the difference between future cash inflows from the CMO collateral and cash outflows to service the CMOs. This difference was nominal at December 31, 1995 and 1994.


NOTE 18 PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The following are condensed financial statements of Salomon Inc (Parent Company
Only):

Parent Company Only Condensed Statement of Income

Dollars in millions
Year Ended December 31,                                                                 1995         1994        1993
======================================================================================================================
Dividends from subsidiaries                                                          $   206       $  418      $  383
Net interest and principal transactions                                                  152            9         (25)
General, administrative and other expenses                                              (113)         (88)        (78)
- ----------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in net income (loss) of
        subsidiaries and affiliates, net of dividends received                           245          339         280
Income tax (expense) benefit                                                             (13)          33          44
Equity in net income (loss) of subsidiaries and affiliates,
        net of dividends received                                                        225         (771)        518
- ----------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change in accounting principles                457         (399)        842
Cumulative effect of change in accounting principles, net of tax benefit of $11            -            -         (15)
- ----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                    $   457       $ (399)     $  827
======================================================================================================================

PARENT COMPANY ONLY CONDENSED STATEMENT OF FINANCIAL CONDITION

Dollars in millions
December 31,                                                             1995                          1994
============================================================================================================
Assets:
Cash and interest bearing equivalents                                 $    14                       $     7
Financial instruments                                                      29                            31
Commodities-related products and instruments                              746                           573
Receivables                                                               429                           462
Receivables from subsidiaries:

        Salomon Brothers Holding Company Inc              $11,479                   $13,963
        Basis Petroleum, Inc.*                                530                       455
        Other subsidiaries                                    168                       640
                                                          -------                   -------
                                                                       12,177                        15,058
Investments in subsidiaries:
        Salomon Brothers Holding Company Inc                4,731                     4,433
        Basis Petroleum, Inc.*                                299                       356
        Other subsidiaries                                     75                        24
                                                          -------                   -------
                                                                       5,105                          4,813
Property, plant and equipment, net                                       285                            315
Other assets                                                              55                             87
- ------------------------------------------------------------------------------------------------------------
Total assets                                                         $18,840                        $21,346
============================================================================================================
Liabilities and stockholders' equity:
Short-term borrowings                                                $ 1,751                        $ 2,064
Financial and commodities-related instruments sold,
  not yet purchased                                                      296                            470
Other liabilities                                                        475                            424
Term debt                                                             11,615                         13,896
                                                                     -------                        -------
        Total liabilities                                             14,137                         16,854
Redeemable preferred stock, Series A                                     560                            700
Stockholders' equity                                                   4,143                          3,792
- ------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                           $18,840                        $21,346
===========================================================================================================
*       Effective April 1, 1996, Phibro Energy USA, Inc. will be renamed Basis
        Petroleum, Inc. In January 1996, $140 million of Basis' intercompany debt with Salomon Brothers Holding Company Inc was exchanged for equity.

PARENT COMPANY ONLY CONDENSED STATEMENT OF CASH FLOWS

DOLLARS IN MILLIONS
YEAR ENDED DECEMBER 31,                                               1995           1994           1993
========================================================================================================
Cash flows from financing activities:
        Issuance of term debt                                     $  2,679       $  6,115       $  6,783
        Redemption of redeemable preferred stock, Series A            (140)             -              -
        Term debt maturities and repurchases                        (4,898)        (2,891)        (3,560)
        Net increase (decrease) in short-term borrowings              (313)          (381)           586
        Issuance of preferred stock, Series D                            -              -            200
        Purchase of common stock for treasury                           (2)          (252)           (16)
        Dividends                                                     (137)          (128)          (117)
        Employee stock purchase and option plans                        15             13             35
- --------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                 (2,796)         2,476          3,911
- --------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
        Net (increase) decrease in receivables from subsidiaries     2,881         (2,783)        (4,341)
        Dividends received from subsidiaries                           206            418            383
        Capital infusions and other capital transactions with
        subsidiaries                                                   (69)             -              -
        Purchases of property, plant and equipment                      (4)           (11)            (8)
- --------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                  3,014         (2,376)        (3,966)
- --------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating and other activities         (211)           (99)            26
- --------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and interest bearing equivalents         7              1            (29)
Cash and interest bearing equivalents at beginning of year               7              6             35
- --------------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year              $     14       $      7       $      6
========================================================================================================

BASIS OF PRESENTATION

The accompanying Condensed Financial Statements include the accounts of Salomon Inc (Parent Company Only). Investments in subsidiaries are accounted for under the equity method. For information regarding the Company's term debt, see Note 7.

                          SALOMON INC AND SUBSIDIARIES

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS         DECEMBER        SEPTEMBER        JUNE        MARCH
THREE MONTHS ENDED                                          31               30          30           31

========================================================================================================
1995
Revenues:
   Interest and dividends                               $1,859           $1,611      $1,944       $1,608
   Principal transactions                                  268              691        (252)         370
   Investment banking                                      168              128         154           22
   Commissions                                              80               82          81           89
   Other                                                     -               24          27          (21)
- --------------------------------------------------------------------------------------------------------
Total revenues                                          $2,375           $2,536      $1,954       $2,068
Revenues, net of interest expense                       $  826           $1,181      $  401       $  743
- --------------------------------------------------------------------------------------------------------
Income (loss) before income taxes by business unit:
   Salomon Brothers                                     $  207           $  381      $   56       $   60
   Phibro                                                   56               68        (162)         123
   Basis Petroleum                                         (32)              (9)          1          (51)
   Corporate and Other                                       3               (1)          6            2
- --------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                       $  234           $  439      $  (99)      $  134
- ---------------------------------------------------------------------------------------------------------
Net income (loss)                                       $  168           $  268      $  (60)      $   81
========================================================================================================
Earnings (loss) per share -

   Primary                                              $ 1.42           $ 2.36      $(0.73)      $ 0.59
   Fully diluted                                          1.32             2.10       (0.73)        0.59
=========================================================================================================
1994
Revenues:
   Interest and dividends                               $1,635           $1,520      $1,347       $1,400
   Principal transactions                                 (326)             (42)       (245)          53
   Investment banking                                      109              121          86          170
   Commissions                                              79               82          85           90
   Other                                                    31               17          10           56
- --------------------------------------------------------------------------------------------------------
Total revenues                                          $1,528           $1,698      $1,283       $1,769
Revenues, net of interest expense                       $   96           $  408      $  171       $  711
- --------------------------------------------------------------------------------------------------------
Income (loss) before income taxes by business unit:
   Salomon Brothers*                                    $ (416)          $ (176)     $ (410)      $   39
   Phibro                                                  (24)             (27)         82           50
   Basis Petroleum                                           5               (4)        (10)          27
   Corporate and Other                                      14               31          (8)          (4)
- --------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                       $ (421)          $ (176)     $ (346)      $  112
- --------------------------------------------------------------------------------------------------------
Net income (loss)                                       $ (157)          $ (104)     $ (204)      $   66
========================================================================================================
Earnings (loss) per share -

   Primary                                              $(1.65)          $(1.13)     $(2.08)      $ 0.48
   Fully diluted                                         (1.65)           (1.13)      (2.08)        0.48
========================================================================================================

               Earnings (loss) per share for quarterly periods are based on average common shares outstanding in individual quarters; thus, the sum of earnings (loss) per share of the quarters may not equal the amounts reported for the full year.

          * Salomon Brothers' fourth quarter 1994 pretax loss includes $278 million of unallocated charges.

                                  SALOMON INC

                               COMMON STOCK DATA

The Company's stock is listed on the New York Stock Exchange, Inc. (trading symbol SB). As of February 29, 1996, there were 12,245 holders of record.

The ranges of market prices and cash dividends paid on common stock for each quarterly period during 1995 and 1994 were as follows:


                                            1995                                              1994
                        -------------------------------------------        --------------------------------------------
                                MARKET PRICE                                        MARKET PRICE
                        -----------------------------                      ------------------------------
                                                          DIVIDENDS                                          DIVIDENDS
THREE MONTHS ENDED         HIGH       LOW         END     PER SHARE           HIGH       LOW         END     PER SHARE
===================================================================        ============================================
March 31                $40 1/8   $32 1/4     $33 7/8          $.16        $52 3/4   $44 3/4     $48 1/2          $.16
June 30                  43 1/4    33 1/4      40 1/8           .16         52 5/8    47 1/4      47 3/4           .16
September 30             41 1/8    34 3/4      38 1/2           .16         48 1/4    38 1/2      39 1/2           .16
December 31              40 5/8    33 7/8      35 3/8           .16         42        35          37 1/2           .16
- -------------------------------------------------------------------        -------------------------------------------
                                                               $.64                                               $.64
                                                            =======                                            =======


                          SALOMON INC AND SUBSIDIARIES

              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION



DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS                  1995          1994          1993          1992          1991
===========================================================================================================================
For the year ended December 31:
Revenues:
   Principal transactions, including
      net interest and dividends                           $  2,317      $    450      $  3,053      $  3,164      $  2,705
   Investment banking                                           472           486           791           450           496
   Commissions and other                                        362           450           355           245           326
- ---------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                             3,151         1,386         4,199         3,859         3,527
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
   Compensation and employee-related                          1,737         1,486         1,900         1,638         1,375
   Other noninterest expenses                                   706           731           834           980         1,033
   Charges relating to U.S. Treasury auction matters             --            --            --           185           200
- ---------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                    2,443         2,217         2,734         2,803         2,608
- ---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
   effect of change in accounting principles                    708          (831)        1,465         1,056           919
Income tax expense (benefit)                                    251          (432)          601           506           412
- ---------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative
        effect of change in accounting principles               457          (399)          864           550           507
Cumulative effect of change in accounting principles,
        net of tax benefit of $28                                --            --           (37)           --            --
- ---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                          $    457      $   (399)     $    827      $    550      $    507
===========================================================================================================================
Income (loss) before income taxes and cumulative effect
  of change in accounting principles by business unit:
      Salomon Brothers                                     $    704      $   (963)     $  1,575      $  1,390     $   1,036
      Phibro                                                     85            81           (15)         (194)           47
      Basis Petroleum                                           (91)           18           (46)          (47)          (80)
      Corporate and Other                                        10            33           (49)          (93)          (84)
- ---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
   effect of change in accounting principles               $    708      $   (831)     $  1,465      $  1,056     $     919
===========================================================================================================================
At year-end:
Total assets                                               $188,428      $172,452      $184,835      $159,459     $  97,424
Short-term borrowings                                       101,157        78,579        97,890        88,417        40,393
Term debt                                                    13,045        15,202        11,692         8,533         7,082
Redeemable preferred stock                                      560           700           700           700           700
Perpetual preferred stock                                       312           312           312           112           112
Common equity                                                 3,831         3,480         4,234         3,519         3,255
===========================================================================================================================
Per common share:
Primary earnings (loss)*                                   $   3.64      $  (4.31)    $    7.01      $   4.18     $    3.90
Fully diluted earnings (loss)*                                 3.50         (4.31)         6.28          4.05          3.79
Cash dividends                                                  .64           .64           .64           .64           .64
High market price                                            43 1/4        52 3/4        51 7/8            39            37
Low market price                                             32 1/4            35        34 3/8        26 5/8        20 3/4
Ending market price                                          35 3/8        37 1/2        47 5/8        38 1/8        30 5/8
Book value                                                    35.84         32.65         37.93         32.06         28.76
===========================================================================================================================
Selected ratios:
Return on average common stockholders' equity:**
   Primary                                                     10.8%        (11.7)%        21.9%         13.6%         13.9%
   Fully diluted                                               10.3%        (11.7)%        19.3%         12.9%         12.9%
Pretax margin                                                    22%          n/m            35%           27%           26%
Market/book ratio                                               .99          1.15          1.26          1.19          1.06
Price/earnings ratio                                             10           n/m             7             9             8
===========================================================================================================================
Other data:
Common shares outstanding (in millions)                       106.4         105.8         110.6         109.8         113.2
Salomon Brothers' full-time employees                         6,409         6,950         6,339         6,481         6,650
Salomon Inc's full-time employees                             8,439         8,970         8,543         8,546         8,816
===========================================================================================================================


Salomon Brothers' 1994 results include fourth quarter pretax charges of $278 million in connection with the resolution of unreconciled balances related to Salomon Brothers' London-based companies and the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps. Results for 1994 include an income tax benefit of $102 million resulting from the reversal of certain reserves previously established for tax contingencies. Salomon Brothers' 1992 and 1991 results include pretax charges of $185 million and $200 million, respectively, related to the U.S. Treasury auction and related matters.

* 1993 primary and fully diluted earnings per share amounts include reductions of $.33 and $.29, respectively, related to a cumulative change in accounting principles for postretirement benefits.

** Before cumulative effect of change in accounting principles.

n/m-not meaningful.

                                                Salomon Inc 1995
                                                Annual Report
                                                Financial Information for Graphs
                                                Appendix A

Graph #1

Management's Discussion & Analysis
Financial Highlights
Salomon Inc

Net Income
(in millions of dollars)

                      91                              507
                      92                              550
                      93                              827
                      94                             (399)
                      95                              457



Graph #2

Management's Discussion & Analysis
Financial Highlights
Salomon Inc

Book Value per Common Share and Shares Outstanding at Year-End

Book Value per Common Share
(in dollars)

                      91                            28.76
                      92                            32.06
                      93                            37.93
                      94                            32.65
                      95                            35.84

Shares Outstanding at Year-End
(in millions)

                      91                            113.2
                      92                            109.8
                      93                            110.6
                      94                            105.8
                      95                            106.4

Graph #3

Management's Discussion & Analysis
Business Unit Information

Salomon Brothers
Pretax Results

(in billions of dollars)

                      91                            1.036
                      92                            1.390
                      93                            1.575
                      94                           (0.963)
                      95                            0.704

Graph #4

Management's Discussion & Analysis
Business Unit Information

Phibro
Pretax Results

(in millions of dollars)

                      91                               47
                      92                             (194)
                      93                              (15)
                      94                               81
                      95                               85

Graph #5

Management's Discussion & Analysis
Business Unit Information

Basis Petroleum
Pretax Results

(in millions of dollars)

                      91                              (80)
                      92                              (47)
                      93                              (46)
                      94                               18
                      95                              (91)

Graph #6

Management's Discussion & Analysis
Salomon Brothers Results of Operations

Compensation Expense Ratio(1)
Latest Four Quarters

                                                      1995
                         ---------------------------------
Bankers Trust(2)                                       82%
Lehman Brothers                                        81%
Merrill Lynch                                          74%
Salomon Brothers                                       69%
Bear Stearns                                           68%
Morgan Stanley(3)                                      67%
J.P. Morgan                                            57%

(1) Compensation expenses as a percent of earnings before income taxes and compensation expenses.
(2) Excludes $50 million provision for severance-related costs.

(3)Ten month fiscal period ended November 30, 1995.





Graph #7

Management's Discussion & Analysis
Salomon Brothers and Competitors

Non-Compensation Expense Ratio(1)
Latest Four Quarters

                                                      1995
                      ------------------------------------
Bankers Trust                                          45
Lehman Brothers(2)                                     36
Merrill Lynch                                          31
Morgan Stanley(3)                                      26
J.P. Morgan                                            25
Bear Stearns                                           25
Salomon Brothers(4)                                    23

(1) Non-compensation expenses as a percent of revenues, net of interest expense.
(2)  Excludes $97 million restructuring charge.
(3)  Ten month fiscal period ended November 30, 1995.
(4)  Excludes $(23) million in non-recurring expenses.

Graph #8

Management's Discussion & Analysis
Basis Petroleum-Description of Business
Cash Flow Schedule
(in millions of dollars)

                            Operating Cash Flow              Net Cash Flow*

                    --------------------------------------------------------
                 91                          33                        -158
                 92                          -1                        -116
                 93                          40                         -36
                 94                          70                          12
                 95                         -74                        -143

* Operating cash flow adjusted for refinery capital improvements (excluding the Residfiner project) and the impact of acquisitions and divestitures.

Graph #9

Management's Discussion & Analysis
Basis Petroleum-Description of Business
Refining Output by Product Type
(in millions of barrels)

              Gasoline      Distillates    Residual Fuel Oil               Other
          ----------------------------------------------------------------------
        91          44               34                   22                  28
        92          43               33                   17                  12
        93          43               38                   18                  14
        94          41               35                   13                  21
        95          41               32                   12                  19

Graph #10

Management's Discussion & Analysis
Basis Petroleum-Description of Business
Quarterly Average Crackspreads
(in dollars per barrel)

                            2-1-1 Crackspread               6-3-2-1 Crackspread
            -------------------------------------------------------------------
        1991                            4.713                          2.671867
                                     4.330633                          2.824167
                                     3.822233                            1.9916
                                     3.016867                          1.105633
        1992                         2.842567                            1.1155
                                     3.752733                          2.122033
                                     2.971967                          1.472667
                                     2.825033                          1.383067
        1993                           2.5016                          1.046167
                                       3.5028                          2.301233
                                     3.075867                          1.838433
                                       2.4001                          1.059733
        1994                           3.8478                          2.757033
                                       2.4034                            1.4539
                                      2.15333                          1.205867
                                     1.783767                          0.877833
        1995                         1.275267                          0.549633
                                     3.097833                          2.420967
                                       2.3795                          1.326133
                                     2.025367                          0.969833



Graph #11
Management's Discussion & Analysis
Basis Petroleum-Description of Business
Discounts For Heavy Crudes vs. WTI
(in dollars per barrel)

                                      Maya                       Arab Heavy
            ----------------------------------------------------------------
       1991                              9.29                             6.56
       1992                              7.46                             4.74
       1993                              7.01                             4.44
       1994                              4.64                             3.51
       1995                              4.02                             2.41

Maya is F.O.B. Mexico. Arab Heavy price is Delivered U.S. Gulf. Both are compared with WTI price at Cushing, Oklahoma.

Graph #12
Management's Discussion & Analysis
Derivative Instruments
Notional Amounts
(in billions of dollars)

                                                 OTC Swap Agreements,     OTC Foreign Exchange
             Exchange-Issued Products   Swap Options, Caps and Floors    Contracts and Options            Other
          ------------------------------------------------------------------------------------------------------
     1991                         440                             173                      102              114
     1992                         342                             204                       64              166
     1993                         500                             322                       72              157
     1994                         786                             486                       80              158
     1995                         636                             682                       99              242


Graph #13
Management's Discussion & Analysis
Capital and Liquidity Management
Capital Management Overview
Long-Term Capital
(in billions of dollars)

                  Common Equity Capital    Perpetual Preferred Stock        Redeemable Preferred Stock        Term Debt and Other
                  ------------------------------------------------------------------------------------------------------------------
               91                 3.255                        0.112                               0.7            5.957
               92                 3.519                        0.112                               0.7            7.404
               93                 4.234                        0.312                               0.7           11.588
               94                 3.48                         0.312                               0.7           11.646
               95                 3.831                        0.312                              0.497          10.793



Graph #14
Management's Discussion & Analysis
Capital and Liquidity Management
Working Capital
Working Capital Requirements
(in billions of dollars)
                        Working Capital          Working Capital Coverage Ratio
              ------------------------------------------------------------------
           91                        11                                     0.91
           92                      12.4                                     0.95
           93                    12.767                                     1.32
           94                    15.045                                     1.07
           95                    14.026                                     1.1

Graph #15
Management's Discussion & Analysis
Capital and Liquidity Management
Asset Leverage
Asset to Equity Ratios(1)

                                Gross Assets           Net Assets(2)            Net Assets less All Govts(3)
                        ------------------------------------------------------------------------------------------
Merrill Lynch 9/30/95                     30.52                19.15                                   16.19
Lehman Brothers 11/30/95                  31.18                16.98                                   10.8
Bear Stearns 12/31/95                     34.86                14.92                                   10.91
Morgan Stanley 11/30/95                   27.78                13.68                                    8.61
Salomon Inc 12/31/95                      39.05                24.52                                    8.29

(1) Fourth quarter average assets used for Salomon Inc; period-end assets used for competitor group.

(2)  Net  assets   represent  gross  assets  less  securities   purchased  under
     agreements to resell and securities borrowed.

(3)  For   Salomon   Inc,   government   inventories   include  $.4  billion  of
     non-collateralized emerging market debt, which was neccessary in order to maintain comparability with Salomon's competitors.

Graph #16
Management's Discussion & Analysis
Risk Management
Credit Risk
Swap and Foreign Exchange Contracts
Current Credit Exposure
Net of Collateral
(in billions of dollars)

All Transactions
                                                                       Risk Classes(1)

                                1&2                  3               4                  5                  6, 7 & 8
                              ----------------------------------------------------------------------------------------------

Major Derivatives Dealers
- ------------------------------
              Swaps                       0.4100           0.5038            0.1460            .0026                      0
               FX                         0.2769           0.1810            0.0103            .0084                      0

Other
- ------------------------------
              Swaps                        1.169            0.5565           0.5898            .2792                 0.0145
               FX                          0.045            0.0449           0.0689            .0104                 0.00012


Credit Exposure
Weighted by
Historical Default Ratios(2)
($ in millions):                           $3.1             $6.6              $14.1            $31.6                    $4.4

(1) To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.

(2) This calculation uses conservative assumptions about average duration of exposures for each risk class and historical default statistics collected by Moody's for securities of similar duration and risk class. The Company considers potential credit losses on contractual commitments in the determination of fair market value.

Graph # 17
Management's Discussion & Analysis
Risk Management
Credit Risk
Transactions with more than 3 Years to Maturity
(in billions of dollars)



                                                                         Risk Classes(1)
                               1&2                   3                    4                 5                    6, 7 & 8
                             ------------------------------------------------------------------------------------------------------

Major Derivatives Dealers
- -----------------------------
              Swaps                    0.1352               0.2571             0.0492                     0                       0
               FX                      0.0242                    0                  0                     0                       0

Other
- -----------------------------
              Swaps                    1.0392               0.2271             0.2714                0.1416                  0.0138
               FX                      0.0250                    0                  0                     0                       0


(1) To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.