Form 10-K405, Exhibit 13
period 1996-12-31
SALOMON INC
filed 1997-03-31
CIK 200245

                                  SALOMON INC

                             FINANCIAL HIGHLIGHTS


Dollars in millions, except per share amounts                            1996         1995         1994          1993       1992
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles by
 business unit:
  Salomon Brothers                                                     $1,365         $704        $(963)      $1,575       $1,390
  Phibro                                                                  192           85           81          (15)        (194)
  Corporate and Other                                                      53           10           33          (49)         (93)
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes and
 cumulative effect of change in accounting principles                   1,610          799         (849)       1,511        1,103
Income tax expense (benefit)                                              628          286         (439)         619          524
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before cumulative effect
 of change in accounting principles                                       982          513         (410)         892          579
Income (loss) from discontinued operations, net of taxes                 (365)         (56)          11          (28)         (29)
Cumulative effect of change in accounting principles, net of taxes          -            -            -          (37)           -
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                      $  617         $457        $(399)        $827         $550
====================================================================================================================================
Return on average common stockholders' equity from continuing operations:
  Primary                                                                23.7%        13.6%       (13.2)%       25.1%        16.2%
  Fully diluted*                                                         21.7         12.5        (13.2)        21.7         14.9
====================================================================================================================================
Per common share:
  Primary earnings (loss) from continuing operations                    $8.59        $4.17       $(4.41)       $7.59        $4.43
  Fully diluted earnings (loss) from continuing operations*              7.85         3.95        (4.41)        6.79         4.27
  Cash dividends                                                          .64          .64          .64          .64          .64
  Book value at year-end*                                               40.03        35.84        32.65        37.93        32.06
====================================================================================================================================
Capital and liquidity:
  Common equity                                                        $4,407       $3,831       $3,480       $4,234       $3,519
  Perpetual preferred stock and TRUPS**                                   795          312          312          312          112
  Redeemable preferred stock                                              420          560          700          700          700
  Long-term capital                                                    16,823       15,433       16,138       16,834       11,735
  Working capital usage                                                15,024       14,026       15,045       12,767       12,400
  Working capital coverage ratio                                         1.12         1.10         1.07         1.32          .95
====================================================================================================================================

* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher returns on equity, earnings per share or book value than determined under the primary method.
** Guaranteed preferred beneficial interests in Company subordinated debt securities.

Net Income - Graph

Net Income                                              Income from
(in millions of dollars)     Net Income                 Continuing Operations
                             ------------------------------------------------
                          92            550                              579
                          93            827                              892
                          94           (399)                            (410)
                          95            457                              513
                          96            617                              982

                                       1

BOOK VALUE PER COMMON SHARE AND SHARES OUTSTANDING AT YEAR-END - Graph

Book Value per Common Share
(in dollars)

                          92            32.06
                          93            37.93
                          94            32.65
                          95            35.84
                          96            40.03

Shares Outstanding at Year-End
(in millions)
                          92            109.8
                          93            110.6
                          94            105.8
                          95            106.4
                          96            109.0

                      MANAGEMENT'S DISCUSSION & ANALYSIS*

                                 SALOMON INC

                               OVERVIEW OF 1996

The principal businesses of Salomon Inc (referred to herein, together with its subsidiaries, as "the Company") are investment banking and securities and commodities trading, all of which are conducted on a global basis. Investment banking and securities trading activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"). Salomon Brothers provides capital raising, advisory, research and trading services to its customers, and executes proprietary trading strategies on its own behalf. The Company's commodities trading business is conducted by the Company's wholly-owned subsidiary, Phibro Inc. and its subsidiaries ("Phibro"). As a dealer, Phibro takes positions in commodities with longer-term time horizons and engages in counterparty flow business on a short-term basis.

Salomon Inc's 1996 results were indicative of the strong results for both Salomon Brothers and Phibro. Salomon Brothers generated record investment banking revenues, reflecting strong results across advisory activities and debt and equity underwriting. Fixed income sales and trading revenues were a near record, indicative of strong performances in both trading for the firm's account and in customer sales and trading. Revenues from equity sales and trading declined from a year ago, principally as the result of losses on long-term proprietary trading positions. Phibro's 1996 pretax earnings were more than double the amount earned in 1995.

In March 1997, the Company's Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, Inc. to Valero Energy Corporation and a plan of disposition for Basis Petroleum, Inc. ("Basis Petroleum" or "Basis"). Basis is a wholly-owned subsidiary of the Company, which owns and operates three oil refineries in the U.S. Gulf Coast region. Basis Petroleum is presented as a discontinued operation in this report.

* Except for the historical information contained herein, this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements that discuss the risks and uncertainties involved in the Company's business. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  SALOMON INC

                       CONSOLIDATED SALOMON INC RESULTS

Dollars in millions
Year Ended December 31,                                           1996       1995       1994       1993       1992
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting
  principles by business unit:
   Salomon Brothers                                             $1,365       $704      $(963)    $1,575     $1,390
   Phibro                                                          192         85         81        (15)      (194)
   Corporate and Other                                              53         10         33        (49)       (93)
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes
  and cumulative effect of change in accounting principles       1,610        799       (849)     1,511      1,103
Income tax expense (benefit)                                       628        286       (439)       619        524
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before cumulative
  effect of change in accounting principles                        982        513       (410)       892        579
Income (loss) from discontinued operations, net of taxes           (75)       (56)        11        (28)       (29)
Loss on disposal of Basis Petroleum, net of tax benefit of $215   (290)         -          -          -          -
Cumulative effect of change in accounting principles,
  net of tax benefit of $28                                          -          -          -        (37)         -
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                 $617       $457      $(399)       $827      $550
===================================================================================================================


The Company's 1996 results reflect a $290 million aftertax loss related to the expected sale of Basis Petroleum. In March 1997, the Board of Directors approved a non-binding letter of intent to sell Basis and a plan of disposition for Basis. As a result, as discussed further in the Discontinued Operations section that follows, Basis Petroleum, including the loss on the disposal of Basis, is presented as a discontinued operation in this report.

The Company's income from continuing operations was $982 million in 1996, up from $513 million in 1995. In the fourth quarter, the Company adjusts its effective tax rate and related reserves for actual experience. The favorable resolution of certain tax matters in the 1996 fourth quarter resulted in a $16 million reduction in income tax expense and a reduction in related interest reserves of $39 million ($24 million aftertax). These amounts are part of many adjustments that go into finalizing the full year tax provision. The Company's $410 million loss from continuing operations in 1994 included pretax charges of $303 million ($189 million aftertax) to correct unsupported general ledger balances (see "Salomon Brothers--Results of Operations" for a discussion of these charges) and a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax liabilities.

Salomon Brothers' and Phibro's businesses are driven significantly by trading activities. At Salomon Brothers, these include market-making across a broad range of financial and derivative instruments. Volatility in this business is a consequence of changes in market conditions, including price levels and levels of market trading volume. Salomon Brothers and Phibro also execute proprietary trading strategies which frequently have longer-term time horizons. The combination of these factors causes the Company's results to be more volatile than those of its competitors. The Company expects that its year-to-year and quarter-to-quarter results will continue to show significant volatility.

                       CONSOLIDATED SALOMON INC RESULTS



Immediately following this section of the report are discussions of the businesses and results of Salomon Brothers and Phibro. Business unit results reflect the allocation of certain expenses, the most significant of which is net interest expense, incurred by Salomon Inc.

CORPORATE AND OTHER

Corporate and Other includes certain Salomon Inc corporate revenues and expenses which cannot be attributed to any of the Company's business units. Also included are the results of Phibro Energy Production, Inc. ("PEPI"), environmental reserve activity related to the former Philipp Brothers commodities segment and, beginning in the 1993 third quarter, the results of The Mortgage Corporation Limited ("TMC"), and the pretax gain of $48 million ($31 million aftertax) on the sale of TMC in the third quarter of 1996.

PEPI's principal asset is its 45% direct and indirect investment in the White Nights Limited Liability Company ("White Nights"), a Russian-American oil production joint venture located in Western Siberia. White Nights is entitled to production resulting from the development of three oil fields, two of which are currently in production. The future of White Nights is dependent not only on its ability to produce and export crude oil in an economical manner, but also on Russian fiscal, legislative and regulatory policy. In 1996, White Nights continued to make principal and interest payments on its loan from PEPI; such payments were recorded as reductions in the carrying value of the investment. The White Nights investment had a carrying value of $30 million at December 31, 1996, down from $47 million at December 31, 1995.

DISCONTINUED OPERATIONS

In March 1997, the Company's Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, the Company's oil refining and marketing segment, to Valero Energy Corporation and a plan of disposition for Basis. This expected sale resulted in an estimated aftertax loss of $290 million. For a description of the terms of this expected sale see
Note 2.

In 1996, Basis and Howell Corporation contributed their respective crude oil gathering, marketing and transportation activities to form Genesis Energy, L.P. ("Genesis"). In December 1996, interests in Genesis were sold to the public. The Company's investment in Genesis will not be transferred to Valero.

Basis Petroleum had aftertax operating losses of $75 million and $56 million in 1996 and 1995, respectively. In 1994, Basis had aftertax operating income of $11 million. Basis' 1996 results included an aftertax gain of $37 million ($60 million pretax) related to the Genesis public offering and an aftertax gain of $14 million ($23 million pretax) related to the reduction of its minimum physical inventories needed to support its refining operations. In addition, 1996 results include an aftertax charge of $13 million ($22 million pretax) related to the shutdown of Basis' chemical processing facility in Houston.

                                 SALOMON INC


                           BUSINESS UNIT INFORMATION


                               SALOMON BROTHERS
                           PRETAX RESULTS - Graph

Salomon Brothers
Pretax Results
(in billions of dollars)

                          92            1.390
                          93            1.575
                          94           (0.963)
                          95            0.704
                          96            1.365

                                    PHIBRO
                           PRETAX RESULTS - Graph

Phibro
Pretax Results
(in millions of dollars)

                          92           (194)
                          93            (15)
                          94             81
                          95             85
                          96            192


                               SALOMON BROTHERS

                          15. DESCRIPTION OF BUSINESS

                           17. RESULTS OF OPERATIONS



                                    PHIBRO

                          20. DESCRIPTION OF BUSINESS

                           20. RESULTS OF OPERATIONS

                               SALOMON BROTHERS



DESCRIPTION OF BUSINESS

Salomon Brothers is a global investment banking firm with branches, subsidiaries or representative offices in Australia, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Korea, Mexico, Russia, Singapore, Spain, Switzerland, Taiwan, Thailand, the United Kingdom and the United States, and affiliates in Argentina, Brazil, Indonesia and Korea. Principal operating subsidiaries of Salomon Brothers Holding Company Inc ("SBHC") are Salomon Brothers Inc ("SBI") in New York, Salomon Brothers International Limited ("SBIL") in London, Salomon Brothers Asia Limited ("SBAL") in Tokyo, Salomon Brothers AG ("SBAG") in Frankfurt with a branch in Tokyo, Salomon (International) Finance AG ("SIFAG") in Zug, Switzerland and Salomon Swapco Inc ("Swapco") in New York.

Salomon Brothers provides a broad range of products and services to its government, financial institution and corporate clients including fixed income and equity sales and trading, foreign exchange trading, fixed income and equity market research, investment banking and asset management. Global investment banking services encompass a full range of capital market activities, including underwriting and distributing debt, equity and derivative securities, executing secondary market transactions, and providing alternative financing options through bank and bridge loans. Financial advisory services cover a broad range of transactions, including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions. Salomon Brothers also executes trading and arbitrage strategies for its own account. Financial products offered by Salomon Brothers include debt and equity instruments, contractual commitments, such as forward securities and currency agreements, swap agreements, caps and floors, options, warrants and other derivative products.

Salomon Brothers is a major dealer in government securities in New York, London, Frankfurt and Tokyo and is a member of major international securities, financial futures and options exchanges, as well as other organized markets. It is also a major participant in over-the-counter ("OTC") markets. In addition to providing liquidity to investors across a broad range of markets and financial instruments, Salomon Brothers' significant capital base and extensive distribution capabilities enable it to execute numerous capital-intensive transactions on behalf of its customers and for its own account. Salomon Brothers' ability to execute arbitrage and other trading strategies is enhanced by its established presence in international capital markets, its use of information technology and quantitative risk management tools, its research capabilities, and its knowledge and experience in various derivative markets.

Counterparty credit quality is a significant consideration for participants in the long-term derivatives markets. In 1993, SBHC established Swapco, a wholly-owned subsidiary with credit ratings of Aaa from Moody's, AAAt from Standard & Poor's and AAA from Fitch. Swapco's capital and collateral rules enable it to withstand a high level of counterparty defaults and extreme market price fluctuations while maintaining its own ability to make payments. Swapco can directly transact or guarantee a wide range of derivative products, including interest rate swaps and options, currency swaps, currency forwards and options, and equity derivatives. At December 31, 1996, Swapco had over 2,750 transactions outstanding and over 275 master netting agreements in place. Notional contracts outstanding with third parties totaled $166 billion at December 31, 1996, compared with $113 billion at December 31, 1995. Swapco's counterparties

                               SALOMON BROTHERS



are located in 19 countries and transactions are executed in 18 currencies. Swapco's counterparties include banks, insurance and finance companies, other derivatives dealers, governments, government agencies and multinational corporations.

Through Salomon Brothers Asset Management ("SBAM"), Salomon Brothers provides portfolio management services to pension funds, investment companies, endowments, foundations, banks, insurance companies, other corporations, governmental agencies and individuals. As of December 31, 1996, assets managed by SBAM totaled $19.6 billion.

The securities industry in the U.S. is subject to extensive regulation under both federal and state laws. As a registered broker-dealer, SBI is subject to regulation by the U.S. Securities and Exchange Commission ("SEC") and various state and self-regulatory authorities. SBI is also subject to regulation by the Commodity Futures Trading Commission ("CFTC"). Futures and option activities are also subject to regulation by exchanges and self-regulatory organizations. As a registered investment advisor, SBAM is subject to federal and state securities regulations. Certain non-U.S. subsidiaries are subject to regulation in the jurisdictions in which they conduct their businesses. Principal non-U.S. regulated subsidiaries are SBIL, subject to regulation in the United Kingdom by the Securities and Futures Authority; SBAL, subject to regulation in Japan by the Ministry of Finance; and SBAG, subject to regulation in Germany by the Banking Supervisory Authority.

Salomon Brothers faces intense competition from other investment banks, commercial banks, insurance companies and other corporations which have entered the securities and related businesses, as well as from large private investment funds that actively engage in proprietary trading. Traditional investment banking activities are also subject to increased competition, as governmental bodies reduce restrictions on commercial banks related to their involvement in these activities. Effective March 6, 1997, the Federal Reserve Board increased to 25% from 10% the portion of revenues that Section 20 subsidiaries (securities affiliates of bank holding companies) can derive from underwriting and dealing in securities. Salomon Brothers' success depends on its ability to manage risk, respond to customer needs and anticipate changes in the markets, access to funding and capital, creditworthiness in transactions as agent and counterparty, efficiency in executing a substantial volume of transactions and providing other financial services, and its ability to retain key personnel.

In January, 1997, Salomon Brothers announced a strategic alliance with Fidelity Investments which allows Salomon Brothers to offer its corporate finance clients exclusive access to Fidelity's 6.1 million retail brokerage and mutual fund clients. The purpose of the partnership is to capitalize on the highly complementary nature of each firm's distinct distribution strengths in a manner that provides prospective equity issuers with a powerful source of institutional and retail distribution worldwide. The partnership aligns Salomon Brothers with one of the most powerful brands in retail financial services which, the Company believes, creates a highly differentiated source of comparative advantage for Salomon Brothers in the solicitation of new equity mandates. As part of this exclusive arrangement, Fidelity will have the opportunity to participate in all equity transactions lead managed by Salomon Brothers and be able to distribute Salomon Brothers' equity research to its retail clients.

                               SALOMON BROTHERS



RESULTS OF OPERATIONS

Dollars in millions
Year Ended December 31,                             1996      1995      1994      1993        1992
---------------------------------------------------------------------------------------------------
Revenues, net of interest expense:
  Global investment banking:

    Advisory                                        $  272    $  247    $  219     $  151    $  142
    Equity underwriting                                334       147       190        296       111
    Debt underwriting                                  247        78        77        344       197
---------------------------------------------------------------------------------------------------
Total global investment banking                        853       472       486        791       450
---------------------------------------------------------------------------------------------------
  Fixed income sales and trading                     2,624     1,603       644      2,381     2,637
  Equity sales and trading                             389       828       157        867       793
  Asset management                                      51        39        38         29        20
  Unallocated charges and other                         31         6      (247)        67        51
---------------------------------------------------------------------------------------------------
Revenues, net of interest expense                   $3,948    $2,948    $1,078     $4,135    $3,951
===================================================================================================
Income (loss) before income taxes and cumulative
  effect of change in accounting principles         $1,365    $  704    $ (963)    $1,575    $1,390
===================================================================================================


"Unallocated charges and other" in 1994 included pretax charges of $278 million (of the aggregate charge of $303 million) to correct unsupported general ledger balances.
"Income (loss) before income taxes and cumulative effect of change in accounting principles" in 1992 includes a pretax charge of $185 million in connection with the U.S. Treasury auction and related matters.

Salomon Brothers recorded pretax income of $1,365 million in 1996, nearly double the $704 million earned in 1995. Salomon Brothers' 1996 results reflect substantial improvements in both investment banking and fixed income sales and trading. Net revenues in 1996 increased $1 billion over 1995 levels. Salomon Brothers' 1994 results included charges incurred in connection with the resolution of past accounting problems that reduced net revenues by $303 million, as discussed below.

Global investment banking revenues for 1996 were a record $853 million, up from $472 million in 1995 and $486 million in 1994. The 1996 increase in revenues was attributable to significant improvements in equity and debt underwriting, combined with a higher level of advisory fees. Salomon Brothers continues to focus on strengthening its investment banking practice by strategically recruiting key banking and research personnel and more closely aligning its investment banking efforts with its research and sales and trading units.

U.S. MARKET SHARE (LEAD-MANAGED BASIS)

                                          1996  1995  1994
                                          Rank  Rank  Rank
----------------------------------------------------------
Mergers and Acquisitions
      (announced deals)                     5    10     4

Investment Grade Debt*                      2     2     6

High Yield Debt                             5     6     3

Equity (excluding straight preferred
      and 144A transactions)                6     9     5
==========================================================
* Excludes mortgages and asset-backed securities.

Fixed income sales and trading net revenues for the year increased to $2.6 billion from $1.6 billion in 1995, reflecting strong performances in customer sales and trading, favorable market conditions, and excellent results in trading for Salomon Brothers' own account. Salomon Brothers' 1994 fixed income sales and trading results were negatively impacted by a low volume of customer activity and trading losses in certain businesses.

Equity sales and trading net revenues decreased to $389 million in 1996 from $828 million in 1995. In 1994, equity sales and trading net revenues were $157 million. The decline in 1996 primarily reflects losses

                               SALOMON BROTHERS


associated with long-term proprietary trading strategies compared with a strong performance from proprietary trading in 1995. The favorable 1995 results also reflect a strong performance in customer sales and trading. The poor 1994 results reflect modest losses from proprietary trading coupled with a low level of revenues from customer sales and trading.

"Unallocated charges and other" in 1996 includes a $31 million pretax gain from the sale of twelve limited service hotel properties. Salomon Brothers had obtained ownership of the properties in 1993 upon the resolution of certain legal matters arising out of the financing of the properties.

Salomon Brothers' 1994 results include an accounting charge of $303 million ($189 million aftertax). This charge includes a pretax charge of $194 million ($126 million aftertax) attributable to unsupported balances related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The 1994 accounting charge also included a pretax charge of $109 million ($63 million aftertax) arising from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps. In the preceding table, $278 million of the $303 million 1994 charge is reflected in "Unallocated charges and other," and the remainder is included in business unit revenues. There are no comparable charges in 1995 or 1996.

NONINTEREST EXPENSES


Dollars in millions
Year Ended December 31,                                               1996          1995         1994         1993       1992
------------------------------------------------------------------------------------------------------------------------------------
Compensation and employee-related expenses                             $1,891        $1,599       $1,355      $1,810      $1,577
====================================================================================================================================
Compensation expense ratio*                                                58%           69%       n/m            53%         53%
====================================================================================================================================
Recurring non-compensation expenses:

   Technology                                                          $  197        $  205       $  210      $  222      $  245
   Professional services and business development                         167           152          143         116         108
   Occupancy                                                              166           166          163         175         196
   Clearing and exchange fees                                              72            62           67          62          64
   Other                                                                   90            83          103         130         104
------------------------------------------------------------------------------------------------------------------------------------
Total recurring non-compensation expenses                                 692           668          686         705         717
Non-recurring non-compensation expenses                                     -           (23)           -          45         267
------------------------------------------------------------------------------------------------------------------------------------

Total non-compensation expenses                                        $  692        $  645       $  686      $  750      $  984
====================================================================================================================================
Non-compensation expense ratios:**
 Total non-compensation expenses                                           18%           22%          64%          18%        25%
 Recurring non-compensation expenses                                       18            23           64           17         18
====================================================================================================================================

n/m - Not meaningful
* Compensation and employee-related expenses as a percent of earnings before income taxes and compensation and employee-related expenses.
** Non-compensation expenses as a percent of revenues, net of interest expense.

                               SALOMON BROTHERS


The increase in compensation and employee-related expenses in 1996 primarily reflects the significant improvement in Salomon Brothers' operating results, increases in market level compensation and increased headcount. Headcount increased from approximately 6,400 at the end of 1995 to 6,800 at the end of 1996. Salomon Brothers' compensation as a percentage of earnings before income taxes and compensation and employee-related expenses was 58% in 1996, among the lowest in the securities industry. Recurring non-compensation expenses increased 4% in 1996. The increase in professional services and business development expenses primarily resulted from higher travel and entertainment expenses which resulted from increased underwriting volume and continued expansion in international markets. Salomon Brothers' ratio of recurring non-compensation expenses to revenues net of interest expense was 18% in 1996, the lowest among its major competitors.

In 1995, recognition of amounts to be received in settlement of the Shareholder Derivative Action against certain former executives in connection with Salomon Brothers' 1991 Treasury auction matter caused non-compensation expenses to be reduced by $23 million. The settlement of the Shareholder Derivative Action brought to a conclusion all legal actions with respect to the 1991 U.S. Treasury auction and related matters.


COMPENSATION EXPENSE RATIO - Graph

Compensation Expense Ratio(1)
Latest Four Quarters

                                          1996
                      ------------------------
Lehman Brothers(2)                         73%
Merrill Lynch                              72%
Bankers Trust                              68%
Morgan Stanley                             65%
Bear Stearns                               63%

Salomon Brothers                           58%
J.P. Morgan                                55%

(1) Compensation as a percent of earnings before taxes and compensation.
(2) Excludes $84 million severance charge.



NON-COMPENSATION EXPENSE RATIO - Graph

Non-Compensation Expense Ratio(1)
Latest Four Quarters

                                          1996
                      ------------------------
Bankers Trust                               35
Merrill Lynch(2)                            29
Lehman Brothers                             28
J.P. Morgan                                 24
Morgan Stanley                              23
Bear Stearns                                22
Salomon Brothers                            18

(1) Non-compensation expense as a percent of revenues, net of interest expense.
(2) Excludes $40 million of non-recurring occupancy expenses.

                                    PHIBRO

DESCRIPTION OF BUSINESS

Phibro conducts a global commodities dealer business through its principal offices in Westport (Connecticut), London and Singapore. Commodities traded include crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, sugar, cocoa, grains and coffee. In 1996, Phibro discontinued trading coal, coke and fertilizers. Phibro makes extensive use of futures markets and is a participant in the OTC derivatives market. The principal competitors of Phibro are major integrated oil companies, other commodity trading companies, certain investment banks and other financial institutions.


RESULTS OF OPERATIONS
CONDENSED STATEMENT OF INCOME

Dollars in millions

Year Ended December 31,                             1996     1995     1994     1993      1992
---------------------------------------------------------------------------------------------
Revenues, net of interest expense                   $353     $207     $191     $ 46      $(28)
---------------------------------------------------------------------------------------------
Compensation and employee-related expenses           122       92       83       40        45
Other general and administrative expenses             32       30       27       21        43
Restructuring and relocation                           7        -        -        -        78
---------------------------------------------------------------------------------------------
Total noninterest expenses                           161       122      110       61      166
---------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumulative
  effect of change in accounting principles         $192      $ 85     $ 81     $(15)   $(194)
=============================================================================================
Compensation expense ratio*                           39%      52%      51%     160%      n/m
Non-compensation expense ratio**                       9       14       14       46       n/m
=============================================================================================

n/m - not meaningful
* Compensation and employee-related expenses as a percent of earnings before income taxes and compensation and employee-related expenses.

** Other general and administrative expenses as a percent of revenues, net of interest expense.

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

Phibro's 1996 pretax income of $192 million was more than double the $85 million earned in 1995 and the $81 million earned in 1994. The higher level of compensation expense recorded in 1996 results from the improvement in Phibro's earnings. The 1996 restructuring expenses are related to the discontinuation of trading activity in coal, coke and fertilizers and the reduction in size of other departments.

                                 SALOMON INC

                            DERIVATIVE INSTRUMENTS


Derivatives are an integral element of the world's financial and commodities markets. Globalization of economic activity has brought more market participants in contact with foreign exchange and interest rate risk at a time when market volatility has increased. The Company has developed many techniques using derivatives which enhance the management of capital and trading risk and is committed to the further development of these techniques and to the delivery of enhanced risk management capabilities to its clients.

                                 22. OVERVIEW

                24. NATURE AND TERMS OF DERIVATIVE INSTRUMENTS

               24. SALOMON INC'S USE OF DERIVATIVE INSTRUMENTS

                             25. NOTIONAL AMOUNTS

                        25. ACCOUNTING FOR DERIVATIVES

                 ADDITIONAL DERIVATIVES--RELATED DISCLOSURES

       50. CONSOLIDATED SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                      53. SUMMARY OF ACCOUNTING POLICIES

                  58. NOTE 1 - REVENUES BY BUSINESS ACTIVITY

                            66. NOTE 8 - TERM DEBT

79. NOTE 18 - FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

                     83. NOTE 19 - FAIR VALUE INFORMATION

                            DERIVATIVE INSTRUMENTS

OVERVIEW

Derivative instruments are contractual commitments or payment exchange agreements between counterparties that "derive" their value from some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. A vast increase in the types of derivative users and their motivations in using these products has resulted in an expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, considering such factors as taxes, regulations, capital, and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list of objectives is large and continues to grow.

Derivatives are accounted for and settled differently than cash instruments and their use requires special management oversight. Such oversight should ensure that management understands the transactions to which they commit their firms and that the transactions are executed in accordance with sensible corporate risk policies and procedures. Publications such as the Basle Committee on Banking Supervision's July 1994 report, Risk Management Guidelines for Derivatives; the International Organization of Securities Commissions' July 1994 report, Operational and Financial Risk Management Control Implications for Over-The-Counter Derivatives Activities of Regulated Securities Firms; or the Group of Thirty ("G-30") July 1993 report, Derivatives: Practices and Principles, each provide an excellent framework for developing strong management policies and procedures.

In 1994, the Company adopted the G-30 report as its model for control of its OTC derivatives activities. Subsequently, the Company began working with five other U.S. securities firms, forming the Derivatives Policy Group ("DPG"), to develop the "Framework for Voluntary Oversight" of OTC derivatives activities of unregulated affiliates of SEC registered broker-dealers. In March of 1995, the DPG agreed with the SEC to implement the framework. The framework encompasses management controls, enhanced reporting, evaluation of risk in relation to capital and counterparty relations.

The Company's adoption of the DPG framework resulted in modifications and/or enhancements to the Company's control procedures, including the establishment by the Board of Directors of an OTC Derivatives Activity and Transaction Oversight Committee ("Authorizing Body"), a Board-reviewed firmwide market risk limit, a quarterly SEC and CFTC reporting package, annual reviews of internal risk management control objectives and reviews by the Company's external auditors (provided to the SEC and CFTC) of inventory pricing and modeling procedures.

                            DERIVATIVE INSTRUMENTS


The Authorizing Body, which consists of senior risk managers and senior control managers from the Company's businesses, has established guidelines which include the Company's framework for independent market risk measurement and monitoring; the scope of permitted activity for the Company's OTC derivative activities both as dealer and end user; and the establishment of requirements for the periodic review of risks related to the credit, funding, legal and processing aspects of its derivatives activities.

The reports provided to the SEC and CFTC by the Company and other DPG participants provide insight into the OTC derivative activities conducted by unregulated affiliates of U.S. broker-dealers. Information provided by the Company on such reports includes:

o firmwide current credit exposure to its top
  20 current net exposure counterparties,

o firmwide current exposures by counterparty credit rating,

o potential exposures by counterparty credit rating,

o net revenues derived from OTC derivative activities in unregulated entities, and

o OTC derivatives business revenue sensitivity to certain market movements.

Derivatives activities, like the Company's other ongoing business activities, give rise to market, credit, and operational risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for intermediaries such as Salomon Brothers and Phibro, such risk represents only a component of overall market risk, which arises from activities in non-derivative instruments as well. Consequently, the scope of the Company's market risk management procedures extends beyond derivatives to include all financial and commodities-related instruments. Credit risk is the loss that the Company would incur if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded OTC instruments. Whenever possible, the Company uses industry master netting agreements to reduce aggregate credit exposure. Swap and foreign exchange agreements are documented utilizing counterparty master netting agreements supplemented by trade confirmations. Over the past several years, the Company has enhanced the funding and risk management of its derivatives activities through the increased use of bilateral security agreements. Salomon Brothers, in particular, has been an industry leader in promoting the use of this risk reduction technique. Based on notional amounts, at December 31, 1996 and 1995, respectively, 80% and 72% of the Company's swap portfolio was subject to the bilateral exchange of collateral. This initiative, combined with the success of Swapco, has greatly strengthened the liquidity profile of the Company's derivative trading activities. See "Risk Management" for discussions of the Company's management of market, credit, and operational risks.

                            DERIVATIVE INSTRUMENTS


NATURE AND TERMS OF DERIVATIVE INSTRUMENTS

The Company and its subsidiaries enter into various bilateral financial contracts involving future settlement, which are based upon a predetermined principal or par value (referred to as the "notional" amount). Such instruments include swaps, swap options, caps and floors, futures contracts, forward purchase and sale agreements, option contracts and warrants. Transactions are conducted either through organized exchanges or OTC. For a discussion of the nature and terms of these instruments see Note 18.

SALOMON INC'S USE OF DERIVATIVE
INSTRUMENTS

The Company's use of derivatives can be broadly classified between trading and non-trading activities. The vast majority of the Company's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. Counterparties with which the Company conducts derivative transactions consist primarily of other major derivative dealers, financial institutions, insurance companies, pension funds and investment companies, and other corporations. The scope of permitted derivatives activities both for trading and non-trading purposes for each of the Company's businesses is defined by the Authorizing Body.

TRADING ACTIVITIES

SALOMON BROTHERS A fundamental activity of Salomon Brothers is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. Salomon Brothers also seeks to generate returns by executing proprietary trading strategies which are generally longer term in nature. By their very nature, proprietary trading activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking only to those risks that Salomon Brothers intends to assume. The most significant derivatives-related activity conducted by Salomon Brothers is in fixed-income derivatives, which include interest rate swaps, financial futures, swap options, and caps and floors. Other derivative transactions, such as currency swaps, forwards and options as well as derivatives linked to equities, are also regularly executed by Salomon Brothers. Salomon Brothers generally earns a spread from market-making transactions involving derivatives, as it generally does from its market-making activities for non-derivative transactions. Salomon Brothers also utilizes derivatives to manage the market risk inherent in the securities inventories and derivative portfolios it maintains for market-making purposes as well as its "book" of swap agreements and related transactions with customers.

PHIBRO The fundamental nature of Phibro's activities is similar to Salomon Brothers. Phibro conducts its commodities dealer activities in organized futures exchanges as well as in OTC forward markets. Phibro executes transactions involving commodities options, forwards and swaps, much in the same manner as Salomon Brothers in the financial markets.


NON-TRADING ACTIVITIES

The Company also uses financial derivatives for non-trading, or end user, purposes. Such activities are significant, though not nearly as extensive as its use of derivatives for trading purposes. As an end

                            DERIVATIVE INSTRUMENTS


user, these instruments provide the Company with added flexibility in the management of its capital and funding costs. Interest rate swaps are utilized to effectively convert the majority of its fixed rate term debt, preferred stock and TRUPS to variable rate obligations. Cross-currency swaps and forward currency contracts are utilized to effectively convert a portion of its non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and to minimize the variability in equity and book value per share otherwise attributable to exchange rate movements.

NOTIONAL AMOUNTS

Notional amounts of derivatives are the underlying reference amounts used to calculate contractual cash flows to be exchanged between derivatives counterparties. The notional amounts presented in this report are only a rough indicator of the volume of derivative instrument activity and are not indicative of the level of market or credit risk assumed by the Company through their use.


NOTIONAL AMOUNTS - Graph

Notional Amounts
(in billions of dollars)                 OTC Swap     OTC Foreign
                                      Agreements,        Exchange
                                    Swap Options,   Contracts and
    Exchange-Issued Products      Caps and Floors         Options     Other
   ------------------------------------------------------------------------

92                       342                  204              64       166
93                       500                  322              72       157
94                       786                  486              80       158
95                       636                  682              99       242
96                       602                 1000             133       246


ACCOUNTING FOR DERIVATIVES

The way in which the Company accounts for and reports derivative instruments in its financial statements depends on both the type and purpose of the derivative instruments. Derivative instruments used for trading purposes, including those used to hedge trading positions, are marked to market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Changes in market prices or fair value are recognized currently in earnings in "Principal transactions." The market or fair value of derivatives used for trading purposes is included in "Options and contractual commitments" within either assets or liabilities, as appropriate, in the Consolidated Statement of Financial Condition. Derivative receivables and payables are netted by counterparty when a legal right of offset exists under a legally enforceable master netting agreement. Derivative receivables and payables are netted across products and against cash collateral if such provisions are included in the master netting and cash collateral agreements. The determination of market or fair value includes consideration of various factors, including the potential impact on market prices of liquidating positions over a reasonable time period, and counterparty credit quality. When marking derivative positions to market, higher risk counterparties warrant a higher risk premium, or yield to the Company, which equates to a lower price. Credit-related adjustments are applied in determining the carrying amount of the Company's derivatives portfolio. These adjustments consider, among other things, concentrations of exposure, netting agreements,

                            DERIVATIVE INSTRUMENTS


and expected defaults. In specific situations in which individual counterparties experience financial difficulties that compromise their ability to meet their contractual obligations to the Company, reserves are established to cover such exposure. As part of its mark-to-market policy, the Company provides for the future operational costs of maintaining long-term contractual commitments.

Interest rate swaps, including cross-currency swaps, which are used to convert the Company's fixed rate preferred stock, TRUPS and term debt obligations to variable rate obligations, are not marked to market. Instead, the net inflows or outflows are recorded as adjustments to interest expense or dividends, as appropriate. Adjustments to dividends are recorded on an aftertax basis. Non-U.S. dollar denominated debt issued by Salomon Inc (Parent Company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. Except for debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other than the U.S. dollar, the translation impact is included in income. The Company mitigates this exposure by entering into forward currency contracts and currency swap agreements. The impact of marking such agreements to prevailing exchange rates is also included in income. The Company also enters into forward currency contracts to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates is included in "Cumulative translation adjustments," as is the impact of translating the investments being hedged.

                                 SALOMON INC

                       CAPITAL AND LIQUIDITY MANAGEMENT

         Capital is an expensive resource. To maximize the return to shareholders, it is essential that the Company deploy its
           capital in an efficient manner. Liquidity management is
          integral to capital management and is especially important for a financial intermediary. Access to funding must be
            assured under all market conditions. The confidence of
           creditors and counterparties in the Company's ability to
         perform pursuant to its contractual obligations is critical to the Company's survival and continued success.



                      28.  CAPITAL MANAGEMENT -- OVERVIEW

                             28.  WORKING CAPITAL

                                 29.  LEVERAGE

                  30.  REGULATORY CAPITAL AND DOUBLE LEVERAGE

                          31.  ECONOMIC RISK CAPITAL

                              32.  BALANCE SHEET

                       32.  CAPITAL AND FUNDING SOURCES

                                  36.  OTHER

                       CAPITAL AND LIQUIDITY MANAGEMENT

CAPITAL MANAGEMENT -- OVERVIEW

The Company has significant capital requirements. The Company's capital strategy is driven by its need to respond quickly to market developments and the following factors: working capital requirements; regulatory capital requirements and double leverage; and economic risk capital requirements.

The principal determinant of the Company's total long-term capital requirements is its working capital usage. The principal determinants of the Company's equity capital requirements are regulatory capital and double leverage, and economic risk capital requirements.

Long-term capital requirements are funded by common equity, perpetual preferred stock, TRUPS, redeemable preferred stock and unsecured obligations (primarily term debt). Long-term capital includes all amounts maturing beyond one year and a portion of amounts maturing between six months and one year (weighted by maturity); it excludes all amounts scheduled to mature within six months.

Dollars in billions
Year Ended December 31,                     1996    1995    1994    1993    1992
--------------------------------------------------------------------------------
Long-term capital:
    Common equity capital                  $ 4.4   $ 3.8   $ 3.5   $ 4.2   $ 3.5
    Perpetual preferred stock and TRUPS*      .8      .3      .3      .3      .1
    Redeemable preferred stock                .4      .5      .7      .7      .7
    Term debt and other                     11.2    10.8    11.6    11.6     7.4
--------------------------------------------------------------------------------
Total long-term capital                    $16.8   $15.4   $16.1   $16.8   $11.7
================================================================================
* Guaranteed preferred beneficial interests in Company subordinated debt securities.


LONG-TERM CAPITAL - Graph

Long-Term Capital
(in billions of dollars)
                                    Perpetual      Redeemable          Term Debt
   Common Equity Capital    Preferred & TRUPS       Preferred          and Other
   -----------------------------------------------------------------------------

92                 3.519                0.112           0.700             7.404
93                 4.234                0.312           0.700            11.588
94                 3.480                0.312           0.700            11.646
95                 3.831                0.312           0.497            10.793
96                 4.407                0.795           0.357            11.264


From January 1, 1997 through March 15, 1997, the Company issued approximately

$1.3 billion in long-term debt, net of the long-term debt that rolled off during this period. These issuances are intended to partially replace the roll-off of long-term capital which is expected to occur during the balance of 1997.


WORKING CAPITAL

The Company defines working capital usage as the amount needed to fund the difference between the Company's total cash requirements and the cash which

                       CAPITAL AND LIQUIDITY MANAGEMENT

could be reasonably raised through secured financing under normal market conditions. The amount of cash which can be raised through secured financing is dependent upon many factors, including: the credit quality and market liquidity of the Company's assets; legal requirements; market conventions; and lender requirements. For example, the Company can obtain secured financing by pledging as collateral an investment grade corporate bond that it owns. Based upon the quality of this bond, the Company may reasonably expect to obtain secured financing equal to 90% of the bond's value. Thus, the Company would apply a lO% working capital margin or "haircut" to its holding of this particular security. Securities such as U.S. government obligations require a smaller haircut, while other less liquid assets require a greater haircut, perhaps as much as 100%. The aggregate of these haircuts represents a large percentage of the Company's working capital usage. Remaining usage is principally related to collateral requirements of swap counterparties, exchanges and clearing organizations and the Company's fixed assets. The Company monitors its ability to raise secured funding against actual capacity as well as adjusted capacity taking into consideration potential changes in market conditions and the Company's credit status.

The Company's policy is to fund working capital requirements with long-term capital. As of December 31,1996, the Company's working capital coverage ratio, which represents total long-term capital divided by working capital usage, was
1.12. The Company's internal guideline is 1.10. The 10% cushion is designed to provide a layer of protection against volatility in capital usage.

W0RKING CAPITAL USAGE - Graph

Working Capital Usage
(in billions of dollars)


         Working Capital       Working Capital Coverage Ratio:
--------------------------------------------------------------
92                12.400                                  0.95
93                12.767                                  1.32
94                15.045                                  1.07

95                14.026                                  1.10
96                15.024                                  1.12


LEVERAGE

The assets to equity ratio is frequently cited as a leverage measure for the securities industry. This ratio was initially developed as a tool to analyze the leverage, or risk, of a commercial bank's loan portfolio. Later, rating agencies and analysts applied this ratio to the securities industry due to its ease of calculation and the lack of any more broadly accepted benchmark based on publicly available information. For several reasons, this ratio has significantly less value as a leverage indicator for securities firms than it has for commercial banks. Securities firms make extensive use of "off-balance-sheet" derivative instruments to manage the market risk attributable to items recorded "on-balance-sheet." For example, a portfolio of government securities perfectly hedged with off-balance-sheet instruments will have the same impact on the assets to equity ratio as an unhedged portfolio of identical size. Another limitation of this ratio is that it does not consider asset quality. For example, a large portion of many securities firms' assets are U.S. government securities that can be financed on a secured basis with little refinancing risk, as there exists a large, liquid secured funding market for such assets. A third limitation of this ratio is that it typically does not recognize the

                       CAPITAL AND LIQUIDITY MANAGEMENT

variability of securities firms' assets within a reporting period. A ratio based on period-end balances may differ greatly from the ratio that would have been obtained using average balances for the period.

A more relevant leverage measure for securities firms would focus upon working capital usage relative to equity. Working capital is primarily required to support less liquid assets as well as the portion of assets that cannot normally be funded on a secured basis. One of the Company's fundamental principles is that it funds its working capital usage with long-term debt and equity. The ratio of long-term debt to equity measures the degree to which long-term debt supports less liquid assets and other cash requirements. It is a relevant measure of the ability of a firm to maintain its current level and composition of assets during long periods of limited access to the long-term capital markets. While securities firms have contingency plans to handle such events - usually through the sale of a portion of their assets - such actions could impact overall profitability.

The accompanying chart compares the long-term debt to equity ratios of the Company and certain of its securities industry competitors. The Company believes that working capital is the primary driver of the level of long-term capital across the securities industry. Thus, long-term capital is used as a proxy for working capital usage as the Company's major securities industry competitors do not publicly disclose their working capital requirements. Long-term debt, as presented in the chart, excludes 50% of the current portion (i.e., first year maturities). Preferred equity and mezzanine capital are treated as equity only to the extent that in total they are not greater than 15% of total equity capital. Amounts above 15% are treated as long-term debt.


LONG-TERM DEBT TO EQUITY RATIOS - Graph

Long-Term Debt to Equity Ratios(1)


                                   FYE 1993    FYE 1994    FYE 1995    FYE 1996
                         ------------------------------------------------------

Lehman Brothers(2)                                 3.17        3.29        3.74
Merrill Lynch                          1.94        2.03        2.37         3.2
Salomon Inc                            2.16        3.33         2.6        2.38
Morgan Stanley                         1.39       1.845        1.87        2.22
Goldman Sachs(3)                       2.01         2.9        2.59        2.18
Bear Stearns                                       1.59        1.65        1.99

(1) Preferred equity and mezzanine capital that exceed 15% of total equity capital have been reflected as debt. This results in the following adjustments at fiscal year end ("FYE"):

    - Lehman Brothers' equity excludes $234 million and $180 million of perpetual preferred at 11/94 and 11/95, respectively.

    - Salomon Inc's equity excludes $265 million, $398 million, $197 million, and $437 million of Preferred Stock at 12/93, 12/94, 12/95 and 12/96, respectively.

    - Morgan Stanley's equity excludes $48 million, $394 million, $810 million and $1,058 million of Capital Units/Preferred Stock at 1/94, 1/95, 11/95 and 11/96, respectively.

    - Bear Sterns' equity excludes $182 million, $149 million, and $68 million of EPICS at 6/94, 6/95, and 6/96, respectively.

(2) Lehman Brothers' fiscal year 1993 debt to equity ratio is not meaningful, as Lehman had not yet been recapitalized in connection with its May 1994 spin-off from American Express.

(3) Goldman Sachs' equity is defined as "Partners' Capital."

There are limitations to this measure, just as there are with any measure. For example, the Company believes that most securities firms maintain some long-term capital cushion against volatility of working capital usage (the Company maintains a 10% cushion), but is not aware of the comparability of such cushions. Nevertheless, in the Company's view, a long-term debt to equity ratio entails significantly fewer limitations than an assets to equity ratio and is therefore more meaningful.


REGULATORY CAPITAL AND DOUBLE LEVERAGE

The Company operates globally through a network of subsidiaries, each with its own capital requirements. A number of the Company's subsidiaries are subject to

                        CAPITAL AND LIQUIDITY MANAGEMENT

regulatory capital requirements. Regulated entities such as SBI, SBIL, SBAL and SBAG are required to maintain minimum amounts of regulatory capital, which generally consists of both equity capital and subordinated debt. In addition, limits exist pertaining to the maximum amount of capital which may be maintained in the form of subordinated debt. Actual requirements vary by jurisdiction. Regulatory requirements also govern dividends and certain other payments made by regulated subsidiaries. In addition, Swapco, in order to maintain its triple-A rating, must maintain levels of capital in accordance with agreements with its rating agencies. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables. Subsidiaries' capital requirements, which are largely driven by regulatory capital requirements, are generally met by the parent company's infusion of equity and/or subordinated debt. If the parent company could not refinance its own debt and simultaneously could not withdraw regulatory capital from its subsidiaries, it could experience liquidity difficulty.

Double leverage is a measure of a parent company's investment in its subsidiaries in relation to its own capital. The Company views double leverage from two perspectives. Under the "total capital" view, the sum of long-term intercompany subordinated debt, third party long-term debt and the equity of the Company's subsidiaries ("subsidiaries' total capital") is divided by the total long-term capital of Salomon Inc. Total capital view double leverage in excess of 1.0 occurs if a portion of subsidiaries' total capital is funded with short-term debt of the parent. Under the "equity capital" view, the equity of the Company's operating units is divided by the sum of Salomon Inc's common equity, TRUPS and perpetual and redeemable preferred stock. Equity basis double leverage in excess of 1.0 arises from the funding of subsidiaries' equity with debt of the parent. The Company's objectives are to maintain total capital basis and equity capital basis double leverage ratios of no more than 1.0. As shown in the following table, total capital and equity basis double leverage are both below the 1.0 level at December 31,1996.

December 31,              1996       1995    1994       1993       1992
--------------------------------------------------------------------------------
Total capital basis       .76         .98     .87        .96       1.15
Equity capital basis      .79        1.19    1.18       1.45       1.61
================================================================================

Certain rating agencies use additional measures of double leverage. As a general rule, it is Company policy to dividend subsidiary earnings to the parent on a regular basis, subject to regulatory constraints and tax management considerations.



ECONOMIC RISK CAPITAL

Economic risk capital represents the equity capital required to absorb potential losses that can result from the various risks to which the Company is exposed. Key risks are market risk, credit risk, and operational risk (see "Risk Management" for a further discussion of these risks). One means of measuring these risks is earnings volatility, including a comparison of expected ("ex-ante") volatility to historical ("ex-post") volatility to help ensure that risks have been appropriately identified and quantified. The Company manages to a ratio of equity capital to earnings volatility, which is adjusted over time to reflect the expected level of core earnings capacity and credit ratings considerations.

                        CAPITAL AND LIQUIDITY MANAGEMENT


BALANCE SHEET

Average weekly balance sheet information is as follows:

                                                                                    Three Months Ended
                                                        Year Ended ------------------------------------------------- Year Ended
Dollars in millions                                       Dec. 31,     Dec. 31,  Sept. 30,    June 30,    Mar. 31,    Dec. 31,
                                                            1996        1996        1996        1996        1996        1995
----------------------------------------------------------------------------------------------------------------------------------
Government and government agency securities - U.S.       $ 45,505    $ 48,978    $ 45,464    $ 43,106    $ 44,470    $ 34,991
Government and government agency securities - non-U.S.     34,434      35,946      32,017      34,770      35,001      34,828
Financial options and contractual commitments               5,887       6,637       5,061       5,619       6,230       6,624
Other financial instruments owned                          21,663      25,594      21,481      20,372      19,206      19,288
----------------------------------------------------------------------------------------------------------------------------------
     Total financial instrument inventories               107,489     117,155     104,023     103,867     104,907      95,731
----------------------------------------------------------------------------------------------------------------------------------
Securities purchased under agreements to resell            60,635      64,573      60,971     60,087       56,909      45,097
Securities borrowed                                        16,278      16,488      16,672     15,170       16,783      17,486
Other assets                                               11,599      11,245       9,300     13,380       12,472      15,281
----------------------------------------------------------------------------------------------------------------------------------
Average total assets                                     $196,001    $209,461    $190,966   $192,504     $191,071    $173,595
==================================================================================================================================
Period-end total assets                                  $194,881    $194,881    $190,987   $181,445     $185,341    $188,428
==================================================================================================================================
Period-end net assets*                                   $138,345    $138,345    $129,335   $125,434     $128,484    $140,006
==================================================================================================================================
Average net assets*                                      $135,366    $144,888    $129,995   $132,417     $134,162    $128,498
==================================================================================================================================

Average net assets, excluding securities borrowed
     and government and government
      agency securities*                                 $ 39,149    $ 43,476    $ 35,842   $ 39,371     $ 37,908    $ 41,193
==================================================================================================================================
Average equity**                                         $  5,377    $  5,700    $  5,612   $  5,295     $  4,934    $  4,567
==================================================================================================================================
Average net assets to average equity                         25.2        25.4        23.2       25.0         27.2        28.1
==================================================================================================================================

* Net assets are total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase.

** Based on month-end balances and includes common equity, perpetual preferred stock, TRUPS and redeemable preferred stock.

The Company's total assets were $195 billion at December 31,1996, up from $188 billion at year end 1995. This increase was primarily the result of an increase in the Company's matched book activity (the lower of "Securities purchased under agreements to resell" or "Securities sold under agreements to repurchase"). Due to the nature of the Company's trading activities, including its matched book activities, it is not uncommon for the Company's asset level to fluctuate from period to period.


CAPITAL AND FUNDING SOURCES

The Company's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan was successfully executed in 1991 following the Treasury auction matter. It is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the Company's ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins.

                        CAPITAL AND LIQUIDITY MANAGEMENT


The liquidity management process considers the ability of the Company to repay unsecured obligations when they mature through the proceeds of secured financing, using unpledged collateral, or asset sales, if necessary. As of December 31,1996, the Company had sufficient unencumbered assets to support, under normal market conditions, all maturing short-term unsecured liabilities. The rationale for maintaining unencumbered assets is that they represent a source of short-term liquidity and could be used as collateral to raise the funds needed in the event that the Company's access to unsecured financing was impaired.

SBI has a committed secured standby bank credit facility for financing securities positions. It enables SBI to borrow on a secured basis using a variety of financial instruments as collateral. The capacity of the facility at December 31, 1996 was $2.1 billion. In addition, SBIL has a committed securities repurchase facility in the amount of $1.0 billion and Phibro has a $500 million unsecured committed revolving line of credit. At December 31,1996, there were no outstanding borrowings under these facilities.

SECURED SHORT-TERM BORROWINGS Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. A repurchase agreement is a sale of securities to a counterparty and a simultaneous agreement to repurchase similar securities in the future from the same counterparty for the same price plus interest at an agreed upon rate; in economic substance, a repurchase agreement is a collateralized borrowing. The market for repurchase agreements collateralized by U.S. government and government agency securities is very active and has remained available even in the most disruptive market conditions. Markets for repurchase agreements collateralized by securities issued by non- U.S. governments, corporate debt and equity securities continue to develop and represent another source of liquidity, particularly for the Company's non U.S. operations.

In addition to utilizing repurchase agreements to finance trading activities, the Company uses these instruments in conjunction with offsetting positions in reverse repurchase agreements to benefit from favorable interest rate spreads. These matched book activities provide the Company with a low-risk source of revenues while utilizing available secured financing capacity. Securities loaned in return for cash collateral, another form of collateralized short-term financing, and secured bank borrowings represent a small portion of the Company's secured financing.

UNSECURED SHORT-TERM BORROWINGS Unsecured short-term borrowings provide the Company with a source of short-term liquidity and are also utilized as an alternative to secured financing when they represent a cheaper funding source. Sources of short-term unsecured borrowings include commercial paper (issued mainly in the U.S.), unsecured bank borrowings and letters of credit, deposit liabilities (principally at the Tokyo branch of SBAG, the Company's German banking subsidiary) and corporate loans. See Note 6 for additional information regarding short-term borrowings and committed credit facilities.

                        CAPITAL AND LIQUIDITY MANAGEMENT


TERM DEBT Unsecured term debt is a significant component of the Company's long-term capital. In its calculation of long-term capital, the Company includes all term debt with a remaining maturity in excess of one year and portions of term debt with remaining maturities between six months and one year on a weighted basis. The average remaining maturity of the Company's term debt was
3.5 years at December 31, 1996 and 3.3 years at December 31, 1995. See Note 8 for additional information regarding term debt.

The Company utilizes interest rate swaps to convert fixed rate term debt used to fund inventory-related working capital requirements into variable rate obligations. See Note 8 for an analysis of the impact of such swaps. Fixed rate term debt used to fund Salomon Brothers' fixed assets is not converted to variable rate obligations. Term debt issuances denominated in currencies other than the U.S. dollar which are not used to finance assets in the same currency are effectively converted to U.S. dollar obligations through the use of currency swaps and forward currency contracts.

In 1996, both IBCA and Thomson Bankwatch upgraded the Company's issuer rating to B/C from C. Thomson Bankwatch also upgraded its short-term rating to TBW-1 and assigned a new long-term debt rating of A. ln early 1997, Fitch upgraded the Company's long-term debt and commercial paper credit ratings to A- and F-1, respectively, from BBB+ and F-2. In addition, Moody's and S&P revised their outlook for the Company to "positive." The following table summarizes the Company's credit ratings as of February 28, 1997:

                                                  Duff &              Thomson
                         Moody's   S&P  Fitch     Phelps    IBCA      Bankwatch
--------------------------------------------------------------------------------

Long-term debt            Baa1     BBB   A-       A-        A-         A
Commercial paper          P-2      A2    F-1      D-1       A1         TBW-1
Issuer                     -       -      -        -        B/C        B/C
================================================================================


TRUPS In July 1996, the Company issued $345 million of TRUPS which pay interest at an annual rate of 9 1/2%. It is the Company's understanding that the rating agencies, in their analysis of the Company's capital structure, treat the TRUPS units similarly to the Company's perpetual preferred stock. The Company has entered into an interest rate swap agreement to effectively convert the expected future fixed rate payments on the TRUPS to variable rate obligations. For a detailed description of these securities see Note 9.

PREFERRED STOCK The Company is authorized to issue a total of 5,000,000 shares of preferred stock. Three separate series (Series A, D and E) were issued and outstanding at December 31, 1996. The Company issued 700,000 shares of Series A Preferred in 1987. At December 31, 1996, 420,000 of such shares were outstanding, each with a redemption value of $1,000. All of the outstanding shares are held by affiliates of Berkshire Hathaway Inc. Dividends are payable at an annual rate of 9% and the shares are convertible into Salomon Inc common stock at the rate of $38 per common share. The first of five tranches of 140,000 shares of Series A Preferred was redeemed by the Company on October 31, 1995. On October 29, 1996, the second tranche was converted into 3.7 million shares of Salomon Inc common stock. If not previously

                        CAPITAL AND LIQUIDITY MANAGEMENT



converted, one third of the remaining 420,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends.

An aggregate of $200 million of Series D Preferred (400,000 shares) was issued in 1993, with dividends payable at an annual rate of 8.08%. In February 1996, the Company issued 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, for an aggregate of $250 million. Both of these series are redeemable, at par, only at the Company's option. Series D is redeemable at any time on or after March 31, 1998 and Series E is redeemable at any time on or after March 31, 2001.

The Company has entered into interest rate swap agreements that effectively convert expected future fixed rate dividends on all of its preferred stock issues to variable rate obligations. Such agreements effectively reduced dividends on preferred stock in 1996 by $21 million, net of taxes.

COMMON EQUITY In May 1994, the Company's Board of Directors authorized the repurchase of up to 10 million shares of the Company's common stock, including
4.6 million shares remaining under previous authorizations. In 1996, the Company repurchased, for $49 million, approximately 1.3 million common shares held by the Equity Partnership Plan ("EPP") trustee for treasury (see discussion below). Shares authorized for additional repurchase by the Company's Board of Directors totaled 8.5 million at December 31, 1996.

The Company has several programs intended to encourage employee equity ownership in Salomon Inc. Under the EPP (as amended for 1996 and future awards), qualifying employees ("participants") receive a portion of their compensation in the form of Salomon Inc common stock, the payment of which is deferred for three years and is subject to forfeiture provisions. Participants receive the shares with an incentive whereby the Company makes an additional contribution to participants' accounts of 25% of their award. The award is forfeited if the participant's employment is terminated for cause. The award is subject to forfeiture provisions if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves the Company other than by virtue of death, disability or retirement during the three years following the award, the entire 25% award incentive is forfeited. Stock is purchased to fund the awards by the EPP's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total annual compensation, to a maximum of $1.5 million.

In early 1996, 3.3 million shares held by the EPP trustee were distributed to certain employees. To facilitate satisfaction of employees' tax obligations, approximately 1.3 million of those shares were repurchased by the Company as treasury stock. The remaining 2.0 million shares are subject to the same restrictions on transferability that existed prior to the distribution.

In 1996, 3.6 million shares were awarded under the EPP. In addition, in December 1996, restrictions on transferability were lifted on 2.4 million shares (net of withholding tax requirements) awarded by the EPP in 1991.

                       CAPITAL AND LIQUIDITY MANAGEMENT


The Company's 401(k) plan, as amended in 1996, (the "401 (k)") matches 75% of the lesser of the eligible employee's contribution to the 401 (k) or 6% of the eligible employee's total compensation. Prior to the amendment, the Company match was 50%. The increase in the Company's match is in the form of Salomon Inc common stock and is limited to eligible employees that are not eligible for awards under the EPP.

The Employee Stock Purchase Plan ("ESPP") was approved by the Company's stockholders in 1989. The ESPP allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of fair market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of the individual's annual compensation. Shares purchased under the ESPP are purchased on the open market. Prior to the second quarter of 1994, these shares were issued from the Company's common stock held in treasury. Thus far, nearly 1.9 million shares have been purchased by employees under the ESPP, including approximately 191,000 shares in 1996.

In December 1996, the Company issued 1.6 million options under the Salomon Inc Stock Incentive Plan. These options, which have an exercise price set at the market value of Salomon Inc common stock on the date of grant ($44 7/8), expire five years from the date of grant and will vest l00% three years after the grant date.

At December 31, 1996, Salomon employees (excluding Basis' employees) owned 15.5% of the Company's outstanding common shares. For additional information regarding the Company's employee benefit plans see Note 13.


OTHER

HIGH YIELD PORTFOLIO Salomon Brothers' activities include trading securities that are less than investment grade, characterized as "high yield." High yield securities include corporate debt, convertible debt, preferred and convertible preferred equity securities rated lower than "triple B-" by internationally recognized rating agencies, unrated securities with market yields comparable to entities rated below "triple B-," as well as sovereign debt issued by certain countries in currencies other than their local currencies and which are not collateralized by U.S. government securities. For example, high yield securities exclude the collateralized portion of Salomon Brothers' holdings of "Brady Bonds," but include such securities to the extent they are not collateralized. The Company's trading portfolio of high yield securities owned is carried at market or fair value and totaled $4.4 billion at December 31, 1996; the largest high yield exposure to one counterparty was $247 million.

                                  SALOMON INC

                                RISK MANAGEMENT


    Effective management of the risks inherent in the Company's businesses is critical. The following section discusses the risks inherent in the Company's businesses, procedures in place to manage such risks, and initiatives underway to continue to enhance the Company's management of risk.





                                38. MARKET RISK

                                40. CREDIT RISK

                             43. OPERATIONAL RISK

                            44. ENVIRONMENTAL RISK

                                RISK MANAGEMENT

MARKET RISK

Market risk represents the potential loss the Company may incur as a result of absolute and relative price movements in financial and commodities-related instruments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. The Company utilizes a mark-to-market accounting policy for a substantial majority of items recorded on the balance sheet as well as off-balance-sheet contractual commitments. When market prices are not readily available, fair value is determined under an alternative approach, such as matrix or model pricing. Prices are adjusted, where appropriate, to address factors such as the market liquidity of the instrument, aging or holding period of the instrument, and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. The Company considers this to be an integral component of mark-to-market accounting. The Company manages market risk across both on- and off-balance-sheet products. This, together with the Company's mark-to-market accounting policy, means that separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risks relative to derivatives are credit risk and funding (liquidity) risk, which is roughly equivalent to the risk of margin calls. Each type of risk can be increased or decreased by market movements. See "Risk Management--Credit Risk--Credit Exposure from Derivative Activities."

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

THE COMPANY'S RISK MANAGEMENT STRUCTURE AND OVERSIGHT

THE RISK MANAGEMENT GROUP The Company's Risk Management Group (the "Group") is chaired by the Vice Chairman of Salomon Brothers and includes the Global Risk Manager, the Chairman and CEO of the Company, the Chairman and CEO of Salomon Brothers and the heads of the major risk-taking business units and trading desks throughout the world, including the President of Phibro. The Group's primary functions are not to eliminate risk but to monitor overall risk levels so that they are in accordance with firmwide guidelines; to identify and report to the Company's Board of Directors, on a timely basis, major risks undertaken by the trading businesses; to perform risk reviews to enhance the analysis and management of major risks by the heads of the trading desks; to set and review risk limits and approve limit excessions; and, when appropriate, to adjust the levels of risk assumed.


THE GLOBAL RISK MANAGER The Global Risk Manager is responsible for the continued development of the Company's risk management systems and processes and for monitoring and reporting aggregate risk-taking activity. This responsibility includes the analysis and monitoring of market risks, as well as oversight of the process for position marking and inventory management. The responsibility of the Global Risk Manager

                                RISK MANAGEMENT

extends to Phibro, and the risks of Phibro are integrated for risk monitoring and risk management purposes with those of Salomon Brothers. The Global Risk Manager reports to the Company's Chief Financial Officer and is independent of the Company's business units.

RISK REVIEWS Members of the Group perform periodic risk reviews of the Company's risk taking business units. The risk review process is overseen by the Global Risk Manager. The Global Risk Manager is assisted in this role by members of the Group, and by senior traders and risk managers from the various business units with expertise in the respective market arenas. By including senior traders from other businesses, risk reviews provide a forum for the communication of risk management approaches and ideas across the Company.

The risk reviews include a review of models and controls related to market risk management and measurement, and a detailed critique of the positions, strategies, and risk management methods utilized by the business units. The risk review process is an important tool for critical review and refinement of the risk management measurement and reporting that the Company has in place.

THE SALOMON INC BOARD OF DIRECTORS The Company maintains an overall guideline as to firmwide risk, expressed as a multiple of the equity capital available to support volatility to the expected annual earnings volatility of the Company's trading businesses. In determining the expected annual earnings volatility, the Group uses all known relevant risk factors and historical market responses to changes in these factors. Historical market responses to these factors may not necessarily be indicative of future responses. The equity/volatility guideline, which is subject to periodic reexamination, is reviewed with the Company's Board of Directors.

TOOLS FOR RISK MANAGEMENT AND REPORTING The Company's global risk measurement begins with the identification of relevant market risk factors. These core risk factors vary from market to market, and region to region. For example, in fixed income markets, risk factors include interest rates, yield curve slopes, credit spreads and interest rate volatility. In equity markets, risk factors include equity index exposure, equity volatility and equity index spreads. In the foreign exchange market, risk factors are exchange rates and exchange rate volatility. In the commodities markets, risk factors include price levels, spreads and the volatility of prices. The Company identifies other factors specific to trading strategies as well as risk factors significant to the Company as a whole, such as aggregate credit spread exposure, that may not be significant for individual desks. Overall, more than one hundred risk factors are employed. Risk factors are used in three types of analysis: stress analysis, value-at-risk analysis and scenario analysis.

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

SCENARIO ANALYSIS Scenario analysis is a tool that generates forward-looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening by the Federal Reserve Board. The revenue implications of the specified scenario are quantified not only for the Company as a whole, but on a business unit basis and on a geographic basis. The risk management system keeps track of many scenarios developed by both members of the Group and the Company's economists and strategists.

RISK MANAGEMENT CONTROLS

RISK LIMITS The Company's trading businesses have implemented desk and business unit limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Group. Individual desks may not exceed risk limits without the approval of the business unit head. Business units may not exceed risk limits without the approval of the appropriate members of the Group.

INVENTORY CONTROL AND VALUATION Inventory is necessary for an active market maker, but can be a major source of liquidity risk and can result in hedge mistracking. Monitoring the Company's inventory levels and composition and oversight for inventory pricing is the responsibility of the Global Risk Manager, who monitors inventory on a position by position level, and employs specific risk models to track inventory exposure in credit markets, emerging markets and the mortgage market. The Company also provides for liquidity risk by imposing markdowns as the age of the inventory increases. Inventory event risk, both for issuer credit and emerging markets, is analyzed with the involvement of senior traders, economists and credit department personnel. Market scenarios for the major emerging markets are maintained and updated to reflect the event risk for the emerging market inventory.

THEORETICAL REVENUE RECONCILIATION Both the trading units of the Company and the Global Risk Manager perform periodic revenue reconciliations, comparing actual revenues with the revenue outcome that would have been expected based on the risk factor exposures. A discrepancy between the expected revenue impact for a given market event and the actual revenues may indicate an unexplained dimension of market risk. Comparing the two thus provides a fundamental check that risk management is capturing all the material market risk factors and that the sources of trading risk and trading revenue are consistent with the realized revenue.

CREDIT RISK

Credit risk represents the loss the Company could incur if an issuer or counterparty is unable or unwilling to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other

                               RISK MANAGEMENT

contractual obligations. The Company's credit risk management process considers the many factors that influence the probability of a potential loss, including, but not limited to, the issuer's or counterparty's financial profile, its business prospects and reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

ORIGIN OF CREDIT RISK

In the normal course of its operations, the Company and its subsidiaries enter into various transactions which give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and principal. Market and delivery risks create credit risk with respect to transactions with counterparties. Principal risk is the risk of nonpayment of the principal and interest of a security.

The components of market risk such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations, and changes in market liquidity, result in credit risk when a counterparty's obligation to the Company exceeds the obligation of the Company to the counterparty. Delivery risk arises from the requirement, in many circumstances, to release cash or securities before receiving payment. For both market and delivery risk, the Global Credit Review Department (the "Department") sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

The Company, as a dealer of securities in the global capital markets, has risk to issuers of fixed income securities for the timely payment of principal and interest. Principal risk is reviewed by the Risk Management Group, which identifies and reports major risks undertaken by the trading businesses. The Department combines principal risk positions with credit risks resulting from market and delivery risk to review aggregate exposures by counterparty, industry and country.

CREDIT RISK MANAGEMENT AT SALOMON BROTHERS

The Chief Credit Officer of Salomon Brothers is a Managing Director and reports directly to the General Counsel of Salomon Inc. Independent of any revenue-generating function, the Chief Credit Officer of Salomon Brothers manages the Department, whose professionals assess, approve, monitor, and coordinate the extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of industry, geographic, or economic characteristics. The Department also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances, including:

o establishment of internal guidelines monitored by the Chief Credit Officer for maximum potential credit exposure to each counterparty or each issuer and to each country;

o initial credit approval, whereby the approval of a designated member of the Department is required before execution of a transaction that does not meet defined parameters;

o credit limits, against which monitoring of transactions is performed on a daily basis;

o specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark-to-market, among others;

                                RISK MANAGEMENT

o establishment of collateral standards for financing activities and secured contractual commitments;


o quarterly analysis of potential exposure for DPG reporting to the SEC and CFTC, see "Derivative Instruments--Overview";

o periodic scenario analysis of subsets of the credit portfolio to evaluate sensitivity to market variables;

o periodic assessment of sovereign risk through analysis of economic and political developments; and

o periodic review of aged and large inventory positions with the Global Risk Manager.

CREDIT RISK MANAGEMENT OF COMMODITIES-RELATED TRANSACTIONS

Phibro's credit department determines the credit limits for counterparties in its commodities-related activities. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed daily.

CREDIT EXPOSURE FROM DERIVATIVES ACTIVITIES

The accompanying charts display Salomon Brothers' credit exposure, net of collateral, at December 31, 1996, for swap agreements, swap options, caps and floors (together referred to as "swaps" in the charts) and foreign exchange contracts and options. They do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors may cause credit exposure to increase suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment. Foreign exchange contracts have maturities that are generally less than one year. Amounts shown include the effect of legally enforceable master netting agreements, where applicable.

SWAP AND FOREIGN EXCHANGE CONTRACTS
CURRENT CREDIT EXPOSURE
NET OF COLLATERAL - Graphs

ALL TRANSACTIONS
(in billions of dollars)

                                          Risk Classes

                       1 & 2          3          4           5          6,7 & 8
                       --------------------------------------------------------

MAJOR DERIVATIVES
  DEALERS
-----------------
      Swaps           0.4417      0.858     0.2243      0.0156                0
       FX             0.5051     0.2087     0.0273      0.0106                0

OTHER
-----------------
      Swaps           0.6529     0.3321     0.3138      0.1051           0.0543
       FX             0.1299     0.0362     0.0197       0.007            0.001

CREDIT EXPOSURE
WEIGHTED BY
HISTORICAL DEFAULT
RATIOS**
($ IN MILLIONS):        $3.2       $7.4       $9.2       $14.2            $18.5

TRANSACTIONS WITH MORE THAN 3 YEARS TO MATURITY
(in billions of dollars)

                                        Risk Classes

                       1 & 2          3          4           5          6,7 & 8
                       --------------------------------------------------------

MAJOR DERIVATIVES
  DEALERS
-----------------
      Swaps           0.2729     0.4457     0.1206      0.0133                0
       FX                  0          0          0           0                0

OTHER
-----------------
      Swaps           0.5509     0.1475     0.1287      0.0259           0.0051
       FX                  0          0          0           0                0


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


** This calculation uses conservative assumptions about average duration of exposures for each risk class and historical default statistics collected by Moody's for securities of similar duration and risk class.

                            RISK MANAGEMENT

Collateral securing such transactions reduced gross credit exposure to a net unsecured credit exposure of approximately $3.0 billion from swaps, caps and floors and swap options and $.9 billion from foreign exchange contracts. With respect to sovereign risk related to derivatives, credit exposure at December 31, 1996 was primarily to counterparties in the U.S. ($1.4 billion), Germany ($.5 billion), Japan ($.4 billion), Great Britain ($.3 billion), Italy ($.2 billion) and Switzerland ($.2 billion).

OPERATIONAL RISK

As a major intermediary in financial and commodities markets, the Company is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace. Such risks include:

o OPERATIONAL/SETTLEMENT RISK

The risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions. The Company is subject to increased risks with respect to its trading activities in emerging markets securities, where clearance, settlement, and custodial risks are often greater than in more established markets.

o TECHNOLOGICAL RISK

The risk of loss attributable to technological limitations or hardware failure that constrain the Company's ability to gather, process, and communicate information efficiently and securely, without interruption, with customers, among units within the Company, and in the markets where the Company participates. In addition, the Company must enhance its systems to process dates starting with the year 2000 and to address the technological implications that will result from regulatory and market changes, such as Europe's Economic and Monetary Union.

o LEGAL/DOCUMENTATION RISK

The risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

o FINANCIAL CONTROL RISK

The risk of loss attributable to limitations in financial systems and controls; strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including stockholders, creditors, and regulators, is free of material errors.

As the above risks are largely interrelated, so are the Company's actions to mitigate and manage them. Salomon Brothers' Chief Administrative Officer is responsible for, among other things, oversight of global operations and technology. An essential element in mitigating the risks noted above is the optimization of information technology and the ability to manage and implement change. To be an effective competitor in an information-driven business of a global nature requires the development of global systems and databases that ensure increased and more timely access to reliable data. Salomon Brothers has initiated a long-term and

                                RISK MANAGEMENT

ongoing process of upgrading its financial and operating systems. This effort is focused on: supporting the multi-entity, multi-currency, multi-time zone aspects of the Company's businesses; improving control over complex, cross-entity transactions; facilitating standardized technology platforms, operations procedures, and fungibility of resources around the world; eliminating redundant regional applications; reducing technology and operations costs; efficiently meeting market and regulatory changes; and ensuring year 2000 processing without disruption. A critical challenge is to accomplish the transition to the new technology while supporting the current platform.

ENVIRONMENTAL RISK

The Company is subject to ongoing environmental risk from discontinued commodities processing and oil refining operations, and existing energy-related transportation activities. The Environmental Committee of the Board of Directors oversees adherence to the commitment set forth in the Company's environmental policy statement, adopted in 1992.

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

Phibro has potential environmental exposure in connection with activities in which cargoes of products are transported and stored. Phibro mitigates this exposure through insurance coverage and consideration of ports of delivery and storage terminals.

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

The Board of Directors, acting through its Audit and Compliance Committee ("the Committee"), provides general oversight of the Company's accounting policies and internal controls, and reviews Company-wide compliance with legal and regulatory requirements. The Committee is comprised entirely of directors who are not officers or employees of the Company. The Director of Internal Audit oversees the performance of a worldwide audit program and reports directly to the Committee on matters of internal control. Senior legal and compliance personnel have been directed to report compliance concerns directly to the Chairman of the

Committee and the Chairman of the Company. Ongoing oversight of compliance activities is the responsibility of the Company's General Counsel.

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

Arthur Andersen LLP, a firm of independent public accountants, audits the Company's financial statements and meets regularly with the Committee, including sessions in which no member of management is present, to discuss the nature, scope and results of their audits. Arthur Andersen LLP's report is presented on the following page.



/s/ Robert E. Denham      /s/ Robert H. Mundheim         /s/ Jerome H. Bailey

ROBERT E. DENHAM          ROBERT H. MUNDHEIM             JEROME H. BAILEY
CHAIRMAN AND              EXECUTIVE VICE PRESIDENT AND   CHIEF FINANCIAL OFFICER
CHIEF EXECUTIVE OFFICER   GENERAL COUNSEL

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SALOMON INC:

We have audited the accompanying consolidated statement of financial condition of Salomon Inc (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

NEW YORK, NEW YORK
MARCH 13, 1997

                         SALOMON INC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF INCOME


Dollars in millions, except per share amounts
Year Ended December 31,                                                         1996       1995       1994
-----------------------------------------------------------------------------------------------------------
Revenues:
        Interest and dividends                                               $ 5,748    $ 7,021    $ 5,902
        Principal transactions                                                 1,990      1,077       (560)
        Investment banking                                                       853        472        486
        Commissions                                                              326        332        336
        Other                                                                    129         51         30
-----------------------------------------------------------------------------------------------------------
        Total revenues                                                         9,046      8,953      6,194
        Interest expense                                                       4,679      5,754      4,873
-----------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                              4,367      3,199      1,321
-----------------------------------------------------------------------------------------------------------
Noninterest expenses:
        Compensation and employee-related                                      2,039      1,710      1,455
        Technology                                                               206        215        221
        Professional services and business development                           189        172        160
        Occupancy                                                                168        170        162
        Clearing and exchange fees                                                74         63         70
        Other                                                                     81         70        102
-----------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                     2,757      2,400      2,170
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                   1,610        799       (849)
Income tax expense (benefit)                                                     628        286       (439)
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                         982        513       (410)
-----------------------------------------------------------------------------------------------------------
Discontinued operations (Note 2):
        Income (loss), net of tax expense (benefit) of $(48), $(35) and $7       (75)       (56)        11
        Loss on disposal of Basis Petroleum, net of tax benefit of $215         (290)         -          -
-----------------------------------------------------------------------------------------------------------
Net income (loss)                                                            $   617    $   457    $  (399)
===========================================================================================================
Primary earnings (loss) per common share:
        Continuing operations                                                $  8.59    $  4.17    $ (4.41)
        Net income (loss)                                                    $  5.16    $  3.64    $ (4.31)
-----------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per common share:
        Continuing operations                                                $  7.85    $  3.95    $ (4.41)
        Net income (loss)                                                    $  4.84    $  3.50    $ (4.31)
===========================================================================================================


     The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Dollars in millions
December 31,                                                                       1996                 1995
--------------------------------------------------------------------------------------------------------------
Assets:

Cash and interest bearing equivalents                                           $  1,230              $  1,454

Financial instruments and contractual commitments:
        Government and government agency securities - U.S.           $ 45,123              $ 45,121
        Government and government agency securities - non-U.S.         35,189                39,843
        Corporate debt securities                                      12,415                11,150
        Equity securities                                               7,094                 3,915
        Options and contractual commitments                             6,592                 6,713
        Mortgage loans and collateralized mortgage securities           3,126                 1,959
        Other                                                           2,947                 2,248
                                                                      -------               -------
                                                                                 112,486               110,949
Commodities and related products and instruments:
        Crude oil, refined products and other physical commodities        995                 1,223
        Options and contractual commitments                               315                   372
                                                                      -------                -------
                                                                                   1,310                 1,595
Collateralized short-term financing agreements:
        Securities purchased under agreements to resell                56,536                48,422
        Securities borrowed and other                                  16,162                16,993
                                                                      -------               -------
                                                                                  72,698                65,415
Receivables:
        Customers                                                       2,642                 2,668
        Brokers, dealers and clearing organizations                     1,801                 1,205
        Other                                                             675                   599
                                                                      -------               -------
                                                                                   5,118                 4,472

Assets securing collateralized mortgage obligations                                  394                 2,431

Property, plant and equipment, net of accumulated depreciation
        and amortization of $556 in 1996 and $669 in 1995                            521                 1,343

Net realizable value of discontinued operations (Note 2)                             490                     -
Other assets, including intangibles                                                  634                   769
--------------------------------------------------------------------------------------------------------------
Total assets                                                                    $194,881              $188,428
==============================================================================================================


The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                                                                                    1996                 1995
--------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Collateralized short-term financing agreements:
        Securities sold under agreements to repurchase                $ 77,632              $ 91,813
        Securities loaned                                                1,495                 1,040
                                                                      --------              --------
                                                                                 $ 79,127              $ 92,853
Short-term borrowings                                                               6,817                 8,304

Financial and commodities-related instruments sold,
  not yet purchased, and contractual commitments:
        Government and government agency securities - U.S.              34,311                21,132
        Government and government agency securities - non-U.S.          31,699                21,994
        Financial options and contractual commitments                    9,391                 8,858
        Equity securities                                                5,840                 3,489
        Corporate debt securities and other                              1,942                 1,448
        Commodities, including options and contractual commitments         324                   607
                                                                      --------              --------
                                                                                   83,507                57,528
Payables and accrued liabilities:
        Customers and suppliers                                          2,671                 3,372
        Brokers, dealers and clearing organizations                      1,638                 4,440
        Other                                                            1,745                 1,846
                                                                      --------              --------
                                                                                    6,054                 9,658
Collateralized mortgage obligations                                                   384                 2,337
Term debt                                                                          13,370                13,045
                                                                                 --------              --------
                Total liabilities                                                 189,259               183,725
Commitments and contingencies (Notes 16, 17 and 18)
Redeemable preferred stock, Series A                                                  420                   560
Guaranteed preferred beneficial interests in
        Company subordinated debt securities (Note 9)                                 345                     -
Stockholders' equity:
        Preferred stock, Series C, D and E                                 450                   312
        Common stock, par value $1 per share
                (250,000,000 shares authorized; shares issued:
                159,341,676 in 1996 and 155,642,470 in 1995)               159                   156
        Additional paid-in capital                                         437                   296
        Retained earnings                                                5,482                 5,001
        Cumulative translation adjustments                                   6                    13

        Common stock held in treasury, at cost
                (shares: 50,292,298 in 1996 and 49,194,744 in 1995)     (1,677)               (1,635)
                                                                      --------              --------
                Total stockholders' equity                                          4,857                 4,143
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                       $194,881              $188,428
===============================================================================================================

                          SALOMON INC AND SUBSIDIARIES

                 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                                                                       1996                           1995
                                                         -------------------------------  ------------------------------
                                                                      CURRENT MARKET OR               CURRENT MARKET OR
                                                                         FAIR VALUE                       FAIR VALUE
Dollars in billions                                      NOTIONAL    -------------------  NOTIONAL   -------------------
December 31,                                              AMOUNTS    ASSETS  LIABILITIES   AMOUNTS   ASSETS  LIABILITIES
------------------------------------------------------------------------------------------------------------------------
Exchange-issued products:
        Futures contracts*                               $  525.3      $  -         $  -  $  570.5     $  -         $  -
        Other exchange-issued products:
                Equity contracts                             12.9        .1           .2      16.8       .5           .3
                Fixed income contracts                       59.0         -            -      44.5       .2            -
                Commodities-related contracts                 4.9         -            -       4.3        -            -
------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                              602.1        .1           .2     636.1       .7           .3
------------------------------------------------------------------------------------------------------------------------
Over-the-counter ("OTC") swaps,
  swap options, caps and floors:
        Swaps**                                             852.4                            555.5
        Swap options written                                  9.7                              5.2
        Swap options purchased                               23.3                             20.4
        Caps and floors                                     114.4                            100.8
------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors              999.8       4.2          6.5     681.9      4.3          6.5
------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
        Forward currency contracts**                         68.3        .5           .5      57.4       .3           .4
        Options written                                      31.6         -           .2      21.0        -           .6
        Options purchased                                    32.9        .4            -      20.2       .3            -
------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options            132.8        .9           .7      98.6       .6          1.0
------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
        Options and warrants on equities and equity
                indices***                                   45.6       1.1          1.8      24.0      1.0           .6
        Options and forward contracts on fixed-
                income securities***                        179.0        .3           .2     196.6       .1           .5
        Commodities-related contracts****                    22.0        .3           .3      21.8       .4           .3
------------------------------------------------------------------------------------------------------------------------
Total                                                    $1,981.3      $6.9         $9.7  $1,659.0     $7.1         $9.2
========================================================================================================================

* Margin on futures contracts is included in receivables from/payables to brokers, dealers and clearing organizations on the Consolidated

         Statement of Financial Condition.

** Includes notional values of swap agreements or forward currency contracts for non-trading activities (primarily related to the Company's fixed rate long-term debt, TRUPS and preferred stock) of $15.5 billion and $1.3 billion at December 31, 1996 and $12.8 billion and $1.9 billion at December 31, 1995, respectively.

*** The fair value of such instruments recorded as assets includes approximately $.6 billion at December 31, 1996 and $.4 billion at December 31, 1995, respectively, of OTC instruments primarily with investment grade counterparties. The remainder consists primarily of highly liquid instruments actively traded on organized exchanges.

**** A substantial majority of these OTC contracts are with investment grade counterparties.

     CONSOLIDATED CREDIT EXPOSURE, NET OF SECURITIES AND CASH COLLATERAL ON OTC SWAPS, SWAP OPTIONS, CAPS AND FLOORS AND OTC FOREIGN EXCHANGE CONTRACTS
                           AND OPTIONS, BY RISK CLASS*

NOTE: Amounts represent current exposure and do not include potential credit exposure that may result from factors that influence market risk.

                                                                                                           TRANSACTIONS
                                                                                                              WITH OVER
                                                                                                             3 YEARS TO
                                                               ALL TRANSACTIONS                                MATURITY
                             -----------------------------------------------------------------------------  -----------
                             OTHER MAJOR                           GOVERNMENTS/
Dollars in billions          DERIVATIVES                 FINANCIAL       SUPRA-                       1996
December 31, 1996                DEALERS  CORPORATES  INSTITUTIONS    NATIONALS    OTHER    TOTAL  AVERAGE        TOTAL
----------------------------------------------------------------------------------------------------------  -----------
Swaps, swap options,
  caps and floors:
        Risk classes 1 and 2        $ .5        $  -          $ .6         $  -     $  -     $1.1     $1.0         $ .8
        Risk class 3                  .9          .1            .1            -       .1      1.2       .9           .6
        Risk classes 4 and 5          .2          .2            .2            -        -       .6       .8           .3
        Risk classes 6, 7 and 8        -          .1             -            -        -       .1       .1           .1
----------------------------------------------------------------------------------------------------------  -----------
                                    $1.6        $ .4          $ .9         $  -     $ .1     $3.0     $2.8         $1.8
==========================================================================================================  ===========
Foreign exchange
  contracts and options:
        Risk classes 1 and 2        $ .5        $  -          $  -         $ .1     $  -     $ .6     $ .4         $  -
        Risk class 3                  .2           -             -            -        -       .2       .2            -
        Risk classes 4 and 5           -           -             -            -       .1       .1       .1            -
----------------------------------------------------------------------------------------------------------  -----------
                                    $ .7        $  -          $  -         $ .1     $ .1     $ .9     $ .7         $  -
==========================================================================================================  ===========


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

See Note 18 to the Consolidated Financial Statements for average values and a discussion of the market risk and credit risk associated with options and contractual commitments.

                         SALOMON INC AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                   NUMBER OF SHARES
                                                                                                                   ----------------
                                                                                             COMMON      TOTAL               COMMON
                                                     ADDITIONAL               CUMULATIVE      STOCK     STOCK-                STOCK
                                PREFERRED   COMMON      PAID-IN   RETAINED   TRANSLATION    HELD IN    HOLDERS'   COMMON    HELD IN
Amounts in millions                 STOCK    STOCK      CAPITAL   EARNINGS   ADJUSTMENTS   TREASURY     EQUITY     STOCK   TREASURY
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993         $312     $156      $   295     $5,208          $(11)   $(1,414)   $ 4,546     155.5      (44.9)
Net loss                                -        -            -       (399)            -          -       (399)        -          -
Dividends on--
        Common stock                    -        -            -        (66)            -          -        (66)        -          -
        Preferred stock*                -        -            -        (62)            -          -        (62)        -          -
Purchase of common stock
  for treasury                          -        -            -          -             -       (252)      (252)        -       (5.2)
Net change in cumulative
  translation adjustments               -        -            -          -            16          -         16         -          -
Other                                   -        -           (3)         -             -         12          9        .1         .3
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994          312      156          292      4,681             5     (1,654)     3,792     155.6      (49.8)
Net income                              -        -            -        457             -          -        457         -          -
Dividends on--
        Common stock                    -        -            -        (68)            -          -        (68)        -          -
        Preferred stock*                -        -            -        (69)            -          -        (69)        -          -
Exercise of stock options               -        -           (4)         -             -         21         17         -         .6
Net change in cumulative
   translation adjustments              -        -            -          -             8          -          8         -          -
Other                                   -        -            8          -             -         (2)         6         -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995          312      156          296      5,001            13     (1,635)     4,143     155.6      (49.2)
Net income                              -        -            -        617             -          -        617         -          -
Dividends on--
        Common stock                    -        -            -        (68)            -          -        (68)        -          -
        Preferred stock*                -        -            -        (68)            -          -        (68)        -          -
Purchase of common stock
  for treasury                          -        -            -          -             -        (49)       (49)        -       (1.3)
Issuance of preferred stock,
  Series E                            250        -            -          -             -          -        250         -          -
Conversion of preferred stock,
  Series A to common stock              -        3          137          -             -          -        140        3.7         -
Redemption of preferred stock,
  Series C                           (112)       -            -          -             -          -       (112)         -         -
Exercise of stock options               -        -            -          -             -          7          7          -        .2
Net change in cumulative
  translation adjustments               -        -            -          -            (7)         -         (7)         -         -
Other                                   -        -            4          -             -          -          4          -         -

------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996         $450     $159      $   437     $5,482          $  6    $(1,677)   $ 4,857      159.3     (50.3)
====================================================================================================================================

* Net of aftertax impact of related interest rate swaps that effectively convert fixed rate dividend obligations to variable rate obligations.

  The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS


Dollars in millions
Year Ended December 31,                                                                 1996        1995        1994
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income (loss) adjusted for noncash items and non-operating activities
                Net income (loss)                                                   $    617    $    457    $   (399)
                Loss on disposal of Basis Petroleum                                      290           -           -
                Deferred income tax benefit                                             (160)       (308)       (873)
                Depreciation, amortization and other                                     164         149         130
                Less: Gain on Genesis transaction and
                  the sales of TMC and limited service motels                            (89)          -           -
--------------------------------------------------------------------------------------------------------------------
                Cash items included in net income (loss)                                 822         298      (1,142)
--------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in operating assets
                Financial instruments and contractual commitments                     (1,841)    (17,652)     20,671
                Commodities and related products and instruments                         (94)       (105)       (636)
                Collateralized short-term financing agreements                        (7,283)     (4,589)    (11,937)
                Receivables                                                             (718)      3,755       1,490
                Other                                                                   (115)         20         162
--------------------------------------------------------------------------------------------------------------------
                Net (increase) decrease in operating assets                          (10,051)    (18,571)      9,750
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in operating liabilities
                Collateralized short-term financing agreements                       (13,726)     20,948     (16,333)
                Short-term borrowings                                                 (1,436)      1,630      (2,978)
                Financial and commodities-related instruments sold, not yet
                  purchased, and contractual commitments                              25,996      (4,541)      5,599
                Payables and accrued liabilities                                      (2,865)        875         270

--------------------------------------------------------------------------------------------------------------------
                Net increase (decrease) in operating liabilities                       7,969      18,912     (13,442)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                   (1,260)        639      (4,834)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
                Issuance of term debt                                                  4,708       2,797       6,500
                Issuance of guaranteed preferred beneficial interests in
                  Company subordinated debt securities                                   345           -           -
                Issuance of preferred stock, Series E                                    250           -           -
                Employee stock purchase and option plans                                   4          15          13
                Redemption of redeemable preferred stock, Series A                         -        (140)          -
                Redemption of preferred stock, Series C                                 (112)          -           -
                Term debt maturities and repurchases                                  (4,118)     (4,972)     (3,281)
                Collateralized mortgage obligations                                     (403)       (704)       (945)
                Purchase of common stock for treasury                                    (49)         (2)       (252)
                Dividends                                                               (136)       (137)       (128)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                      489      (3,143)      1,907
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
                Genesis transaction and sales of TMC and limited service motels          205           -           -
                Assets securing collateralized mortgage obligations                      480         721         930
                Property, plant and equipment                                           (129)       (302)       (212)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                556         419         718
--------------------------------------------------------------------------------------------------------------------
Net decrease in cash and interest bearing equivalents                                   (215)     (2,085)     (2,209)
Cash and interest bearing equivalents at beginning of year                             1,454       3,539       5,748
Cash of discontinued operations                                                           (9)          -           -
--------------------------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year                                $  1,230    $  1,454    $  3,539
====================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                        SUMMARY OF ACCOUNTING POLICIES


BASIS OF PRESENTATION

The Consolidated Financial Statements are prepared in accordance with Generally Accepted Accounting Principles in the United States and prevailing industry practice, both of which require the use of management's best judgment and estimates. Estimates, including the fair value of financial instruments and contractual commitments, may vary from actual results.

The Consolidated Financial Statements include the accounts of Salomon Inc and its majority-owned subsidiaries (collectively, the "Company"), including Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"), and Phibro Inc. and its subsidiaries ("Phibro"). Salomon Brothers provides capital raising, advisory, research and trading services to its customers, and engages in proprietary trading activities for its own account. Phibro conducts a global commodities dealer business.

Material intercompany transactions have been eliminated in consolidation. Long-term investments in operating joint ventures and affiliated (20% to 50% owned) companies in which the Company has significant influence are carried under the equity method of accounting and are included in "Other assets, including intangibles." The Company's equity in the earnings of joint ventures and affiliates is reported in "Other" revenues.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. The income statements are translated monthly at amounts which approximate weighted average exchange rates. Gains and losses resulting from foreign currency transactions are included in income. The effects of translating the statements of financial condition of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of "Stockholders' equity." Hedges of such exposure include designated issues of non-U.S. dollar term debt and, to a lesser extent, forward currency contracts.

As discussed in Note 2, pursuant to the Board of Directors approval of a non-binding letter of intent to sell Basis Petroleum, Inc. ("Basis Petroleum" or "Basis") to Valero Energy Corporation ("Valero") and a plan of disposition for Basis, Basis is classified as a discontinued operation in the Company's financial statements.

Certain prior period amounts have been reclassified to conform with the current presentation.

FINANCIAL INSTRUMENTS AND CONTRACTUAL COMMITMENTS

Financial instruments and contractual commitments, including derivatives used for trading purposes, are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Fair value includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. As part of its mark-to-market policy, the Company provides for the future operational costs of maintaining long-term contractual commitments.

The majority of the Company's financial instruments are recorded on a trade date basis. Recording the remaining instruments on a trade date basis would not result in a material difference. Gains and losses and commission revenues and expenses are also recognized on a trade date basis.

DERIVATIVE FINANCIAL INSTRUMENTS

DERIVATIVES USED FOR TRADING PURPOSES    Contractual commitments (also referred
to as "derivative instruments") used for trading purposes are carried at either market value or, when market prices are not readily available, fair value. The market or fair values of swap agreements, swap options, caps and floors, and forward contracts in a net receivable position, as well as options owned and warrants held, are reported as assets in "Options and contractual commitments." Similarly, contractual commitments in a net payable position, as well as options written and warrants issued, are reported as liabilities in "Financial options and contractual commitments." This category also includes the Company's long-term obligations that have principal repayments directly linked to equity securities of unaffiliated issuers for which the Company holds in inventory a note exchangeable for the same equity securities. Margin on futures contracts is included in receivables from/payables to brokers, dealers and clearing organizations. The market or fair values (unrealized gains and losses) associated with contractual commitments are reported net by counterparty, provided a legally enforceable master netting agreement exists and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Revenues generated from derivatives used for trading purposes are reported as "Principal transactions" and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

DERIVATIVES USED FOR NON-TRADING PURPOSES    Substantially all of the Company's
non-trading derivatives are transacted with the Company's swap and foreign exchange dealer subsidiaries, which manage the related interest rate and currency risk in the normal course of their trading activities.

The Company utilizes interest rate swaps to effectively convert fixed rate preferred stock, guaranteed preferred beneficial interests in Company subordinated debt securities ("TRUPS"), a portion of its short-term borrowings and a significant portion of its fixed rate term debt to variable rate obligations. These swaps are recorded "off-balance-sheet," with accrued inflows and outflows reflected as adjustments to interest and/or dividends, as appropriate. Adjustments to preferred stock dividends are recorded on an aftertax basis.

                        SUMMARY OF ACCOUNTING POLICIES


As previously noted, the Company utilizes forward currency contracts to hedge a portion of the currency exposure relating to non-U.S. dollar term debt issued by Salomon Inc (Parent Company). The impact of marking such contracts and the related debt to prevailing exchange rates is included in income. The Company also utilizes forward currency contracts to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates, net of the related tax effects, is included in "Cumulative translation adjustments" in Stockholders' equity, as is the impact of translating the investments being hedged.

See Notes 8, 9 and 10 for a further discussion of the use of interest rate swaps and forward currency contracts.

COMMODITIES AND RELATED PRODUCTS AND INSTRUMENTS

Commodities and related products and instruments include physical quantities of commodities, as well as swaps, options and contractual commitments involving future delivery or settlement. These products and instruments are carried at market or fair value and related gains or losses are reported as "Principal transactions."

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Collateralized short-term financing agreements are carried at their contractual amounts, including accrued interest. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on the results of operations. Interest income and expense related to matched book activity is reported net in interest and dividend revenue. The Company generally takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements, and, when necessary, requires prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Securities sold under agreements to repurchase and securities purchased under agreements to resell are reported net by counterparty when permitted under Financial Accounting Standards Board ("FASB") Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41").

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

                        SUMMARY OF ACCOUNTING POLICIES



The cost of purchased software is capitalized and amortized over a three-year period. Costs incurred in connection with the internal development of software, solely for the Company's use, as well as the customization of purchased software, are expensed in the period incurred.

OTHER ASSETS, INCLUDING INTANGIBLES

Other assets, including intangibles, include goodwill, investments in affiliates accounted for under the equity method and prepaid expenses. At December 31, 1996, goodwill totaled $127 million and is being amortized over 40 years, at an annual rate of approximately $5 million.

REVENUES

See Note 1 for detail regarding the Company's revenues, net of interest expense from continuing operations.

EXPENSES

COMPENSATION AND EMPLOYEE-RELATED EXPENSES    include employee base salaries,
bonuses and fringe benefits, including medical and life insurance, retirement plans, payroll taxes, training expenses, expatriate expenses, recruiting agency fees and expenses related to temporary employees. These expenses also include the cost of shares allocated to individual employee accounts pursuant to the Company's Equity Partnership Plan.


TECHNOLOGY EXPENSE    includes costs for computer hardware and software;
workstations; data center equipment; market data services; data storage; and voice, data, audio-visual and network communications. Technology expense also includes technology consulting expenses.

PROFESSIONAL SERVICES AND BUSINESS DEVELOPMENT EXPENSE    includes legal fees,
audit, tax, non-technology consulting, travel, entertainment, and advertising expenses.

OCCUPANCY EXPENSE    includes rent, depreciation, amortization of leasehold
improvements, maintenance, utilities, occupancy taxes, property insurance and moving and other occupancy-related expenses.

CLEARING AND EXCHANGE FEES    include clearance, transaction, and commission
fees and exchange dues and assessments.

OTHER EXPENSE    includes goodwill amortization, expenses recorded for
environmental matters, provisions for legal matters, insurance expense, printing and supplies, messenger, courier, and postage expenses, and other expenses not included in the captions above.

CASH AND INTEREST BEARING EQUIVALENTS

The Company defines cash and interest bearing equivalents as highly liquid investments with original maturities of three months or less, at the time of purchase, other than those held for sale in the ordinary course of business.

                        SUMMARY OF ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued Statement of Financial Accounting Standards ("SFAS") 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transactions occurring after December 31, 1996, and is to be applied prospectively. However, in December 1996, the FASB issued SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which delayed the effective date of certain provisions of SFAS 125 until January 1, 1998. SFAS 125 defines when financial assets and liabilities should either be recognized or derecognized, when transfers of assets should be accounted for as sales versus secured borrowings, and when collateral received or pledged should be recorded on, or removed from, the balance sheet. This statement is based on a "financial-components approach" which focuses on control of the assets. The provisions of SFAS 125, which went into effect on January 1, 1997, are not expected to have a material impact on the Company's financial statements. The Company is in the process of evaluating the effect of the SFAS 125 provisions that have been deferred to January 1, 1998 pursuant to SFAS 127. These provisions are not expected to materially affect stockholders' equity or reported net income.

In February 1997, the FASB issued SFAS 128, Earnings per Share, which will be effective commencing with the Company's financial statements for the year ended December 31, 1997. Under this standard, the Company will replace its disclosure of "primary" earnings per share with "basic" earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Upon adoption of the standard, prior period amounts must be restated. The impact on previously reported primary earnings per share will be immaterial. Diluted earnings per share, as required under the new standard, is computed similarly to fully diluted earnings per share under existing accounting principles.

                         SALOMON INC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     NOTE 1: REVENUES BY BUSINESS ACTIVITY

The following tables present revenues, net of interest expense, by business activity, from continuing operations for the years ended December 31, 1996, 1995 and 1994:


                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                 Interest and         Investment
Year Ended December 31, 1996                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________

Salomon Brothers:
    Fixed income sales and trading                       $2,609                $  -            $ 15        $  -       $2,624
    Equity sales and trading                                 80                   -             310          (1)         389
    Global investment banking                                 -                 853               -           -          853
    Asset management                                          3                   -               -          48           51
    Other                                                     -                   -               -          31           31
_____________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense       2,692                 853             325          78        3,948
Phibro                                                      353                   -               -           -          353
Corporate and Other                                          14                   -               1          51           66
_____________________________________________________________________________________________________________________________
Revenues, net of interest expense                        $3,059                $853            $326        $129       $4,367
=============================================================================================================================

                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                 Interest and         Investment
Year Ended December 31, 1995                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________
Salomon Brothers:
    Fixed income sales and trading                       $1,560                $  -            $ 40        $ 3        $1,603
    Equity sales and trading                                538                   -             288          2           828
    Global investment banking                                 -                 472               -          -           472
    Asset management                                          -                   -               -         39            39
    Other                                                     4                   -               2          -             6
_____________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense       2,102                 472             330         44         2,948
Phibro                                                      202                   -               -          5           207
Corporate and Other                                          40                   -               2          2            44
_____________________________________________________________________________________________________________________________
Revenues, net of interest expense                        $2,344                $472            $332        $51        $3,199

=============================================================================================================================


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                  Interest and         Investment
Year Ended December 31, 1994                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________
Salomon Brothers:
    Fixed income sales and trading                        $ 605                $  -            $ 39         $ -       $  644
    Equity sales and trading                               (124)                  -             281           -          157
    Global investment banking                                 -                 486               -           -          486
    Asset management                                         15                   -               -          23           38
    Other                                                    18                   -              13           -           31
    Unallocated charges                                    (278)                  -               -           -         (278)
_______________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense         236                 486             333          23        1,078
Phibro                                                      190                   -               1           -          191
Corporate and Other                                          43                   -               2           7           52
______________________________________________________________________________________________________________________________
Revenues, net of interest expense                          $469                $486            $336         $30       $1,321
===============================================================================================================================


SALOMON BROTHERS

FIXED INCOME SALES AND TRADING

Fixed income sales and trading revenues include realized and unrealized gains and losses and fees arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt and preferred stock, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), and emerging market fixed income securities. Revenues also include realized and unrealized gains and losses generated from a variety of fixed income securities utilized in arbitrage strategies for the Company's own account, and realized and unrealized gains and losses arising from the spot and forward trading of currencies and exchange-traded and over-the-counter ("OTC") currency options. Realized and unrealized gains and losses resulting from changes in the market or fair value of options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities are reflected as fixed income sales and trading revenue. Revenues are increased by interest income generated from inventories, and reduced by the interest expense incurred to finance inventories as well as interest on securities sold, not yet purchased.

EQUITY SALES AND TRADING

Equity sales and trading revenues consist of realized and unrealized gains and losses and fees arising from the trading of U.S. and non-U.S. equity securities, including common and convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants. Revenues also include realized and unrealized gains and losses on equity securities and related derivatives utilized in arbitrage strategies for the Company's own account. Revenues are increased by interest and dividends generated from inventories, and are reduced by interest expense incurred to finance inventories as well as interest and dividends on securities sold, not yet purchased. Commission income is generated primarily from equity-related block trading and program trading transactions executed for customers.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

OTHER

Other revenues in 1996 include the $31 million pretax gain resulting from the sale of twelve limited service hotel properties. In 1995 and 1994, other revenues include commissions generated from the Private Investment Department, which was discontinued in the first quarter of 1995.

UNALLOCATED CHARGES

Salomon Brothers' 1994 results reflect a pretax charge of $303 million ($189 million aftertax) to correct unsupported general ledger balances, of which $194 million ($126 million aftertax) related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. The remaining pretax charge of $109 million ($63 million aftertax) arose from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database.

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

PHIBRO

Phibro trades crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, coffee, grains, cocoa and sugar. In 1996, Phibro discontinued trading coal, coke and fertilizers. Phibro's revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CORPORATE AND OTHER

Corporate and Other includes the Company's equity in the earnings of Phibro Energy Production, Inc. ("PEPI"), a partner in the White Nights Limited Liability Company ("White Nights"), a Russian-American oil production venture located in Western Siberia. Corporate and Other also included the results of The Mortgage Corporation Limited ("TMC"), including the $48 million pretax gain on its sale which was recorded in the third quarter of 1996. TMC originated and serviced residential mortgages in the United Kingdom.

                        NOTE 2: DISCONTINUED OPERATIONS

In March 1997, the Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, Inc. to Valero and a plan of disposition for Basis. This transaction will result in a pretax loss of approximately $505 million ($290 million aftertax). The sale is expected to be completed in May 1997. Proceeds from the sale will include cash of approximately $365 million, Valero common stock with a market value of $120 million and participation payments based on a fixed notional throughput and the difference, if any, between an average market crackspread, as defined, and a base crackspread, as defined, over each of the next ten years. The total of the participation payments is capped at $200 million, with a maximum of $35 million per year. In addition, as a result of Valero's merger agreement with PG&E Corporation, Valero's common stock is expected to be exchanged for stock of PG&E Corporation and a new stock of the "spin-off" company, representing Valero's refining assets. The sale is subject to negotiation of a final agreement and to the satisfaction of other customary conditions. The estimated loss includes severance costs and anticipated operating losses to be incurred prior to the completion of the sale, and reflects other estimates of value at time of closing. The Company's investment in Genesis Energy, L.P., a publically-traded crude oil gathering, marketing and transportation partnership, will not be transferred to Valero.

The following tables present Basis' results of operations and the loss on the disposal of Basis which are included in "Discontinued operations" on the Consolidated Statement of Income as well as details of Basis' net assets at December 31, 1996 which are included in "Net realizable value of discontinued operations" on the Consolidated Statement of Financial Condition.

Dollars in millions
Year Ended December 31,                            1996     1995      1994
______________________________________________________________________________
Discontinued operations:
    Revenues, net of interest expense              $(85)    $(48)      $65
    Noninterest expenses                             38       43        47
______________________________________________________________________________
    Income (loss) before income taxes              (123)     (91)       18
    Income tax expense (benefit)                    (48)     (35)        7
______________________________________________________________________________
    Income (loss) from operations                   (75)     (56)       11
    Loss on disposal, net of tax benefit of $215   (290)       -         -
______________________________________________________________________________
    Income (loss) from discontinued operations,
      net of taxes                                $(365)    $(56)      $11
==============================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Dollars in millions
December 31,                                                            1996
_____________________________________________________________________________

Assets:
Commodities and related products and instruments                        $  379
Receivables                                                                438
Property, plant and equipment, net of accumulated depreciation of $202     823
Other assets                                                                34
______________________________________________________________________________
Total assets                                                            $1,674

==============================================================================
Liabilities:
Customer and supplier payables                                          $  512
Other payables                                                             150
Commodities-related contractual commitments                                 17
______________________________________________________________________________
Total liabilities                                                          679
______________________________________________________________________________
Net assets                                                                 995
Pretax loss on disposal                                                   (505)
______________________________________________________________________________
Net realizable value of discontinued operations                         $  490
==============================================================================

                 NOTE 3: INDUSTRY SEGMENT AND GEOGRAPHIC DATA

The Company's operating results by segment for each of the last three years were:

                                              Income (Loss)
                                              Before Income
                              Revenues from      Taxes from
                                 Continuing      Continuing
Dollars in millions              Operations      Operations     Total Assets*
_______________________________________________________________________________
Year Ended December 31, 1996
    Salomon Brothers                 $8,514          $1,365         $191,127
    Phibro                              408             192            2,554
    Corporate and Other                 124              53            1,200
_______________________________________________________________________________
    Consolidated                     $9,046          $1,610         $194,881
===============================================================================
Year Ended December 31, 1995
    Salomon Brothers                 $8,467          $  704         $181,342
    Phibro                              261              85            2,709
    Corporate and Other                 225              10            4,377
______________________________________________________________________________
    Consolidated                     $8,953          $  799         $188,428
==============================================================================
Year Ended December 31, 1994
    Salomon Brothers                 $5,751          $ (963)        $165,155
    Phibro                              208              81            2,375
    Corporate and Other                 235              33            4,922
_____________________________________________________________________________
    Consolidated                     $6,194          $ (849)        $172,452
=============================================================================

* The net realizable value of Basis is included in "Corporate and Other" in 1996. The total assets of Basis Petroleum of $1,747 million and $1,602 million are included in "Corporate and Other" in 1995 and 1994, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Segment results for all periods presented include a partial allocation of Salomon Inc corporate-level expenses. Corporate-level expenses incurred for the benefit of a particular operating segment are allocated directly to that segment. "Corporate and Other" assets consist primarily of the assets of Basis Petroleum, certain corporate fixed assets, PEPI's investment in White Nights and the assets of TMC prior to its sale in 1996, which consisted primarily of assets securing sterling-denominated collateralized mortgage obligations.

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

                                              Income (Loss)
                                              Before Income
                              Revenues from      Taxes from
                                 Continuing      Continuing
Dollars in millions              Operations      Operations*   Total Assets**
_______________________________________________________________________________
Year Ended December 31, 1996
    North America                   $6,145          $1,488        $101,935
    Europe                           2,800              80          76,297
    Asia and Other                     101              42          16,649
_______________________________________________________________________________
    Consolidated                    $9,046          $1,610        $194,881
==============================================================================
Year Ended December 31, 1995
    North America                   $4,719          $  224        $102,455
    Europe                           4,039             611          74,014
    Asia and Other                     195             (36)         11,959
_______________________________________________________________________________
    Consolidated                    $8,953          $  799        $188,428
==============================================================================
Year Ended December 31, 1994
    North America                   $4,365          $ (137)       $ 99,602
    Europe                           1,332            (841)         65,014
    Asia and Other                     497             129           7,836
_______________________________________________________________________________
    Consolidated                    $6,194          $ (849)       $172,452
==============================================================================

* For the year ended December 31, 1994, North America and Europe include pretax charges of $109 million and $194 million, respectively, to correct unsupported Salomon Brothers' general ledger balances.

** The net realizable value of Basis is included in North America in 1996. The total assets of Basis Petroleum of $1,747 million and $1,602 million are included in North America in 1995 and 1994, respectively.

            NOTE 4: COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Securities purchased under agreements to resell are collateralized principally by government and government agency securities. Securities borrowed agreements are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities purchased under agreements to resell and securities borrowed agreements generally have terms ranging from overnight to up to six months. Excluding the impact of FIN 41, securities purchased under agreements to resell totaled $67.1 billion and $53.2 billion at December 31, 1996 and 1995, respectively. Securities borrowed and other short-term financing agreements totaled $16.2 billion and $17.0 billion at December 31, 1996 and 1995, respectively. At December 31, 1996, the market value of securities collateralizing resale agreements and securities borrowed and other short-term financing agreements was $68.2 billion and $15.7 billion, respectively. The interest rate on these instruments depends on, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At December 31, 1996, these instruments had a weighted average rate of 4.7%.

Securities sold under agreements to repurchase are collateralized principally by government and government agency securities. Securities loaned agreements are collateralized principally by corporate debt and equity securities. See
Note 16. Securities sold under agreements to repurchase generally have terms ranging from overnight to up to six months.


                     NOTE 5: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

Dollars in millions
December 31,                                        1996          1995
__________________________________________________________________________
Land                                               $    4        $    4
Buildings, improvements and equipment               1,073         1,030
Refining and other energy-related assets*               -           978
__________________________________________________________________________
Total                                               1,077         2,012
Accumulated depreciation and amortization            (556)         (669)
__________________________________________________________________________
Property, plant and equipment, net                 $  521        $1,343
==========================================================================

* The decrease in 1996 is due to the treatment of Basis as a discontinued operation. See Note 2.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         NOTE 6:  SHORT-TERM BORROWINGS

Information regarding the Company's bank borrowings and commercial paper is presented below. Average balances were computed based on month-end outstanding balances.

Dollars in millions
Year Ended December 31,                                1996     1995     1994
-------------------------------------------------------------------------------
Bank borrowings:
     Balance at year-end                              $4,287   $3,856   $2,333
     Weighted average interest rate                      5.8%     4.8%     6.0%
     Annual averages -
          Amount outstanding                          $2,857   $2,743   $3,045
          Weighted average interest rate                 4.7%     5.7%     4.9%
     Maximum amount outstanding at any month-end      $4,287   $4,856   $4,173
-------------------------------------------------------------------------------
Commercial paper:
     Balance at year-end                              $1,106   $  797   $  865
     Weighted average interest rate                      5.8%     6.0%     5.7%
     Annual averages -
          Amount outstanding                          $1,060   $  907   $1,094
          Weighted average interest rate                 5.6%     6.2%     4.4%
     Maximum amount outstanding at any month-end      $1,548   $1,106   $1,309
================================================================================

Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All of the Company's commercial paper outstanding at December 31, 1996, 1995 and 1994 was U.S. dollar denominated. Also included in short-term borrowings are deposit liabilities, securities loaned and other short-term obligations.

In 1992, Salomon Brothers Inc ("SBI"), an indirect wholly-owned subsidiary, entered into a committed secured standby bank credit facility for financing securities positions. The facility, which has a capacity of $2.1 billion, contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $587 million and SBI's net worth exceeded the minimum amount required by $496 million at December 31, 1996. In 1996, Salomon Brothers International Limited ("SBIL"), an indirect wholly-owned subsidiary, entered into a $1.0 billion committed securities repurchase facility. The facility is subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources, as defined. At December 31, 1996, SBIL was in compliance with all covenants related to this facility. In 1996, Phibro Inc. entered into an unsecured committed revolving line of credit. This facility, which has a capacity of $500 million, requires Phibro Inc. to maintain minimum levels of capital and net working capital, as defined. Phibro Inc.

exceeded these minimums at December 31, 1996. At December 31, 1996, there were no outstanding borrowings under any of these facilities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NOTE 7:  COLLATERALIZED MORTGAGE OBLIGATIONS

Certain special purpose wholly-owned subsidiaries have been organized to issue collateralized mortgage obligations ("CMOs"). The CMOs are collateralized by mortgages, mortgage-backed securities and short-term investments (collectively, the "Collateral"). Principal and interest payments received on the Collateral are utilized to meet periodic principal and interest payments on the CMOs. Although the CMOs have contractual maturities, their actual maturities may be shorter as a result of prepayments of the Collateral.

The CMOs, which were all U.S. dollar denominated at December 31, 1996, consisted of the following:

Dollars in millions
December 31,                                               1996           1995
-------------------------------------------------------------------------------
Contractual Maturity
     2006 to 2010                                        $    12        $    60
     2011 to 2031                                            402          2,308
Accrued interest payable                                       8             23
Unamortized discounts                                        (38)           (54)
-------------------------------------------------------------------------------
Collateralized mortgage obligations                      $   384        $ 2,337
===============================================================================


The decrease in the CMO balance at December 31, 1996 is due to the sale of TMC in the third quarter of 1996.


                               NOTE 8:  TERM DEBT

Term debt, net of unamortized discount and including unamortized premium, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity.

                                           Fixed Rate
                                           Obligations     Fixed Rate         Total          Variable        Total          Total
                                           Swapped to     Obligations      Fixed Rate          Rate      December 31,   December 31,
Dollars in millions                         Variable      Not Swapped      Obligations     Obligations       1996           1995
------------------------------------------------------------------------------------------------------------------------------------

U.S. dollar denominated:
     Salomon Inc (Parent Company)            $6,670         $355              $7,025          $2,289       $ 9,314        $ 9,249
     Other Subsidiaries                          --           --                  --              19            19             22
------------------------------------------------------------------------------------------------------------------------------------
     U.S. dollar denominated                  6,670          355               7,025           2,308         9,333          9,271
------------------------------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
     Salomon Inc (Parent Company)               680          144                 824           1,331         2,155          2,366
     Other Subsidiaries                       1,421           95               1,516             366         1,882          1,408
------------------------------------------------------------------------------------------------------------------------------------
     Non-U.S. dollar denominated              2,101          239               2,340           1,697         4,037          3,774
------------------------------------------------------------------------------------------------------------------------------------
Term debt                                    $8,771         $594              $9,365          $4,005       $13,370        $13,045
====================================================================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The maturity structure of the Company's term debt, based on contractual maturities or the earliest date on which the debt is repayable at the option of the holder, was as follows at December 31, 1996:

                                      Salomon Inc          Other
Dollars in millions                (Parent Company)    Subsidiaries     Total
------------------------------------------------------------------------------
      1997                             $ 2,525            $  378       $ 2,903
      1998                               2,650               137         2,787
      1999                               2,119                25         2,144
      2000                                 978               322         1,300
      2001                                 784               248         1,032
      Thereafter                         2,413               791         3,204
------------------------------------------------------------------------------
      Total                            $11,469            $1,901       $13,370
==============================================================================

The Company issues U.S. dollar and non-U.S. dollar denominated fixed and variable rate term debt. Fixed rate debt matures at various dates through 2023. The contractual interest rates on fixed rate debt ranged from 1.25% (Japanese yen denominated) to 10.13% (U.S. dollar denominated) at December 31, 1996 and 1.25% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total fixed rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated term debt) was 6.77% at December 31, 1996 and 6.78% at December 31, 1995. The Company utilizes interest rate swap agreements to convert most of its fixed rate term debt to variable rate obligations. The maturity structure of the swaps generally corresponds with the maturity structure of the debt being hedged. The Company's non-U.S. dollar fixed rate term debt was issued across a broad range of currencies (including Japanese yen, German mark, U.K. sterling, Italian lira, Swiss franc, and Portuguese escudo) and, consequently, the term debt bears a wide range of interest rates.

At December 31, 1996, the Company had outstanding $4.0 billion of non-U.S. dollar denominated term debt, of which $1.8 billion was Japanese yen denominated, $1.4 billion was German mark denominated and $.6 billion was U.K. sterling denominated (converted at the December 31, 1996 spot rates). Of the $4.0 billion, approximately $1.0 billion of Salomon Inc (Parent Company) non-U.S. dollar denominated debt has been designated as a hedge of investments in subsidiaries with functional currencies other than the U.S. dollar. Another $.7 billion of Salomon Inc (Parent Company) debt has been effectively converted to U.S. dollar denominated obligations using cross-currency swaps. The remaining $2.3 billion is used for general corporate purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company's fixed rate term debt that is swapped to variable rate obligations using interest rate swaps at December 31, 1996 and 1995. The variable rates presented are indicative of the Company's actual costs related to such obligations.

                                                             1996                                      1995
                                          ---------------------------------------     -------------------------------------------
                                                      Contractual                                   Contractual
                                                        Weighted                                     Weighted
                                                        Average       Weighted                       Average          Weighted
                                                      Fixed Rate      Average                       Fixed Rate        Average
                                                      on Swapped    Variable Rate                   on Swapped      Variable Rate
                                          Principal   Fixed Rate     on Swapped       Principal     Fixed Rate       on Swapped
Dollars in millions                        Balance    Term Debt      Term Debt        Balance       Term Debt        Term Debt
----------------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated                    $6,670        7.0%            6.7%          $6,610           6.9%             6.9%
German mark denominated                     1,252        7.4             4.7            1,014           7.9              4.2
Japanese yen denominated                      420        4.3              .8              519           4.4               .9
Japanese yen swapped to
     U.S. dollar denominated                  317        3.6             6.9              265           4.1              6.8
Swiss franc swapped to
     U.S. dollar denominated                   65        5.1             6.1               75           5.1              6.1
Italian lira swapped to
     U.S. dollar denominated                   40        9.9             6.8               --            --               --
U.K. sterling denominated                       4        7.6             7.5               16          11.4              7.0
Portuguese escudo swapped to
     U.S. dollar denominated                    3        9.5             7.1               --            --               --
Italian lira denominated                        --        --              --                5          12.9             11.0
European Currency Units swapped to
     U.S. dollar denominated                    --        --              --               17           8.5              5.8
----------------------------------------------------------------------------------------------------------------------------------
Total swapped fixed rate term debt          $8,771       6.8%            6.1%          $8,521           6.8%             6.2%

==================================================================================================================================

Variable rate term debt matures at various dates through 2004. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock or bond market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable rate term debt ranged from .41% (Japanese yen denominated) to 9.36% (U.S. dollar denominated) at December 31, 1996 and .71% (Japanese yen denominated) to 10.97% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total variable rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 4.89% at December 31, 1996 and 4.87% at December 31, 1995.

Term debt includes subordinated notes, which totaled $32 million at December 31, 1996 and $34 million at December 31, 1995. At December 31, 1996 and 1995, subordinated debt included approximately $6 million of convertible restricted notes, which were convertible at the rate of $13.89 per share into 404,434 shares and 419,435 shares of the Company's common stock at December 31, 1996 and 1995, respectively. At December 31, 1996, the Company had outstanding $214 million of term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            NOTE 9:  GUARANTEED PREFERRED BENEFICIAL INTERESTS
                     IN COMPANY SUBORDINATED DEBT SECURITIES ("TRUPS")

On July 3, 1996, the Company issued $345 million or 13,800,000 TRUPS units. Each TRUPS unit includes a 9 1/4% mandatorily redeemable preferred security of the SI Financing Trust I (the "Trust") and a purchase contract which requires the holder to purchase, in 2021 (or earlier if the Company elects to accelerate the contract), one depositary share representing a one-twentieth interest in a share of Salomon Inc's 9 1/2% Cumulative Preferred Stock, Series F ("Series F Preferred"). The Company is obligated under the terms of each purchase contract to pay contract fees of 0.25% per annum, which is included as preferred dividends on the Statement of Changes in Stockholders' Equity. The Trust is a wholly-owned subsidiary of the Company and the Company's obligations under the guarantee, the subordinated debt securities and other contracts, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

The Trust was established by the Company for the sole purpose of issuing the 9 1/4% preferred securities and common securities and investing the proceeds in $356 million aggregate principal amount of 9 1/4% subordinated debt securities issued by Salomon Inc due June 30, 2026. The sole assets of the Trust are the subordinated debt securities. All payments associated with the 9 1/4% preferred securities are fully and unconditionally guaranteed by Salomon Inc.

The 9 1/2% per annum on the TRUPS units was accrued from date of issuance and is payable quarterly, commencing September 30, 1996. Tax counsel to the Company has advised the Company that the 9 1/4% interest on the subordinated debt securities will be deductible for Federal income tax purposes. The Company has entered into an interest rate swap agreement to effectively convert the fixed rate obligations on the TRUPS units to variable rate obligations.

It is the Company's understanding that the rating agencies, in their analysis of the Company's capital structure, will treat the TRUPS units similarly to the Company's perpetual preferred stock. The TRUPS units are redeemable at the option of the Company at any time on or after June 30, 2001. However, if the purchase contracts are accelerated or exercised by the Company and the holders elect not to settle the purchase contracts by delivering the Trust preferred security, the right of the Company to cause the Series F Preferred to be redeemed is postponed for five years. The Series F Preferred is redeemable at the Company's option at any time on or after June 30, 2001 or the date of issue, if later.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            NOTE 10: PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock. The Company has entered into interest rate swap agreements that effectively convert expected future fixed rate dividends into variable rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the aftertax income or loss generated by these swaps. These swaps reduced preferred dividends by $21 million, $19 million and $28 million in 1996, 1995 and 1994, respectively.


REDEEMABLE PREFERRED STOCK, SERIES A

At December 31, 1996, 420,000 shares of Series A cumulative preferred stock ("Series A Preferred"), were outstanding and held by affiliates of Berkshire Hathaway Inc. ("Berkshire"). Each share has a redemption value of $1,000, is preferentially entitled to receive quarterly cash dividends, if declared, at the annual rate of $90 and can be converted into shares of common stock at $38 per share (11,052,632 shares at December 31, 1996). The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events, none of which have occurred to date. The redeemable preferred stock is entitled to one vote per common share into which it is convertible, voting together as one class with the Company's common stock. At December 31, 1996, the redeemable preferred stock represented 9.2% of the votes entitled to be cast by holders of the Company's voting securities.

On October 31, 1995, the first of five tranches of 140,000 shares of Series A Preferred held by Berkshire was redeemed by the Company for $140 million. On October 29, 1996, Berkshire converted the second tranche of 140,000 shares ($140 million) of Series A Preferred into 3.7 million shares of Salomon Inc common stock. If not previously converted, one third of the remaining 420,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Company's common stock, nor may the Company repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.


PREFERRED STOCK, SERIES C

In June 1991, the Company issued $112.5 million (225,000 shares) of Series C 9.50% cumulative preferred stock ("Series C Preferred") represented by 4,500,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. On August 15, 1996 the Company redeemed all of the Series C Preferred.


PREFERRED STOCK, SERIES D

In February 1993, the Company issued $200 million (400,000 shares) of Series D 8.08% cumulative preferred stock ("Series D Preferred") represented by 8,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series D Preferred is redeemable at the Company's option at any time on or after March 31, 1998, at a price of $500 for each preferred share ($25 for each depositary share).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PREFERRED STOCK, SERIES E

In February 1996, the Company issued $250 million (500,000 shares) of Series E 8.40% cumulative preferred stock ("Series E Preferred") represented by 10,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series E Preferred is redeemable at the Company's option at any time on or after March 31, 2001, at a price of $500 for each preferred share ($25 for each depositary share).


                            NOTE 11:  COMMON STOCK

On February 8, 1988, the Company's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock. The Board also authorized the issuance of preferred share purchase rights for each share of Series A Preferred based on the number of shares of common stock into which the Series A Preferred will be convertible. The rights contain provisions to protect stockholders against certain takeover tactics and are exercisable for shares of the Company's Series B junior participating preferred stock only if certain specified events occur relating to changes in ownership of the Company's stock or an attempted takeover. For additional information see Note 13.



                        NOTE 12:  CAPITAL REQUIREMENTS

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The Company's principal regulated subsidiaries are discussed below.

SBI is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1, which requires net capital, as defined under the alternative method, of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. Although net capital, aggregate debit items and funds required to be segregated change from day to day, at December 31, 1996, SBI's net capital was approximately $1 billion, $987 million in excess of regulatory requirements.

SBIL is authorized to conduct investment business in the United Kingdom by the Securities and Futures Authority ("SFA") in accordance with the Financial Services Act 1986. The SFA requires SBIL to have available at all times financial resources, as defined, sufficient to demonstrate continuing compliance with its rules. At December 31, 1996, SBIL's financial resources were $390 million in excess of regulatory requirements.

Salomon Brothers Asia Limited ("SBAL") and Salomon Brothers AG ("SBAG"), both indirect wholly-owned subsidiaries, are also subject to regulation in the countries in which they do business. Such regulations include requirements to maintain specified levels of net capital or its equivalent. At December 31, 1996, SBAL's net capital was $262 million above the minimum required by Japan's Ministry of Finance. SBAG's net capital was $53 million above the minimum required by Germany's Banking Supervisory Authority.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, in order to maintain its triple-A rating, Salomon Swapco Inc ("Swapco"), an indirect wholly-owned subsidiary, must maintain minimum levels of capital in accordance with agreements with its rating agencies. At December 31, 1996, Swapco was in compliance with all such agreements. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables.

                        NOTE 13:  EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS

Substantially all full-time U.S. employees of the Company participate in defined contribution plans. Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise funded. The costs relating to such plans, which are included in compensation and employee-related expenses from continuing operations, were $59 million, $51 million and $40 million in 1996, 1995 and 1994, respectively.


HEALTH CARE AND LIFE INSURANCE

The Company provides certain health care and life insurance benefits for its active employees, qualifying retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. The Company self-insures such benefit programs. At December 31, 1996, there were approximately 7,100 active and 600 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits from continuing operations were $33 million, $39 million and $39 million in 1996, 1995 and 1994, respectively.

The Company provides for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The present value of the liability related to these benefits and postemployment benefits, included in "Other payables and accrued liabilities," was $84 million and $92 million at December 31, 1996 and 1995, respectively.


EMPLOYEE INCENTIVE PLANS

SALOMON INC STOCK INCENTIVE PLAN ("SIP") In 1994, the stockholders approved the SIP which provides for the issuance of up to 3.5 million shares in the form of options, restricted stock and stock bonuses, as well as an additional grant of up to 1.5 million shares in the form of stand-alone stock appreciation rights, phantom stock and cash bonuses to key employees, including officers, whether or not they are directors of the Company. In December 1996, 1.6 million options were awarded under the SIP with an exercise price set at the market value of Salomon Inc common stock on the date of grant ($44 7/8). The awards expire five years after the grant date and vest 100% three years after the grant date. At the grant date, the fair value per option issued was $13.16, as estimated using the Black-Scholes option pricing model assuming a risk free interest rate of 5.88%, a constant annual dividend rate of $0.64 per share and expected volatility of 25%. Fair value also assumes an expected term of 5 years and has not been reduced to reflect either the non-exercisable status of the options prior to the vesting date or the non-transferability of the options.
SFAS 123, Accounting for Stock-Based Compensation, encourages alternative accounting treatment for stock based

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

employee compensation. SFAS 123 allows the fair value of stock based compensation to be included in expense over the period earned; alternatively, if the fair value of stock based compensation awards is not included in expense, SFAS 123 requires disclosure of net income, on a pro forma basis, as if expense treatment had been applied. As permitted by SFAS 123, the Company continues to account for such compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees pursuant to which, no compensation cost has been recognized in connection with the issuance of stock options. Due to the timing of the issuance and the terms of the options, if the Company had recorded compensation expense in 1996 related to the options granted in December, the impact on the Company's Consolidated Financial Statements would have been immaterial.

THE NON-QUALIFIED STOCK OPTION PLAN OF 1984, AS AMENDED (THE "1984 PLAN") The 1984 Plan, which terminated on June 30, 1994, provided for the granting of options to purchase common stock to certain key employees. Stock appreciation rights accompanied some of the options granted. Exercise of such rights extinguishes the related options. Options issued under the 1984 Plan expire ten years from the date of grant. Shares issued under the 1984 Plan are issued from the Company's common stock held in treasury.

Changes in options outstanding under the SIP and 1984 Plan are summarized as follows:

                                                                    Grant Date
                               Number of     Option Price per     Fair Value of
                                Shares            Share          Options Issued
-------------------------------------------------------------------------------
Shares under option at:
     December 31, 1996         2,101,870     $18.13 to $44.88
     December 31, 1995           713,470     $18.13 to $40.38
     December 31, 1994         1,438,390     $18.13 to $46.00

Options issued:
     1996 (under the SIP)      1,600,000               $44.88           $13.16

Options exercised:
     1996                        205,200     $18.13 to $40.38
     1995                        615,220     $18.13 to $40.38
     1994                        283,300     $18.13 to $46.00

Options canceled or expired:
     1996                          6,400     $18.13 to $40.38
     1995                        109,700               $46.00
     1994                         11,200     $18.13 to $46.00

===============================================================================

THE EMPLOYEE STOCK PURCHASE PLAN (THE "ESPP")    The ESPP, which was approved by
the Company's stockholders in 1989, allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of the individual's annual compensation. Shares purchased under this plan are purchased on the open market. Prior to the second quarter of 1994, ESPP shares were issued from the Company's common stock held in treasury. Thus far, over 1.9 million shares have been purchased by employees under this plan, including approximately 191,000 shares in 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE EQUITY PARTNERSHIP PLAN (THE "EPP")   The EPP began in 1990 and was formally
approved by stockholders in 1991. For 1996 and future awards, the EPP was amended. Under the original EPP, qualifying employees ("participants") received a portion of their compensation in the form of the Company's common stock, the payment of which is deferred for five years. The stock is purchased by the EPP's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total compensation, and for 1995 and prior years reached a maximum of 50% of total compensation. Participants received the shares for 1995 and prior years with an incentive of 17.65%, whereby the Company makes an additional contribution to participants' accounts of 17.65% of their compensation deferred into the EPP.

The amendments for 1996 and future awards included: an increase in the award incentive from 17.65% to 25%, a reduction in the deferral period from five years to three years, and the introduction of additional forfeiture provisions on both the award and the incentive. The award is forfeited if the participant's employment is terminated for cause (no change from prior EPP). The award is also subject to forfeiture provisions if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves the Company other than by virtue of death, disability, retirement or as the result of a downsizing during the three years following the award, the entire 25% award incentive will be forfeited. The EPP, as amended, also includes revisions to the participation schedule which reduce the portion of participants' annual compensation subject to the EPP (participation reaches a maximum of $1.5 million) and increase the minimum level of annual compensation required for participation to $360,000.

Total purchases of shares by the EPP totaled $153 million (3.6 million shares) in 1996, $76 million (2.1 million shares) in 1995 and $266 million (5.8 million shares) in 1994. Stock awarded under the EPP totaled $147 million (3.6 million shares), $98 million (2.7 million shares) and $264 million (5.6 million shares) in 1996, 1995 and 1994, respectively. These amounts are included as a component of compensation expense. The net asset related to the EPP, which represents the cost of the unawarded shares held by the EPP less the Company's liability related to the EPP, payable in common stock, is included in "Other assets, including intangibles." Shares held by the trustee of the EPP are considered outstanding for the purpose of computing earnings per share.

In early 1996, 3.3 million shares held by the EPP trustee were distributed to certain employees. To facilitate satisfaction of employees' tax obligations, approximately 1.3 million of those shares were repurchased by the Company as treasury stock, for $49 million. The remaining 2.0 million shares are subject to the same restrictions on transferability that existed prior to the distribution. In December 1996, restrictions on transferability were lifted on 2.4 million shares (net of withholding tax requirements) awarded by the EPP in 1991. Employees of certain subsidiaries of the Company do not participate in the EPP or are unable to participate in the EPP, but instead receive stock appreciation rights subject to the same terms as shares awarded under the EPP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE 401(k) PLAN (THE "401(k)") The 401(k) was amended effective January 1, 1996. The amendment included an increase in the Company's match from 50% to 75% of an eligible employee's contribution to the 401(k). As amended, the 401(k) matches 75% of the lesser of the eligible employee's contribution to the 401(k) or 6% of the eligible employee's total compensation. The increase in the Company's match is in the form of Salomon Inc common stock and is limited to eligible employees with an annual compensation level less than $360,000.

In the event of certain changes of control not approved by the Company's Board of Directors, the holders of options under the SIP and the 1984 Plan will be entitled to receive an immediate cash payment equal to the excess of the fair market value of the common stock over the exercise price of shares covered by options or stock appreciation rights. All amounts credited to employees' accounts under certain bonus plans will vest and employees will be entitled to payment of an amount no less than the pro rata portion of their prior annualized year-end bonus.


                            NOTE 14:  INCOME TAXES

The components of income taxes from continuing operations reflected on the Consolidated Statement of Income are:

Dollars in millions
Year Ended December 31,                                   1996    1995     1994
-------------------------------------------------------------------------------
Current:
     U.S. federal                                         $590    $179    $  25
     State and local                                       219      78       23
     Non-U.S.                                              (21)    337      386
-------------------------------------------------------------------------------
          Total current                                    788     594      434
-------------------------------------------------------------------------------
Deferred:
     U.S. federal                                         (170)   (119)    (188)
     State and local                                       (56)    (57)     (57)
     Non-U.S.                                               66    (132)    (628)
-------------------------------------------------------------------------------
          Total deferred                                  (160)   (308)    (873)
-------------------------------------------------------------------------------
Income tax expense (benefit) from continuing operations   $628    $286    $(439)
===============================================================================

Under SFAS 109, Accounting for Income Taxes ("SFAS 109"), temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. Under certain circumstances, estimates are used in the determination of temporary differences.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1996 and December 31, 1995, respectively, the Company's Consolidated Statement of Financial Condition included net deferred tax assets from continuing operations of $162 million and $26 million, comprised of the following:

Dollars in millions
December 31,                                         1996      1995
-------------------------------------------------------------------------------
Mark-to-market adjustments                          $(284)    $(442)
Employee benefits and deferred compensation           513       450
Reserves                                              117       161
Cumulative translation adjustments
     (which do not affect the
     provision for income tax expense)               (111)     (115)
U.S. taxes provided on the undistributed
  earnings of non-U.S. subsidiaries                   (84)     (113)
Other                                                  11        85
-------------------------------------------------------------------------------
Net deferred tax asset                              $ 162     $  26
===============================================================================

The Company had no deferred tax valuation allowance at December 31, 1996 or December 31, 1995.

Income taxes paid, net of refunds, totaled $981 million in 1996, $360 million in 1995 and $409 million in 1994. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 1996, the accumulated undistributed earnings of non-U.S. subsidiaries amounted to $1.5 billion, of which $1.3 billion was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $376 million would have to be provided if such earnings were remitted. With respect to the remaining $177 million of such earnings, U.S. federal taxes, current and deferred, have already been provided. Therefore, those earnings could be remitted to the U.S. without incurring additional income tax expense.

The following table reconciles the U.S. federal statutory income tax rate to the Company's effective tax rate from continuing operations:

Year Ended December 31,                                   1996    1995    1994
------------------------------------------------------------------------------
Statutory U.S. federal income tax rate for corporations     35%     35%     35%
Impact of:

     State and local taxes, net of U.S.
       federal tax effect                                    7       2       2
     Tax advantaged income                                  (2)     (4)      4
     Provisions for tax contingencies
       and non-deductible reserves                          --       3      --
     Reversal of tax contingency reserves                   (1)     --      12
     Other, net                                             --      --      (1)
------------------------------------------------------------------------------
Effective Tax Rate                                          39%     36%     52%
==============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NOTE 15:  EARNINGS (LOSS) PER SHARE

Primary earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common and common equivalent shares outstanding, including shares held by the EPP. Common equivalent shares include the effect of outstanding stock options, if dilutive. Fully diluted earnings (loss) per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on earnings per share. Contingent increases of common stock include the potential impact of the conversion of Series A Preferred and convertible debt, which are discussed in Notes 10 and 8, respectively.


Amounts in millions, except per share amounts
Year Ended December 31,                                                                     1996        1995         1994
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing earnings (loss) per share:
Average common shares outstanding                                                           106.2       106.3        106.8
Effects of assumed exercise of stock options, if dilutive                                      .2          .2           --
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing primary earnings (loss) per share                                  106.4       106.5        106.8
Effects (when dilutive) of:
     Assumed conversion of convertible notes                                                   .4          .4           --
     Assumed conversion of Series A Preferred                                                14.1        17.8           --
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing fully diluted earnings (loss) per share                            120.9       124.7        106.8
==========================================================================================================================
Net income (loss) for earnings (loss) per share:
Income (loss) from continuing operations                                                     $982        $513        $(410)
Less dividends on preferred stock*                                                             68          69           62
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations for primary earnings (loss) per share                914         444         (472)
Add dividends on Series A Preferred, when dilutive*                                            36          49           --
--------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations for fully diluted earnings (loss) per share          950         493         (472)
Income (loss) from discontinued operations, net of taxes                                      (75)        (56)          11
Loss on disposal of Basis Petroleum, net of tax benefit of $215                              (290)         --           --
--------------------------------------------------------------------------------------------------------------------------
Net income (loss) for fully diluted earnings (loss) per share                               $ 585       $ 437        $(461)
==========================================================================================================================
Earnings (loss) per share of common stock:
Primary earnings (loss) from continuing operations                                          $8.59       $4.17       $(4.41)
Discontinued operations                                                                      (.71)       (.53)         .10
Loss on disposal of Basis Petroleum                                                         (2.72)         --           --
--------------------------------------------------------------------------------------------------------------------------
Primary earnings (loss)                                                                     $5.16       $3.64       $(4.31)
==========================================================================================================================
Fully diluted earnings (loss) from continuing operations                                    $7.85       $3.95       $(4.41)
Discontinued operations                                                                      (.62)       (.45)         .10
Loss on disposal of Basis Petroleum                                                         (2.39)         --           --
--------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss)                                                               $4.84       $3.50       $(4.31)
==========================================================================================================================

* Dividends on preferred stock are adjusted for the aftertax impact of interest rate swaps that effectively convert the Company's fixed rate dividends to variable rate.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 16:  SECURITIES PLEDGED AND LEASE COMMITMENTS


REPURCHASE AGREEMENTS, SECURITIES PLEDGED AND LETTERS OF CREDIT

At December 31, 1996, the approximate market values of securities sold under agreements to repurchase, excluding the impact of FIN 41, or pledged by the Company were:

Dollars in millions
------------------------------------------------------------------------------
For securities sold under agreements to repurchase                    $ 89,466
As collateral for securities borrowed of
     approximately equivalent value                                     37,576
As collateral for bank loans                                             3,195
To clearing organizations or segregated under securities
     laws and regulations                                                1,998
For securities loaned                                                    1,593
As collateral for letters of credit                                        127
Other                                                                       65
------------------------------------------------------------------------------
Repurchase agreements and securities pledged                          $134,020
==============================================================================



At December 31, 1996, the Company had $2.3 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.


LEASE COMMITMENTS

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2010. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1996. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors.

                                   7 World Trade       All Other
Dollars in millions                    Center           Leases
-------------------------------------------------------------------------------
       1997                            $ 42              $ 29
       1998                              42                26
       1999                              42                20
       2000                              42                11
       2001                              46                 9
       Thereafter                       425                36
-------------------------------------------------------------------------------
       Minimum future rentals          $639              $131
===============================================================================

Minimum future rentals include $22 million related to space the Company has vacated or intends to vacate. The Company has provided reserves based on these amounts. Rent expense under operating leases from continuing operations totaled $77 million, $86 million and $73 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          NOTE 17:  LEGAL PROCEEDINGS

The Company is a defendant in lawsuits incidental to its securities and commodities businesses and, as a result of such activities is subject to ongoing legal risk. In connection with its discontinued commodities processing operations, the Company and certain of its subsidiaries are subject to claims asserted by the U.S. Environmental Protection Agency, certain state agencies and private parties in connection with environmental matters. Management of the Company, after consultation with outside legal counsel, believes that the ultimate resolution of legal proceedings and environmental matters (net of applicable reserves) will not have a material adverse effect on the Company's financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.



   NOTE 18:  FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

The Company and its subsidiaries enter into a variety of contractual commitments, such as swaps, swap options, cap and floor agreements, futures contracts, forward currency contracts, forward purchase and sale agreements, option contracts and warrants. These transactions generally require future settlement, and are either executed on an exchange or traded as OTC instruments. Contractual commitments have widely varying terms, and durations that range from a few days to a number of years depending on the instrument.

Interest rate swaps are OTC instruments where two counterparties agree to exchange periodic interest payment streams calculated on a predetermined notional principal amount. The most common interest rate swaps involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of swaps include basis swaps, cross-currency swaps, equity swaps and commodity swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates. Cross-currency swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional amount based on changes in the values of a referenced index, such as the Standard & Poor's 500 Index. Commodity swaps involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price, throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities.

Caps are contractual commitments which require the writer to pay the purchaser an excess amount, if the reference rate exceeds a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract. Swap options are OTC contracts that entitle the holder to either enter into an interest rate swap at a future date or to cancel an existing swap at a future date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset ("initial margin") that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets ("variation margin") may be required to be deposited daily as the mark-to-market value of the futures contract fluctuates. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC contractual commitments to purchase or sell a specified amount of financial instruments, foreign currency, or commodities at a future date at a predetermined price. The notional amount for forward securities contracts represents the amount of cash that will be paid or received by the counterparties when the contract settles. Upon settlement, the security is recorded on the Statement of Financial Condition as either long or short inventory.

Option contracts are contractual agreements which give the purchaser the right, but not the obligation, to purchase or sell a financial instrument, commodity, or currency at a predetermined price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instruments except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. The Company is obligated to post margin for options on futures. Option contracts may be either exchange-traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation, are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of non-performance. The Company issues warrants that entitle holders to cash settlements on exercise based upon movements in market prices of specific financial instruments, foreign exchange rates, equity indices and certain commodities. Warrants have characteristics similar to those of options whereby the buyer has the right, but not the obligation, to purchase a certain instrument at a specific future date and price.

The Company also sells various financial instruments and commodities which have not been purchased ("short sales"). The Company borrows these securities, or receives the securities or collateral in conjunction with short-term financing agreements, in order to sell them short and, at a later date, must deliver (i.e., replace) like or substantially the same financial instruments or commodities to the parties from which they were originally received. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability, would increase and revenues from principal transactions would be reduced.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The way in which the Company accounts for and presents contractual commitments in its financial statements depends on both the type and purpose of the contractual commitment held or issued. As discussed in the Summary of Accounting Policies, the Company records all contractual commitments used for trading purposes, including those used to hedge trading positions, at market or fair value. Consequently, changes in the amounts recorded in the Company's Consolidated Statement of Financial Condition resulting from movements in market or fair value are included in "Principal transactions" in the period in which they occur. The accounting and reporting treatment of contractual commitments used for non-trading purposes varies, depending on the nature of exposure being hedged (see Summary of Accounting Policies). Contractual commitments and short sales may expose the Company to both market risk and credit risk in excess of amounts recorded on the Consolidated Statement of Financial Condition. These off-balance-sheet risks are discussed in more detail below.


MARKET RISK

Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives and short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affect the level of market risk. In addition, the activities of Phibro subject the Company to the market risk of commodities. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by setting risk limits and monitoring the effectiveness of its hedging policies and strategies.

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, require the disclosure of the notional amounts of derivative financial instruments, distinguishing between those used for trading purposes and those used for purposes other than trading. Notional amounts and additional detail of the market or fair values of financial options and contractual commitments recorded on the Consolidated Statement of Financial Condition at December 31, 1996 and 1995 are set forth in the Consolidated Summary of Options and Contractual Commitments that immediately follows the Consolidated Statement of Financial Condition. The determination of notional amounts does not consider any of the market risk factors discussed above. Notional amounts are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's Consolidated Statement of Financial Condition. For all of these reasons, the interpretation of notional amounts as a measure of market risk could be materially misleading.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The annual average balances of the Company's options and contractual commitments, based on month-end balances are as follows:

                                                1996                1995
                                         ------------------- -------------------
                                         Average   Average   Average   Average
Dollars in billions                       Assets Liabilities  Assets Liabilities
--------------------------------------------------------------------------------
Swaps, swap options, caps and floors       $3.5      $5.4      $4.0      $6.5
Index and equity contracts and options      1.3       1.1       1.2        .8
Foreign exchange contracts and options       .7        .8        .9       1.0
Other                                        .5        .6        .5        .6
--------------------------------------------------------------------------------
Total financial options and contractual
      commitments                          $6.0      $7.9      $6.6      $8.9
--------------------------------------------------------------------------------
Commodities-related instruments            $ .4      $ .3      $ .5      $ .5
================================================================================


CREDIT RISK

Salomon Brothers regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Phibro regularly transacts business with independent and government-owned oil producers, a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Master netting agreements enable the Company to net certain assets and liabilities by counterparty. The Company also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. The Company may require counterparties to pledge additional collateral when deemed necessary.

Salomon Brothers enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. Salomon Brothers generally controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the G-7 governments or their agencies that may be liquidated in the event of counterparty default.


CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of issuers or counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis. The Company's largest single concentration of credit risk is with securities issued by the U.S. government and its agencies which totaled $45.1 billion at both December 31, 1996 and 1995. With the addition of U.S. government and U.S. government agency securities pledged as collateral by counterparties in connection with collateral-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ized financing activity, the Company's total holdings of U.S. government securities were $80.3 billion or 39% of the Company's total assets at December 31, 1996 and $79.8 billion or 41% of total assets at December 31, 1995. Similarly, concentrations with non-U.S. governments totaled $75.1 billion at December 31, 1996 and $67.5 billion at December 31, 1995. These consist predominantly of securities issued by the governments of major industrial nations.

Remaining concentrations arise principally from contractual commitments with counterparties in financial or commodities-related transactions involving future settlement and fixed income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1996 or 1995. North America and Europe represent the largest geographic concentrations. Among industries, other major derivatives dealers represent the largest group of counterparties. Salomon Inc has a three-year credit support agreement with Genesis Energy, L.P., pursuant to which it provides Genesis with working capital support of up to $550 million through June 30, 1997, $500 million for the remainder of 1997, $400 million in 1998 and $300 million until December 31, 1999.


                        NOTE 19:  FAIR VALUE INFORMATION

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of the fair value of all financial instruments. The following information is presented to help users gain an understanding of the relationship between the amounts reported in the Company's financial statements and the related market or fair values. Specific accounting policies are discussed in the Summary of Accounting Policies.

At December 31, 1996, $193 billion or 99% of the Company's total assets and $180 billion or 95% of the Company's total liabilities were carried at either market or fair values or at amounts which approximate such values. At December 31, 1995, $185 billion or 98% of the Company's total assets and $174 billion or 95% of the Company's total liabilities were carried at market value or fair value or at amounts that approximate such values. Financial instruments recorded at market or fair value include cash and interest bearing equivalents, financial instruments used for trading purposes, including financial options and contractual commitments, and commodities and related instruments used for trading purposes, including options and contractual commitments.

Financial instruments recorded at contractual amounts that approximate market or fair value include collateralized short-term financing agreements, receivables, short-term borrowings, payables, and variable rate term debt. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

The following table reflects financial instruments which are recorded at contractual or historical amounts that do not necessarily approximate market or fair value. Such instruments include U.S. dollar denominated CMOs and the assets securing U.S. dollar denominated CMOs, the Company's fixed rate term debt, as well as the fair value of derivative instruments which are used for non-trading, or end user, purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               1996                                   1995
                                                     Assets          Liabilities             Assets          Liabilities
                                              -------------------------------------   -------------------------------------
Dollars in billions                           Carrying     Fair   Carrying     Fair   Carrying     Fair   Carrying     Fair
December 31,                                    Value     Value     Value     Value     Value     Value     Value     Value
---------------------------------------------------------------------------------------------------------------------------
Financial instruments recorded at
     contractual amounts or historical
     amounts that do not necessarily
     approximate market or fair value:
     Assets securing U.S. dollar
        denominated CMOs (fixed rate)          $ .4       $ .5                          $ .6       $ .8
     U.S. dollar denominated CMOs
        (fixed rate)                                                $ .4       $ .4                         $ .6       $ .7
     Fixed rate term debt                                            9.4        9.6                          8.7        9.1
Derivatives used for non-trading purposes      $ --       $ .5      $ --       $ .2     $ --       $ .7     $ --       $ .2
===========================================================================================================================

The fair value of fixed rate term debt has been estimated by using a discounted cash flow analysis. The Company's U.S. dollar denominated fixed rate CMOs and assets securing U.S. dollar denominated fixed rate CMOs are carried at their contractual amounts. At December 31, 1996 and 1995, prevailing interest rates and prepayments resulted in the fair value of the liabilities associated with such CMOs exceeding their carrying amount. The fair value of assets securing the dollar denominated CMOs also exceeded their carrying value at December 31, 1996 and 1995. CMOs and the assets which secure them should not be viewed independently. Taken together, the fair value of the Company's dollar denominated CMOs and the assets securing them is the present value of the difference between future cash inflows from the CMO collateral and cash outflows to service the CMOs. This difference was nominal at December 31, 1996 and 1995.


         NOTE 20:  PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

The following are condensed financial statements of Salomon Inc (Parent Company
Only):

PARENT COMPANY ONLY CONDENSED STATEMENT OF INCOME

Dollars in millions
Year Ended December 31,                               1996     1995     1994
------------------------------------------------------------------------------

Net interest and principal transactions               $101     $276    $ 129
Equity in net income (loss) of subsidiaries
       and affiliates                                  901      431     (353)
Loss on disposal of Basis Petroleum                   (505)      --       --
General, administrative and other expenses            (113)    (237)    (208)
------------------------------------------------------------------------------
Income (loss) before income taxes                      384      470     (432)
Income tax expense (benefit)                          (233)      13      (33)
------------------------------------------------------------------------------
Net income (loss)                                     $617     $457    $(399)
==============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY CONDENSED STATEMENT OF FINANCIAL CONDITION

Dollars in millions
December 31,                                         1996             1995
-------------------------------------------------------------------------------

Assets:

Cash and interest bearing equivalents                   $    3          $    14
Financial instruments                                       30               29
Commodities and related products
       and instruments                                      --              746
Receivables                                                462              429
Receivables from subsidiaries:
     Salomon Brothers Holding Company Inc      $14,332          $11,479
     Basis Petroleum, Inc.*                        400              530

     Phibro Inc.                                   254               --
     Other subsidiaries                             31              168
                                               -------          -------
                                                        15,017           12,177

Investments in subsidiaries:
     Salomon Brothers Holding Company Inc        4,018            4,731
     Basis Petroleum, Inc.*                         --              299
     Phibro Inc.                                    86               --
     Other subsidiaries                             12               75
                                               -------          -------
                                                         4,116            5,105
Property, plant and equipment, net                         252              285
Other assets                                                84               55
-------------------------------------------------------------------------------
Total assets                                           $19,964          $18,840
===============================================================================

Liabilities and stockholders' equity:
Short-term borrowings                                  $ 2,023          $ 1,751
Financial and commodities-related instruments
     sold, not yet purchased, and
     contractual commitments                               542              296
Other liabilities                                          297              475
Term debt                                               11,469           11,615
Subordinated debt payable to SI Financing Trust I          356               --
                                                       -------          -------
     Total liabilities                                  14,687           14,137
Redeemable preferred stock, Series A                       420              560
Stockholders' equity                                     4,857            4,143
-------------------------------------------------------------------------------
Total liabilities and stockholders' equity             $19,964          $18,840
===============================================================================

* 1996 amounts include the effects of the loss on the disposal of Basis Petroleum. At December 31, 1996, Basis had $90 million of payables to other affiliates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY CONDENSED STATEMENT OF CASH FLOWS

Dollars in millions
Year Ended December 31,                               1996     1995     1994
-------------------------------------------------------------------------------

Cash flows from financing activities:
   Issuance of term debt                             $3,969   $2,679   $6,115
   Redemption of preferred stock, Series C             (112)      --       --
   Redemption of redeemable preferred stock,

         Series A                                        --     (140)      --
   Term debt maturities and repurchases              (3,980)  (4,898)  (2,891)
   Net increase (decrease) in short-term borrowings     272     (313)    (381)
   Issuance of preferred stock, Series E                250       --       --
   Purchase of common stock for treasury                (49)      (2)    (252)
   Dividends                                           (136)    (137)    (128)
   Employee stock purchase and option plans               4       15       13
-------------------------------------------------------------------------------
Net cash provided by (used in) financing activities     218   (2,796)   2,476
-------------------------------------------------------------------------------
Cash flows from investing activities:
   Net (increase) decrease in receivables
         from subsidiaries                           (2,616)   2,881   (2,783)
   Dividends received from subsidiaries               1,629      206      418
   Capital infusions and other capital transactions
         with subsidiaries                             (154)     (69)      --
   Purchases of property, plant and equipment            (3)      (4)     (11)
-------------------------------------------------------------------------------
Net cash provided by (used in) investing
   activities                                        (1,144)   3,014   (2,376)
-------------------------------------------------------------------------------
Net cash provided by (used in) operating and
   other activities                                     915     (211)     (99)
-------------------------------------------------------------------------------
Net increase (decrease) in cash and interest
   bearing equivalents                                  (11)       7        1
Cash and interest bearing equivalents at
   beginning of year                                     14        7        6
-------------------------------------------------------------------------------
Cash and interest bearing equivalents at
   end of year                                       $    3   $   14   $    7
===============================================================================


BASIS OF PRESENTATION

The accompanying Condensed Financial Statements include the accounts of Salomon Inc (Parent Company Only). On January 1, 1996, the commodities dealer businesses conducted by the Phibro Division of Salomon Inc (Parent Company Only) was transferred to the Company's wholly-owned subsidiary, Phibro Inc. Therefore, 1996 results for Phibro, including activities previously conducted by the Phibro Division, are included in equity in net income (loss) of subsidiaries and affiliates in the Parent Company Only Condensed Statement of Income.

Investments in subsidiaries are accounted for under the equity method. For information regarding the Company's term debt see Note 8.

                         SALOMON INC AND SUBSIDIARIES

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in millions, except per share amounts                       DECEMBER            SEPTEMBER           JUNE           MARCH
Three Months Ended                                                     31                  30                30              31
-----------------------------------------------------------------------------------------------------------------------------------
1996
Revenues from continuing operations:
  Interest and dividends                                            $1,374              $1,366              $1,436         $1,572
  Principal transactions                                               448                 307                 584            651
  Investment banking                                                   234                 187                 251            181
  Commissions                                                           92                  69                  75             90
  Other                                                                 51                  56                  11             11
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                      $2,199              $1,985              $2,357         $2,505
Revenues, net of interest expense                                   $1,053              $  853              $1,223         $1,238
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
  before income taxes by business unit:
    Salomon Brothers                                                $  296              $  176              $  525         $  368
    Phibro                                                              57                   7                 (17)           145
    Corporate and Other                                                 12                  49                 (11)             3
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                  365                 232                 497            516
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                      234                 140                 298            310
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   $  (62)             $  112              $  291         $  276
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share -
  Primary from continuing operations                                $ 2.03              $ 1.15              $ 2.65         $ 2.75
  Primary                                                            (0.71)               0.88                2.58           2.44
  Fully diluted from continuing operations                            1.88                1.08                2.40           2.49
  Fully diluted                                                      (0.71)               0.85                2.34           2.21
===================================================================================================================================
1995
Revenues from continuing operations:
  Interest and dividends                                            $1,858              $1,610              $1,944         $1,609
  Principal transactions                                               268                 691                (252)           370
  Investment banking                                                   168                 128                 154             22
  Commissions                                                           80                  82                  81             89
  Other                                                                 14                  16                   9             12
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                      $2,388              $2,527              $1,936         $2,102
Revenues, net of interest expense                                   $  847              $1,179              $  390         $  783
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
  before income taxes by business unit:
    Salomon Brothers                                                $  207              $  381              $   56         $   60
    Phibro                                                              56                  68                (162)           123
    Corporate and Other                                                  3                  (1)                  6              2
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes           266                 448                (100)           185
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                               187                 274                 (60)           112
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   $  168              $  268              $  (60)        $   81
===================================================================================================================================
Earnings (loss) per common share -
  Primary from continuing operations                                $ 1.61              $ 2.41              $(0.73)        $ 0.88
  Primary                                                             1.42                2.36               (0.73)          0.59
  Fully diluted from continuing operations                            1.48                2.15               (0.73)          0.85
  Fully diluted                                                       1.32                2.10               (0.73)          0.59
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share for quarterly periods are based on average common shares outstanding in individual quarters; thus, the sum of earnings (loss) per share of the quarters may not equal the amounts reported for the full year.

                        SALOMON INC AND SUBSIDIARIES

              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL INFORMATION

Dollars in millions, except per share amounts
For the Year Ended December 31,                                       1996          1995          1994          1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Revenues:
  Principal transactions, including net interest
    and dividends                                                   $  3,059      $  2,344     $    469    $  3,072      $  3,189
  Investment banking                                                     853           472          486         791           450
  Commissions and other                                                  455           383          366         306           221
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                      4,367         3,199        1,321       4,169         3,860
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
  Compensation and employee-related                                    2,039         1,710        1,455       1,871         1,610
  Other noninterest expenses                                             718           690          715         787           962
  Charge relating to U.S. Treasury auction matters                         -             -            -           -           185
------------------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                             2,757         2,400        2,170       2,658         2,757
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes
  and cumulative effect of change in accounting principles             1,610           799         (849)      1,511         1,103
Income tax expense (benefit)                                             628           286         (439)        619           524
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before cumulative
  effect of change in accounting principles                              982           513         (410)        892           579
Income (loss) from discontinued operations, net of taxes                (365)          (56)          11         (28)          (29)
Cumulative effect of change in accounting principles,
  net of tax benefit of $28                                                -             -            -         (37)           -
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   $    617      $    457     $   (399)   $    827      $    550

====================================================================================================================================
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles
  by business unit:
    Salomon Brothers                                                $  1,365      $    704     $   (963)   $  1,575      $  1,390
    Phibro                                                               192            85           81         (15)         (194)
    Corporate and Other                                                   53            10           33         (49)          (93)
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes
  and cumulative effect of change in accounting principles          $  1,610      $    799     $   (849)   $  1,511      $  1,103
====================================================================================================================================
At year-end:
Total assets                                                        $194,881      $188,428     $172,452    $184,835      $159,459
Term debt                                                             13,370        13,045       15,202      11,692         8,533
Redeemable preferred stock, Series A                                     420           560          700         700           700
Perpetual preferred stock and TRUPS*                                     795           312          312         312           112
Common equity                                                          4,407         3,831        3,480       4,234         3,519
====================================================================================================================================

Salomon Brothers' 1994 results include fourth quarter pretax charges of $278 million to correct unsupported general ledger balances. Results for 1994 include an income tax benefit of $102 million resulting from the reversal of certain reserves previously established for tax contingencies. Salomon Brothers' 1992 results include a pretax charge of $185 million related to the U.S. Treasury auction and related matters.

*Guaranteed preferred beneficial interests in Company subordinated debt securities ("TRUPS") totaled $345 million at December 31, 1996.

                        SALOMON INC AND SUBSIDIARIES


Dollars in millions, except per share amounts
For the Year Ended December 31,                                             1996        1995      1994          1993        1992
-----------------------------------------------------------------------------------------------------------------------------------
Per common share:
Primary earnings (loss):
  From continuing operations before cumulative effect of
    change in accounting principles                                       $ 8.59       $ 4.17      $(4.41)     $ 7.59      $ 4.43
  Discontinued operations                                                  (3.43)        (.53)        .10        (.25)       (.25)
  Cumulative effect of change in accounting principles                         -            -         -          (.33)        -
-----------------------------------------------------------------------------------------------------------------------------------
Primary earnings (loss)                                                   $ 5.16       $ 3.64      $(4.31)     $ 7.01      $ 4.18
-----------------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss):

  From continuing operations before cumulative effect of
    change in accounting principles                                       $ 7.85       $ 3.95      $(4.41)     $ 6.79      $ 4.27
  Discontinued operations                                                  (3.01)        (.45)        .10        (.22)       (.22)
  Cumulative effect of change in accounting principles                         -            -           -        (.29)          -
-----------------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss)                                             $ 4.84       $ 3.50      $(4.31)     $ 6.28      $ 4.05
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                                            $  .64       $  .64      $  .64      $  .64      $  .64
High market price                                                             49       43 1/4      52 3/4      51 7/8          39
Low market price                                                          34 7/8       32 1/4          35      34 3/8      26 5/8
Ending market price                                                       47 1/8       35 3/8      37 1/2      47 5/8      38 1/8
Book value                                                                 40.03        35.84       32.65       37.93       32.06
===================================================================================================================================
Selected ratios:
Return on average common stockholders' equity
  from continuing operations:*
    Primary                                                                 23.7%        13.6%      (13.2)%      25.1%       16.2%
    Fully diluted                                                           21.7%        12.5%      (13.2)%      21.7%       14.9%
Market/book ratio                                                           1.18          .99        1.15        1.26        1.19
===================================================================================================================================
Other data:
Common shares outstanding (in millions)                                    109.0        106.4       105.8       110.6       109.8
Salomon Brothers' full-time employees                                      6,808        6,409       6,950       6,339       6,481
Salomon Inc's full-time employees**                                        7,146        7,007       7,562       6,880       6,844
===================================================================================================================================

 * Before cumulative effect of change in accounting principles. Excludes the impact of income (loss) from discontinued operations and the average equity of Basis Petroleum for all periods.
** Excludes Basis' employees of 1,468; 1,432; 1,408; 1,663 and 1,702, respectively.

                                SALOMON INC

                             COMMON STOCK DATA

The Company's stock is listed on the New York Stock Exchange, Inc. (trading symbol SB). As of February 28, 1997, there were 11,372 holders of record.

The ranges of market prices and cash dividends paid on common stock for each quarterly period during 1996 and 1995 were as follows:

                                                   1996                                                 1995
                                 -----------------------------------------            -----------------------------------------
                                          Market Price                                        Market Price
                                 ----------------------------                         ---------------------------
                                                                 Dividends                                            Dividends
Three Months Ended                High        Low        End     Per Share             High       Low        End      Per Share
-------------------------------------------------------------------------------------------------------------------------------
March 31                        $39 1/4     $34 7/8     $37 1/2      $.16             $40 1/8    $32 1/4    $33 7/8        $.16
June 30                          44 1/4      36 1/8      44           .16              43 1/4     33 1/4     40 1/8         .16
September 30                     46 7/8      38          45 5/8       .16              41 1/8     34 3/4     38 1/2         .16
December 31                      49          44 1/8      47 1/8       .16              40 5/8     33 7/8     35 3/8         .16
-------------------------------------------------------------------------------------------------------------------------------
                                                                     $.64                                                  $.64
                                                                     ====                                                  ====